AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2007
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SECURUS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	20-0673095
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14651 Dallas Parkway, Suite 600
Dallas, Texas 75254-8815
(972) 277-0300
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Keith Kelson
Chief Financial Officer
14651 Dallas Parkway, Suite 600
Dallas, Texas 75254-8815
(972) 277-0300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent For Service)

With copies to:

Jorge L. Freeland, Esq.
White & Case LLP
200 S. Biscayne Blvd., Suite 4900
Miami, Florida 33131
(305) 371-2700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, of 1933, as amended (the “Securities Act”) check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to Be	Offering	Aggregate	Registration
Securities to Be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee
11% Second-priority Senior Secured Notes due 2011	$40,268,000	100%	$40,268,000	$1,236
Guarantees of 11% Second-priority Senior Secured Notes due 2011(2)	(3)	(3)	(3)	(4)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	See inside facing page for table of additional registrants which are providing the guarantees being registered hereby.

(3)	No separate consideration will be received for the guarantees of the 11% Second-priority Senior Secured Notes due 2011.

(4)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

	State or Other	Primary Standard
	Jurisdiction of	Industrial	IRS Employer
Exact Name of Subsidiary Registrant as	Incorporation or	Classification	Identification
Specified in its Charter(1)	Organization	Code Number	Number

T-NETIX, INC.	DE	4899	84-1037352
Telequip Labs, Inc.	NV	4899	75-2212916
T-NETIX Telecommunications Services, Inc.	TX	4899	84-1051608
Evercom Holdings, Inc.	DE	4899	27-0062736
Evercom, Inc.	DE	4899	75-2680266
Evercom Systems, Inc.	DE	4899	75-2722144
Syscon Justice Systems, Inc.	CA	7373	20-2912432
Modeling Solutions LLC	NV	7373	20-4883164
Modeling Solutions , LLC	WI	7373	30-0338492
Syscon Justice Systems Canada Ltd.	British Columbia	7373	N/A

(1)	The address of the principal executive office of Syscon Justice Systems Canada Ltd., Syscon Justice Systems Limited and Syscon Justice Systems Pty Limited is 230-8211 Sea Island Way, Richmond, BC V6X 2W3. The address of the principal executive office for each other additional registrant is 14651 Dallas Parkway, Suite 600, Dallas, Texas 75254-8815 and its telephone number is (972) 277-0300. The name and address and telephone number of the agent for service of process for each of the additional registrants is the same as for Securus Technologies, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2007
PROSPECTUS

$40,268,000

SECURUS TECHNOLOGIES, INC.

Offer to Exchange

$40,268,000 principal amount of its 11% Second-priority Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, or the Securities Act, for any and all of its outstanding 11% Second-priority Senior Secured Notes due 2011 issued in a private offering on June 29, 2007, which we refer to as the 2007 notes, and $268,000 aggregate principal amount of our 11% second priority Senior Secured Notes due 2011 issued in a private offering on September 9, 2004, which we refer to as the 2004 notes.

We are offering to exchange all of the outstanding 2007 notes in exchange for our registered 11% Second-priority Senior Secured Notes due 2011, which we refer to as the 2007 exchange notes, and all of the outstanding 2004 notes for registered 11% Second-priority Senior Secured Notes due 2011, which we will issue under an existing CUSIP and which we refer to as the 2004 exchange notes. We refer to the 2007 notes and the 2004 notes collectively as the old notes, and the 2007 exchange notes and the 2004 exchange notes collectively as the exchange notes. The 2007 exchange notes and the 2004 exchange notes will be issued under different CUSIP numbers. We are also hereby offering the subsidiary guarantees of the exchange notes, which are described herein. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933, and therefore, will be freely transferable. Interest on the 2007 exchange notes will accrue from June 29, 2007 and interest on the 2004 exchange notes will accrue from March 1, 2007, each at 11% per annum, and shall be payable semi-annually on each March 1 and September 1 commencing on September 1, 2007. The notes will mature on September 1, 2011.

The exchange notes will be issued under, and entitled to the benefits of, the same indenture under which the old notes were issued and will be guaranteed on a joint and several basis by all of our current domestic subsidiaries and certain of our current foreign subsidiaries and our future domestic subsidiaries on an unconditional basis. The exchange notes will be secured by a second-priority lien, subject to certain exceptions and permitted liens, on certain of our and our subsidiary guarantors’ existing and future assets and a pledge of the capital stock of certain of our guarantors.

The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., Eastern Standard time, on , 2007, unless extended. We do not currently intend to extend the exchange offer.

•	We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that we have registered under the Securities Act.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	We believe the exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The exchange offer is subject to customary conditions, which we may waive in our sole discretion, but is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page 15.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2007.

Page

WHERE YOU CAN FIND MORE INFORMATION	ii
NOTICE TO NEW HAMPSHIRE RESIDENTS	ii
SHORTHAND REFERENCES	iii
FORWARD-LOOKING STATEMENTS	iv
INDUSTRY AND MARKET DATA	v
SUMMARY	1
RISK FACTORS	15
THE SYSCON ACQUISITION	31
THE EXCHANGE OFFER	31
USE OF PROCEEDS	44
CAPITALIZATION	45
SELECTED CONSOLIDATED FINANCIAL DATA	46
SECURUS TECHNOLOGIES, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	48
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	62
BUSINESS	80
REGULATION	95
MANAGEMENT	99
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	110
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	112
DESCRIPTION OF OUR OTHER INDEBTEDNESS	113
DESCRIPTION OF THE EXCHANGE NOTES	116
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	161
PLAN OF DISTRIBUTION	162
LEGAL MATTERS	163
EXPERTS	163
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
EX-3.15 Certificate of Incorporation (Syscon Canada)
EX-3.16 Articles of Syscon Justice Systems Canada
EX-3.17 Certificate of Incorporation (Syscon International)
EX-3.18 Articles of Association (Syscon International)
EX-3.19 Memorandum of Incorp. (Syscon Int'l Pty)
EX-3.20 Constitution of Syscon (International Pty)
EX-3.21 Articles of Incorp. Syscon Justice Systems
EX-3.22 Bylaws of Syscon Justice Systems
EX-3.23 Articles of Organiz. of Modeling Solutions LLC
EX-3.24 Operating Agreement of Modeling Solutions LLC
EX-3.25 Articles of Org. - Modeling Solutions, LLC
EX-3.26 Operating Agreement Modeling Solutions, LLC
EX-4.2.2 Supplemental Indenture dated June 29, 2007
EX-4.4 Amended and Restated Security Agreement
EX-4.4.1 Supplement to Amended Security Agreement
EX-4.5 Amended and Restated Patent Security Agreement
EX-4.6 Amended and Restated Copyright Security Agreement
EX-4.7 Amended and Restated Trademark Security Agreement
EX-4.8 Amended and Restated Pledge Agreement
EX-4.8.1 Supplement to Amended Restated Pledge Agreement
EX-4.10.1 First Amendment to Subordination and Intercreditor Agreement
EX-4.13 Form of 11% Senior Secured Notes due 2011
EX-4.15 Security Agreement, dated June 29, 2007
EX-4.16 Pledge Agreement, dated June 29, 2007
EX-4.17 Trademark Security Agreement, dated June 29, 2007
EX-4.18 Copyright Security Agreement, dated June 29, 2007
EX-5.1 Opinion of White & Case LLP
EX-12 Computation of Ratio of Earnings to Fixed Charges
EX-21 Schedule of Subsidiaries of Securus
EX-23.1 Consent of KPMG LLP
EX-23.2 Consent of KPMG LLP
EX-25 Statement of Eligibility of Trustee
EX-99.1 Form of Letter of Transmittal
EX-99.2 Notice of Guaranteed Delivery
EX-99.3 Letter to Clients
EX-99.4 Letter to Registered Holders
EX-99.5 Form of Instructions to Registered Holder
EX-99.6 Form of Exchange Agent Agreement

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, or Exchange Act. We are required to file periodic and current reports and other information with the Securities and Exchange Commission, or the SEC. You may read any of our filings and, for a fee, copy any document that we file with the SEC at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents may also be obtained at prescribed rates from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain the documents that we file electronically from the SEC’s website at http://www.sec.gov. The indenture governing the notes requires us to file periodic reports and other information required to be filed under the Exchange Act with the SEC and provide such information to you, upon request, regardless of whether we are subject to the reporting requirements of the Exchange Act. The reports we will file will contain financial information that will be examined and reported on by independent accountants to the extent required by the Exchange Act. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated in and do not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-4 with respect to the exchange notes offered by this prospectus. This prospectus is part of the registration statement and, as permitted by the SEC’s rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to exhibits that are a part of the registration statement for a copy of the contract or other document and a more complete understanding of the contract or document. We refer you to the Form S-4 for further information regarding Securus and the securities offered in this prospectus.

You can obtain a copy of the indenture, registration rights agreement and other agreements referred to in this prospectus at no charge upon written or oral request directed to: Securus Technologies, Inc., 14651 Dallas Parkway, Suite 600, Dallas, Texas 75254-8815, Attention: Corporate Secretary, telephone (972) 277-0300. To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., Eastern Time, on          , 2007, unless we extend the offer. See the caption “The Exchange Offer” for more detailed information.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE, AS AMENDED, NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

SHORTHAND REFERENCES

In this prospectus, we use the following terms for ease of reference, unless stated otherwise or it is otherwise evident from the context:

•	“Securus,” “our company,” “we,” “us” and “our” each refer to Securus Technologies, Inc. and its subsidiaries on a consolidated basis;

•	“Syscon” refers to Syscon Holdings, Ltd. and its subsidiaries on a consolidated basis;

•	“T-Netix” refers to T-NETIX, Inc. and its subsidiaries on a consolidated basis;

•	“Evercom” refers to Evercom Holdings, Inc. and its subsidiaries on a consolidated basis;

•	the “issuer” refers to Securus, as the issuer of the old notes and the exchange notes;

•	“H.I.G.” refers to H.I.G. Capital, LLC and its affiliates;

•	our “equity investors” refers to H.I.G. and the other parties to our stockholders’ agreement. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions”;

•	“transactions” refers to the acquisition of Syscon, the issuance of the 2007 notes, and the use of proceeds therefrom. See “The Syscon Acquisition,” and “Use of Proceeds”;

•	“fiscal 2006” refers to the twelve-month period ended December 31, 2006;

•	“notes” refers to the 2007 notes, the 2004 notes, and the exchange notes.

•	“pro forma” or “on a pro forma basis,” when used to describe our operations or financial condition, refers to our operations or financial condition, after giving effect to the acquisition of Syscon and the issuance of the 2007 notes and the use of proceeds therefrom as if they had occurred on January 1, 2006, for the results of operations data, and on March 31, 2007 for the balance sheet data; and

•	“SEC” refers to the Securities and Exchange Commission.

•	“2007 exchange notes” refers to the 11% Second-priority Senior Secured Notes exchanged for 2007 notes.

•	“2004 exchange notes” refers to the 11% Second-priority Senior Secured Notes exchanged for 2004 notes.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward looking statements” for purposes of this prospectus, including, without limitation, statements as to transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to, the following:

•	our substantial amount of debt and our need for a significant amount of cash to service and repay our debt, including the exchange notes;

•	our ability to incur more debt, including secured debt, some or all of which may effectively rank senior to the notes and the guarantees;

•	restrictive covenants in the indenture, our working capital facility, and our senior subordinated debt agreements;

•	competition in our industry and in the communications industry generally;

•	our ability to adapt successfully to new technologies, to respond effectively to customer requirements or to provide new products and services;

•	dependence on third party vendors for our information and billing systems;

•	the integration of Syscon;

•	loss of major partners or customers and the risks of government contracts;

•	our ability to protect our proprietary technology;

•	system failures;

•	control by our equity investors, whose interests may differ from yours or from each other, and who may decide to exit their investment in us;

•	our ability to attract and retain qualified management and other personnel;

•	extensive government legislation and regulations that apply to us and the telecommunications industry; and

•	our ability to adapt to changes in state and federal regulations that apply to the inmate telecommunications industry.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk Factors” in this prospectus.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

INDUSTRY AND MARKET DATA

Industry and market data and other information used throughout this prospectus are based on independent industry publications, government publications, publicly available information, reports by market research firms or other published independent sources. Some data are also based on estimates made by our management, which are derived from their review of internal surveys and industry knowledge. Although we believe these sources are reliable, we have not independently verified the information, and we cannot guarantee its accuracy or completeness.

v

SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in the exchange notes.

Our Company

We are one of the largest independent providers of inmate communications services to correctional facilities operated by city, county, state and federal authorities and other types of confinement facilities such as juvenile detention centers, private jails and halfway houses in the United States and Canada. As of March 31, 2007, we provided service to approximately 2,900 correctional facilities in the United States and Canada and processed approximately 14 million calls per month. With 50 patents and over 80 patent applications filed or in process, we believe we are the leading technology innovator in the inmate communications industry. On June 29, 2007, we acquired Syscon Holdings, Ltd, a leading provider of offender management software for the corrections industry, for $41 million in cash at closing, 45,604 shares of our common stock (representing 6.5% of our currently outstanding common stock on a fully diluted basis) and additional earn outs upon the attainment of certain performance targets. After giving effect to the acquisition, we would have had pro forma operating revenues of $423.0 million, $108.7 million, and $428.5 million for the year ended December 31, 2006, the three month period ended March 31, 2007 and the 12 month period ended March 31, 2007, respectively. See “Summary unaudited pro forma combined financial and other data.”

Our core business consists of installing, operating, servicing and maintaining sophisticated call processing and communications systems in correctional facilities and providing related services. We enter into multi-year agreements (typically three to five years) directly with the correctional facilities in which we serve as the exclusive provider of telecommunications services to inmates. In exchange for the exclusive service rights, we pay a negotiated commission to the correctional facility generally based upon revenues generated by actual inmate telephone use. In addition, on larger telecommunications contracts we have historically partnered with regional bell operating companies, or RBOCs, local exchange carriers, or LECs, interexchange carriers, or IXCs, and others for which we provide our equipment and back office support, including validation, billing and collections services, and charge a fee for such services. As the RBOCs, LECs and IXCs have exited the inmate telecommunications business and such contracts have come up for renewal, we have been successful in growing our direct contract revenues with the correctional facilities rather than serving them through subcontracts with the RBOCs, LECs, and IXCs.

We also sell information management systems that work in conjunction with our communications systems and allow facilities managers and law enforcement personnel to analyze and manage data to reduce costs, prevent and solve crimes and facilitate inmate rehabilitation through a single user interface. In addition, we sell platforms and specialized equipment and services such as offender management systems, investigative tools, and bad debt risk management services based on the particular needs of the corrections industry and the requirements of the individual correctional facility. We believe that Syscon’s software represents the leading enterprise solution for the corrections industry. With the acquisition of Syscon, we believe we are positioned to offer enhanced “one stop shopping” for our existing customers by providing a more integrated and comprehensive software and communications solution to correctional facilities. Further, Syscon provides us greater access to new geographic markets where it has significant relationships.

The inmate communications industry requires highly specialized systems and related services in order to address the unique needs of the corrections industry. Security and public safety concerns require that correctional facilities have the ability to control inmate access to telephones, monitor inmate communications activity and manage all aspects of an inmate’s life during custody and while on parole. Concerns regarding fraud and the credit quality of the parties billed for inmate telephone usage have led to the development of billing and validation systems and procedures unique to this industry. Correctional facilities also have unique information technology requirements relating to managing and monitoring inmate (and probation) activity and development. These include offender management, financial applications, health and activity records as well as predictive tools for future inmate behavior. Facilities are increasingly seeking to utilize enhanced automated systems to offset the challenges of budget cuts, understaffing and prison overpopulation.

Over the last several years, we have made significant capital expenditures to develop and begin deployment of our new packet based architecture. We believe our architecture will give us a significant competitive advantage over other communications providers because it provides customers more sophisticated features at a lower cost on an expedited basis. Because we can remotely host our applications for the facilities, we can repair and upgrade products centrally rather than location by location. We believe this enables us to offer new features system-wide at a reduced time interval and lower cost, and on a more reliable basis, than our competitors. We believe our new architecture will significantly reduce our future capital expenditures and operating costs as we will have less equipment to purchase and maintain at our customers’ facilities. We have implemented our architecture in more than 100 customer installations and have experienced lower costs and greater customer satisfaction for those installations. We believe that the increased capability, flexibility, reliability and call clarity of our new technology platform, and the reduction in future capital expenditures and operating costs, will allow us to aggressively pursue new customers by offering a broader range of services at a lower cost than our competitors while improving our gross profit margin.

We believe that we are well positioned to expand our market share by offering new and enhanced products to our existing customers, and attracting new facilities with “one stop shopping” for their communications and technology needs, at a lower cost than our competitors. As the traditional providers of inmate telecommunications, such as RBOCs, LECs and IXCs, exit the business, the larger county and state facilities will be served by independent inmate communications companies as the facilities’ contracts come up for renewal. We believe we are well positioned relative to our competitors because our lower costs resulting from our packet based architecture and proprietary bad debt risk management systems, coupled with our technological capabilities, will enable us to make attractive bids while retaining our historical direct margins.

Our Strengths

Through our strategic vision and partnerships with our customers we believe we have transformed Securus from a leading inmate telecommunications and solutions provider to a leading provider of communications and information technology, providing intelligent applications to the corrections industry. Several years ago, we committed to making significant investments in new technological and operational infrastructures to provide our customers with a broad base of intelligent and integrated communications and information management applications. We believe that our new technology infrastructure, coupled with our intelligent applications, puts us in a leadership position in the industry.

Demonstrated leadership in development of intelligent applications.  Our customers rank technology as one of the top reasons for choosing a provider and demand innovative new products to address the unique problems of their industry. Our focus on product innovation has enabled us to develop sophisticated products and services to provide a “one-stop” solution for our customers. We have developed what we believe is the broadest intellectual property portfolio in the inmate telecommunications industry, with 50 patents and more than 80 patent applications filed or in process that support our proprietary product offerings and services. We believe that our closest competitor has only four issued patents. We have been able to incorporate this technology into our key products, such as automated operators, communications systems, three-way calling detection, bad debt risk management services, revenue maximization solutions, offender management software and investigative tools. We believe that product innovation will provide us with a significant competitive advantage in attracting and retaining customers.

Robust technology infrastructure.  We believe that we have one of the most robust technology infrastructures in the inmate telecommunications industry. We have approximately 500 network termination points, 220 corporate data center servers and 2,800 servers in remote locations. Our network processes over 2,000,000 call attempts per day. Our infrastructure is supported by approximately 100 research and development and product management employees. Also, our call center has approximately 330 individuals who are dedicated exclusively to end user customer service and 305 service technicians and product managers dedicated to providing service to our correctional facilities customers. Additionally, we take a proactive approach to addressing potential deficiencies in our infrastructure through a 24 hour network operations center. For example, our network identifies, and alerts us to, potential network errors, allowing our technicians to resolve most errors before our customers experience any problems. We believe that our technology infrastructure allows us to more easily offer and implement our broad array of products to our customers more quickly and more easily than our competitors.

Low cost provider.  We believe that we are one of the lowest cost providers in our industry because of our advanced technology, our leading bad debt risk management systems and our economies of scale. We expect our packet based architecture will enable us to reduce our capital expenditure requirements and operating costs because it is centrally hosted, requires less expensive equipment to be located at customer facilities and is more cost effective to operate and upgrade. We believe that we are the leader in providing systems to manage bad debt, a leading risk to operating margins in the inmate telecommunications business. This is evidenced by our Solutions business, through which we provide our bad debt risk management and other communications products and services to our RBOC, LEC, IXC and other competitors to support their direct contracts with correctional facilities. Since the implementation of our enhanced bad debt initiatives, we have decreased our direct provisioning bad debt expense as a percentage of direct provisioning revenues from approximately 13.5% for the twelve months ended March 31, 2005, to approximately 12% for 2006. We believe that having among the lowest operating costs in the industry will provide us competitive advantages in attracting and retaining customers in an increasingly cost conscious industry.

Significant revenues under contract with high renewal rates.  Correctional facilities typically enter into long-term telecommunications contracts with us for an average contract life of approximately three to five years. For the month ended March 31, 2007, approximately 73% of our direct revenues were derived from long-term telecommunications contracts. As of March 31, 2007, the average remaining life of our long-term contracts was more than two years. Further, we have shown consistent success in renewing our contracts when they come up for renewal. During 2006, we renewed contracts representing an average of 90% of our annualized direct revenues coming up for renewal during such period. We believe that we are able to achieve high renewal rates as a result of our low cost, high quality service and leading product capabilities as well as our customers’ desire to maintain stability in their inmate telecommunications systems. Additionally, the recurring nature and stability of our customer base provides a high level of visibility in our future revenues as well as the opportunity to introduce our packet based architecture and other products to customers with whom we have existing relationships.

Positive corrections industry dynamics.  The corrections industry has experienced consistent growth over the past decade as a result of societal and political trends. According to U.S. Department of Justice statistics, the inmate population in federal and state prisons, which generally house inmates for longer terms than city and county facilities, increased from approximately 1.1 million at December 31, 1995 to approximately 1.4 million at December 31, 2005, representing an average annual growth rate of approximately 3.0%. The inmate population in city and county facilities, which generally house inmates for terms of one year or less, increased from approximately 500,000 at December 31, 1995 to approximately 750,000 at December 31, 2005, representing an average annual growth rate of approximately 4.0%. Between December 31, 1995 and December 31, 2005, the incarcerated population grew an average of 3.3% annually. After the September 11, 2001 terrorists attacks federal, state, county and local budgetary decisions were not focused on improving correctional facilities. Recently, however, these jurisdictions have begun to renew spending on facilities improvement. As prison populations grow, correctional facilities managers are seeking technology and information systems that will help improve the efficiency of their employees and increase public safety by providing greater access to data. We also expect the growth in the corrections industry to continue, based on the continuing enactment of anti-crime legislation and limitations on parole and spending authorizations for crime prevention. Accordingly, we believe that our target market will continue to expand, affording us more opportunities for growth.

Diverse customer base with broad revenue opportunities.  We have a diverse customer base primarily consisting of approximately 2,900 state, county and city correctional facilities throughout the United States and Canada. No single customer accounted for more than 7% of our direct revenues during 2006. We believe that this diverse customer base gives us broad revenue opportunities. As the incumbent provider to the largest number of county and city facilities, we are well positioned to offer our new communications products and Syscon’s offender management systems to our existing customers.

Experienced management team.  We have assembled one of the leading management teams in the industry. Our management team has an average of approximately 19 years of experience in the telecommunications industry and related fields and over five years in the corrections industry and has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	expertise in providing superior service to state, county and local correctional facilities;

•	a focus on technology development and product innovation; and

•	experience integrating acquired businesses.

Business Strategy

Our primary business objective is to be the most technologically advanced provider of integrated, low cost communications and information systems to correctional facilities and law enforcement agencies in the United States and internationally. We seek to continue to expand our broad installed base of inmate communications systems, information management systems and related products and services. We are dedicated to providing our correctional facility customers and the law enforcement community with sophisticated and comprehensive tools to help them reduce costs, prevent and solve crimes, and facilitate inmate rehabilitation. We have developed and are implementing the following strategies to meet these objectives:

Capitalize on significant investments in technology.  We have made a significant investment over the past four years to develop our new packet based architecture that will become our principal service delivery architecture. We have successfully deployed our new architecture in more than 100 customer installations. We intend to continue rolling out our new platform as our customers’ contracts renew, which will likely continue through 2010. We expect this new architecture will allow us to substantially reduce ongoing operating costs and capital expenditures as we deploy it to our account base gradually over the next four years as well as accounts that we acquire. This architecture will also enable us to provide more robust and integrated solutions to our customers.

This new technology uses a centralized, nodal system with core data centers and data marts as opposed to our legacy architecture that was decentralized and used more remote processors and stranded data. Our architecture uses data connectivity rather than computer telephony and, therefore, allows us to more intelligently move, monitor and manipulate data, not just voice. We expect that a centralized system will reduce our operating expenses and capital expenditures principally because we will have less equipment to purchase and maintain at our customers’ facilities. We expect to significantly reduce our costs per installed phone. Additionally, our architecture provides greater reliability and lower costs to maintain or enhance a facility’s system, resulting in reduced service costs. We have begun to see these costs savings in 2007.

We expect our new architecture will give us the ability to deliver new products and services to the market more quickly because software releases can be uniform across all customer sites. We believe our new technology will facilitate delivery of specialized products and services such as enhanced crime prevention and investigation tools to law enforcement more cost-effectively through its more fully integrated platform.

Capitalize on growth opportunities.  Our core revenue strategy is to focus on growing our direct provisioning business. Historically we have targeted the county and local markets in the direct provisioning business while electing to sub-contract in the larger state and federal prison systems through partnering arrangements with the large telecommunications carriers. As a result of the departure of most of the larger telecommunications carriers from the inmate market, we have shifted our strategy for larger county, state and federal facilities from subcontracting in favor of direct provisioning. In some instances, we are the incumbent subcontractor under the facilities’ contracts and our incumbency and familiarity with the customer may give us cost and intangible advantages. In all cases, we believe our lower cost packet based architecture, our greater financial resources, and our bad debt risk management systems will give us an ability to enhance our bid to obtain the customer contract without affecting our historic direct margins. We believe our future revenue growth will accelerate as a result of our new focus on the larger state market. In addition, we believe we are well positioned to provide other integrated communications solutions to our existing customer base, many of which need to overhaul their IT systems to benefit from greater features and to reduce operating costs. We believe Syscon’s off-the-shelf offender management software and related applications, coupled with our packet based architecture has the potential to offer these budget conscious customers a lower cost, integrated solution that will be easier to implement and operate than their typical internally developed IT systems.

Continue to target the corrections industry with specialized products and services.  Our strategy is to retain our focus on the corrections industry and law enforcement with superior products and customer service. We seek to enhance our relationships with existing clients and to attract new customers by offering new and innovative products and services. We intend to grow our business by working closely with our customers to support their existing needs and anticipate their future requirements. We will strive to provide greater access to communications capabilities for facilities and inmates and their families, while providing better automation of and unified access to inmate information both within the correctional facility itself as well as among correctional facilities and law enforcement agencies. As homeland security concerns increase, we intend to expand our business by offering products and services to meet the changing and increasing needs of a growing industry.

Reduce operating costs.  Our operating strategy is to prudently manage and ultimately lower our operating costs by continuously enhancing our systems in order to maximize earnings. We continually seek to refine our bad debt risk management systems to migrate our highest credit risk end users to our direct billing or prepayment options. We continuously monitor our experience with billed parties and their credit indicators, as well as other general economic conditions, to adjust credit availability and/or block calls. We have implemented an advanced billing and bad debt risk management system, which uses proprietary, multi-variable algorithms to monitor exposure to bad debt. We expect to continue to realize reductions in our operating costs as a result of the implementation of our new packet based architecture. We believe that continuing to reduce our operating costs will provide us competitive advantages in attracting and retaining customers in an increasingly cost conscious industry, while maintaining or improving our gross profit.

The Syscon Acquisition

We have a rich history of acquiring industry participants, beginning in 1996 and most recently with our acquisition of Syscon on June 29, 2007 (the “Syscon Acquisition”). These acquisitions have helped us expand our customer base and portfolio of proprietary products, and enter new, and further penetrate existing, markets. We believe that the Syscon Acquisition will enable us to offer Syscon’s automated offender management software to our clients in the U.S. and facilitate the offering of our communications products to the corrections industries in the United Kingdom, Australia and other markets outside of the U.S. where Syscon has strategic relationships. Moreover, the addition of Syscon’s offender management software further enhances our “one stop” offering of products and services to the corrections industry.

Corporate Information

We are a Delaware corporation, incorporated in January 2004. Our principal offices are located at 14651 Dallas Parkway, Suite 600, Dallas, Texas 75254-8815, Telephone: (972) 277-0300.

The Exchange Offer

On June 29, 2007, we issued $40,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011 under an Indenture dated September 9, 2004, as amended on June 27, 2007, in a private offering. We refer to these notes in this prospectus as the 2007 notes. On September 9, 2004, we issued $154,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011. On June 28, 2005, we commenced an exchange offer to exchange the privately placed notes for registered notes. Of this amount, $268,000 aggregate principal amount was not submitted for exchange and therefore have not been registered under the Securities Act. We refer to these unregistered notes in this prospectus as the 2004 notes. We refer to the 2007 notes and the 2004 notes in this prospectus as the “old notes.” We also sold the old notes in transactions that was exempt from or not subject to the registration requirements under the Securities Act of 1933, as amended. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from or not subject to the Securities Act registration requirements.

In connection with the sale of the 2007 notes, we entered into a registration rights agreement with the initial purchaser of the 2007 notes. Pursuant to the registration rights agreement, we agreed to file the registration statement, of which this prospectus is a part, with the SEC and to use our reasonable best efforts to have the registration statement declared effective by the SEC within 270 days after the date of the original issue of the 2007 notes and to commence the exchange offer promptly following the date that the registration statement became effective. Although we are not legally required to exchange the 2004 notes, we are including them in this exchange offer. In the exchange offer, you are entitled to exchange your 2007 notes for 2007 exchange notes and 2004 notes for 2004 exchange notes. The exchange notes will be substantially identical to the old notes, will evidence the same debt and will be governed by the same indenture as the old notes. However, based on interpretations of the SEC staff, your exchange notes will be freely tradeable. The 2007 exchange notes will be issued under a different CUSIP than the 2004 exchange notes. You should read the discussion under the heading “Exchange Offer — Resale of the Exchange Notes.” For further information about the exchange notes, you should read the discussion under the heading “Description of the Exchange Notes.”

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. For further information, please read “Plan of Distribution.”

If you do not exchange your 2007 notes in the exchange offer, you will no longer be able to require us to register your 2007 notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell or otherwise transfer your old notes unless we have registered your old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements, or in a transaction not subject to, the Securities Act.

We have summarized the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information about the exchange offer and the resale of exchange notes.

Expiration	The exchange offer will expire at 5:00 p.m., Eastern Standard time, on ,2007, or such later date and time to which we extend it. We do not currently intend to extend the exchange offer. Pursuant to the terms of the registration rights agreement, the exchange offer must remain open for not less than thirty days (or longer if required by applicable law) after the date that the notice of the exchange offer is mailed to holders of the old notes.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders” for a more complete description of the withdrawal provisions.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may, but are not required to, waive. However, the exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer — Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Old Notes	If you wish to tender your old notes for exchange pursuant to the exchange offer, you must:

• complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with all other documents required by the letter of transmittal, including your old notes to the exchange agent, at the address set forth on the cover page of the letter of transmittal; or

• arrange for The Depository Trust Company to transmit certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

By tendering your old notes in either manner, you will be representing, among other things, that:

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate and have no agreement or understanding with any person to participate, in the distribution of exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of ours, or if you are an affiliate of ours you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of the notes, we urge you to contact that person or entity promptly to tender your old notes in the exchange offer.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled “The Exchange Offer — Acceptance of Old Notes for Exchange” and “ — Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and:

• certificates representing your old notes are not lost but are not immediately available,

• time will not permit your letter of transmittal and other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

• the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

you must tender your old notes according to the guaranteed delivery procedures described in this prospectus under the caption “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Consequences of Failure to Exchange Old Notes	Old notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old notes unless:

• you do so pursuant to an exemption from the requirements of the Securities Act;

• the old notes are registered under the Securities Act; or

• the transaction requires neither such an exemption nor registration.

After the exchange offer is closed, we will no longer have an obligation to register the old notes.

Resale of Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not a broker-dealer who acquired the exchange notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

• you are not our affiliate as defined under Rule 405 of the Securities Act.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. Prospectus delivery requirements are discussed in greater detail in the section captioned “Plan of Distribution.”

Any holder of old notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business;

• tenders in the exchange offer with the purpose of participating in a distribution of exchange notes; or

• is a broker-dealer that acquired the old notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of exchange notes.

U.S. Federal Income Tax Consequences	We believe that the exchange of 2007 notes for 2007 exchange notes and 2004 notes for 2004 exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in connection with the exchange offer. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement for the 2007 notes. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Trust Company, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent at the address set forth under “The Exchange Offer — Exchange Agent.”

Fees and Expenses	We will bear all expenses related to the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Summary of Terms of the Exchange Notes

The terms and covenants of the exchange notes are substantially identical to those of the old notes except that the exchange notes will not have restrictions on transfer or registration rights. The exchange notes will evidence the same debt as the old notes and will be governed by the same indenture under which the old notes were issued. The following summary contains basic information about the exchange notes and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of the Exchange Notes.”

Issuer	Securus Technologies, Inc.

Securities Offered	$40,268,000 aggregate principal amount of 11% Second-priority Senior Secured Notes due 2011. Although the 2007 exchange notes and the 2004 exchange notes will constitute a single class of securities under the indenture, they will trade under separate CUSIP numbers and will have different tax treatments relating to the recognition of original issue discount. We refer to the 2007 notes and the 2004 notes collectively as the “old notes.”

Maturity Date	September 1, 2011.

Interest	Interest will be payable semi-annually, in arrears on each March 1, and September 1, of each year, commencing on September 1, 2007. Interest on the 2007 exchange notes will accrue from June 29, 2007 and interest on 2004 exchange notes will accrue from March 1, 2007

Guarantees	The exchange notes will be guaranteed, jointly and severally, on a senior secured basis, by all of our current domestic subsidiaries and certain of our foreign subsidiaries, as required by the indenture, future domestic restricted subsidiaries and any subsidiary that guarantees our or any of our domestic restricted subsidiaries’ debt.

Ranking	The exchange notes and related guarantees will be our and the subsidiary guarantors’ senior secured obligations, ranking:

• equal in right of payment to all of our and the subsidiary guarantors’ existing and future senior indebtedness, including debt under our working capital facility and the guarantees thereof,

• junior in priority as to collateral with respect to our and our subsidiary guarantors’ obligations under our working capital facility and any other future obligations secured by a first-priority lien on the collateral, and

• structurally subordinated to all liabilities of any subsidiaries that are not guarantors.

Optional Redemption	Prior to September 1, 2008, we may redeem all, but not less than all, of the exchange notes at a redemption price equal to 100% of the principal amount plus a “make-whole” premium as defined herein, and plus any accrued and unpaid interest to the date of redemption.

Thereafter, we may redeem all or part of the exchange notes at any time at the redemption prices set forth in the section “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to September 1, 2007, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the proceeds of certain sales of our equity securities at 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	If we experience a Change of Control (as defined under “Description of the Exchange Notes — Change of Control”), we will be required to make an offer to repurchase the exchange notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders upon a Change of Control.”

Collateral	The exchange notes and the guarantees will be secured by second-priority liens on:

• substantially all of our and the subsidiary guarantors’ tangible and intangible assets, except for current assets (including accounts receivable and inventory and any proceeds thereof) and those assets excluded as collateral under our working capital facility; and

• the capital stock of certain of our domestic subsidiaries (but only to the extent, as to any subsidiary, that such a pledge of capital stock does not give rise to reporting requirements on the part of such subsidiary under the rules of the SEC or any other governmental authorities). See “Description of the Exchange Notes — Limitations on Stock Collateral.”

Our working capital facility is secured by first-priority liens on the collateral and our current assets.

Excess Cash Flow	Within 120 days following the end of the twelve-month period ending December 31 of each year, we must use a portion of our excess cash flow, if any, to offer holders of the exchange notes the opportunity to sell us a pro rata portion of their exchange notes at a purchase price in cash equal to the lesser of (i) 104% and (ii) the then applicable redemption price of the exchange notes, in each case of their principal amount plus accrued and unpaid interest to the date of purchase. To the extent holders elect not to have their notes redeemed, we are permitted to use all or any portion of our excess cash flow to pay accrued but unpaid interest on our Senior Subordinated Debt. See “Description of the Exchange Notes — Excess Cash Flow” and “Description of the Exchange Notes — Limitation on Restricted Payments.”

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the exchange notes will be expressly second in priority to all liens that secure our working capital facility and future indebtedness incurred to replace or refinance our working capital facility in accordance with the terms of the indenture governing the exchange notes. Pursuant to the intercreditor agreement, the second-priority liens securing the exchange notes may not be enforced at any time when the obligations secured by the first-priority lien are outstanding, subject to certain limited exceptions. The holders of the first-priority liens will receive all proceeds from any realization on the collateral until the obligations secured by the first-priority liens are paid in full. See “Description of the Exchange Notes — Security for the Notes.”

Restrictive Covenants	The indenture governing the exchange notes contains certain covenants that will limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional debt;

• pay dividends on, redeem or repurchase capital stock, make payments on subordinated debt or make certain investments;

• place limitations on distributions from restricted subsidiaries;

• issue capital stock of restricted subsidiaries;

• sell assets;

• enter into certain types of transactions with affiliates;

• engage in unrelated businesses;

• create liens;

• engage in sale-leaseback transactions; and

• consolidate, merge or sell all or substantially all of our assets.

In addition, certain covenants require us to maintain a specified fixed charge coverage ratio (tested on a quarterly basis).

These covenants are subject to a number of important qualifications and exceptions. See “Description of the Exchange Notes — Certain Covenants.”

Absence of an Established Market for the Exchange Notes	The exchange notes are a new issue of securities for which there is no market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated quotation system.

Risk Factors

Investing in the exchange notes involves substantial risks. See “Risk Factors” for a summary of some of the factors you should consider in evaluating an investment in the exchange notes.

Summary historical and unaudited pro forma combined financial and other data

We derived the summary consolidated historical financial data presented below for the three-month period ended March 31, 2007 and as of March 31, 2007 from the unaudited consolidated financial statements of Securus included elsewhere in this prospectus. We derived the consolidated historical financial data presented below for and as of the end of each of the years in the two-year period ended December 31, 2006 from the audited consolidated financial statements of Securus included elsewhere in this prospectus.

We have derived the summary pro forma combined financial data presented below from our Unaudited Pro Forma Combined Financial Statements included elsewhere in this prospectus. The Unaudited Pro Forma Combined Financial Statements give pro forma effect to the following transactions as if they had occurred on January 1, 2006, in the case of statement of operations data, and March 31, 2007, in the case of balance sheet data:

•	our acquisition of Syscon;

•	our offering of the 2007 notes;

•	our borrowing of $8.4 million under our working capital facility; and

•	our payment of approximately $6.5 million of fees and expenses incurred in connection with the transactions.

We derived the unaudited pro forma consolidated statement of operations for the twelve months ended March 31, 2007 from the other pro forma consolidated statements of operations provided herein by adding our pro forma consolidated statement of operations for the year ended December 31, 2006 to our pro forma consolidated statement of operations for the three months ended March 31, 2007 and subtracting therefrom our pro forma consolidated statement of operations for the three months ended March 31, 2006.

The summary unaudited pro forma consolidated financial data do not purport to reflect the results of operations that would have occurred if the transactions had actually occurred on January 1, 2006 or March 31, 2007. We have based the adjustments necessary to fairly present the unaudited pro forma consolidated financial data on available information and believe the adjustments are reasonable. We provide the summary unaudited pro forma consolidated financial data for illustrative purposes only, and you should not view them as a projection or forecast of our performance for any future period.

You should read the information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the “Unaudited Pro Forma Combined Financial Statements” and the historical financial statements of Securus and Syscon and the related notes thereto included elsewhere in this prospectus.

	Actual			Pro Forma
							Last Twelve
	Year Ended		Three Months	Year Ended	Three Months		Months Ended
	December 31,		Ended March 31,	December 31,	Ended March 31,		March 31,
	2005	2006	2007	2006	2006	2007	2007
	(Dollars in millions)

Statement of Operations Data:
Operating revenues	$377.2	$400.6	$103.7	$423.0	$103.2	$108.7	$428.5
Cost of revenues	(289.0)	(308.8)	(79.6)	(323.2)	(78.6)	(83.6)	(328.2)
Selling, general and administrative	(48.9)	(52.2)	(13.4)	(55.1)	(13.2)	(13.7)	(55.7)
Professional Fees	—	—	—	(0.9)	(0.2)	(0.3)	(1.0)
Depreciation and amortization	(23.9)	(30.3)	(8.5)	(32.0)	(7.2)	(8.9)	(33.7)
Employee profit sharing	—	—	—	(1.4)	(1.0)	(0.3)	(0.7)
Impairment of property & equipment	—	—	—	(0.5)	—	—	(0.5)
Compensation expense on employee restricted stock	(0.1)	(0.1)	—	(0.1)	—	—	(0.1)

Income from operations	15.3	9.2	2.2	9.8	3.1	1.8	8.5

	Actual			Pro Forma
							Last Twelve
	Year Ended		Three Months	Year Ended	Three Months		Months Ended
	December 31,		Ended March 31,	December 31,	Ended March 31,		March 31,
	2005	2006	2007	2006	2006	2007	2007
	(Dollars in millions)

Other income (expense):
Interest and other expenses, net	(26.6)	(27.8)	(7.2)	(35.4)	(8.6)	(9.4)	(36.2)

Loss from continuing operations before income taxes	(11.3)	(18.7)	(5.0)	(25.6)	(5.5)	(7.6)	(27.6)
Income tax (expense) benefit	2.2	(1.5)	(0.4)	(1.4)	(0.3)	0.3	(0.9)

Net loss applicable to common stockholders	$(9.1)	$(20.1)	$(5.4)	$(27.0)	$(5.8)	$(7.3)	$(28.5)

	As of March 31,
	2007
	Actual	Pro Forma
	(Unaudited)
	(Dollars in millions)

Balance Sheet Data:
Cash and cash equivalents (excluding restricted cash)	$0.4	$5.4
Total current assets	79.6	89.0
Net plant, property & equipment	44.4	45.3
Total assets	259.4	332.8
Total long-term debt (including current portion)(1)	219.9	267.4
Stockholders’ equity	(57.2)	(47.2)

(1)	As of March 31, 2007, after giving effect to the transactions, we would have had outstanding $273.5 million in total debt before original issue discount and fair value attributable to warrants, excluding unused capacity of $11.7 million under our working capital credit facility. Our total long term debt outstanding is $267.4 million net of $2.6 million of original issue discount related to our 11% Second-priority Senior Secured Notes due 2011, originally issued September 9, 2004, $0.9 million related to the 2007 notes, and $2.6 million of fair value attributable to warrants.

RISK FACTORS

An investment in the exchange notes involves a high degree of risk, including the risks described below. You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in the exchange notes.

Risks Relating to the Exchange Offer and Our Capital Structure

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after the exchange offer expires, you may continue to hold old notes that are subject to the existing transfer restrictions.

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell the old notes that are not exchanged in the exchange offer since any old notes not exchanged will remain subject to the restrictions on transfer provided for under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only:

•	to us (upon redemption of the notes or otherwise);

•	pursuant to an effective registration statement under the Securities Act;

•	so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act to a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A;

•	outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act;

•	pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

•	pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Except as proved in this exchange offer, we do not intend to register the old notes under the Securities Act. To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer could be adversely affected due to a reduction in market liquidity.

We have a substantial amount of debt outstanding and will have significant interest payments.

We have a significant amount of debt outstanding. As of March 31, 2007, after giving pro forma effect to the transactions, we would have had $267.4 million of long-term debt outstanding (net of $2.6 million of OID for our 11% Second-priority Senior Secured Notes due 2011 originally issued on September 9, 2004, $0.9 million of OID for the 2007 notes, and $2.6 million of fair value attributable to warrants) and stockholders’ deficit of $47.2 million.

Our substantial debt could have important consequences for you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, thereby reducing funds available for operations, future business opportunities and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other debt obligations;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes and our working capital facility.

We cannot assure you that we will generate sufficient cash flow to service and repay our debt and have sufficient funds left over to achieve or sustain profitability in our operations, meet our working capital and capital expenditure needs or compete successfully in our markets. If we cannot meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow the lenders under our working capital facility to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture and the agreements governing our senior subordinated debt. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings. If the amounts outstanding under our working capital facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms or at all. Any failure to do so on commercially reasonable terms could have a material adverse effect on our business, operations and financial condition.

We may be able to incur more debt, including secured debt, and some or all of this debt may effectively rank senior to the notes and the guarantees.

Subject to the restrictions in our working capital facility, the indenture governing the notes and the senior subordinated debt financing agreements, we may be able to incur additional debt, including secured debt that would effectively rank senior to the notes. As of March 31, 2007, after giving effect to the transactions, we would have been able to incur approximately $11.7 million of additional secured debt under our working capital facility. Although the terms of our working capital facility, the indenture and the senior subordinated debt financing agreements contain restrictions on our ability to incur additional debt, these restrictions will be subject to a number of important exceptions. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

There may not be sufficient collateral to pay all or any of the notes.

Indebtedness under our working capital credit facility (referred to herein as the “First-Priority Lien Obligations”) is secured by a first-priority lien on substantially all of our and our subsidiary guarantors’ tangible and intangible assets, except for certain excluded collateral (such as hedging agreements and any real estate interests). The notes are secured by a second-priority lien on the assets that secure the First-Priority Lien Obligations, other than our current assets. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any future domestic subsidiary, the assets that are pledged as shared collateral securing the First-Priority Lien Obligations and the notes must be used first to pay the

First-Priority Lien Obligations, as well as any other obligation secured by a priority lien on the collateral, in full before making any payments on the notes.

At March 31, 2007, after giving pro forma effect to the transactions, there would have been $18.3 million of senior indebtedness (excluding the notes and guarantees), all of which would have constituted First-Priority Lien Obligations. As of the same date, we could have borrowed approximately $11.7 million additional First-Priority Lien Obligations under our working capital facility.

Certain of our assets, such as our accounts receivable and inventory and any proceeds thereof, are not part of the collateral securing the notes, but do secure the First-Priority Lien Obligations. With respect to those assets that are not part of the collateral securing the notes but that secure other obligations, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the lenders under the First-Priority Lien Obligations first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the First-Priority Lien Obligations and any other obligations secured by a priority lien on the collateral.

Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.

The holders of the First-Priority Lien Obligations control substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. The holders of the First-Priority Lien Obligations may cause their administrative agents to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. The security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not disproportionately affect the rights of the holders of the notes relative to the other secured creditors. Furthermore, as long as no event of default under the indenture governing the notes has occurred, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. See “Description of the Exchange Notes — Security for the Notes.”

The capital stock securing the notes will automatically be released from the second-priority lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. As a result, holders of the notes could lose a portion of their security interest in the capital stock or other securities while any such rule is in effect. On the date of issuance of the exchange notes, the provisions described above will have the effect of limiting the amount of capital stock of T-Netix, Evercom and Syscon that constitutes collateral to, in each case, 19.9% of the outstanding capital stock.

The indenture and working capital facility contain covenants that will limit the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and taking other corporate actions.

The indenture, our working capital facility and the senior subordinated debt financing agreements impose significant operating and financial restrictions on us. These restrictions will limit or restrict, among other things, our and most of our subsidiaries’ ability to:

•	incur additional debt and issue preferred stock;

•	make restricted payments, including paying dividends on, redeeming, repurchasing or retiring our capital stock;

•	make investments and prepay or redeem debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends, make loans or transfer assets to us;

•	create liens;

•	sell or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions;

•	make capital expenditures;

•	engage in business other than telecommunications businesses; and

•	consolidate or merge.

In addition, the indenture governing the notes, our working capital facility and our senior subordinated debt financing agreements require, and any future credit facilities may require, us to comply with specified financial covenants, including, in each case, interest coverage ratios and, in the case of our working capital facility, minimum EBITDA levels and capital expenditure limits. Our ability to comply with these covenants may be affected by events beyond our control. Furthermore, the indenture governing the notes requires us to use a significant portion of our cash generated from operations to make an offer to purchase notes on a pro rata basis. The restrictions contained in the indenture, our working capital facility and the senior subordinated debt financing agreements could:

•	limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, enter into acquisitions or engage in other business activities that would be in our interest.

A breach of any of the covenants contained in our working capital facility or any other future credit facilities, or our inability to comply with the financial ratios could result in an event of default, which would allow the lenders to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings. If the amounts outstanding under our working capital facility or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders, including you as a noteholder.

We are a holding company and we may not have access to sufficient cash to make payments on the notes. In addition, the notes will be effectively subordinated to the liabilities of our subsidiaries.

Securus Technologies, Inc., the issuer of the notes, is a holding company with no direct operations. Its principal assets are the equity interests it holds, directly and indirectly, in its subsidiaries. Since all of our operations are conducted through our subsidiaries, our ability to service our indebtedness, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by our subsidiaries to us. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to various restrictions, including restrictions under our working capital facility more fully described below. In addition, the ability of our subsidiaries to make such payments or advances to us may be limited by the laws of the relevant jurisdictions in which our subsidiaries are organized or located, including, in some instances, by requirements imposed by regulatory bodies that oversee the telecommunications industry in such jurisdictions. In certain circumstances, the prior or subsequent approval of such payments or advances by our subsidiaries to us is required from such regulatory bodies or other governmental entities. The notes, therefore, without giving effect to any guarantees of the notes, will be effectively subordinated to creditors (including trade creditors) of our subsidiaries. Although the indenture contains limitations on the amount of additional indebtedness that we and our restricted subsidiaries may incur, the amounts of such indebtedness could be substantial and such indebtedness may be First-Priority Lien Obligations. In addition, each of our subsidiaries has other liabilities, including contingent liabilities (including the guarantee obligations under our working capital facility and the senior subordinated debt financing) that may be significant.

In addition, our working capital facility will restrict all payments from our subsidiaries to us during the continuance of a payment default and will also restrict payments to us for a period of up to 180 days during the continuance of a non-payment default.

Our working capital facility is, and future credit facilities may be, guaranteed by our domestic restricted subsidiaries and Syscon. Although the indenture will contain limitations on the amount of additional indebtedness that we and our restricted subsidiaries may incur, the amounts of such indebtedness could be substantial and such indebtedness may be secured. As of March 31, 2007, after giving effect to the transactions, we expect that we would have been able to incur approximately $11.7 million of additional secured debt constituting First-Priority Lien Obligations under our working capital facility.

U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the notes and the guarantees and the enforcement of the security interests.

Our incurrence of debt, such as the notes and the guarantees, as well as the security interests related to the notes and the guarantees, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if in such a proceeding or lawsuit a court were to find that, at the time we incurred debt (including debt represented by the notes and the guarantees),

•	we incurred such debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	we received less than reasonably equivalent value or fair consideration for incurring such debt and we:

•	were insolvent or were rendered insolvent by reason of any of the transactions;

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business;

•	intended to incur, or believed that we would incur, debts beyond our ability to pay as these debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

•	were defendants in an action for money damages or had a judgment for money damages entered against us (if, in either case, after final judgment such judgment is unsatisfied);

then that court could avoid or subordinate the amounts owing under the notes to our presently existing and future debt, void or decline to enforce the security interest and take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts (including contingent liabilities) was greater than its assets, at fair valuation;

•	the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they became absolute and mature; or

•	it could not pay its debts as they became due.

We cannot predict what standards a court would use to determine whether we or our subsidiary guarantors were solvent at the relevant time, or whether the notes, the guarantees or the security interests would be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the transactions, our counsel will not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

We may be unable to repurchase the notes upon a change of control as required by the indenture.

Upon the occurrence of a change of control as specified in “Description of the Exchange Notes,” we will be required to make an offer to repurchase all outstanding notes. In addition, our working capital facility contains prohibitions of certain events that would constitute a change of control or require such senior indebtedness to be repurchased or repaid upon a change of control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such agreements, even if the change of control itself does not, due to the financial effect of such repurchase on us. Under any of these circumstances, we cannot assure you that we will have sufficient funds available to repay all of our senior debt and any other debt that would become payable upon a change of control and to repurchase the notes. Our failure to purchase the notes would be a default under the indenture, which would in turn trigger a default under our working capital facility. We would need to refinance our working capital facility or cure the defaults thereunder, before making the change of control offer.

The definition of change of control includes a phrase relating to the sale or other transfer of “all or substantially all” of our assets. There is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore it may be unclear as to whether a change of control has occurred and whether the holders of the notes have the right to require us to repurchase such notes.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the administrative agent of the First Lien Priority Obligations to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or any of our subsidiaries prior to or possibly even after the administrative agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the administrative agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the administrative agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the administrative agent will monitor, or that we will inform the trustee or the administrative agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

An active trading market for the exchange notes may not develop, which could reduce their value.

The exchange notes will be a new issue of debt securities of the same class as the old notes and will generally be freely transferable. Notwithstanding the foregoing, a liquid market may not develop for the exchange notes and you may not be able to sell your exchange notes at a particular time, as we do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. In addition, the trading prices of exchange notes could be subject to significant fluctuations in response to variations in quarterly operating results, government regulations, demand for communications services, general economic conditions and various other factors. The liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may also be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, an active trading market may not develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all.

The 2007 exchange notes and the 2004 exchange notes will trade under separate CUSIP numbers.

Although the 2007 exchange notes and the 2004 exchange notes will constitute a single class of securities under the indenture, they will trade under separate CUSIP numbers. This is because the 2007 exchange notes and the 2004 exchange notes will have different tax treatments relating to the recognition of original issue discount. Accordingly, the 2007 exchange notes will not be fungible with the 2004 exchange notes, and this lack of fungibility may impede the development of a liquid market for the 2007 exchange notes.

The notes may be deemed to be contingent payment debt instruments.

The notes are subject to a contingency (described in “Description of the Exchange Notes — Excess Cash Flow”) in that a portion of them may be repaid prior to their stated maturity with excess cash generated by our operations. See “Description of the Exchange Notes — Excess Cash Flow.” As such, they are likely to be treated as indebtedness subject to special U.S. tax rules applicable to contingent payment debt obligations. Consequently, original issue discount will be included (as ordinary interest income) in the gross income of a U.S. holder of notes for U.S. federal income tax purposes in advance of the receipt of cash payments on the exchange notes, and upon the sale of the exchange notes a U.S. holder may recognize ordinary, rather than capital, gain or loss.

Risk Factors Relating to Our Business

Our financial results are dependent on the success of our billing and bad debt risk management systems.

The inmate telecommunications business is subject to significant risk of bad debt or uncollectible accounts receivable. In 2006, our direct provisioning bad debt expense was approximately 12% of our direct provisioning revenues. Most calls are collect calls paid by the called or billed party. Historically, such billed party’s ability to pay for collect calls has been tied to the economic conditions, and unemployment rates in particular, that exist in their community. Our exposure to bad debt risk increases as unemployment rises and the economy worsens. In other cases, the billed party may still be unable or unwilling to pay for the call.

We bill for our direct and Solutions services through LECs and billing aggregators, which aggregate our charges with other service providers and bill through the applicable LEC. Our agreements with the LECs and the billing aggregators specify that the LECs get paid their portion of a bill prior to ours and we share the remaining risk of nonpayment with other non-LEC service providers. In certain circumstances, LECs are unable to trace the collect call to a proper billed number and the call is unbillable. We are also subject to the risks that the LEC decides not to charge for a call on the basis of billing or service error and that we may be unable to retain our current billing collection agreements with LECs, many of which are terminable at will.

There is a significant lag time (averaging six to nine months) between the time a call is made and the time we learn that the billed party has failed to pay for a call. During this period, we may continue to extend credit to the billed party prior to terminating service and thus increase our exposure to bad debt. Additionally, because of the significant lag time, deteriorating trends in collection rates may not be immediately visible and bad debt may therefore increase prior to our ability to adjust our algorithms and reduce credit limits. We seek to minimize our bad debt expense by using multi-variable algorithms to adjust our credit policies and billing. We cannot be sure that our algorithms are accurate or will remain accurate as circumstances change. Moreover, to the extent we overcompensate for bad debt exposure by limiting credit to billed parties, our revenues and profitability may decline as we allow fewer calls to be made. To the extent our billing and bad debt risk management systems are less than effective or we are otherwise adversely affected by the foregoing factors, our financial position, results of operations and ability to make payments on the notes may be materially adversely affected.

We are dependent on third party vendors for our information and billing systems.

Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide all of our information and processing systems. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information and billing systems rely substantially on the delivery of products and services by third party vendors.

Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and could affect operating efficiencies.

We may face challenges in integrating Syscon and may not realize the expected benefits of the acquisition.

Our future success, and our ability to pay interest and principal on the notes, will depend in part on our ability to integrate Syscon into our business. Every acquisition involves integrating the operations of two separate and distinct companies and management teams as well as implementing our operating and growth strategies. The acquisition and integration of Syscon involves a number of special risks including:

•	failure of Syscon to achieve the results we expect;

•	potential disruption of our business;

•	greater demands on our management and administrative resources;

•	difficulties and unexpected costs in integrating Syscon’s operations, personnel, services, technologies and other systems;

•	possible unexpected loss of key employees, customers and suppliers;

•	unanticipated liabilities and contingencies of Syscon; and

If we are unable to integrate or manage Syscon successfully, we may not realize our anticipated revenue growth, which may result in reduced profitability or operating losses and may materially and adversely affect our business, financial condition and results of operations.

A number of our customers individually account for a large percentage of our revenues, and therefore the loss of one or more of these customers could harm our business.

If we lose existing customers and do not replace them with new customers, our revenues will decrease and may not be sufficient to cover our costs. For the year ended December 31, 2006 and for the three months ended March 31, 2007, Global Tel*Link accounted for approximately 9.9% and 8.5%, respectively, of our total revenues and our top five customers accounted for approximately 24.3% and 24.0%, respectively, of our total revenues. Global has been reducing the services we provide to them and we expect this trend to continue. Further, we expect our telecommunications revenue to decrease by approximately 66% by the end of 2009. If we lose one or more of these customers, if our telecommunications revenue decreases faster than we expect, or, if we cannot transition our subcontracts to prime contracts, our revenues will be adversely affected, which could harm our business.

Our success depends on our ability to protect our proprietary technology and ensure that our systems are not infringing on the proprietary technology of other companies.

Our success depends to a significant degree on our protection of our proprietary technology, particularly in the areas of three-way call prevention, automated operators and call processing technology, bad debt risk management, revenue generation and ancillary products and services. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. Although we have taken steps to protect our proprietary technology, these steps may be inadequate. We rely on a combination of patent and copyright law and non-disclosure agreements to establish and protect our proprietary rights in our systems. However, existing trade secret, patent, copyright and trademark laws offer only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use trade secrets or other information we regard as proprietary. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings would be burdensome and expensive and could involve a high degree of risk.

We cannot assure you that a third party will not accuse us of infringement on their intellectual property rights. There has been recent litigation in the telecommunications industry regarding alleged infringement of certain of the technology used in internet telephony services. Although this litigation involves companies unrelated to us, and we believe, technology different from ours, it is possible that similar litigation could be brought against us in the future. Certain parties to such litigation have significantly greater financial and other resources than us. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is not valid, and could perhaps prevent us from adequately defending the claim. Such a claim would also distract our management from our business. A claim may also result in a judgment involving substantial damages or an injunction or other court order that could prevent us from selling our products and services or operating our network architecture. Any of these events could have a material adverse effect on our business, operating results and financial condition.

We may not be able to adapt successfully to new technologies, to respond effectively to customer requirements or to provide new services.

The communications industry, including inmate communications, is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. As a result, it is difficult for us to estimate the life cycles of our and Syscon’s products. Technological developments may reduce the competitiveness of our services and require unbudgeted upgrades, significant capital expenditures and the procurement of additional services that could be expensive and time consuming. To the extent our existing or future competitors are successful in developing competitive technologies, including through deployment of the packet based architecture that we believe provides us with a competitive advantage, our competitive position, market share and the price we receive for services may be adversely affected. To be competitive, we must develop and introduce product enhancements and new products. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to create and integrate new technologies into our current products and services and to develop new products. If we fail to respond successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers or sell new services to our existing customers. The failure to adapt to new technologies could have a material adverse effect on our business, financial condition and results of operations.

The successful development of new services, which is an element of our business strategy, is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services. In addition, as communications networks are modernized and evolve from analog-based to digital-based systems, certain features offered by us may diminish in value. We cannot guarantee that we will have sufficient technical, managerial or financial resources to develop or acquire new technology or to introduce new services or products that would meet our customers’ needs in a timely manner.

Our business could be adversely affected if our products and services fail to perform or be performed properly.

Products as complex as ours may contain undetected errors or “bugs,” which could result in product failures or security breaches and render us unable to satisfy customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot assure you that our existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in a loss of data to us or our customers, which could cause a loss of revenues, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse effect on our market share and, in turn, our operating results and financial condition.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

To be successful, we will need to continue to provide our customers with reliable service. Some of the events that could adversely affect our ability to deliver reliable service include:

•	physical damage to our network operations centers;

•	disruptions beyond our control;

•	power surges or outages; and

•	software defects.

Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur unexpected expenses.

We are dependent on the communications industry, which subjects our business to risks affecting the communications industry generally.

Although we focus on the inmate communications industry, our business is directly affected by risks facing the communications industry in general. The communications industry has been, and we believe it will continue to be, characterized by several trends, including the following:

•	substantial regulatory change due to the passage and implementation of the Telecommunications Act, which included changes designed to stimulate competition for both local and long distance telecommunications services;

•	rapid development and introduction of new technologies and services;

•	increased competition within established markets from current and new market entrants that may provide competing or alternative services;

•	the increase in mergers and strategic alliances that allow one telecommunications provider to offer increased services or access to wider geographic markets; and

•	continued changes in the laws and regulations affecting rates for collect and prepaid calls.

•	The market for communications services is highly competitive. Our ability to compete successfully in our markets will depend on several factors, including the following:

•	how well we market our existing services and develop new technologies;

•	the quality and reliability of our network and service;

•	our ability to anticipate and respond to various competitive factors affecting the communications industry, including a changing regulatory environment that may affect us differently from our competitors, pricing strategies and the introduction of new competitive services by our competitors, changes in consumer preferences, demographic trends and economic conditions; and

•	our ability to successfully defend claims against us.

Competition could intensify as a result of new competitors and the development of new technologies, products and services. Some or all of these risks may cause us to have to spend significantly more in capital expenditures than we currently anticipate in order to keep existing, and attract new, customers.

Many of our competitors, such as RBOCs, LECs and IXCs such as Verizon/MCI and Embarq, have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, due to consolidation and strategic alliances within the communications industry, we cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions. Increased competition from existing and new entities could lead to higher commissions paid to correctional facilities, loss of customers, reduced operating margins or loss of market share.

Most of our customers are governmental entities that require us to adhere to certain policies that may limit our ability to attract and retain customers.

Our customers include U.S. and foreign federal, state and local governmental entities responsible for the administration and operation of correctional facilities. We are subject, therefore, to the administrative policies and procedures employed by, and the regulations that govern the activities of, these governmental entities, including policies, procedures, and regulations concerning the procurement and retention of contract rights and the provision of services. Our operations may be adversely affected by the policies and procedures employed by, or the regulations that govern the activities of, these governmental entities and we may be limited in our ability to secure additional customer contracts, renew and retain existing customer contracts, and consummate acquisitions as a result of such policies, procedures and regulations.

Our equity investors’ interests may differ from your interests.

Circumstances may arise in which the interests of our equity investors could be in conflict with yours as a noteholder. In particular, our equity investors may have an interest in pursuing certain strategies or transactions that, in their judgment, enhance the value of their investment in us even though these strategies or transactions may involve risks to you as noteholders. Further conflicts of interest may arise between you and our equity investors when we are faced with decisions that could have different implications for you and our equity investors, including financial budgets, potential competition, the issuance and disposition of securities, the payment of distributions by us, regulatory and legal positions and other matters. Because our equity investors control us, these conflicts may be resolved in a manner adverse to, or that imposes more risks on, you as noteholders.

In addition, conflicts of interest may arise between us and one or more of our equity investors when we are faced with decisions that could have different implications for us and our equity investors. For example, our equity investors and their affiliates are permitted to compete with us. Because our equity investors control us, conflicts of interest arising due to competition between us and an equity investor could be resolved in a manner adverse to us. It is possible that there will be situations where our equity investors’ interests are in conflict with our interests, and our equity investors, acting through the board of directors or through our executive officers, could resolve these conflicts in a manner adverse to us.

Our success depends on our ability to attract and retain qualified management and other personnel.

We are dependent on the efforts of our executive officers and other senior management personnel. In addition, the uncertainty associated with the integration of Syscon increases the risk that certain members of Syscon’s senior management may terminate their employment with us following the acquisition. We believe that it would be difficult to replace the expertise and experience of our and Syscon’s senior management. Accordingly, the loss of the services of one or more of these individuals could have a material adverse effect on us and our ability to implement our strategies and to achieve our goals. In addition, our failure to attract and retain additional management to support our business strategy could also have a material adverse effect on us. See “Management.”

Risk Factors Relating to Syscon’s Business

Many of Syscon’s current and potential competitors have significantly greater resources than we do.

Syscon competes with numerous other software vendors, including Motorola, Inc., Maximus, Inc., IBM/The Utah Consortium and others. Some of its current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than it does, as well as greater name recognition and a larger installed base of clients. Increased competition and consolidation in these markets is likely to result in price reductions, reduced operating margins and changes in market share, any one of which could adversely affect Syscon. Syscon may be unable to continue to compete successfully with new and existing competitors without lowering prices or offering other favorable terms.

Furthermore, potential customers may consider outsourcing options, including application service providers, data center outsourcing and service bureaus as alternatives to licensing Syscon’s software products. Any of these factors could materially impair Syscon’s ability to compete and have a material adverse affect on its operating performance and financial condition.

We may be required to defer recognition of license revenue for a significant period of time.

Because generally accepted accounting principles in the United States and SEC interpretations often require a portion of revenues to be deferred when sales of software licenses are bundled with maintenance or other services in a single customer contract, we may be required to defer a portion of Syscon’s revenues for a significant period of time. Syscon’s revenues are generally comprised of three elements, software licenses, implementation services, and consulting and maintenance services. There are several accounting standards and interpretations covering revenue recognition for the software industry. These pronouncements include

Statement of Position (SOP) 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions. In addition, the SEC staff has issued Staff Accounting Bulletin Nos. 101 and 104, which explain how the SEC staff believes existing revenue recognition rules should be applied to, or interpreted for, transactions not addressed by existing rules. Often times these rules require revenues to be deferred until some time after the initial sale of the license. How long revenues are deferred can depend on a variety of factors, including:

•	whether the license agreement relates to then unavailable software products;

•	whether transactions include both currently deliverable software products and software products that are under development or other undeliverable elements;

•	whether the customer demands services that include significant modifications, customizations or complex interfaces that could delay products delivery or acceptance;

•	whether the transaction involves acceptance criteria that may preclude revenue recognition or if there are identified product-related issues, such as known defects; and

•	whether the transaction involves payment terms or fees that depend upon contingencies.

Because implementation of Syscon’s products can take 18 months or longer to complete and Syscon’s customers generally do not accept its products until implementation is complete, we may be required to delay recognizing Syscon’s license revenue for a significant period of time. Because of the aforementioned accounting principles, Syscon may recognize revenue differently than it has in the past depending on the specific contractual terms of any new customer contracts. Further, because revenue from software licenses comprises a significant portion of Syscon’s revenue, the deferred amount could be substantial. If Syscon is successful in selling to its customers products that require greater customization, we may be required to defer an even greater amount of revenue.

Moreover, the accounting profession and regulatory agencies continue to discuss various provisions of the pronouncements relating to revenue recognition of software sales with the objective of providing additional guidance on their application and with respect to potential interpretations related to so-called “multiple element arrangements,” such as those offered by Syscon. These discussions and the issuance of new interpretations, once finalized, could lead to unanticipated changes in revenue accounting practices, which could change the timing of recognized revenue. They could also drive significant adjustments to Syscon’s business practices which could result in increased administrative costs, lengthened sales cycles and other changes which could adversely affect our reported revenues and results of operations.

Syscon’s lengthy sales cycle and limited number of large non-recurring licenses sales make it difficult to predict quarterly revenue levels and operating results.

It is difficult for us to forecast the timing and recognition of revenues from sales of Syscon’s products because Syscon’s existing and prospective customers often take significant time evaluating its products before licensing them. The sales process for Syscon’s products is lengthy and can exceed one year. License and implementation fees for Syscon’s software products tend to be substantial when they occur. Additionally, the purchasing of Syscon’s products is relatively discretionary and the purchasing decision typically involves members of Syscon’s customers’ senior management. Accordingly, the timing of our license revenues is difficult to predict. The delay of an order could cause our quarterly revenues to fall substantially below our expectations and those of public market analysts and investors. Moreover, to the extent that Syscon succeeds in shifting customer purchases away from individual software products and toward more costly integrated suites of software and services, Syscon’s sales cycle may lengthen, which could increase the likelihood of delays and cause the effect of a delay to become more pronounced. Delays in Syscon’s sales could cause significant shortfalls in our revenues and operating results for any particular period. The period between initial customer contact and a purchase by a customer may vary from nine months to more than one year. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

•	reduced demand for offender management software solutions;

•	introduction of products by our competitors;

•	lower prices offered by our competitors; and

•	reduced need to upgrade existing systems.

Additionally, because Syscon’s customers and potential customers are federal, state and local government agencies that may have limited funds allocated to information technology, decreases in any of Syscon’s customer’s budgets for information technology could result in order cancellations that could have a significant adverse affect on our revenues and quarterly results.

Syscon may not be successful in convincing potential customers to migrate to its products.

Many correctional institutions have historically used internally developed software for their offender management systems and to manage other resources. These institutions may not be willing to incur the costs or invest the resources necessary to initially implement Syscon’s products or complete upgrades to current or future releases of its products. Consequently, it may be difficult for Syscon to convince these institutions to make substantial capital expenditures to migrate to its products. This may impede Syscon’s ability to increase its market share in its existing markets as well as penetrate other geographic markets or to generate new or recurring revenues.

Syscon depends on third-party technology which, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of its products or result in liability claims.

Syscon licenses critical third-party software that it incorporates into its own software products and is likely to incorporate additional third-party software into its new product offerings. If Syscon’s relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, Syscon’s business could be harmed. The operation of Syscon’s products would also be impaired if errors occur in the third-party software that it utilizes. It may be more difficult for Syscon to correct any defects in third-party software because the software is not within its control. Accordingly, Syscon’s business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products significantly increases, our gross margin levels could significantly decrease.

Although these third party software vendors generally indemnify Syscon against claims that their technology infringes on the proprietary rights of others, such indemnification is not always available for all types of intellectual property. Sometimes software vendors are not well capitalized and may not be able to indemnify us in the event that their technology infringes on the proprietary rights of others. Defending such infringement claims, regardless of their validity, could result in significant cost and diversion of resources. As a result, Syscon may face substantial exposure to liability in the event that technology it licenses from a third-party infringes on another party’s proprietary rights.

Syscon’s products may need to become compatible with various user interfaces to remain competitive.

Market acceptance of new platforms and operating environments may require Syscon to undergo the expense of developing and maintaining compatible product lines. There may be future or existing operation and relational database platforms and user interfaces that achieve popularity in the marketplace and that may or may not be architecturally compatible with Syscon’s software product design. In addition, the effort and expense of developing, testing, and maintaining software product lines will increase as more hardware platforms and operating systems achieve market acceptance within Syscon’s target markets. If Syscon does not achieve market acceptance of new user interfaces that it supports, or adapt to popular new user interfaces that it does not support, our sales and revenue may be adversely affected. Developing and maintaining consistent software product performance characteristics across all of these combinations could place a significant strain on Syscon’s resources and software product release schedules, which could adversely affect revenues and results of operations.

Syscon’s future success will depend in part upon its ability to:

•	continue to enhance and expand its core applications;

•	continue to sell its products;

•	continue to successfully integrate third-party products;

•	enter new geographic markets and achieve market acceptance;

•	further penetrate existing markets; and

•	develop and introduce new products that keep pace with technological developments, including developments related to the Internet, and satisfy increasingly sophisticated customer requirements.

Syscon’s customers may be unable to implement its products successfully, which may subject it to warranty or product liability claims that could be costly to resolve and result in negative publicity.

Syscon’s products must integrate with the many existing computer systems and software programs of its customers. This can be complex, time-consuming and expensive, and may cause delays in the deployment of its products. Syscon’s customers may be unable to implement its products successfully or otherwise achieve the benefits attributable to its products. Although Syscon tests each of its new products and product enhancement releases and evaluates and tests the products it obtains through acquisitions before introducing them to the market, there may still be significant errors in existing or future releases of Syscon’s software products. Consequently, Syscon may be required to expend significant resources in order to correct such errors or otherwise satisfy customer demands. In addition, defects in Syscon’s products or difficulty integrating its products with its customers’ systems could result in delayed or lost revenues, warranty or other claims against Syscon by customers or third parties, adverse customer reaction and negative publicity about Syscon or its products and services or reduced acceptance of Syscon’s products and services in the marketplace, any of which could have a material adverse effect on our business, results of operations and financial condition.

Syscon’s international operations and sales subject it to risks associated with unexpected events.

The international reach of Syscon’s business could cause it to be subject to unexpected, uncontrollable and rapidly changing events and circumstances. The following factors, among others, could adversely affect its business and earnings:

•	failure to properly comply with foreign laws and regulations applicable to its foreign activities including, without limitation, software localization requirements;

•	compliance with multiple and potentially conflicting regulations in Europe, Australia and North America, including export requirements, tariffs, import duties and other trade barriers, as well as intellectual property requirements;

•	difficulties in managing foreign operations and appropriate levels of staffing;

•	longer collection cycles;

•	seasonal reductions in business activities, particularly throughout Europe;

•	reduced protection for intellectual property rights in some countries;

•	proper compliance with local tax laws which can be complex and may result in unintended adverse tax consequences;

•	anti-American sentiment due to the war in Iraq and other American policies that may be unpopular in certain countries;

•	difficulties in enforcing agreements through foreign legal systems;

•	fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by Syscon in foreign markets where payment for its products and services is made in the local currency;

•	changes in general economic and political conditions in countries where Syscon operates; and

•	restrictions on downsizing operations in Europe and expenses and delays associated with any such activities.

Regulatory Risks

The FCC is currently reviewing challenges and alternatives to the exclusive-provider system that, if implemented, could have an adverse effect on our business.

Most correctional facilities grant exclusive contracts to a single provider of inmate telecommunications services. The FCC has opened several rulemaking proceedings that question whether the current regulatory regime applicable to the provision of inmate telecommunications services is responsive to the needs of correctional facilities, inmate telecommunications service providers, the inmates and their families. Parties participating in these proceedings generally include prison inmates and their families, parties receiving calls from inmates, several national inmate advocacy organizations such as Citizens United for the Rehabilitation of Errants and providers of inmate telecommunications services. In general, the position of those challenging the current regulatory regime is that inmate telecommunications service rates are excessive due to lack of competitive market forces and that the FCC should make the exclusive service arrangements unlawful, permit open access by multiple inmate telecommunications service providers, establish rate caps, prohibit commissions to correctional facilities and mandate the offering by inmate telecommunications service providers of debit (prepaid) card alternatives to collect calling. Such a regime would require a new and complex set of federal regulations that, if adopted, could immediately reduce our revenues derived from existing contracts and could lead to increased costs associated with regulatory compliance. Moreover, if implementation of these regulations leads to technological or structural changes in the industry, it could render our technology obsolete, diminish the value of our intellectual property and our customer relationships and lead to a reduction of volume and profitability of calls originating from correctional facilities.

We operate in a highly regulated industry, and are subject to restrictions in the manner in which we conduct our business and a variety of claims relating to such regulation.

Our operations are subject to federal regulation, and we must comply with the Communications Act of 1934, as amended, and FCC regulations promulgated thereunder. We are also subject to the applicable laws and regulations of various states and other state agencies, including regulation by public utility commissions. Federal laws and FCC regulations generally apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while state regulatory authorities generally have jurisdiction over telecommunications that originate and terminate within the same state. Generally, we must obtain and maintain prior authorization from, or register with, regulatory bodies in most states where we offer intrastate services and must obtain or submit prior regulatory approval of rates, terms and conditions for our intrastate services in most of these jurisdictions. We are also in some cases required, along with other telecommunications providers, to contribute to federal and state funds established for universal service, number portability, payphone compensation and related purposes. Laws and regulations in this industry such as those identified above, and others including those regulating call recording and call rate announcements, and billing, collection, customer collection management, and solicitation practices are all highly complex and burdensome, making it difficult to always be in complete compliance. The difficulty is sometimes exacerbated by technology issues. Although we actively seek to comply with all laws and regulations and to remedy all areas in which we become aware of our non-compliance, we have not always been, and are not currently, in full compliance with all regulations applicable to us. Once our non-compliance is remedied, we may not always remain in compliance with all applicable requirements in the future. Failure to comply with these requirements can result in potentially significant fines, penalties, regulatory sanctions and claims for substantial damages. Claims may be widespread, as in the case of class actions commenced on behalf of inmates or the called parties of inmates. Significant fines, penalties, regulatory sanctions and damage claims could be material to our business, operating results and financial condition. Additionally, regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. Future regulatory, judicial or legislative activities may have an adverse effect on our operations or financial condition, and domestic or international regulators or third parties may raise material issues with regard to our compliance with applicable regulations.

THE SYSCON ACQUISITION

On June 29, 2007, we acquired all of the outstanding common stock of Syscon from its sole beneficial owner, Mr. Floyd Sully, for approximately $41 million and 45,604 shares of our common stock. Additionally, we are obligated to pay up to $7 million, in each of the three 12 month periods following the closing, contingent upon Syscon attaining certain revenue targets and Mr. Sully remaining with Syscon. The minimum revenue thresholds for the earn-out payments are $56.5 million for the first 12 months, $61.5 million for the second 12 months, and $63.1 million for the third 12 months. If Syscon’s revenues are less than the aforementioned thresholds, but greater than $30 million for the first 12 months, $33.33 million for the second 12 months and $36.67 million for the third 12 months, Mr. Sully will earn a portion of the $7 million dollar payment applicable to the given year. Further, revenues in excess of the second and third targets may be carried forward or back to the next or prior 12 months to earn any unpaid portion of such earn out.

Mr. Sully also left $5,000,000 of cash in Syscon’s bank accounts upon the closing of the Syscon Acquisition. Securus will pay Mr. Sully up to $5,000,000 as Syscon generates Net Cash Flow (as defined in the stock purchase agreement).

We financed the Syscon Acquisition by issuing the 2007 notes and drawing approximately $8.4 million on our working capital facility.

THE EXCHANGE OFFER

While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the exchange offer.

Purpose of the Exchange Offer

We sold the old notes in transactions that were exempt from the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from, or not subject to, the Securities Act registration requirements.

In connection with the issuance of the 2007 notes, we entered into a registration rights agreement that requires us to use our reasonable best efforts to conduct the exchange offer. Although we are not legally required to exchange the 2004 notes, we are including them in this exchange offer. A copy of the registration rights agreement relating to the 2007 notes has been filed with the SEC. Under the registration rights agreement, we agreed that we would, at our expense, subject to certain exceptions:

•	file this registration statement with the SEC with respect to a registered offer to exchange the 2007 notes for the 2007 exchange notes;

•	use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act by April 23, 2008;

•	following the declaration of the effectiveness of the registration statement, promptly offer the 2007 exchange notes in exchange for surrender of the 2007 notes; and

•	keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of 2007 notes.

For each 2007 note and 2004 note validly tendered to us pursuant to the exchange offer, we will issue to the holder of such old note a 2007 exchange note or 2004 exchange note, as applicable, having a principal amount equal to that of the surrendered old note. Interest on each 2004 exchange note will accrue from March 1, 2007, the date our last interest payment was made, and each 2007 exchange note will accrue interest from June 29, 2007, the date that the 2007 notes were issued.

Under existing interpretations of the staff of the SEC issued to third parties, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate, and is not engaging nor intends to engage, in the distribution of the exchange notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the exchange notes in exchange for old notes acquired as a result of market-making or other trading activities will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in this registration statement. Each broker-dealer that receives the exchange notes for its own account in exchange for the old notes, where such old notes were acquired by such broker-dealer as a result of marketmaking activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this registration statement in connection with the resale of the exchange notes for 90 days following the consummation of the exchange offer.

A holder of old notes (other than certain specified holders) who wishes to exchange the old notes for exchange notes in the exchange offer will be required to represent to us that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it is not engaging, nor intends to engage, and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate or broker-dealer, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1) any change in law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect a registered exchange offer, or

(2) for any other reason we do not consummate the exchange offer by April 23, 2008; or

(3) the initial purchaser of the 2007 notes so requests, following consummation of the exchange offer after notification that the 2007 notes held by it are not eligible to be exchanged for the exchange notes in the exchange offer, or

(4) certain holders of the 2007 notes are not eligible to participate in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(1) file a shelf registration statement with the SEC covering the offer and sale of the old notes or the exchange notes, as the case may be, as promptly as practicable, but in no event more than 45 days after so required or requested (which we call the shelf filing date);

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

(3) use our reasonable best efforts to keep the shelf registration statement continuously effective until the earliest of (A) two years from the effective date of the shelf registration statement, (B) the date on which all 2007 notes registered thereunder are sold and (C) the time when the 2007 notes covered by the shelf registration statement are no longer restricted securities (as defined in Rule 144 under the Securities Act).

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the 2007 notes. A holder selling such old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

Subject to certain exceptions, we will pay additional cash interest on the 2007 notes:

(1) if we fail to file the registration statement of which this prospectus forms a part with the SEC or, if required, the shelf registration statement, on or prior to January 14, 2008;

(2) if the exchange offer is not consummated or, if required, the shelf registration statement is not declared effective, on or before April 23, 2008; or

(3) after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions); from and including the date on which any such default shall occur to but excluding the date on which all such defaults have been cured.

The rate of any such additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of the default, and such rate shall increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum interest rate of 2.0% per annum. We will pay any such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the exchange notes.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the 2007 notes shall be deemed to include any additional interest pursuant to the registration rights agreement relating to the 2007 notes.

If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all 2007 notes validly tendered in accordance with the terms of the exchange offer.

Each broker-dealer that receives the exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the exchange notes.

Background of the Exchange Offer

On June 29, 2007, we issued $40,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011 under an Indenture dated September 9, 2004, as amended on June 27, 2007, in a private offering. We refer to these notes in this prospectus as the 2007 notes. On September 9, 2004, we issued $154,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011. On June 28, 2005, we commenced an exchange offer to exchange the privately placed notes for registered notes. Of this amount, $268,000 aggregate principal amount was not submitted for exchange and therefor have not been registered under the Securities Act. We refer to these unregistered notes in this prospectus as the 2004 notes. We refer to the 2007 notes and the 2004 notes in this prospectus as the “old notes.” We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act of 1933, as amended. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from or not subject to the Securities Act registration requirements.

The maximum principal amount of 2007 exchange notes that will be issued in this exchange offer for the 2007 notes is $40 million and the maximum principal amount of 2004 exchange notes that will be issued in this exchange offer for the 2004 notes is $268,000. The terms of the exchange notes and the old notes will be identical in all material respects, except that the exchange notes will be registered under the Securities Act and will not have restrictions on transfer or registration rights. The 2007 exchange notes and the 2004 exchange notes will trade under different CUSIP numbers. The exchange notes and the old notes not exchanged in the exchange offer will constitute a single class of debt securities under the indenture.

The exchange notes will bear interest at a rate of 11% per year, payable semiannually in arrears on each March 1 and September 1 of each year, beginning on September 1, 2007.

In order to exchange your old notes for the exchange notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:

•	the exchange notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of Securus, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer, that you will received exchange notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities and that you will be required to deliver a prospectus in connection with any resale of such exchange notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under “— Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under “— Transfer Taxes.”

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., Eastern Standard Time, on , 2007, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., Eastern Standard Time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange, will remain subject to the exchange offer and may be accepted for exchange by us.

To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the exchange offer, and

•	amend any terms of the exchange offer.

Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “— Conditions to the Exchange Offer” have not been satisfied or waived. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, the exchange notes will not be given to holders of old notes who have validly tendered their old notes. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder or, in the case of the old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Resale of the Exchange Notes

Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you do not intend to participate in, and are not engaged in, the distribution of the exchange notes.

The staff of the SEC, however, has not considered this particular exchange offer for the exchange notes in the context of a no-action letter, and the staff of the SEC may not make a similar determination as in the no-action letters issued to these third parties.

If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any security holder intending to distribute the exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the exchange notes only as specifically set forth in the section captioned “Plan of Distribution.” As to broker-dealers, only those that acquired the exchange notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the exchange notes.

Acceptance of Old Notes for Exchange

We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “— Conditions to the Exchange Offer.”

Except as specified above, we will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. We expressly reserve the right in our sole discretion, to:

•	delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-l under the Securities Exchange Act of 1934, as amended, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any old notes, if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

In all cases, the exchange notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver 2007 exchange notes to holders of 2007 notes or 2004 exchange notes to holders of 2004 notes accepted for exchange after the exchange agent receives such exchange notes.

If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on its behalf, retain tendered old notes, without prejudice to our rights described in this prospectus under the captions “— Expiration Date; Extensions; Termination; Amendments,” “— Conditions to the Exchange Offer” and “— Withdrawal of Tenders,” subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the old notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer,” such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described under the caption “— Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through the Depository Trust Company

The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender Of Old Notes Held In Physical Form

For a holder to validly tender old notes held in physical form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•	the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

Signature Guarantees

A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Book-Entry Transfer

The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT’S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery

If you wish to tender your old notes and:

•	certificates representing your old notes are not lost but are not immediately available;

•	time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

•	the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

you may tender your old notes if:

•	your tender is made by or through an eligible institution;

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

•	setting forth your name and address, the registered number(s) of your old notes and the principal amount of the old notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters

Exchange notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for, or a timely book-entry confirmation with respect to, your old notes;

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal.

All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived by us, any defect or irregularity in connection with tenders of old notes must be cured within the time that we determine. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•	you acknowledge and agree that any person participating in the exchange offer for the purpose of distributing the exchange notes:

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person; and

•	cannot rely on the position of the SEC set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters;

•	you understand that a secondary resale transaction described in the preceding bullet point should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the SEC;

•	if you are a broker-dealer, that you will receive the exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you may not rely on the position of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), and similar no-action letters and you will deliver a prospectus, as required by law, in connection with any resale of the exchange notes; and

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn; and

•	identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn.

If certificates for the old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

If the old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the captions “— Procedures for Tendering Old Notes — Other Matters” and “Plan of Distribution;” and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes promptly. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times. All conditions to the exchange offer, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

We will not accept for exchange any old notes tendered, and will not issue the exchange notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•	delivery of the exchange notes, or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

•	tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your old notes for exchange notes in the exchange offer, you will remain subject to restrictions on transfer of the old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering circulars distributed in connection with the private offering of the 2007 notes and the 2004 notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement relating to the 2007 notes, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Exchange Agent

The Bank of New York Trust Company, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

The Bank of New York Trust Company, N.A.

By Registered or Certified Mail, By Hand or Overnight Delivery:	Facsimile Transmissions: (Eligible Institutions Only)
The Bank of New York	(212) 298-1915
Corporate Trust Operations
Reorganization Unit	To Confirm by Telephone or for
Attn: Giselle Guadalupe	Information Call:
101 Barclay Street, 7 East	(212) 815-6331
New York, NY 10286

Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the old notes for the exchange notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of the exchange offer. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated June 29, 2007, by and among Securus, the subsidiary guarantors party thereto, and UBS Securities LLC, the initial purchaser of the 2007 notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will retire or cancel all of the old notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. The form and terms of the exchange notes are identical in all respects to the form and terms of the old notes, except the exchange notes are registered under the Securities Act and will not have restrictions on transfer or registration rights.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2007 on both a historical basis and pro forma basis to give effect to the acquisition of Syscon, the application of the net proceeds from the issuance of the 2007 notes, the borrowings under our working capital facility and the use of the resulting proceeds therefrom as described under “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements,” the related notes and the historical financial statements of Securus and Syscon and the related notes included elsewhere in this prospectus.

	As of
	March 31, 2007
		Pro Forma
	Actual	Combined
	(Unaudited)
	(Dollars in millions)

Cash and cash equivalents	$0.4	$5.4
Long-term debt (including current portion):
Working capital facility	9.9	18.3
11% Second-priority senior secured notes due 2011(1)	151.4	190.5
Senior subordinated debt financing, net of fair value of warrants(2)	58.6	58.6
Total	$219.9	$267.4
Stockholders’ equity(3)	(57.2)	(47.2)
Total capitalization	$162.7	$220.2

(1)	The amount shown is net of original issue discount, or OID, $2.6 million for the 2004 notes and $0.9 million for the 2007 notes. OID represents the amount equal to the excess of the stated redemption price at maturity of the notes over their issue price.

(2)	The amount of proceeds allocated to the warrants issued in connection with the senior subordinated debt financing was based on their estimated fair value and is shown as an increase to stockholders’ equity. This amount is amortized to interest expense over the life of the senior subordinated notes. As of March 31, 2007 the unamortized amount was $2.6 million.

(3)	The pro forma combined column includes adjustments to the combined historical stockholders’ equity of Syscon.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated historical financial data presented below for and as of the end of the three-month periods ended March 31, 2006 and March 31, 2007 from the unaudited consolidated financial statements of Securus. We derived the selected consolidated historical financial data presented below for and as of the end of each of the periods presented in the five-year period ended December 31, 2006 from the audited consolidated financial statements of Securus, which financial statements have been audited by KPMG LLP, our independent auditors. The following selected historical consolidated financial data should be read in conjunction with Securus’ audited consolidated financial statements, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Statements” and, in each case, the related notes included elsewhere in this prospectus.

	Predecessor			Successor
				Period from
			Period from	January 12,
	For The Year		January 1,	(Inception)	For The Year
	Ended		2004 to	2004 to	Ended		For the Year Quarter
	December 31,		March 2,	December 31,	December 31,		Ended March 31,
	2002	2003	2004(1)	2004(2)	2005	2006	2006	2007
	(In millions)
Consolidated Statement of Operations Data:
Operating revenues	$119.8	$117.2	$17.4	$173.4	$377.2	$400.6	$98.8	$103.7
Costs of revenues	72.7	75.7	11.4	130.9	289.0	308.8	75.4	79.6
Selling, general and administrative	26.4	26.2	3.6	27.5	48.3	52.3	12.5	13.4
Depreciation and amortization	12.1	11.9	1.6	13.2	23.9	30.3	6.7	8.5
Non-cash impairment of assets	1.1	0.7	0.3	50.6	—	—	—	—
Other operating expenses (income)(3)	—	(0.3)	5.3	5.6	0.7	0.1	—	—
Income (loss) from operations	7.5	3.0	(4.8)	(54.4)	15.3	9.2	4.3	2.2
Other Income (Expense):
Patent litigation settlement, net of expenses(4)	(2.1)	9.9	—	—	—	—	—	—
Transaction fees and expenses(5)	—	—	(5.4)	(1.0)	—	—	—	—
Interest and other expenses, net	(2.8)	(3.7)	(2.2)	(14.0)	(26.6)	(27.8)	(6.9)	(7.2)
Income (loss) from continuing operations before income taxes	2.6	9.2	(12.4)	(69.4)	(11.3)	(18.7)	(2.7)	(5.0)
Income tax expense (benefit)	0.2	2.7	(2.6)	(12.7)	(2.2)	1.5	0.2	0.4
Net income (loss) from continuing operations	2.4	6.5	(9.8)	(56.7)	(9.1)	(20.1)	(2.9)	(5.4)
Loss from discontinued operations	(0.6)	—	—	—	—	—	—	—
Gain on sale of assets of discontinued operations	0.3	—	—	—	—	—	—	—
Net income (loss) applicable to common stockholders	$(2.1)	$6.5	$(9.8)	$(56.7)	$(9.1)	$(20.1)	$(2.9)	$(5.4)
Other Financial Data:
Total direct provisioning revenues	$48.8	$56.7	$9.7	$120.8	$303.2	$340.2	$82.0	$90.8
Total telecommunications services revenues	57.5	50.6	7.6	30.3	25.3	13.4	4.5	2.4
Total solutions services revenues	—	—	—	18.5	47.4	45.7	12.2	10.4
Total Equipment Sales and Other revenues	13.5	9.9	0.2	3.7	1.3	1.1	0.1	0.1
Other Data:
Ratio of earnings to fixed charges	1.6	2.9	—	—	—	—	—	—
Deficiency of earnings to fixed charges	$—	$—	$9.8	$56.7	$9.2	$20.1	2.9	5.4
Consolidated Cash Flow Data:
Cash flows from operating activities	$13.5	$26.8	$(3.8)	$(1.8)	$29.8	$19.1	$(4.6)	$(1.9)
Cash flows from investing activities	(6.4)	(6.8)	(0.6)	(213.1)	(26.3)	(27.2)	(7.1)	(5.0)
Cash flows from financing activities	(1.6)	(3.7)	(0.9)	216.7	(2.8)	6.0	11.5	6.7
Capital expenditures	5.9	6.5	0.6	12.4	26.3	27.2	7.1	5.1
Consolidated Balance Sheet Data (end of period):
Cash and cash equivalents	$6.6	$22.9	$17.6	$3.2	$4.0	$2.0	$3.9	$1.9
Total current assets	31.3	40.0	45.7	78.1	80.7	76.4	82.1	79.6
Net property and equipment	25.3	21.5	20.0	36.2	43.9	46.4	45.6	44.4
Total assets	66.7	68.9	74.7	272.1	266.9	259.6	268.8	259.4
Total long-term debt (including current portion)	22.8	19.2	18.3	189.9	198.0	210.6	210.9	219.9
Stockholders’ equity (deficit)	27.1	35.2	25.4	(22.8)	(31.9)	(51.9)	(34.7)	(57.2)

(1)	For the reader’s convenience, this column presents on a combined basis the data for T-Netix’s predecessor for the 62-day period from January 1, 2004 to March 2, 2004.

(2)	Includes research and development expenses. Does not include information for T-Netix (Predecessor) for the period from January 1, 2004 to March 2, 2004 prior to our acquisition of T-Netix on March 3, 2004, or information for Evercom for the period from January 1, 2004 to September 8, 2004, prior to our acquisition of Evercom on September 9, 2004.

(3)	Includes gain on sale of assets, compensation expense on employee stock options and restricted stock, severance payments and loss on debt extinguishment.

(4)	Reflects income from a one-time litigation settlement, net of legal expenses.

(5)	Represents one-time transaction expenses related to our purchase of T-Netix and Evercom in 2004.

SECURUS TECHNOLOGIES, INC. UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS

We based the following Unaudited Pro Forma Combined Financial Statements of Securus Technologies, Inc. on the historical consolidated financial statements of Securus, included elsewhere in this prospectus, adjusted to give effect to the following transactions:

•	our acquisition of Syscon;

•	our issuance of the 2007 notes;

•	our borrowing of $8.4 million under our working capital facility; and

•	our payment of $6.5 million of fees and expenses incurred in connection with the transactions.

In adjusting for our acquisition of Syscon, we relied in part on the historical audited and unaudited financial statements of Syscon provided elsewhere in this prospectus. We derived the historical operating data for Syscon for the twelve months ended December 31, 2006, by adding together the audited combined statement of operations for Syscon for the period from July 1, 2005 to June 1, 2006, the audited consolidated statement of operations for Syscon for the period from June 2, 2006 to June 30, 2006, and the unaudited consolidated statement of operations for Syscon for the six months ended December 31, 2006, and subtracting therefrom the unaudited consolidated statement of operations data for Syscon for the six months ended December 31, 2005.

The unaudited pro forma financial statements were prepared to illustrate the estimated effects of the transactions. The pro forma financial statements also give effect to Syscon’s stockholder leaving $5,000,000 of cash in Syscon’s bank accounts upon the consummation of the Syscon Acquisition, which Securus will repay as Syscon generates Net Cash Flow (as defined in the stock purchase agreement). Accordingly, we recorded a short-term liability on the balance sheet. The pro forma balance sheet gives effect to the transactions as if they had occurred as of March 31, 2007. The pro forma statements of operations contained herein give effect to the transactions as if they had occurred on January 1, 2006. We derived the audited pro forma consolidated statement of operations for twelve months ended March 31, 2007 from the other pro forma consolidated statements of operations provided herein by adding our pro forma consolidated statement of operations for the year ended December 31, 2006 to our pro forma consolidated statement of operations for the three months ended March 31, 2007 and subtracting therefrom our pro forma consolidated statement of operations for the three months ended March 31, 2006.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial statements do not purport to represent what the results of operations or financial condition of each Securus and Syscon would actually have been had the transactions in fact occurred as of such date or to project the results of operations or financial condition for any future period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Syscon Acquisition.

The acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price will be allocated to the assets acquired and liabilities assumed of Syscon based on their respective fair values. A preliminary allocation of the purchase costs has been made for major categories of assets and liabilities in the accompanying pro forma financial statements based on estimates. A final determination of these fair values will reflect our consideration of valuations prepared by third-party appraisers and may include an adjustment to the amounts recorded for the value of inventory, plant and equipment and identifiable assets. The purchase price is subject to certain purchase price adjustments based upon adjustments for working capital. No adjustments have been made in the unaudited combined financial information for these purchase price adjustments or post-closing obligations because such amounts are not determinable. Any final adjustment to the purchase price or the estimated fair values of the assets purchased will change the allocations of purchase price and could result in changes to the unaudited pro forma consolidated financial statements, and the changes could be material.

You should read the pro forma financial statements and the accompanying notes in conjunction with the information contained in “The Syscon Acquisition,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Securus and Syscon and the related notes to those statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007

					Pro Forma as
	Securus (Unaudited)	Syscon (Unaudited)			Adjusted
	Three Months Ended	Three Months Ended	Adjustments		Three Months Ended
	March 31,	March 31,	Related to the		March 31,
	2007	2007	Transactions		2007
	(Dollars in thousands)

Operating revenues	$103,659	$4,251	$767(2)		$108,677
Operating costs and expenses:
Cost of revenues	79,569	3,996			83,565
Selling, general and administrative	13,397	356			13,753
Professional fees	—	311			311
Depreciation and amortization	8,485	363	62	(3)	8,910
Employee profit sharing	—	336			336

Total operating costs and expenses	101,451	5,362	62		106,875

Income (loss) from operations	$2,208	$(1,111)	$705		$1,802
Other (income) expense:
Interest and other expenses, net	$7,218	$491	$1,679	(4)	$9,388

Total other (income) expense	7,218	491	1,679		9,388

Loss from continuing operations before income taxes	$(5,010)	$(1,602)	$(974)		$(7,586)
Income tax expense (benefit)	366	(668)	(25	)(5)	(327)

Net loss applicable to common stockholders	$(5,376)	$(934)	$(949)		$(7,259)

Other Pro Forma Combined Financial Data:
Total capital expenditures	$5,072	$402			$5,474

See notes and adjustments starting on page 55.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006

					Pro Forma as
	Securus (Unaudited)	Syscon (Unaudited)			Adjusted
	Three Months Ended	Three Months Ended	Adjustments		Three Months Ended
	March 31,	March 31,	Related to the		March 31,
	2006	2006	Transactions		2006
		(Dollars in thousands)

Operating revenues	$98,836	$5,732	$(1,373	)(2)	$103,195
Operating costs and expenses:
Cost of revenues	75,367	3,214			78,581
Selling, general and administrative	12,470	710			13,180
Professional fees	—	169			169
Depreciation and amortization	6,728	157	268	(3)	7,153
Employee profit sharing	—	1,001			1,001

Total operating costs and expenses	94,565	5,251	268		100,084

Income (loss) from operations	$4,271	$481	$(1,641)		$3,111
Other (income) expense:
Interest and other expenses, net	$6,931	$5	$1,698	(4)	$8,634

Total other (income) expense	6,931	5	1,698		8,634

Income (loss) from continuing operations before income taxes	$(2,660)	$476	$(3,339)		$(5,523)
Income tax expense (benefit)	248	151	(145	)(5)	254

Net income (loss) applicable to common stockholders	$(2,908)	$325	$(3,194)		$(5,777)

Other Pro Forma Combined Financial Data:
Total capital expenditures	$7,120	$212			$7,332

See notes and adjustments starting on page 55.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006

					Pro Forma as
	Securus (Audited)	Syscon (Unaudited)			Adjusted
	Twelve Months Ended	Twelve Months Ended	Adjustments		Twelve Months Ended
	December 31,	December 31,	Related to the		December 31,
	2006	2006(1)	Transactions		2006
		(Dollars in thousands)

Operating revenues	$400,600	$22,572	$(124	)(2)	$423,048
Operating costs and expenses:
Cost of revenues	308,802	14,447			323,249
Selling, general and administrative	52,387	2,871			55,258
Professional fees	—	883			883
Depreciation and amortization	30,258	1,135	565	(3)	31,958
Employee profit sharing		1,379			1,379
Impairment of property & equipment	—	478			478

Total operating costs and expenses	391,447	21,193	565		413,205

Income (loss) from operations	$9,153	$1,379	$(689)		$9,843
Other (income) expense:
Interest and other expenses, net	$27,811	$883	$6,734	(4)	$35,428

Total other (income) expense	27,811	883	6,734		35,428

Income (loss) from continuing operations before income taxes	$(18,658)	$496	$(7,423)		$(25,585)
Income tax expense (benefit)	1,461	243	(266	)(5)	1,438

Net income (loss) applicable to common stockholders	$(20,119)	$253	$(7,157)		$(27,023)

Other Pro Forma Combined Financial Data:
Total capital expenditures	$27,176	$781			$27,957

See notes and adjustments starting on page 55.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
TRAILING TWELVE MONTHS ENDED MARCH 31, 2007

	Pro Forma as	Pro Forma as	Less: Pro Forma as	Pro Forma as
	Adjusted Twelve	Adjusted Three	Adjusted Three	Adjusted Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	March 31,	March 31,	March 31,
	2006	2007	2006	2007
	(Dollars in thousands)

Operating revenues	$423,048	$108,677	$103,195	$428,530
Operating costs and expenses:
Cost of revenues	323,249	83,565	78,581	328,233
Selling, general and administrative	55,258	13,753	13,180	55,831
Professional fees	883	311	169	1,025
Depreciation and amortization	31,958	8,910	7,153	33,715
Employee profit sharing	1,379	336	1,001	714
Impairment of property & equipment	478	—	—	478

Total operating costs and expenses	413,205	106,875	100,084	419,996

Income from operations	$9,843	$1,802	$3,111	$8,534
Other (income) expense:
Interest and other expenses, net	$35,428	$9,388	$8,634	$36,182

Total other (income) expense	35,428	9,388	8,634	36,182
Loss from continuing operations before income taxes	$(25,585)	$(7,586)	$(5,523)	$(27,648)

Income tax expense (benefit)	1,438	(327)	254	857

Net loss applicable to common stockholders	$(27,023)	$(7,259)	$(5,777)	$(28,505)

Other Pro Forma Combined Financial Data:
Total capital expenditures	$27,957	$5,474	$7,332	$26,099

See notes and adjustments starting on page 55.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2007

	As of March 31, 2007
			Adjustments
			Related to the		Pro Forma
	Securus	Syscon	Transactions		Combined
	(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	436	5,743	(743	)(6)	5,436
Restricted cash	1,478	—			1,478
Accounts receivable, net	67,878	1,820			69,698
Prepaid expenses and other current assets	4,609	1,902			6,511
Unbilled revenue	—	761			761
Deferred tax assets	5,155	—			5,155

Total current assets	$79,556	$10,226	$(743)		$89,039
Property and equipment, net	44,427	878			45,305
Deferred financing costs	6,703	—	5,500	(4)	12,203
Due from related parties and notes receivable	—	4,091	(4,091	)(8)	—
Goodwill, net	37,936	—	42,868	(7)	80,804
Intangible and other assets, net	90,776	8,808	5,845	(7)	105,429

Total assets	$259,398	$24,003	$49,379		$332,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	42,486		1,548		44,034
Due to related parties	—	4,917	(4,917	)(8)	—
Loans payable	—	6,929	(6,929	)(8)	—
Payable to Seller	—	—	5,000	(9)	5,000
Accrued liabilities	33,983	373			34,356
Deferred revenue and customer advances	9,990	1,187	(79	)(10)	11,098

Total current liabilities	$86,459	$14,954	$(6,925)		$94,488
Deferred income taxes	8,549	2,285	5,568(11)		16,402
Long-term debt	219,942	8,073	39,427(12)		267,442
Other long-term liabilities	1,675	—			1,675

Total liabilities	$316,625	$25,312	$38,070		$380,007
Total stockholders’ equity	(57,227)	(1,309)	11,309(13)		(47,227)

Total liabilities and stockholders’ equity	$259,398	$24,003	$49,379		$332,780

See notes and adjustments starting on page 55.

NOTES AND ADJUSTMENTS
(Dollars in thousands)

1.	Syscon historical operating data

Derived by adding the audited combined statement of operations from July 1, 2005 to June 1, 2006, the audited consolidated statement of operations for the period from June 2, 2006 to June 30, 2006 and the unaudited consolidated statement of operations for six months ended December 31, 2006, and subtracting therefrom the unaudited consolidated statement of operations for six months ended December 31, 2005.

2.	Operating revenues

Adjustments reflect the net effect on revenues resulting from the allocation under SFAS 141 of a portion of the purchase price to the fair value of in process operating contracts, customer agreements, and the related deferred revenue of Syscon. The fair value of operating contracts, customer agreements, and related deferred revenue represent the remaining amounts to be billed under the acquired contractual obligations, reduced by the estimated direct and incremental costs to complete the contract and an allowance for the normal profit margin related to the activities that will be performed. The fair value of the operating contracts, customer agreements, and deferred revenue is amortized to revenues using the percentage of completion method of accounting:

	Three-Months	Three-Months	Year Ended
	Ended March 31,	Ended March 31,	December 31,
	2007	2006	2006

Impact of purchase accounting adjustment to Syscon’s revenue related to the transactions	$(2)	$(1,373)	$(3,583)
Historical impact of purchase accounting adjustment to Syscon’s revenue related to a 2006 reorganization	769	—	3,459

Total pro forma adjustment to operating revenues	$767	$(1,373)	$(124)

3.	Depreciation and Amortization

Adjustment reflects the amortization of intangible assets with definite lives over their useful lives. The useful life of a intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of our business. In estimating the useful lives of the intangible assets, management considered many factors including:

•	The expected use of the assets;

•	The expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate;

•	Any legal, regulatory, or contractual provisions that may limit the useful life;

•	The effect of obsolescence, demand, competition and other economic factors; and

•	The level of maintenance required to obtain the future cash flows from the asset.

NOTES AND ADJUSTMENTS — (Continued)

Based on the assessment of these factors, management assigned the average useful lives, which resulted in the following pro forma adjustments to amortization based on the allocation of fair values to identifiable intangible assets of Syscon:

	Three Months Ended March 31, 2007
				Pro Forma
		Pro Forma	Historical	Adjustment to
	Useful Life	Amortization	Amortization	Amortization

Fair value of trademarks	5.0	$50	$—	$50
Fair value of software and other intangibles	5.0	375	363	12

Total		$425	$363	$62

	Three Months Ended March 31, 2006
				Pro Forma
		Pro Forma	Historical	Adjustment to
	Useful Life	Amortization	Amortization	Amortization

Fair value of trademarks	5.0	$50	$—	$50
Fair value of software and other intangibles	5.0	375	157	218

Total		$425	$157	$268

	Year Ended December 31, 2006
				Pro Forma
		Pro Forma	Historical	Adjustment to
	Useful Life	Amortization	Amortization	Amortization

Fair value of trademarks	5.0	$200	$—	$200
Fair value of software and other intangibles	5.0	1,500	1,135	365

Total		$1,700	$1,135	$565

4.  Interest and Other Expenses, net

The pro forma adjustments to interest and other expenses, net are based on the amounts borrowed and the rates assumed to be in effect at the closing of the transactions:

Three Months
Ended March 31,
2007

Interest expense of 2004 notes — historical(a)	$4,346
Interest expense of 2007 notes(b)	1,148
Interest expense of senior subordinated notes — historical(c)	2,537
Interest expense of working capital facility(d)	425
Amortization of deferred financing costs of 2004 notes, working capital facility, senior subordinated notes and 2007 notes	525

Pro forma interest expense	$8,981
Elimination of historical interest expense(e)	(7,037)
Elimination of historical amortization of deferred financing costs	(265)

Pro forma adjustment to interest and other expenses, net	$1,679

NOTES AND ADJUSTMENTS — (Continued)

Three Months
Ended
March 31,
2006

Interest expense of 2004 notes — historical(a)	$4,335
Interest expense of 2007 notes(b)	1,148
Interest expense of senior subordinated notes — historical(c)	2,147
Interest expense of working capital facility(d)	425
Amortization of deferred financing costs of 2004 notes, working capital facility, senior subordinated notes and 2007 notes	497

Pro forma interest expense	$8,552
Elimination of historical interest expense(e)	(6,617)
Elimination of historical amortization of deferred financing costs	(237)

Pro forma adjustment to interest and other expenses, net	$1,698

Twelve Months
Ended
December 31,
2006

Interest expense of 2004 notes — historical(a)	$17,358
Interest expense of 2007 notes(b)	4,596
Interest expense of senior subordinated notes — historical(c)	9,152
Interest expense of working capital facility(d)	1,701
Amortization of deferred financing costs of 2004 notes, working capital facility, senior subordinated notes and 2007 notes	2,071

Pro forma interest expense	$34,878
Elimination of historical interest expense(e)	(27,153)
Elimination of historical amortization of deferred financing costs	(991)

Pro forma adjustment to interest and other expenses, net	$6,734

(a)	Includes historical amortization of original issue discount (“OID”) of $111 in the three months ended March 31, 2007, $100 in the three months ended March 31, 2006, and $418 in the twelve months ended December 31, 2006.

(b)	Includes amortization of OID on the 2007 notes of $48 for the three months ended March 31, 2007, $48 for the three months ended March 31, 2006 and $196 for the year ended December 31, 2006.

(c)	Includes historical amortization of fair value of warrants of $39 in the three months ended March 31, 2007, $33 in the three months ended March 31, 2006 and $141 in the twelve months ended December 31, 2006.

(d)	Amounts outstanding under our working capital facility, including additional borrowings of $8,440 to complete the acquisition of Syscon are assumed to bear interest at Prime rate of 8.25%. Interest expense of our working capital facility includes actual expenses on our letters of credit sub-facility of $36 in the three months ended March 31, 2007 and 2006 and $146 in the twelve months ended December 31, 2006 as well as unused line fees.

(e)	Includes $4,346 in interest expense on 2004 notes, $2,537 interest expense on senior subordinated notes and $154 in interest expense related to the working capital facility in the three months ended March 31, 2007, $4,335 in interest expense on 2004 notes, $2,147 interest expense on senior subordinated notes and $135 in interest expense related to the working capital facility in the three months ended March 31,

NOTES AND ADJUSTMENTS — (Continued)

2006, and $17,358 in interest expense on 2004 notes, $9,152 interest expense on senior subordinated notes and $643 in interest expense related to the working capital facility in the twelve months ended December 31, 2006.

Deferred financing costs of $5.5 million are expected to be incurred in connection with the issuance of the 2007 notes. Such costs will be amortized using the interest method, over the term of the related indebtedness. The 2007 notes mature with the 2004 notes in 2011.

5.	Income Tax Expense

Due to large net operating loss carry forwards at Securus, the only significant tax impact will be from the changes to depreciation and amortization at Syscon. The following adjustments assume a 40% effective tax rate at Syscon for the quarter ended March 31, 2007, a 54% effective tax rate at Syscon for the quarter ended March 31, 2006 and a 47% effective tax rate at Syscon for the year ended December 31, 2007.

Three Months
Ended
March 31,
2007

Depreciation & amortization adjustments	62

Tax adjustment @ 40%	$(25)

Three Months
Ended
March 31,
2006

Depreciation & amortization adjustments	268

Tax adjustment @ 54%	$(145)

Twelve Months
Ended
December 31,
2006

Depreciation & amortization adjustments	565

Tax adjustment @ 47%	$(266)

6.	Cash and Cash Equivalents

This adjustment reflects the net effect on the cash and cash equivalents balance after giving effect to the transactions assuming the closing occurred as of March 31, 2007.

Cash purchase price of outstanding Syscon capital stock	$(41,000)
Financing fees and expenses	(5,500)
Acquisition related fees and expenses	(1,000)
Draw on working capital facility	8,440
Proceeds from issuance of the 2007 notes	39,060
Cash balances of Syscon not acquired	(5,743)
Loan from seller (see note 9)	5,000

Change in cash and cash equivalents	$(743)

NOTES AND ADJUSTMENTS — (Continued)

7.	Goodwill and Other Intangible Assets

The acquisition will be accounted for using the purchase method of accounting. In accordance with SFAS 141, the total purchase price will be allocated to the assets acquired and liabilities assumed of Syscon based upon their respective fair values. A preliminary allocation of the total estimated purchase price to major categories of assets and liabilities in the accompanying pro forma financial statements has been made below. We have engaged a qualified independent appraiser to assist in completing a final allocation. The final allocation of the purchase price may result in significant differences from the preliminary amounts included herein. The following represents the estimated value attributable to identifiable intangibles and goodwill resulting from the transaction (and assumes that book value of tangible assets and liabilities acquired approximates fair value with the exception of deferred revenue and customer advances (see note 9)):

Purchase price of Syscon(a)	$51,000
Estimated acquisition related fees and expenses	1,000

Total purchase price	52,000
Less: book value of Syscon net (assets) /liabilities at March 31, 2007	1,309

Excess	$53,309
Preliminary allocation of fair value of identifiable intangibles:
Fair value of operating contracts and customer agreements	6,153
Fair value of trademarks	1,000
Fair value of software and other intangibles	7,500

Total identified intangibles	$14,653
Tax effect of purchase accounting adjustments (see note 11)	5,568
Plus: book value of Syscon net liabilities not acquired (see note 8)	(1,356)

Goodwill adjustment	$42,868

Total identified intangibles	$14,653
Eliminated historical Syscon intangibles	(8,808)

Intangible and other assets adjustment	$5,845

(a)	Includes $10,000 estimated fair value of 45,604 shares of our common stock and $41,000 of cash purchase price. Does not include up to $21,000 payable to the stockholder of Syscon in the event Syscon meets certain revenue targets for the 36 months following the closing. In the event that certain revenue targets are met the relevant portion of the $21,000 payable to the Syscon stockholder would be reflected in the statement of operations in the future periods. The $10,000 estimated fair value of 45,604 shares of common stock delivered to the seller is preliminary and is subject to final valuation. We have engaged a qualified independent appraiser to assist in the final valuation.

NOTES AND ADJUSTMENTS — (Continued)

8.	Eliminations

Reflects the elimination of assets and liabilities not included in the Syscon Acquisition:

Cash on balance sheet (see note 6)	$5,743
Intangible and other assets, net (see note 7)	8,808
Due from related parties	4,091
Due to related parties	(4,917)
Write-down of deferred revenue to fair market value (see note 10)	(79)
Loans payable	(6,929)
Long-term debt	(8,073)

Net liabilities eliminated	$(1,356)

9.	Payable to Seller

Reflects the entry to adjust for the effect of $5,000 of cash held after the closing of the Syscon Acquisition:

Loan from seller (see note 6)	$5,000

Payable to seller	5,000

10.	Deferred Revenue

Reflects the adjustment to record deferred revenue at fair value:

Deferred revenue and customer advances at Syscon	$(1,187)
Fair value of percent of completion based contracts	1,009
Fair value of post-contract customer support	99

Total pro forma adjustment to deferred revenue	$(79)

11.	Deferred Tax Liability

Represents long-term deferred taxes corresponding to the estimated differences between the book treatment and the tax treatment resulting from the transactions. The assumed effective tax rate for the pro forma adjustment is 38%.

Fair value of operating contracts and customer agreements	$6,153
Fair value of trademarks	1,000
Fair value of software and other intangibles	7,500

Total pro forma fair value of identifiable assets	$14,653
Effective tax rate	38%

Adjustment to long-term deferred income taxes	$5,568

NOTES AND ADJUSTMENTS — (Continued)

12.	Long-term Debt

Reflects the repayment and incurrence of debt as follows:

Draw on working capital facility	$8,440
2007 notes	39,060

Total adjustment to long term debt (including current portion)	47,500
Long term debt of Syscon not assumed	(8,073)

Adjustment to long term debt	$39,427

13.	Stockholders’ Equity

Estimated fair value of shares issuable to Syscon stockholder	$10,000
Elimination of historical Syscon stockholders’ equity	1,309

Adjustment to stockholders’ equity	$11,309

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are one of the largest independent providers of inmate communications services to correctional facilities operated by city, county, state and federal authorities and other types of confinement facilities such as juvenile detention centers, private jails and halfway houses in the United States and Canada. As of March 31, 2007, we provided service to approximately 2,900 correctional facilities in the United States and Canada and processed approximately 14 million calls per month. With 50 patents and over 80 patent applications filed or in process, we believe we are the leading technology innovator in the inmate communications industry.

Our core business consists of installing, operating, servicing and maintaining sophisticated call processing and communications systems in correctional facilities and providing related services. We enter into multi-year agreements (typically three to five years) directly with the correctional facilities in which we serve as the exclusive provider of telecommunications services to inmates. In exchange for the exclusive service rights, we pay a negotiated commission to the correctional facility generally based upon revenues generated by actual inmate telephone use. In addition, on larger telecommunications contracts we have historically partnered with regional bell operating companies, or RBOCs, local exchange carriers, or LECs, and interexchange carriers, or IXCs, and others for which we provide our equipment and back office support, including validation, billing and collections services, and charge a fee for such services. As the RBOCs, LECs and IXCs have exited the inmate telecommunications business and such contracts have come up for renewal, we have been successful in growing our direct contract revenues with the correctional facilities rather than serving them through subcontracts with the RBOCs, LECs, and IXCs.

We also sell information management systems that work in conjunction with our communications systems and allow facilities managers and law enforcement personnel to analyze and manage data to reduce costs, prevent and solve crimes and facilitate inmate rehabilitation through a single user interface. In addition, we sell platforms and specialized equipment and services such as offender management systems, investigative tools, and bad debt risk management services based on the particular needs of the corrections industry and the requirements of the individual correctional facility.

Revenues

We derived approximately 80% and 85% of our revenues for the years ended December 31, 2005 and 2006, respectively, and approximately 83% and 88% of our revenues for the three-months ended March 31, 2006 and March 31, 2007, respectively from our direct operation of inmate telecommunication systems located in correctional facilities in 48 states and the provision of related services. We enter into multi-year agreements under direct, or “prime” contracts with the correctional facilities, pursuant to which we serve as the exclusive provider of telecommunications services to inmates within each facility. In exchange for the exclusive service rights, we pay a commission to the correctional facility based upon inmate telephone use. Our commission rates averaged approximately 43% and 44% of direct call provisioning revenues for the years ended December 31, 2005 and 2006, respectively, and approximately 44% and 45% for the three months ended March 31, 2006 and March 31, 2007, respectively. We install and generally retain ownership of the telephones and the associated equipment and provide additional services tailored to the specialized needs of the corrections industry and to the requirements of each individual correctional facility, such as call activity recording and call blocking. In our direct call provisioning business, we earn the full retail value of the call and pay corresponding line charges and commissions. As a result, our direct call provisioning business gross profit dollars are higher, but our gross profit margin is lower, than in our telecommunications and solutions services business.

We derived approximately 7% and 3% of our revenues for the years ended December 31, 2005 and 2006, respectively, and approximately 5% and 2% for the three months ended March 31, 2006 and March 31, 2007, respectively, by providing telecommunication services to RBOCs, LECs, IXCs, independent telecommunications companies, and our service partners, typically through subcontracts in connection with our service partners’ separate contracts with larger correctional institutions. In such instances, we provide equipment, security enhanced call processing, call validation, and service and support through the telecommunications provider, rather than directly to the facility. Although our revenues for services to telecommunications service providers are lower than in our direct call provisioning business, where we provide the service to the facility directly and receive the retail value of the call, we do not incur all the additional capital costs related to these larger contracts that typically require up-front or guaranteed commission payments. Our gross margin percentage for providing telecommunications services is higher than the margin for our direct call provisioning business because we do not incur commissions, transport costs or risk of collection.

We also offer our solutions services, as described below, and the sale of equipment to RBOCs, LECs, IXCs and independent telecommunications companies customers, to support their telecommunication contracts with correctional facilities. We derived approximately 13% and 12% of our revenues for the years ended December 31, 2005 and 2006, respectively, and approximately 12% and 10% for the three months ended March 31, 2006 and March 31, 2007, respectively, from our solutions business. The solutions business consists of providing validation, uncollectible account management and billing services. In this business, accounts receivable generated from calls placed by inmates in correctional facilities are typically purchased from the third party inmate telecommunications providers and we accept responsibility for call validation, uncollectible accounts, and billing and collections costs, with no recourse to the RBOC, LEC, IXC or independent customer. However, all purchased receivables must be processed and validated through our risk management system prior to allowing the call to be completed and also must be billed through our proprietary billing systems. Revenues from our solutions services equal the difference between the face value of the receivables purchased and the amount we pay the RBOC, LEC, IXC or independent customers for the discounted accounts receivable. Because revenues associated with our solutions business represent only a percentage of the face value of the receivables purchased, the associated billing and collection fees and uncollectible account expense represent a much higher percentage of revenues as compared to our direct call provisioning business. In the solutions business, we do not bear any of the costs of facility commissions, equipment, line charges or direct sales charges, but bear the risk of unbillable and uncollectible accounts receivable.

We also sell equipment, typically consisting of our inmate calling system and digital recording systems, to a limited number of telecommunications services providers and some direct facilities.

In our direct call provisioning business and solutions services, we accumulate call activity data from our various installations and bill our revenues related to this call activity primarily through direct billing agreements with LEC billing agents, or in some cases through billing aggregators. We also receive prepayments for a significant portion of our services and record deferred revenue until the prepaid balances are used. In each case we recognize revenue when the calls are completed and we accrue the related telecommunications costs for validating, transmitting, billing and collection, bad debt, and line and long-distance charges, along with commissions payable to the facilities. In our telecommunications services business, our service partner bills the called party and we either share the revenues with our service partner or receive a prescribed fee for each call completed. We also charge fees for additional services such as customer support and advanced validation.

Cost of services

Our principal cost of services for our direct call provisioning business consists of commissions paid to correctional facilities which are typically expressed as a percentage of either gross or net direct call provisioning revenues and are typically fixed for the term of the agreements with the facilities; bad debt expense, consisting of unbillable and uncollectible accounts and billing charges; telecommunication costs such as telephone line access, long distance and other charges, field operations and maintenance costs, which consist primarily of field service on our installed base of inmate telephones; and selling, general, and administrative costs. We pay monthly line and usage charges to RBOCs and other LECs for interconnection to the local network for local calls, which are computed on a flat monthly charge plus, for certain LECs, a per message or per minute usage rate based on the time and duration of the call. We also pay fees to RBOCs and other LECs and long distance carriers based on usage for long distance calls. Third-party billing charges consist of payments to LECs and other billing service providers for billing and collecting revenues from called parties. Customer service costs represent either in-house or contracted customer service representatives who handle questions and concerns and take payments from billed parties.

Cost of services associated with telecommunications services consists primarily of service administration costs for correctional facilities, including salaries and related personnel expenses, communication costs and inmate calling systems repair and maintenance expenses. Cost of services associated with telecommunication services also includes costs associated with call validation procedures (primarily network expenses and database access charges).

Cost of services associated with the solutions business generally includes billing and collection and the risk of unbillable and uncollectible accounts receivable.

Facility Commissions.  In our direct call provisioning business, we pay a facility commission typically based on a percentage of our billed revenues from such facility. Commissions are set at the beginning of each facility contract. Commission rates are one of the primary bases of competition for obtaining and retaining facility contracts.

Bad Debt.  We account for bad debt as a cost of providing telecommunications in our direct call provisioning and solutions business lines. We accrue the related telecommunications cost charges along with an allowance for unbillable and uncollectible calls, based on historical experience. Charges for inmate telephone calls on a collect basis are considered unbillable, in cases when there is no billing address for the telephone number called, or uncollectible, when the billed party is unable or unwilling to pay for the call. We use a proprietary, specialized billing and bad-debt management system to integrate our billing with our call blocking, validation, and customer inquiry procedures. We seek to manage our higher risk revenues by proactively requiring certain billed parties to prepay collect calls or be directly billed by us. This system utilizes multi-variable algorithms to minimize bad debt expense by adjusting our credit policies and billing. For example, when unemployment rates are high, we may decrease credit to less creditworthy-billed parties or require them to purchase prepaid calling time in order to receive inmate calls. This system, combined with the direct billing to LECs, has enabled us to realize what we believe to be industry-low bad debt margins. Bad debt tends to rise as the economy worsens, and is subject to numerous factors, some of which may not be known. To the extent our bad debt risk management system overcompensates for bad debt exposure by limiting credit to billed parties, our revenues and profitability may decline as fewer calls are permitted to be made.

Field Operations and Maintenance Costs.  Field operations and maintenance costs consist of service administration costs for correctional facilities, including salaried and related personnel expenses, and inmate calling systems (including related equipment), repair and maintenance. The costs of providing services primarily consist of service administration costs for correctional facilities, including salaries and related personnel expenses, communication costs, and inmate calling systems repair and maintenance expenses.

SG&A.  SG&A expenses consist of corporate overhead and selling expenses, including accounting, marketing, legal, regulatory, and research and development costs.

Industry trends

We provide our products and services to telecommunications and solutions service providers such as Global Tel*Link, AT&T (formerly SBC), FSH Communications and Embarq (formerly Sprint), among other call providers. For the year ended December 31, 2006, 3% and 12% of our total revenues were generated from contracts with telecommunications and solutions service providers, respectively. The following table lists our largest telecommunications and solutions service provider contracts for the year ended December 31, 2006.

		Approximate %
	Approximate %	of Total
	of Total Solutions	Telecommunications	Approximate %	Contract
Customer	Services Revenue	Services Revenue	of Total Revenue	Expiration Date(2)

Global Tel*Link(1)	77%	33%	10%	March 1, 2008
Embarq (formerly Sprint)	20%	6%	2%	Month-to-Month
AT&T (formerly SBC)(3)	—	30%	1%	March 1, 2008
FSH Communications	—	23%	1%	Month-to-Month

(1)	AT&T sold its inmate telecommunications business to Global Tel*Link in 2005.

(2)	Represents expiration dates for master customer contracts. Below the master customer contracts, subcontracts govern site-specific contract durations, which are typically consistent with the terms of our partners’ prime contracts with the underlying correctional facilities. In some cases, our subcontracts with such customers for certain correctional facilities may extend beyond the term of the related master contract, in which case our agreements with these customers generally extend through the term of the subcontract.

(3)	SBC changed its name to AT&T.

In the first quarter of 2005 large industry participants Verizon and AT&T exited the inmate telecommunications business by selling those businesses to our competitors. During 2004, Verizon and AT&T were our two largest telecommunications services customers and, AT&T was our largest solutions customer. Verizon’s and AT&T’s sales of their inmate communications businesses continued the trend of large dominant telecommunications carriers exiting the direct inmate telecommunications business. As a result of this trend and the Verizon and AT&T sales, our revenue and profits associated with these product lines declined and we anticipate that they will continue to decline.

We anticipate that our revenues and profits associated with our customer, Global Tel*Link, will continue to decline and that agreements we have in place with it will not be renewed upon expiration. Global Tel*Link has begun eliminating our services and we believe it is reasonable to expect that it will continue to do so over time as underlying contracts come to term. We therefore expect our solutions and telecommunications services businesses with Global Tel*Link to decline to zero over the next several years. Contractually, our solutions and telecommunications services customers can replace our services as their underlying phone contracts with correctional facilities expire.

As a result of the departure of most of the larger telecommunications carriers from the inmate market, we have shifted our strategy for larger county, state and federal facilities from subcontracting in favor of direct provisioning. In some instances, we are the incumbent subcontractor under the facilities’ contracts and our incumbency and familiarity with the customer may give us cost and intangible advantages. In all cases, we believe our lower cost packet based architecture, our greater financial resources, and our bad debt risk management systems will give us an ability to enhance our bid to obtain the customer contract without affecting our traditional direct margins. We believe our future revenue growth will accelerate as a result of our new focus on the larger state market.

The following tables set forth for the three-month periods ended March 31, 2006 and March 31, 2007, respectively, our results of operations.

	For the
	Three Months Ended
	March 31,	March 31,
	2006	2007
	(Dollars in thousands)

Revenue:
Direct call provisioning	$81,968	$90,770
Solutions services	12,231	10,422
Telecommunications services	4,522	2,366
Equipment sales and other	115	101

Total revenue	98,836	103,659
Expenses:
Cost of service	75,367	79,569
Selling, general and administrative	12,470	13,397
Depreciation and amortization	6,728	8,485

Total operating costs and expenses	94,565	101,451

Operating income	$4,271	$2,208

	Total Variance
	in Dollars
	Between the
	Three Months
	Ended
	March 31,	%
	2006 and 2007	Change
	(Dollars in thousands)

Revenue:
Direct call provisioning	$8,802	10.7
Solutions services	(1,809)	(14.8)
Telecommunications services	(2,156)	(47.7)
Equipment sales and other	(14)	(12.2)

Total revenue	4,823	4.9
Expenses:
Cost of service	4,202	5.6
Selling, general and administrative	927	7.4
Depreciation and amortization	1,757	26.1

Total operating costs and expenses	6,886	7.3

Operating income	$(2,063)	(48.3)

Results of operations for the three months ended March 31, 2007 compared to the three months ended March 31, 2006

Revenues.  Compared to the corresponding first quarter of the prior year, consolidated revenues increased $4.8 million, or 4.9%, to $103.7 million. The primary components of the increase in revenues are discussed below:

•	Direct call provisioning revenues increased $8.8 million or 10.7% to $90.8 million primarily due to:

•	New prime business contracts won from competitors, net of accounts not renewed, of approximately $4.6 million; and

•	Prime business with the State of Pennsylvania of approximately $3.9 million. We began serving the State of Pennsylvania on an interim basis in late April 2006, as a result of Verizon’s desire to exit its existing contract. We expect to continue providing service on an interim basis through mid-2007. Thereafter, the contract is expected to transition to a competitor, MCI (now owned by Verizon), who has been awarded the long-term contract. The interim contract generates approximately $1.2 million per month of revenue.

Solutions services revenues decreased by $1.8 million, or 14.8%, to $10.4 million. Solutions services revenues declined primarily due to terminations of service by Global Tel*Link as its underlying facility contracts expired. Solutions services revenues are expected to decline in the future as a result of indications from Global Tel*Link that it intends to eliminate our services as contracts expire. We expect solutions services revenues to decline by $1.0 million to $2.0 million per quarter for the next several quarters and expect further declines thereafter.

Telecommunications services revenues decreased by $2.2 million, or 47.7%, to $2.4 million primarily attributable to accounts that we did not retain upon contract renewal or accounts that converted to direct provisioning revenue. We have not retained a significant amount of our telecommunications services contracts upon renewal as a result of our strategy to focus on growing our direct provisioning business. The departures of AT&T and Verizon from the inmate telecommunications market and resulting sale of those businesses to our competitors contributed to the decline. We expect the significant declining trend in telecommunication services revenue to continue. We expect our telecommunications services revenue to decline by approximately $0.3 million in the second quarter of 2007. Thereafter, we expect our telecommunications services revenues to decline more gradually.

•	Equipment sales and other services revenues represented a minor component of our total revenues. We do not expect to generate significant equipment sales revenue in the future.

•	Historically in our direct provisioning business, the first quarter of the year is the best seasonal quarter for revenue.

The corrections industry, which includes the inmate calling market is, and can be expected to remain, highly competitive. We compete directly with numerous other suppliers of inmate call processing systems and other corrections related products (including our own telecommunications and solutions service provider customers) that market their products to our same customer base.

Cost of Service.  Compared to the corresponding first quarter of the prior year, cost of service increased $4.2 million, or 5.6%, to $79.6 million. The increase was due primarily to the change in the mix of our operating revenues. A comparison of the components of our business segment gross margins is provided below:

	For the Three		For the Three
	Months Ended		Months Ended
	March 31, 2006		March 31, 2007
	(Unaudited)		(Unaudited)
	(Dollars in thousands)

Direct call provisioning
Revenue	$81,968		$90,770
Cost of service	64,177	78.3%	71,203	78.4%

Segment gross margin	$17,791	21.7%	$19,567	21.6%

Solutions services
Revenue	$12,231		$10,422
Cost of service	8,998	73.6%	7,228	69.4%

Segment gross margin	$3,233	26.4%	$3,194	30.6%

Telecommunications services
Revenue	$4,522		$2,366
Cost of service	2,130	47.1%	1,052	44.5%

Segment gross margin	$2,392	52.9%	$1,314	55.5%

Equipment sales and other
Revenue	$115		$101
Cost of service	62	53.9%	86	85.1%

Segment gross margin	$53	46.1%	$15	14.9%

Our direct call provisioning revenues increased while our solutions services, telecommunications services and equipment sales and other revenues decreased. Historically, operating costs are a substantially higher component of revenues in the direct call provisioning and solutions services businesses than in the telecommunications services and equipment sales businesses.

SG&A.  SG&A expenses of $13.4 million were $0.9 million, or 7.5%, higher than the prior year quarter. The increase in expense was due primarily to $0.8 million higher legal costs incurred in 2007 as compared to the first quarter of 2006 as a result of several intellectual property lawsuits and other litigation.

Depreciation and Amortization Expenses.  Depreciation and amortization expenses of $8.5 million were $1.8 million, or 26.1%, higher than the prior year quarter. The increase was attributable to depreciation and amortization related to 2006 and 2007 additions to property and equipment and intangible assets and a reduction in the useful life of certain telecommunications equipment to reflect the installation, over the next several years, of our new packet-based architecture.

Interest and Other Expenses, net.  Interest and other expenses, net were $6.9 million and $7.2 million for the three months ended March 31, 2006 and 2007, respectively. This 4.1% increase relates primarily to the increasing principal on the Senior Subordinated notes due to interest being paid-in-kind.

Income Tax Expense.  Income tax expense for the three months ended March 31, 2006 and 2007 was $0.2 million and $0.4 million, respectively. The Company generated tax expense despite operating losses due principally to changes in deferred tax liability balances.

The following table sets forth, for the years ended December 31, 2004, 2005 and 2006, respectively, our results of operations (in thousands).

	2004(1)		2005		2006

Revenues
Direct call provisioning	$120,868	70%	$303,174	80%	$340,420	85%
Telecommunications services	30,341	17	25,313	7	13,365	3
Solutions services	18,466	11	47,398	13	45,702	12
Equipment sales and other	3,701	2	1,321	—	1,113	—

Total revenues	173,376	100	377,206	100	400,600	100
Expenses
Operating costs	130,883	75	288,985	77	308,802	77
Selling, general and administrative	27,515	15	48,329	13	52,274	13
Compensation expense on employee restricted stock	—	—	125	—	113	—
Non-cash impairment of telecommunications assets	50,585	29	—	—	—	—
Gain on sale of assets	(274)	—	(4)	—	—	—
Employee severance	3,127	2	633	—	—	—
Loss on debt extinguishment	2,802	2	—	—	—	—
Depreciation and amortization	13,157	8	23,856	6	30,258	8
Operating income (loss)	(54,419)	(31)	15,282	4	9,153	2
Interest and other expenses, net	14,001	8	26,608	7	27,811	7
Transaction fees and expenses	987	1	—	—	—	—

Loss from continuing operations before income taxes	(69,407)	(40)	(11,326)	(3)	(18,658)	(5)
Income tax expense (benefit)	(12,659)	(7)	(2,174)	(1)	1,461	—

Net loss applicable to common stockholders	$(56,748)	(33)%	$(9,152)	(2)%	$(20,119)	(5)%

(1)	This column presents the data for Securus for the 355-day period from January 12, 2004 (inception) to December 31, 2004. Does not include information for T-Netix (Predecessor) for the period January 1, 2004 to March 2, 2004, prior to our acquisition of T-Netix on March 3, 2004 or information for Evercom for the period January 1, 2004 to September 8, 2004, prior to our acquisition of Evercom on September 9, 2004.

Variances in our results of operations are as follows:

	Total Variance		Total Variance
	in Dollars		in Dollars
	Between The		Between The
	Years		Years
	Ended		Ended
	December 31,	%	December 31,	%
	2004 and 2005	Change	2005 and 2006	Change
	(Dollars in thousands)

Revenues
Direct call provisioning	$182,306	150.8	$37,246	12.3
Solutions services	28,932	156.7	(1,696)	(3.6)
Telecommunications services	(5,028)	(16.6)	(11,948)	(47.2)
Equipment sales and other	(2,380)	(64.3)	(208)	(15.7)

Total revenue	203,830	117.6	23,394	6.2

Total cost of service	158,102	120.8	19,817	6.9

Selling, general and administrative	20,814	75.6	3,945	8.2
Stock-based compensation	125	—	(12)	(9.6)
Non-cash impairment of telecommunications assets	(50,585)	(100)	—	—
Employee severance	(2,494)	(79.8)	(633)	(100)
Loss on debt extinguishment	(2,802)	(100)	—	—
Depreciation and amortization	10,699	81.3	6,402	26.8
Other Expense	270	(98.5)	4	(100)

Total operating costs and expenses	134,129	58.9	29,523	8.2

Operating income	$69,701	128.1	$(6,129)	(40.1)%

Results of Operations for the Year Ended December 31, 2006 Compared to December 31, 2005

The corrections industry, which includes the inmate calling market, is and can be expected to remain highly competitive. We compete directly with numerous other suppliers of inmate call processing systems and other corrections related products (including our own telecommunications and solutions service provider customers) that market their products to our same customer base.

Revenues.  Compared to the year ended December 31, 2005, consolidated revenues increased for the year ended December 31, 2006 by $23.4 million, or 6.2%, to $400.6 million. The primary components of the increase in revenues are discussed below:

•	Direct call provisioning revenues increased $37.2 million, or 12.3%, to $340.4 million primarily due to:

•	New prime business contracts won from competitors, net of accounts not renewed, of approximately $24.9 million; and

•	New prime business with the State of Pennsylvania of $10.1 million. We began serving the State of Pennsylvania on an interim basis in late April 2006 as a result of Verizon’s desire to exit their existing contract. We expect to continue providing service on an interim basis through the first half of 2007. Thereafter, the contract is expected to transition to a competitor, MCI (now owned by Verizon who is in the process of selling the MCI inmate telecommunications division to GlobalTel*Link), who has been awarded the long-term contract. The interim contract generates approximately $1.2 million per month of revenue.

•	Solutions services revenues decreased by $1.7 million, or 3.6%, to $45.7 million. Solutions services revenues declined primarily due to Global Tel*Link terminating our service as its underlying facility contracts expired. Solutions services revenues are expected to decline in the future as a result of indications from Global Tel*Link that it intends to eliminate our services as contracts expire. We expect solutions services revenues to decline by $1.0 million to $2.0 million per quarter for the next several quarters and expect further declines thereafter.

•	Telecommunications services revenues decreased by $11.9 million, or 47.2%, to $13.4 million primarily attributable to accounts that we did not retain upon contract renewal or accounts that converted to direct provisioning revenue. We have not retained a significant amount of our telecommunications services contracts upon renewal as a result of our strategy to focus on growing our direct provisioning business. The departures of the former AT&T and Verizon from the inmate telecommunications industry and resulting sale of those businesses to our competitors contributed to the decline. We expect the significant decline in telecommunication services revenue over the last several years to moderate in 2007.

•	Equipment sales and other services revenues represented a minor component of our total revenues. We do not expect to generate significant equipment sales revenue in the future.

Cost of Service.  Total cost of service for the year ended December 31, 2006 increased by $19.8 million over cost of service for the year ended December 31, 2005, or 6.9%, to $308.8 million. The increase was due primarily to the change in the mix of our operating revenues. A comparison of the components of our business segment gross margins is provided below (dollars in thousands):

	For The Year		For The Year
	Ended December 31,		Ended December 31,
	2005		2006

Direct call provisioning
Revenue	$303,174		$340,420
Cost of service	239,361	79.0%	267,388	78.5%

Segment gross margin	$63,813	21.0%	$73,032	21.5%

Solutions services
Revenue	$47,398		$45,702
Cost of service	37,816	79.8%	34,235	74.9%

Segment gross margin	$9,582	20.2%	$11,467	25.1%

Telecommunications services
Revenue	$25,313		$13,365
Cost of service	11,489	45.4%	6,425	48.1%

Segment gross margin	$13,824	54.6%	$6,940	51.9%

Equipment sales and other
Revenue	$1,321		$1,113
Cost of service	319	24.1%	754	67.7%

Segment gross margin	$1,002	75.9%	$359	32.3%

Our direct call provisioning revenues increased while our solutions services, telecommunications services and equipment sales and other revenues decreased. Historically, operating costs are a substantially higher component of revenues in the direct call provisioning and solutions services businesses than in the telecommunications services and equipment sales businesses.

Cost of service in our direct provisioning business decreased as a percentage of revenue primarily as a result of declining bad debt expense and declining long distance costs, due to our cost savings initiatives and overall marketplace trends. These benefits were partially offset by higher costs associated with the addition of the State of Pennsylvania account, coupled with increases in commission expense and billing costs. In the fourth quarter of 2006, our insurance carrier agreed to reimburse us for costs associated with Hurricane

Katrina in the amount of $0.5 million, which substantially offset seasonally higher bad debt expense. We believe we have received the majority of final bad debt write-offs related to Hurricane Katrina from our local exchange carrier billing agents and we believe we are adequately reserved to cover any remaining exposure. We expect total cost of service as a percentage of revenue in the direct provisioning business to decline in 2007 as we achieve operating efficiencies through our new packet based architecture, which will be rolled out over the next several years. We also expect to benefit from further bad debt savings initiatives.

Cost of service in our solutions segment as a percentage of our revenue improved as a result of favorable bad debt trends. Cost of service is a more volatile component of solutions services relative to our other business units because most of the cost is comprised of bad debt expense.

Cost of service in our telecommunications segment as a percentage of revenue increased as a result of the changing mix of contracts as a significant number of accounts were uninstalled. Cost of service in the telecommunications segment is expected to be relatively stable in the future, although some quarter to quarter variance is expected.

Cost of service in our equipment sales and other segment increased as a percentage of revenue due to the settlement of a customer dispute. We believe future cost of service as a percentage of revenue in this segment will be more consistent with long-term historical trends.

SG&A.  SG&A expenses of $52.3 million for the year ended December 31, 2006 were $3.9 million, or 8.2%, higher than the year ended December 31, 2005. The increase in expense was due primarily to $2.6 million higher legal fees incurred in 2006 primarily as a result of several ongoing intellectual property lawsuits, $0.9 million higher costs incurred to comply with the requirements of the Sarbanes Oxley Act of 2002, and a $0.5 million signing bonus paid to our Chief Executive Officer in conjunction with the execution of a new employment contract in the fourth quarter of 2006. We incurred approximately $1.4 million of SG&A expenses in 2006 related to our ongoing efforts to comply with the Sarbanes-Oxley Act of 2002.

Depreciation and Amortization Expenses.  Depreciation and amortization expenses were $30.3 million for the year ended December 31, 2006 and increased $6.4 million over the year ended December 31, 2005. The increase was attributable to depreciation and amortization related to additions to property and equipment and intangible assets consisting primarily of investments required for growth in the direct provisioning business, back-office systems as a result of merger consolidation and cost saving initiatives, investments in a new packet based architecture, and investments in new products and services.

Interest and Other Expenses, net.  Interest and other expenses of $27.8 million for the year ended December 31, 2006 increased by $1.2 million over the year ended December 31, 2005. The increase relates primarily to the increasing principal on the Senior Subordinated notes due to interest being paid-in-kind.

Income Tax Expense.  We had income tax expense of $1.4 million for the year ended December 31, 2006 and had a $2.2 million tax benefit for the year ended December 31, 2005. We can generate tax expense despite operating losses due principally to changes in deferred tax balances.

Results of operations for the year ended December 31, 2005 compared to December 31, 2004

Total Revenues.  Total revenues for the year ended December 31, 2005 increased by $203.8 million, or 117.5%, to $377.2 million from $173.4 million for the year ended December 31, 2004. Our revenues for the year ended December 31, 2005 represent the consolidated operations of T-Netix and Evercom for such period while revenues for the period from January 12, 2004 to December 31, 2004 represent only those of Securus following our acquisition of T-Netix on March 3, 2004 and Evercom on September 9, 2004. The revenues for the period ended December 31, 2004 do not include revenues of $17.5 million and $173.4 million that were generated by T-Netix and Evercom, in the periods, prior to the date of their acquisitions. The remaining increase of $12.9 million consisted of an increase in direct call provisioning revenues of $20.1 million and an increase in solutions services revenues of $9.6 million. These increases were offset by a decrease in telecommunications services revenues of $12.6 million and a decrease in equipment sales of $4.2 million.

Direct call provisioning revenues for 2005 increased by $182.3 million, or 150.8%, to $303.2 million from $120.9 million in 2004. Direct call provisioning revenues for the period from January 12, 2004 to December 31, 2004 do not include $9.7 million and $152.5 million that were generated by T-Netix and Evercom, respectively, prior to their acquisitions. The remaining increase of $20.1 million was the result of $31.2 million of revenue growth offset by the conversion of our direct provisioning contract with the State of North Carolina to solutions services during the last half of 2004, which represented an $11.1 million decrease. The $31.2 million increase consisted of growth in the number of inmates and accounts served and revenues from new fees charged to end users to recoup billing costs.

Telecommunications services revenues for 2005 decreased by 16.5%, to $25.3 million from $30.3 million in 2004. Telecommunications services revenues for the period from January 12, 2004 to December 31, 2004 do not include telecommunications services revenues of $7.6 million generated by T-Netix prior to our acquisition of T-Netix. Evercom did not historically provide telecommunications services revenues prior to its acquisition. The offsetting decline of $12.6 million was primarily attributable to accounts that we did not retain upon contract renewal or accounts that converted to direct provisioning revenue. We have not retained a significant amount of our telecommunications services contracts upon renewal as a result of our strategy to focus on growing our direct provisioning business. The departures of AT&T and Verizon from the inmate telecommunications market and resulting sale of those business to our competitors contributed to the decline. We expect the significant declining trend in telecommunications services revenue to continue.

Solutions services revenues for 2005 were $47.4 million, compared to $18.5 million in 2004. Solutions services revenues for the period from January 12, 2004 to December 31, 2004 do not include $19.3 million generated by Evercom prior to its acquisition. The remaining increase of $9.6 million resulted from new business awarded to us by AT&T and the impact of the conversion of a contract with the State of North Carolina from direct provisioning to solutions services in late 2004. As a result of AT&T selling its inmate telecommunications business in 2005 to a competitor of ours and subsequent communications with that competitor, it is reasonable to expect that solutions services revenue will decline significantly over the next several years. 74% of our solutions services revenue in 2005 was generated from AT&T and its successor.

Equipment sales and other revenues for 2005 decreased by $2.4 million, or 64.9%, to $1.3 million from $3.7 million in 2004. Equipment sales and other revenues for the period from January 12, 2004 to December 31, 2004 do not include equipment sales and other revenues of $0.2 million and $1.6 million that were generated by T-Netix and Evercom, respectively, prior to their acquisition. Equipment sales and other revenues decreased by $4.2 million primarily due to our strategy to convert accounts from telecommunications services to direct call provisioning revenue. As a result of this strategy, our telecommunications services customers, who also are typically our equipment sales customers, purchased less equipment from us in 2005. Additionally, the departure of AT&T from the inmate telecommunications market, contributed to the decline as AT&T had historically been a significant telecommunications services customer.

Cost of Services.  Total cost of service for 2005 increased by $158.1 million, or 120.8%, to $289.0 million from $130.9 million in 2004. Cost of service for the period from January 12, 2004 to December 31, 2004 do not include costs of $11.4 million and $135.5 million that were generated by T-Netix and Evercom, respectively, prior to their acquisitions. The remaining increase of $11.2 million was primarily due to the change in mix of our operating revenues. Our direct call provisioning and solutions services revenues increased while our telecommunications services and equipment sales and other revenues decreased. Operating costs are a substantially higher component of revenues in the direct call provisioning and solutions services businesses than in the telecommunications services and equipment sales businesses.

SG&A.  SG&A expenses in 2005 were $48.3 million as compared to $27.5 million in 2004, an increase of $20.8 million, or 75.6%. SG&A expenses for the period from January 12, 2004 to December 31, 2004 do not include expenses of $3.6 million and $18.3 million of T-Netix and Evercom, respectively, which were generated prior to their acquisitions. This was offset by cost savings of $1.1 million primarily from the consolidation of our subsidiaries’ operations.

Impairment.  We recognized a $50.6 million non-cash impairment charge in December 2004 as a result of Verizon’s and AT&T’s decision to exit the inmate telecommunications business and an overall decline in our telecommunications services revenues. The impairment consisted of (i) a $3.9 million write-down of property and equipment, (ii) a $26.3 million write-down of intangible assets and (iii) a $20.4 million write-down of goodwill. These write-downs represented the impairment of assets used to support the telecommunications and solutions services we provided to Verizon and AT&T. We anticipate that the loss of the higher margin telecommunications services provided to Verizon and AT&T will continue to have an adverse effect on our near term margins and profitability as our competitors who purchased these business are likely to continue to eliminate our services as contracts come up for renewal over the next several years.

Employee Severance.  We incurred $0.6 million and $3.1 million of employee severance expenses in 2005 and 2004, respectively, associated with the consolidation and integration of T-Netix and Evercom.

Loss on Debt Extinguishment.  We recognized a $2.8 million loss on debt extinguishment in 2004 as a result of our refinancing activities in connection with the acquisitions of T-Netix and Evercom.

Depreciation and Amortization Expenses.  Depreciation and amortization expenses were $23.9 million in 2005 and $13.2 million in 2004, a net increase of $10.7 million, or approximately 81.1%. This increase was due to depreciation and amortization related to our acquisitions of T-Netix and Evercom and 2005 additions to property and equipment and intangible assets.

Transaction Fees and Expenses.  In connection with our acquisitions of T-Netix and Evercom in 2004, we incurred transaction expenses of $1.0 million, consisting primarily of professional service fees and bonuses paid.

Interest and Other Expenses, Net.  Interest and other expenses were $26.6 million in 2005 and $14.0 million in 2004. The increase is primarily due to the incremental borrowings on our debt facilities to fund the T-Netix and Evercom acquisitions.

Income Tax Expense (Benefit).  We reported an income tax benefit of $2.2 million in 2005, compared to an income tax benefit of $12.7 million for the period January 12, 2004 (inception) through December 31, 2004. The income tax benefits reported for 2005 and 2004 were due to operating losses incurred.

Pro Forma Liquidity and Capital Resources

General

Our principal liquidity requirements are to service and repay our debt and meet our capital expenditure needs. We are significantly leveraged. As of March 31, 2007, after giving effect to the transactions, we would have had outstanding $273.5 million in total debt (before OID and fair value attributable to warrants), excluding unused capacity of $11.7 million under our working capital credit facility, and total stockholders’ deficit of $47.2 million.

Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our $30.0 million working capital facility will be adequate to meet our liquidity needs for the next 12 months and for the foreseeable future. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our working capital facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs.

Debt and Other Obligations

Senior Notes.  We have outstanding $194 million principal amount of second-priority senior secured notes due 2011. See “Description of the Exchange Notes.”

Working capital facility.  Our working capital facility provides for up to $30.0 million in revolving availability, with a sublimit for letters of credit. The obligations under the working capital facility are guaranteed on a secured, first priority basis by us and our domestic subsidiaries and certain of our foreign subsidiaries, as described under “Description of our Other Indebtedness — Working Capital Facility.” The loans are secured by a first priority lien on substantially all of our assets including, but not limited to the capital stock of each of our domestic subsidiaries and certain of our foreign subsidiaries and all of our domestic subsidiaries’ and certain of our foreign subsidiaries’ tangible and intangible non-real estate properties and assets.

The credit agreement for our working capital facility contains a number of customary affirmative and negative covenants that are subject to significant exceptions. Subject to certain exceptions, the negative covenants restrict our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, create and incur liens on assets, repay other indebtedness, sell assets, engage in transactions with affiliates, make loans, investments, guarantees or acquisitions, declare dividends, redeem or repurchase equity interests or make other restricted payments, and engage in mergers, acquisitions, asset sales and sale-leaseback transactions. Our working capital facility also includes specified financial covenants, including maintaining a minimum interest coverage ratio and capital expenditure limits.

Senior subordinated notes.  As of March 31, 2007 we had outstanding senior subordinated notes in the aggregate principal amount of $40.0 million and payment in-kind notes of $21.3 million, representing accrued, but unpaid interest. The senior subordinated notes are unsecured and subordinated to the notes and amounts owed under our working capital facility. Our obligations under the senior subordinated notes have irrevocably and unconditionally guaranteed on a senior subordinated basis by our domestic subsidiaries and certain of our foreign subsidiaries.

The note purchase agreement governing the senior subordinated notes contains a number of customary affirmative and negative covenants. Subject to certain exceptions, these covenants restrict our ability and the ability of our subsidiaries to, among other things, incur additional indebtedness, create and incur liens on assets, repay pari passu or subordinated indebtedness, sell assets, engage in transactions with affiliates, make loans, investments, guarantees or acquisitions, declare dividends, redeem or repurchase equity interests or make other restricted payments, and engage in mergers, acquisitions, asset sales and sale-leaseback transactions. The senior subordinated notes also include specified financial covenants consistent with those contained in the indenture governing the notes. See “Description of Senior Subordinated Debt.”

Capital Requirements

As of March 31, 2007, after giving effect to the transactions, our contractual cash obligations and commitments on an aggregate basis would have been as follows:

	Payments Due by Period
	2007	2008	2009	2010	2011	Thereafter
	(Dollars in thousands)

Long term debt(1)			$18,318		$194,000	$61,253
Operating leases	$2,221	$1,710	1,510	$1,465	1,348	3,066

Total contractual cash obligations and commitments	$2,221	$1,710	$19,828	$1,465	$195,348	$64,319

*	Assumes no repurchases of notes or senior subordinated notes during such periods. Also does not give effect to mandatory purchases of notes, if any, with excess cash flow. See “Description of the Exchange Notes — Excess Cash Flow.”

(1)	Does not include any amounts that may be drawn under our working capital facility, which expires on July 31, 2009.

Surety Bonds

In the ordinary course of business, we obtain for the benefit of our customers surety, performance and similar bonds. As of March 31, 2007, we had outstanding approximately $6.8 million of these bonds, which are backed by letters of credit issued under our working capital facility.

Quantitative and Qualitative Disclosure About Market Risk

As of March 31, 2007, after giving effect to the transactions, we would have had $255.3 million face amount of fixed-rate debt outstanding and $18.3 million of variable rate revolving loans outstanding under our working capital facility in addition to approximately $6.8 million of letters of credit issued under the facility. In addition, up to an additional $11.7 million of variable rate borrowings would have been available under our working capital facility. The revolving loans under our working capital facility expose us to changes in interest rates as borrowings bear interest at floating rates based on LIBOR or the prime rate.

For fixed-rate debt, interest rate changes generally affect the fair market value but do not affect earnings or cash flows. The fair market value of fixed-rate obligations is determined based on discounted cash flow analyses, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term markets.

Critical Accounting Policies

A “critical accounting policy” is one that is both important to the portrayal of a company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The process of preparing financial statements in conformity with GAAP requires us to use estimates and assumptions to determine certain of our assets, liabilities, revenues and expenses. We base these determinations upon the best information available to us during the period in which we are accounting for our results. Our estimates and assumptions could change materially as conditions within and beyond our control change or as further information becomes available. Further, these estimates and assumptions are affected by management’s application of accounting policies. Changes in our estimates are recorded in the period the change occurs. Our critical accounting policies include, among others:

•	revenue recognition and bad debt reserve estimates;

•	goodwill and other intangible assets;

•	accounting for income taxes; and

•	acquisition-related assets and liabilities.

The following is a discussion of our critical accounting policies and the related management estimates and assumptions necessary for determining the value of related assets or liabilities.

Revenue Recognition and Bad Debt Reserve Estimates

Revenues related to collect and prepaid calling services generated by the direct call provisioning segment are recognized during the period in which the calls are made. In addition, during the same period, we accrue the related telecommunication costs for validating, transmitting, billing and collection, and line and long distance charges, along with commissions payable to the facilities and allowances for unbillable and uncollectible calls, based on historical experience.

Revenues related to the telecommunication services and solutions services segments are recognized in the period in which the calls are processed through the billing system, or when equipment and software is sold. During the same period, we accrue the related telecommunications costs for validating, transmitting, and billing and collection costs, along with allowances for unbillable and uncollectible calls, as applicable, based on historical experience.

We apply Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus net as an Agent. Based on this consensus, all revenues related to the Telecommunications Services and Solutions Services segments are presented in the statement of operations at the net amount. This is the amount charged to the end user customer less the amount paid to the inmate telecommunication provider.

We applied EITF 01-13, Income Statement Display of Business Interruption Insurance Recoveries, for a $0.5 million business interruption insurance settlement in 2006 related to Hurricane Katrina.

In evaluating the collectibility of our trade receivables, we assess a number of factors including our historical cash resources held by our LEC billing agents and collection rates with our billing agents and a specific customer’s ability to meet the financial obligations to us, as well as general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assessments, we record reserves for uncollectibles to reduce the related receivables to the amount we ultimately expect to collect from our customers. If circumstances related to specific customers change or economic conditions worsen such that our past collection experience is no longer relevant, our estimate of the recoverability of our trade receivables could be further reduced or increased from the levels provided for in our financial statements. Because the majority of our receivables are collected through our LEC billing agents and such agents typically do not provide us with visibility as to collection results for on average a six to nine month period, our bad debt reserves are estimated and may be subject to substantial variation.

Goodwill and Other Intangible Assets

The calculation of amortization expense is based on the cost and estimated economic useful lives of the underlying intangible assets, intellectual property assets and capitalized computer software, and patent license rights. Goodwill represents the excess of costs over fair value of assets of businesses acquired. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. We review our unamortized intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the estimated useful life has been reduced. We estimate the future cash flows expected to result from operations, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the intangible asset, we recognize an impairment loss by reducing the unamortized cost of the long-lived asset to its estimated fair value.

Accounting for Income Taxes

We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance.

Acquisition Related Assets and Liabilities

Accounting for the acquisition of a business as a purchase transaction requires an allocation of the purchase price to the assets acquired and the liabilities assumed in the transaction at their respective estimated fair values. The most difficult estimations of individual fair values are those involving long-lived assets, such as properties, plant and equipment and intangible assets. We use all available information to make these fair value determinations and, for major business acquisitions, engage an independent valuation specialist to assist in the fair value determination of the acquired long-lived assets. Due to inherent subjectivity in determining the estimated fair value of long-lived assets and the significance of the business acquisitions that we have completed, we believe that the recording of acquired assets and liabilities is a critical accounting policy.

Recent Accounting Pronouncements

In January 1, 2006, we adopted SFAS No. 123R “Share-Based Payment”, which requires share-based compensation to be recognized based on the grant date estimated fair value of each award, net of estimated cancellations, over the employee’s requisite service period, which is generally the vesting period of the equity grant. We elected to adopt SFAS No. 123R using the modified prospective method, which requires compensation expense to be recorded for all unvested share-based awards beginning in the first quarter of adoption. Accordingly, fiscal 2005 and prior years have not been restated to reflect the fair value method of expensing stock options. Also, because the value used to measure compensation expense for unvested shares is the same for APB Option No. 25 and SFAS No. 123R, the adoption of SFAS No. 123R did not have a material impact on our operating income, loss before income taxes or net loss.

In November 2005, the FASB issued FASB Staff Position No. FIN 45-3 (FSP FIN 45-3) Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners, which is effective for new minimum revenue guarantees issued or modified on or after the beginning of the first fiscal quarter following the date FSP FIN 45-3 was issued. FSP FIN 45-3 amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others to include guarantees granted to a business that the revenue of the business for a specified period of time will be at least a specified minimum amount under its recognition, measurement and disclosure provisions. This interpretation was effective for us on January 1, 2006, at which time we adopted the standard. The adoption of this statement did not have a material impact on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatement when Qualifying Misstatements in Current Year Financial Statements. SAB 108 addresses the views of the SEC staff regarding the process of quantifying financial statements misstatements. SEC registrants are expected to reflect the effects of initially applying the guidance in SAB 108 in their annual financial statements covering the first fiscal year ending November 15, 2006. The cumulative effect of the initial application should be reported in the carrying amounts of assets and liabilities as of the beginning of that fiscal year and the offsetting adjustment should be made to the opening balance of retained earnings for that year. We adopted the interpretations in SAB 108 in the fourth quarter of 2006. We do not expect to have a material impact from implementing SAB 108 since all audit differences identified at December 31, 2005 were booked at that time. The adoption of SAB 108 did not have a material impact on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for voluntary changes in accounting principles made in fiscal years beginning after December 15, 2005. SFAS 154 replaces APB Opinion No. 20 Accounting Changes (APB 20) and SFAS No. 3 Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires that voluntary changes in accounting principles be applied on a retrospective basis to prior period financial statements and eliminates the provisions of APB 20 that cumulative effects of voluntary changes in accounting principles be recognized in net income in the period of change. The adoption of this statement did not have a material impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109. FIN 48 provides guidance on the financial statement recognition and measurement of a tax return position taken or expected to be taken on a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. We adopted the provisions of FIN 48 on January 1, 2007. The adoption of these provisions did not have any impact on our financial condition or results of operations.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This new standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The new standard is effective for financial statements for the fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of the new standard are to be applied prospectively for most financial instruments and retrospectively for others as of the beginning of the fiscal year in which the standard is initially applied. We will be required to adopt this new standard in the first quarter of 2008. We are currently evaluating the requirements of Statement No. 157 and have not yet determined the impact on our consolidated financial statements.

In June of 2006, the FASB issued EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” The Task Force reached a consensus that the scope of this Issue includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to, sales, use, value added, and some excise taxes. The scope of this Issue excludes tax schemes that are based on gross receipts and taxes that are imposed during the inventory procurement process. The presentation of taxes within the scope of this Issue on either a gross or a net basis is an accounting policy decision that should be disclosed under Opinion 22. Our policy is to report revenues using a net presentation.

BUSINESS

Overview

We are one of the largest independent providers of inmate communications services to correctional facilities operated by city, county, state and federal authorities and other types of confinement facilities such as juvenile detention centers, private jails and halfway houses in the United States and Canada. As of March 31, 2007, we provided service to approximately 2,900 correctional facilities in the United States and Canada and processed approximately 14 million calls per month. With 50 patents and over 80 patent applications filed or in process, we believe we are the leading technology innovator in the inmate communications industry. On June 29, 2007, we acquired Syscon Holdings, Ltd, a leading provider of offender management software for the corrections industry, for $41 million in cash at closing, 45,604 shares of our common stock (representing 6.5% of our currently outstanding common stock on a fully diluted basis) and additional earn outs upon the attainment of certain performance targets. After giving effect to the acquisition, we would have had pro forma operating revenues of $423.0 million, $108.7 million, and $428.5 million for the year ended December 31, 2006, the three month period ended March 31, 2007, and the 12 month period ended March 31, 2007, respectively. See “Summary unaudited pro forma combined financial and other data.”

Our core business consists of installing, operating, servicing and maintaining sophisticated call processing and communications systems in correctional facilities and providing related services. We enter into multi-year agreements (typically three to five years) directly with the correctional facilities in which we serve as the exclusive provider of telecommunications services to inmates. In exchange for the exclusive service rights, we pay a negotiated commission to the correctional facility generally based upon revenues generated by actual inmate telephone use. In addition, on larger telecommunications contracts we have historically partnered with regional bell operating companies, or RBOCs, local exchange carriers, or LECs, interexchange carriers, or IXCs, and others for which we provide our equipment and back office support, including validation, billing and collections services, and charge a fee for such services. As the RBOCs, LECs and IXCs have exited the inmate telecommunications business and such contracts have come up for renewal, we have been successful in growing our direct contract revenues with the correctional facilities rather than serving them through subcontracts with the RBOCs, LECs, and IXCs. .

We also sell information management systems that work in conjunction with our communications systems and allow facilities managers and law enforcement personnel to analyze and manage data to reduce costs, prevent and solve crimes and facilitate inmate rehabilitation through a single user interface. In addition, we sell platforms and specialized equipment and services such as offender management systems, investigative tools, and bad debt risk management services based on the particular needs of the corrections industry and the requirements of the individual correctional facility. We believe that Syscon’s software represents the leading enterprise solution for the corrections industry. With the acquisition of Syscon, we believe we are positioned to offer enhanced “one stop shopping” for our existing customers by providing a more integrated and comprehensive software and communications solution to correctional facilities. Further, Syscon provides us greater access to new geographic markets where it has significant relationships.

The inmate communications industry requires highly specialized systems and related services in order to address the unique needs of the corrections industry. Security and public safety concerns require that correctional facilities have the ability to control inmate access to telephones, monitor inmate communications activity and manage all aspects of an inmate’s life during custody and while on parole. Concerns regarding fraud and the credit quality of the parties billed for inmate telephone usage have led to the development of billing and validation systems and procedures unique to this industry. Correctional facilities also have unique information technology requirements relating to managing and monitoring inmate (and probation) activity and development. These include offender management, financial applications, health and activity records as well as predictive tools for future inmate behavior. Facilities are increasingly seeking to utilize enhanced automated systems to offset the challenges of budget cuts, understaffing and prison overpopulation.

We estimate that the inmate communications market for city, county, state and federal correctional facilities in the United States is approximately $1.4 billion in gross revenues annually.

Over the last several years, we have made significant capital expenditures to develop and begin deployment of our new packet based architecture. We believe our architecture will give us a significant competitive advantage over other communications providers because it provides customers more sophisticated features at a lower cost on an expedited basis. Because we can remotely host our applications for the facilities, we can repair and upgrade products centrally rather than location by location. We believe this enables us to offer new features system-wide at a reduced time interval and lower cost, and on a more reliable basis, than our competitors. We believe our new architecture will significantly reduce our future capital expenditures and operating costs as we will have less equipment to purchase and maintain at our customers’ facilities. We have implemented our architecture in more than 100 customer installations and have experienced lower costs and greater customer satisfaction for those installations. We believe that the increased capability, flexibility, reliability and call clarity of our new technology platform, and the reduction in future capital expenditures and operating costs, will allow us to aggressively pursue new customers by offering a broader range of services at a lower cost than our competitors while improving our gross profit margin.

We believe that we are well positioned to expand our market share by offering new and enhanced products to our existing customers, and attracting new facilities with “one stop shopping” for their communications and technology needs, at a lower cost than our competitors. As the traditional providers of inmate telecommunications, such as RBOCs, LECs and IXCs, exit the business, the larger county and state facilities will be served by independent inmate communications companies as the facilities’ contracts come up for renewal. We believe we are well positioned relative to our competitors because our lower costs resulting from our packet based architecture and proprietary bad debt risk management systems coupled with our technological capabilities will enable us to make attractive bids while retaining our historical direct margins.

Industry Overview

The corrections industry has experienced sustained growth over the last decade as a result of societal and political trends. Anti-crime legislation, limitations on parole, and spending authorizations for crime prevention and construction of additional correctional facilities have contributed to this industry growth.

The United States has one of the highest incarceration rates of any country in the world. The U.S. Department of Justice estimates that as of the end of 2005, there were approximately 2.2 million inmates housed in U.S. correctional facilities, or approximately one inmate for every 136 U.S. residents. Of this total, approximately two-thirds were housed in federal and state prisons and approximately one-third was housed in city and county correctional facilities.

According to U.S. Department of Justice statistics, the inmate population in federal and state prisons, which generally house inmates for longer terms than city and county facilities, increased from approximately 1.1 million at December 31, 1995 to approximately 1.4 million at December 31, 2005, representing an average annual growth rate of approximately 3.0%. The inmate population in city and county facilities, which generally house inmates for terms of one year or less, increased from approximately 500,000 at December 31, 1995 to approximately 750,000 at December 31, 2005, an annual growth rate of approximately 4.0%. Between December 31, 1995 and December 31, 2005, the incarcerated population grew an average 3.3% annually. After the September 11, 2001 terrorists attacks federal, state, county and local budgetary decisions were not focused in improving correctional facilities. Recently, however, these jurisdictions have begun to renew spending in facilities improvement.

Within the inmate telecommunications industry, companies compete for the right to serve as the exclusive provider of inmate calling services within a particular correctional facility. Contracts may be awarded on a facility-by-facility basis, such as for most city or county correctional systems, which generally include small and medium-sized facilities, or system-wide, such as for most state and the federal prison systems. Generally, contracts for federal facilities and state systems are awarded pursuant to a competitive bidding process, while contracts for city and county facilities are awarded both through competitive bidding and negotiations with a single party. Contracts generally have multi-year terms and typically contain renewal options. As part of the service contract, the service provider generally installs, operates, and maintains all inmate telecommunications equipment. In exchange for the exclusive contract rights, the service provider pays a commission to the operator of the correctional facility based upon inmate telephone use. These commissions have historically been used by the facilities to support their law enforcement activities.

Competition

In the inmate telecommunications business, we compete with numerous independent providers of inmate telephone systems such as Global Tel*Link, as well as RBOCs, LECs, and IXCs such as Embarq (formerly Sprint). Many of our competitors are larger, better capitalized and have significantly greater financial resources than we have. We believe that the principal competitive factors in the inmate telecommunications industry are system features and functionality, system reliability and service, the ability to customize inmate call processing systems to the specific needs of the particular correctional facility, relationships with correctional facilities, rates of commissions paid to the correctional facilities, and the ability to identify and manage credit risks and bad debt and calling rates. We seek to compete for business on local, county, state and federal levels, and in privately managed correctional facilities.

Historically, federal and state correctional facilities, which are generally bid on a system-wide basis, have been served by RBOCs, large LECs and IXCs, which are able to leverage their brand and network infrastructure to serve these large, high-volume customers through sub-contracting with independent providers for their platform and back office operations. These same service providers, however, have generally not focused to the same degree on the smaller city and county correctional systems. Because of the variance in the level of service required by these relatively small facilities, service providers must maintain a more extensive service infrastructure in order to compete within this portion of the corrections industry. Due to greater costs associated with serving smaller facilities and their lower volume of telecommunications traffic, we believe that large service providers have historically found the smaller facilities less attractive to serve. As a result, a significant portion of city and county correctional facilities are served by independent inmate telephone and public pay telephone companies. We believe that the market for city and county correctional facilities is fragmented and is occupied by a number of competing service providers.

The corrections industry, which includes the inmate calling market, is and can be expected to remain highly competitive. We compete directly with numerous other suppliers of inmate call processing systems and other corrections related products (including our own telecommunications service provider customers) that market their products to our same customer base.

Our Strengths

Through our strategic vision and partnerships with our customers we believe we have transformed Securus from being a leading inmate telecommunications and solutions provider to a leading provider of communications and information technology providing intelligent applications to the corrections industry. Several years ago, we committed to making significant investments in new technological and operational infrastructures to provide our customers with a broad base of intelligent and integrated communications and information management applications. We believe that our new technology infrastructure, coupled with our intelligent applications, puts us in a leadership position in the industry.

Demonstrated Leadership in Development of Intelligent Applications

Our customers rank technology as one of the top reasons for choosing a provider and demand innovative new products to address the unique problems of their industry. Our focus on product innovation has enabled us to develop sophisticated products and services to provide a “one-stop” solution for our customers. We have developed what we believe is the broadest intellectual property portfolio in the inmate telecommunications industry, with 50 patents and more than 80 patent applications filed or in process that support our proprietary product offerings and services. We believe that our closest competitor has only four issued patents. We have been able to incorporate this technology into our key products, such as automated operators, communications systems, three-way calling detection, bad debt risk management services, revenue maximization solutions, offender management software and investigative tools. We believe that product innovation will provide us with a significant competitive advantage in attracting and retaining customers.

Robust Technology Infrastructure

We believe that we have one of most robust technology infrastructures in the inmate telecommunications industry. We have approximately 500 network termination points, 220 corporate data center servers and 2,800 servers in remote locations. Our network processes over 2,000,000 call attempts per day. Our infrastructure is supported by approximately 100 research and development and product management employees. Also, our call center has approximately 330 individuals who are dedicated exclusively to end user customer service and 305 service technicians and product managers dedicated to providing service to our correctional facilities customers. Additionally, we take a proactive approach to addressing potential deficiencies in our infrastructure through a 24-hour network operations center. For example, our network identifies, and alerts us to, potential network errors, allowing our technicians to resolve most errors before our customers experience any problems. We believe that our technology infrastructure allows us to more easily offer and implement our broad array of products to our customers more quickly and more easily than our competitors.

Low Cost Provider

We believe that we are one of the lowest cost providers in our industry because of our advanced technology, our leading bad debt risk management systems and our economies of scale. We expect our packet based architecture will enable us to reduce our capital expenditure requirements and operating costs because it is centrally hosted, requires less expensive equipment to be located at customer facilities and is more cost effective to operate and upgrade. We believe that we are the leader in providing systems to manage bad debt, a leading risk to operating margins in the inmate telecommunications business. This is evidenced by our Solutions business, through which we provide our bad debt risk management and other telecommunications products and services to our RBOC, LEC, IXC and other competitors to support their direct contracts with correctional facilities. Since the implementation of our enhanced bad debt initiatives, we have decreased our bad debt expense as a percentage of direct provisioning revenues from approximately 13.5% for the twelve months ended March 31, 2005, to approximately 12% for 2006. We believe that having among the lowest operating costs in the industry will provide us competitive advantages in attracting and retaining customers in an increasingly cost conscious industry.

Significant Revenues Under Contract With High Renewal Rates

Correctional facilities typically enter into long-term telecommunications contracts with us for an average contract life of approximately three to five years. For the month ended March 31, 2007, approximately 73% of our direct revenues were derived from long-term telecommunications contracts. As of March 31, 2007, the average remaining life of our long-term contracts was more than two years. Further, we have shown consistent success in renewing our contracts when they come up for renewal. During 2006, we renewed contracts representing an average of 90% of our annualized direct revenues coming up for renewal during such period. We believe that we are able to achieve high renewal rates as a result of our low cost, high quality service and leading product capabilities as well as our customers’ desire to maintain stability in their inmate telecommunications systems. Additionally, the recurring nature and stability of our customer base provides a high level of visibility in our future revenues as well as the opportunity to introduce our packet based architecture and other products to customers with whom we have existing relationships.

Positive Corrections Industry Dynamics

The corrections industry has experienced consistent growth over the past decade as a result of societal and political trends. According to U.S. Department of Justice statistics, the inmate population in federal and state prisons, which generally house inmates for longer terms than city and county facilities, increased from approximately 1.1 million at December 31, 1995 to approximately 1.4 million at December 31, 2005, representing an average annual growth rate of approximately 3.0%. The inmate population in city and county facilities, which generally house inmates for terms of one year or less, increased from approximately 500,000 at December 31, 1995 to approximately 750,000 at December 31, 2005, representing an average annual growth rate of approximately 4.0%. Between December 31, 1995 and December 31, 2005, the incarcerated population grew an average of 3.3% annually. After the September 11, 2001 terrorists attacks federal, state, county and local budgetary decisions were not focused in improving correctional facilities. Recently, however, these jurisdictions have begun to renew spending on facilities improvement. As prison populations grow, correctional facilities managers are seeking technology and information systems that will help improve the efficiency of their employees and increase public safety by providing greater access to data. We also expect the growth in the corrections industry to continue, based on the continuing enactment of anti-crime legislation and limitations on parole and spending authorizations for crime prevention. Accordingly, we believe that our target market will continue to expand, affording us more opportunities for growth.

Diverse Customer Base With Broad Revenue Opportunities

We have a diverse customer base primarily consisting of approximately 2,900 state, county and city correctional facilities throughout the United States and Canada. No single customer accounted for more than 7% of our direct revenues during 2006. We believe that this diverse customer base gives us broad revenue opportunities. As the incumbent provider to the largest number of county and city facilities, we are well positioned to offer our new communications products and Syscon’s offender management systems to our existing customers

Experienced Management Team

We have assembled one of the leading management teams in the industry. Our management team has an average of approximately 19 years of experience in the telecommunications industry and related fields and over five years in the corrections industry and has demonstrated the ability to deliver profitable growth while providing high levels of customer satisfaction. Specifically, our management team has:

•	expertise in providing superior service to state, county and local correctional facilities;

•	a focus on technology development and product innovation; and

•	experience integrating acquired businesses.

Business Strategy

Our primary business objective is to be the most technologically advanced provider of integrated, low cost communications and information systems to correctional facilities and law enforcement agencies in the United States and internationally. We seek to continue to expand our broad installed base of inmate communications systems, information management systems and related products and services. We are dedicated to providing our correctional facility customers and the law enforcement community with sophisticated and comprehensive tools to help them reduce costs, prevent and solve crimes, and facilitate inmate rehabilitation. We have developed and are implementing the following strategies to meet these objectives:

Capitalize on Significant Investments In Technology

We have made a significant investment over the past four years to develop our new packet based architecture that will become our principal service delivery architecture. We have successfully deployed our new technology in more than 100 customer installations. We intend to continue rolling out our new platform as our customers’ contracts renew, which will likely continue through 2010. We expect this new architecture will allow us to substantially reduce ongoing operating costs and capital expenditures as we deploy it to our account base gradually over the next four years as well as accounts that we acquire. This architecture will also enable us to provide more robust and integrated solutions to our customers.

This new technology uses a centralized, nodal system with core data centers and data marts as opposed to our legacy architecture that was decentralized and used more remote processors and stranded data. Our architecture uses data connectivity rather than computer telephony and, therefore, allows us to more intelligently move, monitor and manipulate data, not just voice. We expect that a centralized system will reduce our operating expenses and capital expenditures principally because we will have less equipment to purchase and maintain at our customers’ facilities. We expect to significantly reduce our costs per installed phone. Additionally, our architecture provides greater reliability and lower costs to maintain or enhance a facility’s system, resulting in reduced service costs. We have begun to see these costs savings in 2007.

We expect our new architecture will give us the ability to deliver new products and services to the market more quickly because software releases can be uniform across all customer sites. We believe our new technology will facilitate delivery of specialized products and services such as enhanced crime prevention and investigation tools to law enforcement more cost-effectively through its more fully integrated platform.

Capitalize on Growth Opportunities

Our core revenue strategy is to focus on growing our direct provisioning business. Historically we have targeted the county and local markets in the direct provisioning business while electing to sub-contract in the larger state and federal prison systems through partnering arrangements with the large telecommunications carriers. As a result of the departure of most of the larger telecommunications carriers from the inmate market, we have shifted our strategy for larger county, state and federal facilities from subcontracting in favor of direct provisioning. In some instances, we are the incumbent subcontractor under the facilities’ contracts and our incumbency and familiarity with the customer may give us cost and intangible advantages. In all cases, we believe our lower cost packet based architecture, our greater financial resources, and our bad debt risk management systems will give us an ability to enhance our bid to obtain the customer contract without affecting our historic direct margins. We believe our future revenue growth will accelerate as a result of our new focus on the larger state market. In addition, we believe we are well positioned to provide other integrated communications solutions to our existing customer base, many of which need to overhaul their IT systems to benefit from greater features and to reduce operating costs. We believe Syscon’s off-the-shelf offender management software and related applications, coupled with our packet based architecture has the potential to offer these budget conscious customers a lower cost, integrated solution that will be easier to implement and operate than their typical internally developed IT systems.

Continue to Target the Corrections Industry with Specialized Products and Services

Our strategy is to retain our focus on the corrections industry and law enforcement with superior products and customer service. We seek to enhance our relationships with existing clients and to attract new customers by offering new and innovative products and services. We intend to grow our business by working closely with our customers to support their existing needs and anticipate their future requirements. We will strive to provide greater access to communications capabilities for facilities and inmates and their families, while providing better automation of and unified access to inmate information both within the correctional facility itself as well as among correctional facilities and law enforcement agencies. As homeland security concerns increase, we intend to expand our business by offering products and services to meet the changing and increasing needs of a growing industry.

Reduce Operating Costs

Our operating strategy is to prudently manage and ultimately lower our operating costs by continuously enhancing our systems in order to maximize earnings. We continually seek to refine our bad debt risk management systems to migrate our highest credit risk end users to our direct billing or prepayment options. We continuously monitor our experience with billed parties and their credit indicators, as well as other general economic conditions, to adjust credit availability and/or block calls. We have implemented an advanced billing and bad debt risk management system, which uses proprietary, multi-variable algorithms to monitor exposure to bad debt. We expect to continue to realize reductions in our operating costs as a result of the implementation of our new packet based architecture. We believe that continuing to reduce our operating costs will provide us competitive advantages in attracting and retaining customers in an increasingly cost conscious industry, while maintaining or improving our gross profit.

Primary Sources of Revenue

Overview

The following chart summarizes the primary sources of our revenues.

	% of Total
	Revenues	Three Months
	Year Ended	Ended
Revenue Source	December 31, 2006	March 31, 2007	Description

Direct Call Provisioning	85%	88%	Direct call services mainly through multi-year contracts to state departments of corrections, large county jails and local correctional facilities.
Solutions and Billing Services	12%	12%	Solutions and billing services (validation, fraud management and billing and collection services) to third parties including some of the world’s largest communication service providers.
Telecommunications Services	3%	—	Telecommunications services (equipment, security enhanced call processing, validation and customer service and support) to correctional facilities through contracts with some of the world’s leading communication service providers, including AT&T (formerly SBC) and Sprint.

Direct Call Provisioning

We provide inmate communications services directly as a state certificated telecommunications provider to correctional facilities. In a typical arrangement, we operate under a site-specific, exclusive contract, generally for a period of three to five years. We provide the equipment, security-enhanced call processing, validation, and customer service and support directly to the facility. We bill the majority of our calls through the billed party’s LEC or, in some cases, using the services of third party aggregators. We also bill a portion of our calls through our own proprietary billing platform. Additionally, a significant portion of our calls are prepaid either by the inmate or the called party. Direct call provisioning revenues are substantially higher than that of our telecommunications and solutions services because we receive the entire retail value of the collect call. In our direct call provisioning business, we are responsible for customer commissions, line charges and other operating costs, including billing and bad debt costs. Consequently our gross profit dollars are higher but our gross margins are lower as compared to our telecommunications services and solutions businesses.

Solutions

Our solutions business consists of offering inmate telecommunications products and services, including validation, bad debt risk management and billing services, to RBOCs, LECs, IXCs and others to support their telecommunications contracts with larger county, state and federal correctional facilities. In this business, we enter into either long-term or evergreen contracts with the RBOCs, LECs, IXCs, and other telecommunication carriers pursuant to which we will typically purchase accounts receivable generated from calls placed by inmates in correctional facilities and accept responsibility for call validation, uncollectible accounts and billing and collections costs, with no recourse to the customer. These purchased receivables are processed and validated through our risk management system prior to allowing the call to be completed and are also typically processed through our proprietary systems and billed through LECs.

Our revenues from the solutions service equal the difference between the face value of the receivables purchased and the amount we pay the customer for the discounted accounts receivable. Because our revenues associated with the solutions business represent only a percentage of the face value of the receivables purchased, the associated billing and collection fees and uncollectible account expense represent a much higher percentage of revenues as compared to our direct call provisioning business. In the solutions business, we do not bear any of the costs of facility commissions, equipment, line charges or other direct sales charges, but bear the risk of unbillable and uncollectible accounts receivable. In light of the recent industry trend of large dominant industry telecommunications carriers exiting the business, we experienced a decline of revenues generated from the solutions services business of $1.7 million from the year ended December 31, 2005 to the year ended December 31, 2006. We expect our solutions revenues to decline significantly in the future because the majority of our solutions revenues are generated from a customer who has informed us of its intention to eliminate our services, and has been doing so in accordance with the terms of its contracts with us.

Telecommunications Services

In our telecommunications services business, we have typically partnered with RBOCs, LECs and IXCs on larger contracts where the working capital requirements to win the contract were significant. For example, some of the larger county and state departments of corrections inmate telecommunications contracts often require multi-million dollar prepayments, surety bonds and/or guaranteed commissions. In such cases, we provide at our expense some or all of our equipment, technology, security enhanced call processing, call validation and other services and/or customer service through the provider, rather than directly to the facility. Our telecommunications service customer bills the end user and we either share the revenues or receive a prescribed fee for each call completed, but are not exposed to the bad debt of the end user. We do, however, incur typical capital expenditures related to installing our equipment and technology at the correctional facility. We receive additional fees for validating the phone numbers dialed by inmates, digital recording systems, voice security and other services we provide. By partnering with some of the largest industry participants on capital intensive, larger contracts, we increase our likelihood of participating in the contract. This increases our market penetration, leverages our infrastructure and generates additional income. Because of the recent industry trend of large dominant industry telecommunications carriers exiting the inmate communications business, we experienced a decline of $11.9 million of revenue generated from our telecommunications services business from the year ended December 31, 2005 to the year ended December 31, 2006. We expect further declines in the future.

Equipment Sales

In addition to our direct call provisioning, telecommunications services and solutions businesses, we also sell our products, including our inmate calling applications and facility management products, to a limited number of telecommunications service provider customers. We elect to sell these products and services directly to the service providers when we do not have the opportunity to provide direct call provisioning, telecommunications or solutions services. As a result of the recent changes in the industry and departure of several RBOCs and IXCs, we expect equipment sales to remain a small percentage of our total sales.

Customers

We have direct contracts to provide inmate telecommunications services on either an exclusive basis or jointly with another provider to approximately 2,200 correctional facilities ranging in size from small municipal jails to large, state-operated facilities, as well as other types of confinement facilities, including juvenile detention centers, private jails and halfway houses.

Most of our direct call provisioning contracts have multi-year terms (generally three to five years) and typically contain renewal options while our solutions contracts generally have shorter terms. We often seek to negotiate extensions of our contracts before the end of their stated terms. For the year ended December 31, 2006, we retained more than 90% of our annualized revenue up for renewal. Many of our contracts provide for automatic renewal unless terminated by written notice within a specified period of time before the end of the current term.

Direct Customers

We provide our direct call provisioning products and services directly to correctional facilities. For the year ended December 31, 2006, 85% of our revenues were generated from direct contracts with correctional facilities as the exclusive provider of telecommunications services to inmates within the facility. No direct customer accounted for more than 7% of our total direct call provisioning revenues for the year ended December 31, 2006.

Telecommunications and Solutions Service Provider Customers

We provide our products and services to telecommunications and solutions service providers such as Global Tel*Link, FSH Communications, AT&T (formerly SBC) and Embarq (formerly Sprint), among other call providers. For the year ended December 31, 2006, 15% of our total revenues were generated from contracts with telecommunications and solutions service providers. The following table lists our largest telecommunications and solutions service provider contracts for the year ended December 31, 2006:

		Approximate % of
	Approximate % of	Total		Contract
	Total Solutions	Telecommunications	Approximate % of	Expiration
Customer	Services Revenue	Services Revenue	Total Revenue	Date**

Global Tel*Link*	77%	33%	10%	March 1, 2008
Embarq (formerly Sprint)	20%	6%	2%	Month-to-Month
AT&T (formerly SBC)***	—	30%	1%	March 1, 2008
FSH Communications	—	23%	1%	Month-to-Month

*	AT&T sold its inmate telecommunications business to Global Tel*Link in 2005.

**	Represents expiration dates for master customer contracts. Below the master customer contracts, subcontracts govern site-specific contract durations, which are typically consistent with the terms of our partners’ prime contracts with the underlying correctional facilities. In some cases, our subcontracts with such customers for certain correctional facilities may extend beyond the term of the related master contract, in which case our agreements with these customers generally extend through the term of the subcontract.

***	SBC changed its name to AT&T.

No other telecommunications and solutions service provider customer accounted for more than 10% of our total telecommunications and solutions service provider revenues for the year ended December 31, 2006.

Marketing

We seek new direct contracts by participating in competitive bidding processes and by negotiating directly with the individuals or entities responsible for operating correctional facilities. We market our inmate communications and information management services through a sales staff largely made up of former law enforcement officials and others with experience in the corrections and communications industries who understand the specialized needs of correctional facilities. Our marketing strategy emphasizes our specialized products and services, our proprietary technology, our knowledge, experience and reputation in the inmate communications industry and our high level of service. We rely on the experience and background of our sales staff to effectively communicate our capabilities to both existing and potential customers. In addition to conducting in-person sales calls to the operators of correctional facilities, we participate in trade shows and are active in local law enforcement associations.

Principal Products and Services

We believe that the specialized products and services we offer differentiate us from our competitors. Unlike many of our competitors who specialize in specific segments of the market, such as call management systems or jail management systems, our strategy is the production and distribution of applications and services focused on the entire operation of a facility. Our applications are designed to streamline the operations of correctional facilities and empower administrators with administrative, investigative and economic capabilities. Our principal specialized applications and services include:

SCA Architecturetm

Securus’ SCA Architecturetm is comprised of a large and sophisticated data repository housing multiple data marts, each of which holds billions of bytes of stored information gathered from multiple sources. Secure Connect Architecture’s retrieval system intelligently retrieves all this information and processes all user requests through a cross application, cross data-mart retrieval process. Secure Connect Architecture, the backbone of our entire system, is expected to result in significantly lower operating and capital costs as its full implementation is realized. We currently operate multiple inmate calling applications that preceded our development of this architecture. We expect that the majority of our customers will migrate to our new systems utilizing this architecture as current contracts expire, a process that will likely take three to four years.

SCN Secure Connect Networktm

Securus’ SCN Secure Connect Networktm is a packet based, digital transmission system for all communications transport. Secure Connect Network allows our calling platform to provide real-time turn-on/turn-off flexibility for most system features, 24-7 offsite monitoring, immediate system upgrades and repairs from one central location.

Secure Call Platformtm

Securus’ Secure Call Platformtm is a call management system that services correctional facilities as well as detainees and friends and family members. Utilizing our Secure Connect Network allows this fully integrated inmate calling applications manager to offer innovative applications that give facilities extensive administrative and investigative control. The system offers networking functions, system and application stability and redundancy, heightened security features, user auditing, and password-specific utilities.

Jail Management Solutions

Our Facility Management application is comprised of three specific applications — Detention Management System (DMS), Records Management System (RMS), and Computer-Aided Dispatch (CAD). These applications provide authorized personnel the tools to track, investigate, record, report, and efficiently manage a correctional facility’s day-to-day activities. We currently maintain several other applications that are similar to, and pre-date, Facility Manager, which are no longer offered in the marketplace.

The Securus User Interface

Access to many of our applications is accomplished through our S-GATEtm user interface. This portal provides single point access to programs, applications and services.

Securus Support

We provide support through professional, dedicated customer support centers that:

•	Are accessible 24-7;

•	Provide independent visibility into customers account activity and information;

•	Provide site status by continuously by support systems that continuously monitor activity and proactive actions that are instituted to correct issues before customers are impacted; and

•	Allows field support services to provide nationwide support by local, area responsive technicians.

Prepaid Calling Programs

Inmate telecommunications systems customarily allow calls to be placed as collect only, without the involvement of a live operator. Our prepaid calling offerings provide flexibility in the utilization of called party prepaid calling and inmate prepaid calling. Our prepaid calling systems offer a paperless, card-free prepaid calling solution for both the called parties and the inmates. The prepaid account is managed by either the called party’s phone number or the inmate’s PIN. Our prepaid calling platform allows correctional facilities to offer inmate families an alternative to collect calls and acts as a cash management tool to help those families budget more effectively for calls. Additionally, because prepayment virtually eliminates bad debt, fewer calls are blocked and correctional facilities recognize the financial benefits of higher call volumes.

We also continue to provide paper prepaid calling cards for facilities that desire a fast and simple calling solution for their inmates. These are sold to the inmates through the facility’s commissary service. The cards may be used for both domestic and international calling. Many of our competitors provide similar prepaid services.

Correctional Billing Services (CBS)

We believe we are one of the few companies in the inmate communications industry to provide a nationwide customer care and billing center dedicated to the inmate’s friends and family members. CBS, a division of Securus, provides dedicated customer service to the called party 24 hours per day, 365 days per year. CBS also offers multiple payment options including prepayment of charges, remittance directly to the local phone company, credit card payments and check by phone.

Intelligent Call and Billing Management Solution (ICBS)

We developed and provide our customers with an Intelligent Call and Billing Management Solution, or ICBS system, which is a proprietary call validation and billing technology that is designed to minimize bad debt expense. Our solutions services include ICBS technology. Specifically, ICBS allows us to rapidly identify and prevent or block collect calls from being connected to potential non-paying call recipients through a continuously growing and improving database. As an enhancement to revenues, the blocked call recipient is notified that an inmate has attempted contact and, upon request, can receive inmate calls through various prepaid methods. We believe that our technology provides us with generally lower bad debt expense as a percentage of revenues in the industry, while offering the broadest, most sophisticated suite of payment method alternatives in the industry.

Additional Securus Applications

We also offer a multitude of additional applications and features that provide task-specific solutions designed to satisfy focused areas of a facility’s operations. Our applications assist:

•	Booking and release officers;

•	Investigators;

•	Detainees;

•	Friends & families;

•	Administrators; and

•	Support personnel.

Many of our applications are interoperable and work seamlessly together. We provide applications designed to service communications, administrative, and support functions, trust account funding, recidivism programs, investigative capabilities, fraud prevention functions, and detainee identification.

We are continually developing new suites of applications, which are designed to provide a wide array of solutions-based, technologically advanced, integrated applications and services for the criminal justice community. These applications and services are focused on providing solutions targeted at the identified needs of the criminal justice community.

Systems and Equipment

We currently utilize automated operator calling systems that consist of third-party and internally developed software applications installed on specialized equipment. We expect the majority of our customer installations to transition from these legacy systems to our Secure Connect Network in the future as existing contracts expire. Our specialized systems limit inmates to collect calls or prepaid calls, validate and verify the payment history of each number dialed for billing purposes, and confirm that the destination number has not been blocked. If the number is valid and has not been blocked, the system automatically requests the inmate’s name, records the inmate’s response, and waits for the called party to answer. When the call is answered, the system informs the called party that there is a collect call, plays back the name of the inmate in the inmate’s voice, and instructs the called party to accept or reject the call. The system completes calls that have been accepted by the called party.

The system automatically records the details of each call, such as the number called and the length of the call, and transmits the data to our centralized billing center for bill processing and input into our call activity database. Our database of telephone numbers and call activity allows us to provide extensive call activity reports to correctional facilities and law enforcement authorities, in addition to identifying numbers appropriate for blocking, thus helping to reduce the number of uncollectible calls. These include reports that can further assist law enforcement authorities in connection with ongoing investigations. We believe this database offers competitive advantages, particularly within states in which we have achieved substantial market penetration.

Maintenance, Service and Support Infrastructure

We provide and install telephone systems in correctional facilities at no cost to the facility and generally perform all maintenance activities. We maintain a geographically dispersed staff of trained field service technicians and independent contractors, which allows us to respond quickly to service interruptions and perform on-site repairs and maintenance. In addition, we have the ability to make some repairs remotely through electronic communication with the installed equipment without the need of an on-site service call. We believe that system reliability and service quality are particularly important in the inmate telecommunications industry because of the potential for disruptions among inmates if telephone service remains unavailable for extended periods.

Billing and Collection

We use LEC direct billing agreements and third-party clearinghouse billing agreements to bill and collect phone charges. Under both agreements, the LEC includes collect call charges for our services on the local telephone bill sent to the recipient of the inmate collect call. We generally receive payment from the LEC for such calls 60 days after the end of the month in which the call is submitted to the LEC for billing. The payment that we receive is net of a service fee and net of write-offs of uncollectible accounts for which we previously received payment, or net of a reserve for future uncollectible accounts.

Unlike many smaller independent service providers with lower telecommunications traffic, we have been able to enter into direct billing agreements with LECs in most of our markets because of our high market penetration. We believe that direct billing agreements with LECs decrease bad debt expense and billing expenses by eliminating an additional third-party billing entity, while expediting and increasing collectibility. In addition, direct billing agreements help us resolve disputes with billed parties by facilitating direct communication between us and the called party, thereby reducing the number of charge-offs.

In the absence of a LEC direct billing arrangement, we bill and collect our collect calls through third-party billing and collection clearinghouses that have billing and collection agreements with LECs, or through our proprietary direct billing. When we employ third-party billing and collection clearinghouses, the account proceeds are forwarded by the various LECs to the clearinghouses, which then forward the proceeds to us, less a processing fee. With both LEC direct and third-party billing and collection agreements, we reconcile our call records with collections and write-offs on a regular basis. The entire billing and collection cycle (including reconciliation), takes on average, between six to nine months after we submit the call record to the LEC or to third-party billing and collection clearinghouses.

Our specialized billing and bad debt risk management system integrates our LEC direct billing arrangements with our call blocking, validation and customer inquiry procedures.

Research and Product Development

We believe that the timely development of new products and enhancements to existing products is essential to maintain our competitive position. We conduct ongoing research and development for the development of new products and enhancement of existing products that are complementary to the existing product line.

Our current research and development efforts are focused on further improvements to our bad debt risk management systems, including improved algorithms to monitor and analyze our risk on a real-time basis, enhanced three-way call detection, advanced call validation systems, and general improvements to our SCN and other call processing platforms in order to improve operating efficiency and reduce capital costs of new installations, and to continue to deliver state-of-the-art products and services to our correctional facilities and law enforcement customers. In addition, we are developing products and services that will provide law enforcement officials with greater access to communications capabilities, inmate information and intelligence on inmate calls within a correctional facility as well as on inmate calls between correctional facilities and other law enforcement agencies.

Patents and Other Proprietary Rights

We rely on a combination of patents, copyrights and trade secrets to establish and protect our intellectual property rights. We have been issued 50 patents. We consider any patents issued or licensed to us to be a significant factor in enabling us to more effectively compete in the inmate communications industry.

We believe that our intellectual property portfolio provides our customers leading edge technology recognized as technologically superior within the inmate communications industry. We believe that we currently hold the broadest intellectual property portfolio in the industry, with 49 issued patents and more than 80 patent applications filed and/or in process. We believe that the duration of applicable patents is adequate relative to our product and service offerings.

Although we have filed many patent applications and hold several patents relating to our internally developed call processing and other technology, such technology and intellectual property rights could infringe on other parties’ intellectual property rights and could be contested or challenged. Should our call processor or any material feature of our call processor or other proprietary technology be determined to violate applicable patents, we may be required to cease using these features or to obtain appropriate licenses for the use of that technology and could be subject to material damages if our infringement were determined to be lengthy or willful. There has been recent litigation in the telecommunications industry regarding alleged infringement of certain of the technology used in internet telephony services. Although this litigation involves companies unrelated to us, and we believe, technology different from ours, it is possible that similar litigation could be brought against us in the future. See “Risk Factors — Risk Factors Relating to Our Business — Our success depends on our ability to protect our proprietary technology and ensure that our systems are not infringing on the proprietary technology of other companies.”

Employees

As of March 31, 2007, we employed 590 full-time equivalent employees, 282 of which are salaried and 308 are hourly employees. As of March 31, 2007 Syscon had 136 employees, 22 of which were contract employees. None of our employees are represented by a labor union, and we have not experienced any material work stoppages to date. We believe that our management currently has a good relationship with our employees.

Properties

Our principal executive office is located in, and a portion of our operations are conducted from, leased premises located at 14651 Dallas Parkway, Suite 600, Dallas, Texas 75254-8815. We also lease additional regional facilities from which we conduct our operations located in Selma, Alabama; Bedford, Massachusetts; Raleigh, North Carolina; Irving and San Antonio, Texas; Foxboro, Massachusetts; Springfield, Illinois; and Camp Hill, Pennsylvania. We use our Selma office as a customer service center and the other additional facilities as regional sales offices. Syscon’s principal office is located in Richmond, British Columbia and it has sales offices in Folsom and Modesto, California. We believe that our facilities are suitable and the space contained by them adequate for their respective operations.

Legal Proceedings

From time to time we have been, and expect to continue to be, subject to various legal and administrative proceedings or various claims in the normal course of its business. We believe the ultimate disposition of these matters will not have a material affect on our financial condition, liquidity, or results of operations.

From time to time, inmate telecommunications providers, including Securus, are parties to judicial and regulatory complaints and proceedings initiated by inmates, consumer protection advocates or individual called parties alleging, among other things, that excessive rates are being charged with respect to inmate collect calls, commissions paid by inmate telephone service providers to the correctional facilities are too high, that a call was wrongfully disconnected, that security notices played during the call disrupt the call, that the billed party did not accept the collect calls for which they were billed or that rate disclosure was not provided or was inadequate. We are also on occasion the subject of regulatory complaints regarding our compliance with various matters including tariffing, access charges and payphone compensation requirements and rate disclosure issues.

In the case captioned Sandra Judd, et al. v. AT&T, et al., initially brought in King County Superior Court in Seattle, T-Netix and several other telecommunication companies were sued on allegations of failure to comply with the audible, pre-connect disclosure of inmate call rates as required by Washington law. T-Netix and AT&T, the remaining defendants, obtained summary judgment in their favor in September 2006, but the ruling was overturned by the Court of Appeals. T-Netix’s Petition for Review by the Washington State Supreme Court is pending. We cannot predict the outcome of this appeal at this time.

In May 2005, TIP Systems, LLC and TIP Systems Holdings Co., Inc. (“TIPS”) filed suit in the United States District Court for the Southern District of Texas (Houston Division) against numerous defendants including us. In TIP Systems, we, along with other inmate telecommunications providers, were alleged to have infringed on patents concerning “cord-free” or “hands-free” inmate phone technology. This lawsuit against us was dismissed on March 1, 2007, when our motion for summary judgment was granted on the issue of non-infringement. TIPS has appealed to the U.S. Court of Appeals. Additionally, the TIPS entities have filed a lawsuit in the Southern District of Texas against us which alleges substantially similar allegations concerning patent infringement claims for “cord-free” or “hands-free” inmate phone technology. We have denied any wrongdoing and will vigorously defend each and every allegation in the case.

In October 2003, Value-Added Communications, Inc. (“VAC”) filed suit in the District Court of Dallas County, Texas against T-NETIX for alleged breach of a Patent License Agreement between VAC and T-NETIX. VAC filed the lawsuit seeking, among other things, an interpretation of certain provisions of the agreement, revival of the agreement, a license to any of T-NETIX’s improvements to the originally licensed technology, and an award of its attorneys’ fees. T-NETIX filed counter-claims against VAC for, among other things, VAC’s failure to assign certain improvements in technology that VAC has developed since 1996. On March 6, 2007, the Dallas District Court presiding over the lawsuit signed an interlocutory summary judgment order in T-NETIX’s favor finding, among other things, that VAC is not entitled to any of T-NETIX’s technology other than the originally licensed patents and that VAC is required to automatically assign any improvements or additions it makes to the original technology to T-NETIX, with VAC maintaining the right to continue using improvements or additions it makes. The Court also found that neither party is entitled to an award of attorneys’ fees from the other for claims relating to the issues resolved in the March 6, 2007 order.

T-NETIX will continue to proceed against VAC on its affirmative claims for VAC’s failure to assign its improvements and additions and will continue to vigorously defend against VAC’s claim for attorneys’ fees and VAC’s efforts to reinstate the Agreement on grounds unrelated to the March 6, 2007 order. Trial is set for August 2007. We cannot evaluate the likelihood of any outcome or make a reasonable estimate of range of potential loss at this time.

In April 2005, we filed suit in the United States District Court for the Northern District of Texas (Dallas Division) against VAC for patent infringement. VAC filed an answer and a counterclaim in this matter. VAC seeks declaratory judgments as to non-infringement and invalidity. Discovery is on-going at this time. Trial in this matter is set for March 2008. We cannot evaluate the likelihood of any outcome at this time.

In November 2005, we filed suit in the District Court of Dallas County, Texas, against AGM Telecom Corporation and former employees of our various affiliates, and related individuals, including David McEvilly, George McNitt, Thomas Miller, Steven Capitano, Brian Dietert, AGM Telecom Corporation, Christopher McNitt, Robert G. Sargeant, James F. Winstead, Pablo Xiques, Henry Chang, and Mie Mie Change, alleging, among other things, breach of contract and misappropriation of trade secrets. In the lawsuit, various defendants have counterclaimed for alleged violations of the Texas Business & Commerce Code, disparagement, defamation, and tortious interference. The defendants have also moved to stay the case and have requested the court compel arbitration of the matter. The court has not yet ruled on the defendants’ requests. We have denied any wrongdoing with respect to the alleged counterclaims and will vigorously defend each and every counterclaim asserted by the defendants. We cannot evaluate the likelihood of any outcome at this time.

In October 2006, we filed suit in the U.S. Federal District Court for the Eastern District of Texas against Global Tel*Link Corporation; AGM Telecom Corporation; Inmate Calling Solutions, Inc.; and FSH Communications, LLC for patent infringement of several patents related to the inmate correctional services and telecommunications industry by each such defendant. This case is in its early stages and we cannot predict the outcome at this time.

In February 2006, Evercom and T-Netix were named in a putative class action in Florida federal court captioned Kirsten Salb v. Evercom Systems, Inc., et al. Evercom and its wholly owned billing agent were alleged to have violated the Florida Deceptive and Unfair Trade Practices Act and other common law duties because of the alleged incorrect termination of inmate telephone calls. The plaintiff sought statutory damages, as well as compensatory damages and attorneys’ fees and costs. No class was ever certified. This matter was settled with a nominal payment to the Plaintiff, plus attorney’s fees and dismissed with prejudice. Legal fees for the second quarter of 2007 will be higher as a result.

In May 2007, Global-Tel Link Corporation and Verizon Business filed formal protest petitions against the Florida Department of Corrections (“FDOC”) (the “Protests”). The Protests challenge FDOC’s intended award to us of a five-year initial term contract for provision of Statewide Inmate Telephone Services. More specifically, the Protests seek entry of recommended and final orders either (1) awarding the contract to the protestor or (2) rejecting all proposals. The Protests are before the Florida Division of Administrative Hearings (“DOAH”). DOAH will conduct a final hearing to resolve disputed issues of fact and law and issue a recommended order as to whether the intent to award the contract to the Company is clearly erroneous, contrary to competition, arbitrary, capricious, illegal, fraudulent, or in violation of the agency’s governing statutes and rules. DOAH thereafter will enter a final order. We have intervened as a respondent in the Protests and have full party status. We are working in cooperation with FDOC to defend the intended award to us. Discovery is ongoing. The final hearing is set for July 10 through July 12. At this stage of the proceedings no evaluation of the likelihood of any outcome can be made.

Finally, the FCC has asked for public comment on a proposal from an inmate advocacy group to impose a federal rate cap on interstate inmate calls. This proceeding could have a significant impact on the rates that we and other companies in the inmate telecommunications business may charge. Although similar proposals have been pending before the FCC for more than three years without action by the agency, this newest proceeding is nonetheless in its early stages, and we cannot predict the outcome at this time.

REGULATION

The inmate telecommunications industry is subject to varying degrees of federal, state, and local regulation. Regulatory actions have affected, and are likely to continue to affect, our correctional facility customers, our telecommunications service provider customers, our competitors and us.

The inmate telecommunications market is regulated at the federal level by the FCC and at the state level by public utilities commissions or equivalent agencies (“PUCs”) of the various states. In addition, from time to time, Congress or the various state legislatures may enact legislation that affects the telecommunications industry generally and the inmate telecommunications industry specifically. Court decisions interpreting applicable laws and regulations may also have a significant effect on the inmate telecommunications industry. Changes in existing laws and regulations, as well as the adoption of new laws and regulations applicable to our activities or other telecommunications businesses, could have a material adverse effect on us. See “Risk Factors — Regulatory Risks.”

Federal Regulation

Prior to 1996, the federal government’s role in the regulation of the inmate telecommunications industry was relatively limited. The enactment of the Telecommunications Act of 1996 (the “Telecom Act”), however, marked a significant change in scope of federal regulation of the inmate telecommunications service. Generally, the Telecom Act (i) opened local exchange service to competition and preempted states from imposing barriers preventing such competition, (ii) imposed new unbundling and interconnection requirements on incumbent local exchange carrier networks, (iii) removed prohibitions on inter-LATA services and manufacturing where certain competitive conditions are met, (iv) transferred any remaining requirements of the consent decree governing the 1984 Bell System divestiture (including its nondiscrimination provisions) to the FCC’s jurisdiction, (v) imposed requirements to conduct certain competitive activities only through structurally separate affiliates, and (vi) eliminated many of the remaining cable and telephone company cross-ownership restrictions.

This legislation and related rulings significantly changed the competitive landscape of the telecommunications industry as a whole. More specifically for the inmate telecommunications industry, the Telecom Act added Section 276 to the principal U.S. federal communications statute, the Communications Act of 1934. Section 276 directed the FCC to implement rules to overhaul the regulation of the provisioning of pay phone service, which Congress defined to include the provisioning of inmate telecommunications service in correctional institutions.

Before the adoption of the Telecom Act, LECs generally included inmate telecommunications service operations as part of their regulated local exchange telephone company operations. This allowed the LECs to pool revenue and expenses from their monopolistic local exchange operations with revenues and expenses from their inmate telecommunications service operations. This commingling of operations made possible the subsidization of the LECs’ inmate telecommunications service operations through other regulated revenues. The LECs were also able to shift certain costs from their inmate telecommunications service operations to their local exchange monopoly accounts. In particular, the LECs were able to pool the bad debt from their inmate telecommunications service operations with their other bad debt. Because independent inmate telecommunications service providers act as their own carrier, they bear the risk of fraudulent calling and uncollectible calls and other bad debt. Bad debt is substantially higher in the inmate telecommunications industry than in other segments of the telecommunications industry. The LECs’ practice of pooling bad debt shifted the high costs of bad debt from inmate telecommunications service operations to the expense accounts of other LEC operations, presenting a vehicle for the cross-subsidization of the LECs’ inmate operations. This, in turn, allowed the LECs to offer commissions to correctional facilities that were often significantly higher than those that independent inmate telecommunications service providers can offer.

Section 276 directed the FCC to adopt regulations to end the LECs subsidization of their inmate telecommunications service operations from regulated revenues. Congress also directed the FCC to ensure that the RBOCs could not discriminate in favor of their own operations to the competitive detriment of independent inmate telecommunications service providers. Finally, Congress required the FCC to ensure that all inmate telecommunications service providers were fairly compensated for “each and every” call made from their telephone.

To carry out its legislative mandate, the FCC adopted regulations requiring all LECs to transfer their inmate telecommunications service operations from their regulated accounts to the LECs’ unregulated accounts by no later than April 15, 1997. The FCC’s rules implementing Section 276 are designed to eliminate cross-subsidization and cost-shifting. However, since the bad debt from inmate telecommunications services arises from the charges for collect calls, which have traditionally been regulated carrier activities, the FCC’s rules did not prevent shifting of bad debt from the LECs’ inmate telecommunications service operations to the LECs’ regulated accounts.

In implementing Section 276 the FCC also addressed the one-time transfer of existing inmate telecommunications service assets from the LECs’ regulated accounts to the unregulated accounts established for inmate telecommunications service operations. The FCC ordered the transfer of those assets at their net book value rather than at their fair market value. The inmate telecommunications industry had argued to the FCC that the transfer should be accomplished at the assets’ fair market value, including the value of the contracts between the LECs’ inmate telecommunications service operations and correctional facilities. The net book value of those assets may be lower than their fair market value. In the event that the valuation of the assets is below market, the LECs’ inmate telecommunications service operations may be able to post nominally higher returns on their assets than they would otherwise be able to and hence relieve operating pressures for returns on assets. This could result in a competitive advantage for the LECs with respect to access to capital markets as compared to independent inmate telecommunications service providers.

To eliminate discrimination, the FCC initially required, among other things, that the LECs’ inmate telecommunications service operations take any tariffed services from their regulated operations at the tariffed rate for the service. Before the Telecom Act, the LECs’ inmate telecommunications service operations were able to take these services at some variant of their underlying costs without regard to the tariffed rate being charged to independent inmate telecommunications service providers. Under the Telecom Act, the LECs’ inmate telecommunications service operations must take tariffed services on an arm’s length basis, at tariffed rates that are subject to regulatory approval. Further, the rates for the tariffed services offered to both the LECs’ inmate telecommunications service operations and independent inmate telecommunications service providers must be developed on a consistent basis. The test that the FCC mandated for the pricing of services (the “new services test”) to both independent inmate telecommunications providers and LECs’ own inmate operations applied to existing rates and could potentially cause a rate reduction for services in some instances, while resulting in rate increases in others. However, the FCC ruled, and the U.S. federal courts have affirmed, that Section 276 clearly mandated that the test be applied only to the RBOCs. At the same time, the FCC urged state commissions to apply the test to all LECs in their states. In any case, the requirement for a consistent methodology for developing rates should substantially reduce LEC opportunities for unfavorable rate discrimination against independent inmate telecommunications service providers like Securus.

To ensure “fair compensation” for inmate telecommunications service providers, the FCC held that it was not required to prescribe compensation for collect calls because inmate telecommunications service providers act as their own carriers and collect the revenue from those calls directly from called parties. Nonetheless, we have, from time to time, been required to defend ourselves against complaints to the FCC from certain payphone owners not in the inmate telecommunications industry that have unsuccessfully claimed a right to compensation for calls initiated from the inmate telecommunications service providers. The inmate telecommunications industry argued to the FCC, however, that because of state-mandated ceilings on the rates for intrastate collect calls, inmate telecommunications providers could not recover adequate revenues for those calls, and accordingly, had sought an “inmate system compensation charge” in addition to the charges collected for carrying the call. See “ — State Regulation.” However, the FCC only determined that Section 276’s fair compensation requirement does not require either preemption of state local collect calling rate caps or imposition of a federally-tariffed surcharge above state rate caps for local inmate calls. This decision, unless subject to further review, appeal or revision as a result of further proceedings, leaves intact, from a Federal perspective, the current impact of state-mandated rate ceilings.

The FCC has also declined to modify the accounting safeguards implemented to guarantee that regulated revenues properly follow regulated costs, and unregulated revenues follow unregulated costs. Thus, it remains that only inmate telecommunications equipment and not the collect calling service itself is included in the inmate telecommunications services that the RBOCs must provide on a non-regulated basis. Consequently, it is possible that the RBOCs will to some extent continue to be able to subsidize and discriminate in favor of their inmate telecommunications service operations. In particular, so long as the RBOCs can continue to define their inmate collect calling service as part of their regulated operations, they may be commingling bad debt associated with that service with bad debt from other services.

Because of the proceedings still pending before the FCC, coupled with the occasional introduction (but not passage) of new legislation in Congress, both to amend the Telecom Act generally and to add provisions specific to the inmate industry, the ultimate effects of the rule changes mandated by the Telecom Act are uncertain. For example, the FCC is currently considering comments filed in Docket No. 96-128 on the costs associated with the provision of inmate telecommunications services to explore whether the current regulatory regime applicable to the provision of inmate telecommunications services is responsive to the needs of correctional facilities, inmate calling services providers, and inmates, and if not, whether and how unmet needs might be addressed. This includes proceedings concerning the rates charged for inmate calls and a request for the FCC to consider adopting facilities-based competition in inmate services at the site level or, in 2007, a proposal to cap all interstate inmate service rates. See “Legal proceedings” and “Risk Factors — Regulatory Risks.”

Apart from its proceedings to implement the Telecom Act, the FCC also adopted regulations for interstate calls requiring inmate telecommunications service providers to announce to called parties, before the called party incurs any charges, that rate quotes may be obtained by dialing no more than two digits or remaining on the line. The FCC subsequently clarified the rules to require exact, and not maximum, rate quotes on a per minute basis.

Significantly, however, the FCC adopted the rate disclosure option in lieu of the so-called “Billed Party Preference” proposal that had been pending before the FCC for several years. Under that plan, inmate telecommunications service providers would have been required to send their interstate inmate collect calls to the called party’s pre-subscribed carrier, thereby bypassing the opportunity for the inmate telecommunications service provider to receive revenue from the calls. We believe that the rate quote regulations adopted by the FCC are a preferable alternative to Billed Party Preference, which would potentially have had a much more adverse effect on our business. However, the FCC, in Docket No. 96-128, took further comments on requests by inmate groups to require multiple carrier access to certain inmate facilities, or a mandatory rate cap, on interstate calls. The FCC has also taken comment on other technologies advanced as a method to avoid the single carrier per facility system that currently prevails in the inmate telecommunications industry.

State Regulation

In many states, inmate telecommunications service providers must obtain prior authorization from, or register with, the PUC and file tariffs or price lists of their rates. The most significant state involvement in the economic regulation of inmate telecommunications service is the limit on the maximum rates that can be charged for intrastate collect calls set by most states, referred to as “rate ceilings.” Since, at many facilities, collect calls are the only kind of calls that can be made by inmates, state-imposed rate ceilings on those calls can have a significant effect on our business.

In many states, the rate ceilings on inmate collect calls within the originating LEC’s service area are tied to the rate charged by the LEC and subject to state regulatory approval. Thus, where the LEC chooses not to raise its rates, independent inmate telecommunications service providers are precluded from raising theirs. Prior to the passage of the Telecom Act, the LECs had less incentive to raise their rates than independent inmate telecommunications service providers because the LECs were able to subsidize their inmate telecommunications service operations and discriminate in their favor, as described above. See “— Federal Regulation.” It is possible that as a result of the FCC’s rules designed to eliminate these subsidies, some LECs may periodically choose to file with their state commissions to raise their rates for inmate collect calls. If this occurs, inmate telecommunications service providers could also raise their rates. It is difficult to predict the extent to which the LECs will raise their rates.

For intrastate calls going outside the originating LEC’s service area, there may be state rate ceilings tied to the rates of the IXCs for similar calls. In some cases, these rate ceilings can also make sufficient cost recovery difficult. In general, the cost recovery problems that arise from rate ceilings tied to IXC rates are not as severe as the difficulties created by rate ceilings tied to LEC rates.

In its rulemaking implementing the Telecom Act, the FCC declined to address these state rate ceilings. The FCC ruled that inmate telecommunications providers must first seek relief from the state rate ceilings at the state level. The outcome of any such proceedings at the state level, if undertaken, is uncertain. Further, despite reserving the right to do so, it is uncertain whether the FCC would intervene or if so, how, in the event a state failed to provide relief. Moreover, as noted above, the FCC has declined to preempt state rate caps on local inmate calls or permit an additional surcharge thereon. See “Business — Legal Proceedings.”

In addition to imposing rate caps, the states may regulate various other aspects of the inmate telecommunications industry. While the degree of regulatory oversight varies significantly from state to state, state regulations generally establish minimum technical and operating standards to ensure that public interest considerations are met. Among other things, most states have established rules that govern the service provider in the form of postings or verbal announcements, and requirements for rate quotes upon request. See “Business — Legal Proceedings.”

The foregoing discussion does not describe all present and proposed federal, state and local regulations, legislation, and related judicial or administrative proceedings relating to the telecommunications industry, including inmate telecommunications services, and thereby affecting our business. The effect of increased competition on our operations will be influenced by the future actions of regulators and legislators, who are increasingly advocating competition. While we would attempt to modify our customer relationships and our service offerings to meet the challenges resulting from changes in the telecommunications competitive environment, there is no assurance we would be able to do so.

MANAGEMENT

The following table sets forth information concerning our directors, executive officers and other senior officers as of July 1, 2007. All of our directors serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.

Name	Age	Position

Richard Falcone	62	Chairman, President and Chief Executive Officer
Keith Kelson	40	Chief Financial Officer, Treasurer and Assistant Secretary
Dennis Reinhold	46	Vice President, General Counsel and Secretary
John Viola	56	Vice President and General Manager, Correctional Systems
Robert Rae	39	Executive Vice President, Operations and Information Technology
Sami Mnaymneh	47	Director
Tony Tamer	46	Director
Brian Schwartz	38	Director
Douglas Berman	40	Director
Lewis Schoenwetter	36	Director
Richard Cree	57	Director
Jack McCarthy(1)	64	Director
James Neal Thomas(1)	61	Director

(1)	Member of the Audit Committee

The following information summarizes the principal occupations and business experience, during the past five years, of each of our directors and executive officers.

Richard Falcone serves as our Chairman, President and Chief Executive Officer. Mr. Falcone served as Chief Executive Officer of Evercom from October 2000 until we acquired it in September 2004. Prior to joining Evercom, Mr. Falcone was a Senior Vice President for AT&T serving in a variety of capacities, including leading AT&T’s Small Business Markets servicing organization of several thousand employees and establishing AT&T’s national e-Servicing strategy. Mr. Falcone received a B.S.E.E. from Northeastern University and has had Executive Level education at MIT Sloan, Stanford University, Brookings Institute in Tokyo and the International Institute for Management Development in Lausanne, Switzerland. Mr. Falcone has served on the Board of the National Foundation of Women Business Owners and is a founding father of the National Black Business Council.

Keith Kelson serves as our Chief Financial Officer and Assistant Secretary. Mr. Kelson served as Evercom’s Chief Financial Officer from March 2000 until we acquired it in September 2004. Prior to joining Evercom, Mr. Kelson was a certified public accountant in the accounting and auditing services division of Deloitte & Touche LLP and held various financial positions with subsidiaries of Kaneb Services, Inc. Mr. Kelson has over 19 years of combined accounting experience, serving seven of those years with Deloitte & Touche LLP and twelve years in financial management (including nine years with our Company and its predecessors). Mr. Kelson has a B.B.A. in Accounting from Texas Christian University, from which he graduated cum laude. Mr. Kelson is a certified public accountant and has had executive level education at the International Institute for Management Development in Lausanne, Switzerland.

Dennis Reinhold serves as our Vice President, General Counsel and Secretary. Prior to joining Securus in August 2005, Mr. Reinhold served as the Associate General Counsel of SOURCECORP, Inc. Prior to his position at SOURCECORP, Mr. Reinhold served as Division General Counsel/Director of International Legal Affairs and Assistant Secretary for AAF-McQuay, Inc. Mr. Reinhold has over 20 years of legal experience, both in law firms and in-house positions, with an emphasis in practicing in the areas of corporate and international law. Mr. Reinhold has a J.D. from St. Louis University, a B.S. in Marketing and Business Administration from the University of Illinois and he completed the Advanced Management Program at The Wharton School, University of Pennsylvania. Mr. Reinhold has served on numerous civic organizations, including on the Board of Directors of the Louisville Ballet.

John Viola serves as our Vice President and General Manager, Correctional Systems. Mr. Viola served as the Vice President and General Manager of Evercom Correctional Systems from November 2000 until we acquired it in September 2004. Prior to joining Evercom, Mr. Viola also served as General Manager of AT&T’s small business group in the western United States during his 18-year tenure with AT&T. Mr. Viola has over 25 years of experience in senior level sales, marketing and management. Mr. Viola holds a B.A. in Marketing and Management from the University of Illinois, an M.B.A. from Roosevelt University in Chicago and has Executive Level education from Texas A&M University. Mr. Viola has served on numerous civic organizations, including the Board of Directors for the Public Education Business Coalition and Colorado Uplift, promoting education for inner city youths.

Robert Rae serves as our Executive Vice President, Operations and Information Technology. Mr. Rae served as Evercom’s Executive Director of Services/ Operations from December 2002 until we acquired it in September 2004. Prior to joining Evercom, Mr. Rae was Vice President of Operations for EngineX Networks, an engineering professional services firm specializing in engineering carrier telecommunications networks. Mr. Rae has also held leadership roles with Fujitsu, where he led international professional services and technical support operations, and with Bell Atlantic, where he led strategic planning of operations and engineering of telecommunications networks. Mr. Rae has a B.A. in Economics and a B.S. in Psychology from the University of Pittsburgh and an M.B.A. from the Katz Graduate School of Business. Mr. Rae has had Executive Level education at the Wharton School of Business.

Sami Mnaymneh has served as a member of our board of directors since February 2004. Mr. Mnaymneh is a co-founding Partner of H.I.G. Capital and serves as a Managing Partner of the firm. Mr. Mnaymneh has been an active investor in a number of industries throughout H.I.G.’s life. Prior to founding H.I.G. in 1993, Mr. Mnaymneh was a Managing Director at The Blackstone Group, a prominent New York based merchant bank, where he specialized in providing financial advisory services to Fortune 100 companies. Over the course of his career, Mr. Mnaymneh has led over 75 transactions with an aggregate value in excess of $10 billion. Mr. Mnaymneh received his undergraduate degree from Columbia University. He holds an M.B.A. degree from Harvard Business School and a J.D. degree from Harvard Law School. He currently serves on the board of directors of several H.I.G. companies.

Tony Tamer has served as a member of our board of directors since February 2004. Mr. Tamer is a co-founding Partner of H.I.G. Capital and serves as a Managing Partner of the firm. Mr. Tamer has been an active investor in a number of industries throughout H.I.G.’s life. Prior to founding H.I.G. in 1993, Mr. Tamer was a partner at Bain & Company, one of the world’s leading management consulting firms, and, through Bain Capital, one of the most successful private equity funds in the United States. Mr. Tamer has extensive operating experience particularly in the communications and semiconductor industries, having held marketing, engineering and manufacturing positions at Hewlett-Packard and Embarq (formerly Sprint) Corporation. Mr. Tamer holds an M.B.A. degree from Harvard Business School, and a Masters degree in Electrical Engineering from Stanford University. His undergraduate degree is from Rutgers University. He currently serves on the board of directors of several H.I.G. companies.

Brian Schwartz has served as a member of our board of directors since February 2004 and served as our President until September 2004. Mr. Schwartz is a Managing Director at H.I.G. Capital. Since joining H.I.G. in 1994, Mr. Schwartz has led numerous transactions in a diverse set of industries including business services (healthcare and IT), building products, and manufacturing. Prior to joining H.I.G., Mr. Schwartz was a Business Manager in PepsiCo, Inc.’s strategic planning group. Mr. Schwartz began his career with the investment banking firm of Dillon, Read and Co. where he advised clients on transactions encompassing initial public offerings, debt offerings and mergers and acquisitions. Mr. Schwartz earned his M.B.A. from Harvard

Business School and his B.S. with honors from the University of Pennsylvania. He currently serves on the board of directors of several H.I.G. companies.

Douglas Berman has served as a member of our board of directors since February 2004. Mr. Berman is a Managing Director at H.I.G. Capital. He has made investments in the manufacturing, telecommunications, and business services industries. Since joining H.I.G. in 1996, Mr. Berman has led a number of industry consolidations, purchasing more than 30 businesses creating several industry-leading companies. Prior to joining H.I.G., Mr. Berman was with Bain & Company, where he managed a variety of projects for Fortune 100 clients, developing expertise in telecommunications, financial services, and manufacturing. Mr. Berman earned his undergraduate degree from the University of Virginia and his M.B.A. from the Wharton School. Mr. Berman currently serves on the board of directors of several H.I.G. companies.

Lewis Schoenwetter has served as a member of our board of directors since February 2004 and served as our Vice President, until January 1, 2005. Mr. Schoenwetter is a Managing Director at H.I.G. Capital. With more than 10 years of experience in private equity investing, Mr. Schoenwetter has played a significant role in more than 30 acquisitions with an aggregate value in excess of $2 billion. Prior to joining H.I.G. in April 2003, Mr. Schoenwetter was a director with Levine Leichtman Capital Partners. Mr. Schoenwetter earned his undergraduate degree at Marquette University and his M.B.A. from the University of Chicago. He currently serves on the board of directors of several H.I.G. companies.

Richard E. Cree has served as a member of our Board of Directors and previously as our Chairman since March 2004. Prior to becoming our Chairman, Mr. Cree served as Chief Executive Officer of T-Netix from November 2002 until we acquired it in September 2004, Chief Operating Officer from June 1999 through March 2000 and Executive Vice President of Business Development from April 2000 through November 2002. From 1989 to 1999, Mr. Cree was the Chief Executive Officer and President of Gateway Technologies, Inc. From 1982 to 1988, Mr. Cree was Executive Vice President of American Republic Bancshares, a bank holding company based in New Mexico. From 1971 to 1982, Mr. Cree served as President and Chief Executive Officer of C-Five, a telecommunications company specializing in the manufacture and development of peripheral telecommunications equipment.

Jack McCarthy has served as a member of our board of directors since May 9, 2005. Mr. McCarthy also currently serves on the board of directors, audit committee, and compensation committee of Webco Industries, Inc. From 1986 to 2002 Mr. McCarthy held various positions at The Williams Companies, Inc., including Senior Vice President of Finance and Chief Financial Officer. From 1983 to 1986, Mr. McCarthy was the Executive Director of Tax at Tenneco, Inc. where he was responsible for national and international tax planning. Prior to joining Tenneco, Inc., Mr. McCarthy was the Vice President of Tax of The El Paso Company from 1978 to 1983. Mr. McCarthy is a certified public accountant and was a manager in the tax division of Arthur Young & Company. Mr. McCarthy holds a B.B.A. and an M.B.A from University of Michigan and a J.D. from Wayne State University.

James Neal Thomas has served as a member of our board of directors since May 9, 2005. Mr. Thomas served on the board of directors of Haggar Corp. and chaired its audit committee until November 2005. Until 2000, Mr. Thomas was a senior audit partner of Ernst & Young, LLP, where he began his career in 1968. While at Ernst & Young, Mr. Thomas served mostly Fortune 500 companies including, Wal-Mart Stores, Inc., The Williams Companies, Inc. and Tyson Foods, Inc. Mr. Thomas is a retired certified public accountant and holds a degree in accounting from the University of Arkansas.

Board Committees

Our board of directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors and a standing audit committee. In addition, from time to time, other committees may be established under the direction of the board of directors when necessary to address specific issues.

Jack McCarthy and James Neal Thomas comprise our audit committee. Each of the members of the audit committee qualifies as a financial expert, as such term is defined by SEC regulations, and is independent, as defined by the National Association of Securities Dealers Rule 4200. The duties and responsibilities of the audit committee include the appointment and termination of the engagement of our independent public accountants, otherwise overseeing the independent auditor relationship, reviewing our significant accounting policies and internal controls and reporting its findings to the full board of directors. Mr. Thomas serves as our audit committee chair.

Code of Ethics

We have adopted a written code of ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Our code of ethics, which also applies to our directors and all of our officers and employees, is on file with the SEC.

Director Compensation

Except for Messrs. McCarthy and Thomas, our directors receive no compensation for serving on the board. The board members do, however, receive reimbursement of reasonable expenses incurred in attending meetings. Each of Messrs. McCarthy and Thomas receives $50,000 annually for serving on the board and audit committee and Mr. Thomas receives $6,000 annually for serving as Chairman of the Audit Committee. Additionally, Mr. Thomas and Mr. McCarthy each purchased 665 and 1,335 shares of restricted stock in 2005 and 2006, respectively, for $0.01 per share.

Compensation Committee Interlocks and Insider Participation

Our board of directors has not established a compensation committee. Consequently, during 2006 our entire board of directors participated in the determination of our executive officers’ compensation. Included in the 2006 compensation meetings were Richard Falcone, our current Chief Executive Officer, Brian Schwartz, our former President and Lewis Schoenwetter, our former Vice President and Treasurer.

Compensation Discussion and Analysis

Introduction

We have a simple executive compensation program which is intended to provide appropriate compensation that is strongly tied to our results. The program has only three major components: salary, annual bonus and a restricted stock purchase plan. The program provides executives with a significant amount of variable compensation dependent on our performance. For example, for our chief executive officer more than half of his cash compensation is variable and a significant part of his total potential compensation is via our restricted stock purchase plan.

The compensation program’s overall objective is to enable us to obtain and retain the services of highly-skilled executives. The principles of our executive compensation program are reflected in its two variable compensation components: annual bonus and the restricted stock purchase plan. The program seeks to enhance our profitability and value by aligning closely the financial interests of our executives with those of our stockholders. This alignment is created by strongly linking compensation to the achievement of important financial goals. Our ability to reach the financial goals is dependent on strategic activities. However, at the executive level, we measure success in these strategic activities principally by the effect on our financial performance. The compensation program considers the cash flow, accounting and tax aspects to support the financial efficiency of the programs.

The compensation program reflects that we operate with a small team of executives. The executives are each given significant and extensive responsibilities which encompass both our strategic policy and direct day-to-day activities in sales and marketing, finance, legal and regulatory, customer service, product development, and other similar activities. The compensation program conditions significant portions of management pay on the achievement of annual (for bonuses) and long-term (for restricted stock) financial performance goals.

The compensation packages for executives are designed to promote team work by generally using the same performance goal for the annual bonus for all executives. The individual initiative and achievement of an executive is reflected in the level of salary and bonus, which is determined annually by our board of directors. Of course, the primary evaluation of individual performance is made in the decision to retain the services of the executive. If an individual executive is not performing to expectations, the executive is not retained.

Elements of Compensation

Our compensation program has only three principal elements: salary, annual bonus, and a restricted stock purchase plan. The remaining compensation paid through employee benefits and perquisites is not significant in amount or as a percentage of any executive’s compensation.

Salary.  We recognize that paying a reasonable cash salary is necessary to enable us to obtain and retain services of highly-skilled executives. We believe that a reasonable salary is a component of a well-rounded compensation program.

Annual Bonus.  We believe that an annual cash bonus provides a means to measure and, if appropriate, reward elements of corporate performance that are closely related to the efforts of executives. Under the Summary Compensation Table following this section, the annual bonus is reported in the column labeled “Non-Equity Incentive Plan Compensation” rather than in the “Bonus” column. This reporting reflects that the annual cash bonus has pre-established and generally non-discretionary goals that determine whether any amount will be paid. Under the Summary Compensation Table, the “Other Bonus” column is used for discretionary payments without pre-established goals. We refer to our annual cash incentive program as a bonus program.

Because salaries alone would not be sufficient to reach a reasonable level of potential cash compensation to properly incent key executives, we believe it is appropriate and necessary to make bonus payments in cash on an annual basis when earned. We choose to pay bonuses in cash rather than stock because we anticipate that executives would use this payment to supplement their salaries. Also, if the annual bonus were paid in stock, the total compensation package would be overweighted in stock. Consequently, executives might discount the future value of the benefit from the stock, which could put us at a competitive disadvantage. The annual bonus as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

Long-term Incentive — Restricted Stock Purchase Plan.  We provide a long-term incentive compensation program that is based on our stock through the use of a restricted stock purchase plan. For stockholders, the long-term value of our stock is the most important aspect of our performance. The price of our stock is the principal factor in stockholder value over time. The value of a restricted share is tied directly and primarily to the ultimate fair value of our stock. Restricted stock is a means of aligning financial interests of executives and stockholders.

We believe that stock-based incentives through the restricted stock purchase plan ensure that our top officers have a continuing stake in our long-term success. We maintain the 2004 Restricted Stock Purchase Plan to provide executives with opportunities to acquire our Class B Common Stock and our policy is to allow only executive officers and key employees to participate.

Employee Benefits.  Our executives participate in all of the same employee benefit programs as other employees. and on the same basis. These programs are a tax-qualified retirement plan, health and dental insurance, life insurance, and disability insurance. Our only active retirement plan is a 401(k) plan in which executives participate on the same basis as other employees. We make a matching contribution to the 401(k) plan. The amount of the matching contribution depends on the percentage of their own compensation, up to IRS limits, that each executive chooses to defer in the 401(k) plan. In 2006, the amount of our matching contributions for the named executive officers ranged from $9,462 to $5,034 as shown in the “All Other Compensation” column on the Summary Compensation Table following this section.

Perquisites.  We provide perquisites only for our chief executive officer, Mr. Falcone, which consists of a car allowance of $850 per month. Mr. Falcone is taxed on this allowance.

Key Factors in Determining Compensation

Performance Measures.  The annual bonus has been measured principally on our earnings before interest, income taxes, depreciation and amortization (“EBITDA”). All of our executives have the same EBITDA target for their annual bonus. EBITDA is used because we believe that it represents the best measurement of our operating earnings. The annual bonus is intended to be paid primarily based on actions taken and decisions made during that fiscal year. Interest, taxes, depreciation and amortization are excluded because those items can significantly reflect our long-term decisions on capital structure and investments rather than annual decisions. We believe it is appropriate to determine bonuses based on our EBITDA, which measures our performance as an entity, particularly considering there is no public market for our stock. Because EBITDA for performance purposes is intended to reflect operating earnings, our Board of Directors may make adjustments in the calculation of EBITDA to reflect extraordinary events, such as amounts we incur to comply with the Sarbanes Oxley Act of 2002.

The bonus based on EBITDA is measured on an annual basis. The use of annual targets fits with our annual business plan and allows us to measure the executive group’s performance against targets which we believe can be set in a reasonable manner.

The estimated fair value of our stock is used for all long-term incentive purposes through the restricted stock purchase plan. We estimate the value of our stock annually by obtaining a valuation by an accredited firm.

We have not had the need to establish a policy for the adjustment or recovery of awards or payments when the relevant performance measures are restated or adjusted in a way that would reduce the size of the award or payment. The Board of Directors has the discretion to waive or reduce a performance goal but this authority has been used infrequently.

Individual Executive Officers.  For compensation setting purposes, each named executive officer is considered individually, however, the same considerations apply to all executives. In setting salary, the primary factors are the scope of the officer’s duties and responsibilities, the officer’s performance of those duties and responsibilities, the officer’s tenure with us, and a general evaluation of the competitive market conditions for executives with the officer’s experience.

For the named executive officers and other executives, annual bonus potential is set as a percentage of salary. The percentage of salary amounts used for this purpose reflects the officer’s duties and responsibilities. The same measurement, EBITDA, is used for all officers to encourage the officers to focus on the same Company goals. In setting the salary and bonus potential, we look at total potential cash compensation for reasonableness and for internal pay equity.

We have not looked specifically at amounts realizable from prior year’s compensation in setting compensation for the current year. We believe that the amount of compensation for each year should be reasonable for that year.

Determining the Amount of Each Type of Compensation

Roles in Setting Compensation.  Mr. Falcone, as chairman, president and chief executive officer, makes recommendations to the Board of Directors with respect to compensation of executives (including the named executive officers) other than himself for each of our compensation elements. The Board of Directors reviews, and in some cases revises, the salary and bonus potential recommendations for these executives. The Board of Directors makes the determination about all restricted stock issuances.

The Board of Directors makes an independent determination with respect to the compensation for Mr. Falcone as chairman, president, and chief executive officer. This determination involves all elements of his compensation.

Mr. Falcone has an employment agreement that establishes minimum salary and bonus potential, which was executed on November 13, 2006.

Timing of Compensation Decisions.  Compensation decisions, including decisions on restricted stock issuances, are generally made periodically by the Board of Directors, typically in March of each year.

Salary.  We intend for the salary levels of our executives to be in the competitive market range but do not engage in a formal market analysis. Executives are generally considered for salary adjustments annually.

Bonus.  Cash bonus opportunities are established annually in accordance with our incentive plan. The amount of annual bonuses earned or unearned is not a major factor in base salary decisions.

Restricted Stock.  The restricted stock purchase plan is designed primarily to provide incentives to those executives who have the most potential to impact stockholder value. The restricted stock purchase plan gives consideration to reasonable compensation levels. Generally, the restricted stock is set initially and then periodically reviewed by the Board of Directors.

Other Compensation.  Other types of compensation, including employee benefits and perquisites, do not impact other compensation decisions in any material way. The employee benefits are changed for executives at the same time and in the same manner as for all other employees.

Balancing Types of Compensation.  As noted above, we do not maintain any supplemental retirement plans for executives or other programs that reward tenure with us more than our actual performance. Our restricted stock grants are our method of providing a substantial part of an executive’s retirement and wealth creation. In contrast, we expect that most executives will use their salary and annual cash bonus primarily for current or short-term expenses. Since the restricted stock plan is our primary contribution to an executive’s long-term wealth creation, we determine the size of the restricted stock purchase plan with that consideration in mind. We intend that our executives will share in the creation of value in the Company but will not have substantial guaranteed benefits upon their termination if value has not been created for our stockholders.

Other Matters Related to Compensation

Tax and Accounting Considerations.  We are covered by Internal Revenue Code section 162(m) that may limit the income tax deductibility to us of certain forms of compensation paid to our named executive officers in excess of $1,000,000 per year. If these limits should become of broader applicability to us, we will consider modifications to our compensation practices, to the extent practicable, to provide appropriate deductibility for compensation payments.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” for the year ended December 31, 2006. Statement No. 123(R) is an accounting standard that requires the fair value of all stock issued to employees to be recorded as an expense over the related vesting period. We considered Statement No. 123(R) in our issuance of stock under the 2004 Restricted Stock Purchase Plan, however, our financial statements were not significantly impacted by the statement.

Change of Control Triggers.  We provide a change in control benefit under the Restricted Stock Purchase Plan, which provides for immediate vesting upon a change in control. We believe this benefit will help protect stockholders’ interests during any negotiations relating to a possible business combination transaction by encouraging our top executives to remain with us through a business combination transaction.

The only other termination or change in control agreements are contained in our employment agreement between us and our chairman, president, and chief executive officer, Mr. Falcone, and an employment letter agreement with our chief financial officer, Mr. Kelson. Each of these officers will receive certain compensation if they are terminated without cause.

No Stock Ownership Guidelines.  We have not adopted any stock ownership requirements or guidelines, but each holder of our Restricted Stock is subject to the terms of his or her respective stock purchase agreement and the Restricted Stock Purchase Plan. We have not adopted any policies about hedging the economic risk of our stock. We believe that no executives have engaged in hedging or similar activities with our stock.

Compensation Information.  We have not engaged in any formal benchmarking of any element of compensation or total compensation in recent years. We have, however, reviewed publicly available compensation information about other comparable companies in the telecommunications industry.

Fiscal 2006 Compensation

For the 2006 fiscal year, the compensation of executives was set and administered consistent with the philosophy and polices described above. The salaries for the named executive officers are shown on the Summary Compensation Table following this section.

For the named executive officers during the 2006 fiscal year, the potential bonus as a percentage of base salary ranged from 50% to 100%.

The stock issued in 2006 under the 2004 Restricted Stock Purchase Agreement to our chief executive officer was issued in conjunction with a new employment agreement. We believe that the restricted stock will be an appropriate incentive for the chief executive officer and other executives to stimulate our performance for 2007 and future years.

Information about the restricted stock issued to the chief executive officer in fiscal 2006 is reflected in the Summary Compensation Table. The 2006 annual expense for restricted stock as determined under Statement No. 123(R) is shown in the “Stock Awards” column on the Summary Compensation Table following this section. The number of shares of stock, grant date, and grant date fair value of the stock issued in 2006 are shown on the Grants of Plan-Based Awards table. The restricted stock issued to the named executive officers was 78% of the total restricted shares issued in fiscal 2006.

The following table sets forth the summary compensation for each of our named executive officers for the years ended December 31, 2004, 2005 and 2006.

Summary Compensation Table

Name and								Non-Equity		All Other
Principal					Stock		Option	Incentive Plan		Compensation
Position	Year	Salary		Bonus	Awards		Awards	Compensation		(5)	Total

Richard Falcone —	2006	$355,679		485,500	$79,938		$—	$420,000		$19,160	$1,360,277
Principal Executive Officer,	2005	$349,900		—	$86,517		$—	$765,412		$8,305	$1,210,134
Chairman, President, and Chief	2004	$107,658	(1)	—	$—	(2)	$—	$148,153	(1)	$1,731	$257,542
Executive Officer
Keith Kelson —	2006	$198,375		—	$5,486		$—	$110,468		$6,441	$320,770
Principal Financial Officer,	2005	$182,829		—	$6,401	(4)	$—	$83,000		$6,032	$278,262
Chief, Financial Officer, and	2004	$42,959	(3)	—	$—		$—	$40,830	(3)	$1,900	$85,689
Assistant Secretary
John Viola —	2006	$179,038		—	$5,320		$—	$94,640		$7,735	$286,733
Vice President and General	2005	$172,526		—	$6,207	(4)	$—	$87,000		$6,178	$271,911
Manager, Correctional Systems	2004	$47,832	(3)	—	$—		$—	$33,426	(3)	$1,795	$83,053
Randy Hoffman —	2006	$68,115		—	$5,320		$—	$14,583		$6,128	$94,146
Vice President and General	2005	$171,883		—	$6,207	(4)	$—	$70,000		$6,178	$254,268
Manager, Partner Solutions	2004	$46,671	(3)	—	$—		$—	$33,881	(3)	$1,935	$82,487
Bob Rae —	2006	$162,191		20,000	$5,320		$—	$99,000		$5,034	$291,545
Executive Vice President,	2005	$153,076		—	$6,207	(4)	$—	$70,000		$5,486	$234,769
Operations and Information	2004	$37,869	(3)	—	$—		$—	$29,775	(3)	$1,915	$69,559
Technology
Dennis Reinhold —	2006	$183,115		—	$4,073		$—	$92,700		$7,500	$287,388
Vice President, General	2005	$69,230		—	$2,885	(4)	$—	$82,000		$—	$154,115
Counsel and Secretary	2004	$—		—	$—		$—	$—		$—	$—

(1)	The above compensation does not include salary of $242,231 and bonus payments of $458,000 earned from January 1, 2004 through September 9, 2004 during Mr. Falcone’s employment with Evercom as Chief Executive Officer.

(2)	Contemporaneously with the consummation of the acquisition of Evercom and pursuant to the Company’s 2004 Restricted Stock Purchase Plan, Mr. Falcone purchased 16,856.96 shares of restricted stock of the Company for $0.01 per share or $168.57.

(3)	The above compensation does not include salary and bonus payments earned by the respective officers from January 1, 2004 to September 9, 2004 during their employment with Evercom. Mr. Kelson, Mr. Viola, Mr. Hoffman and Mr. Rae earned salaries of $91,153, $99,936, $97,347 and $81,245, respectively, during this period. Mr. Kelson, Mr. Viola, Mr. Hoffman and Mr. Rae earned bonuses of $83,200, $91,538, $107,101 and $67,850, respectively, during this period.

(4)	In 2005, Mr. Kelson, Mr. Viola, Mr. Hoffman, Mr. Rae, and Mr. Reinhold were awarded 6,583 shares, 6,384 shares, 6,384 shares, 6,384 shares, and 4,888 shares, respectively, of restricted stock of the Company pursuant to the 2004 Restricted Stock Purchase Plan. These shares were purchased for $0.01 per share or $306.

(5)	Includes the discretionary matching contributions by the Company for a 401(k) savings plan and, for Mr. Falcone, an automobile allowance of $9,698 for the year ended December 31, 2006.

The following table represents the grant date fair value of stock awards for the year ended December 31, 2006.

Grants of Plan-Based Awards Table
		Estimated Future Payouts Under			Grant Date
		Equity Incentive Plan Awards(1)			Fair Value
Name	Grant Date	Threshold	Target	Maximum	of Stock(2)

Richard Falcone	11/13/2006	3,162	6,323	9,484	$6

(1)	Mr. Falcone’s 2006 restricted stock grant of 9,484 shares vests over three separate periods. 33.34% of the award vests over a period of 2 years and will be fully vested by December 31, 2008. An additional 33.33% of the award vests in increments based upon achievement of specific performance criteria; the remaining 33.33% vest upon a change in control of the Company.

(2)	The grant date fair value of the stock was calculated in accordance with SFAS No. 123R. See Footnote 9, Stockholders’ Equity, to our Consolidated Financial Statements for a description of the method used to calculate fair value.

The following table represents outstanding equity awards, or restricted stock grants that were unvested as of December 31, 2006.

	Outstanding Equity Awards at December 31, 2006
			Equity Incentive	Market or
			Plan Awards:	Payout Value of
	Number of	Market Value of	Number of	Unearned
	Shares That	Shares That	Unearned Shares	Shares That
	Have Not	Have Not	That Have Not	Have Not
	Vested (1)(a)	Vested(2)	Vested(1)(b)	Vested(2)

Richard Falcone	8,851.61	$53,110	6,483.19	$38,899
Neal Thomas	1,001.25	6,008	—	—
Jack McCarthy	1,001.25	6,008	—	—
Keith Kelson	914.51	5,487	3,291.27	19,748
John Viola	886.80	5,321	3,191.54	19,149
Randy Hoffman	886.80	5,321	3,191.54	19,149
Greg Haertling	739.00	4,434	1,662.26	9,974
Robert Rae	886.80	5,321	3,191.54	19,149
Julie Hoagland	189.33	1,136	681.49	4,089
Dennis Reinhold	1,052.39	6,314	2,443.52	14,661

Totals	16,409.74	$98,460	24,136.35	$144,818

(1)	All shares were purchased by the executives for $.01 per share. Restricted stock vests (a) ratably over a period or periods, or (b) based upon either a change in control of the Company or performance criteria as provided in the related restricted stock purchase agreement.

(2)	Assumes a market value of $6 per share, which we estimated to be the fair value of the stock as of the last grant date.

The following table details the Class B restricted stock shares awarded and the fair value of stock-based compensation to our directors and named executive officers for the year ended December 31, 2006.

	Number of	Value Realized
Name	Shares Vested	on Vesting(1)

Richard Falcone	4,781.90	$28,691
Keith Kelson	1,097.25	6,584
John Viola	1,064.00	6,384
Randy Hoffman	1,064.00	6,384
Greg Haertling	554.17	3,325
Robert Rae	1,064.00	6,384
Julie Hoagland	227.22	1,363
Dennis Reinhold	814.63	4,888
Neal Thomas	333.75	2,003
Jack McCarthy	333.75	2,003

Totals	11,334.67	$68,009

(1)	The value realized on vesting is the most recent fair value of $6.00 per share times the number of shares vested during 2006. None of the directors or named executive officers received cash or other property as their restricted shares vested. Because of the transfer restrictions on our Class B Common Stock, the holders of such shares cannot freely transfer them.

Employment Agreements

On November 13, 2006, we entered into a new employment agreement with Richard Falcone, our Chairman of the Board and Chief Executive Officer. The employment agreement extends through January 5, 2009 and provides that Mr. Falcone will receive (i) a minimum base salary of $400,000 per year; (ii) the potential to earn an annual bonus of 100% of his base salary, which is earned upon achievement of mutually agreed objectives for each year; (iii) eligibility to receive restricted shares of our Class B common stock; (iv) an automobile allowance of $850 per month; and (v) other benefits, such as life and health insurance, paid vacation, and reimbursement of business expenses. Additionally, Mr. Falcone received a one-time bonus, payable upon the agreement’s execution date, of $485,500 and will receive a $460,000 bonus payable at the end of the contract term. In connection with Mr. Falcone’s new employment agreement, we entered into a restricted stock purchase agreement pursuant to which Mr. Falcone purchased 9,484 shares of our Class B Common Stock for $.01 per share.

We may terminate Mr. Falcone’s employment for cause, in which case we will pay him any base salary accrued or owing to him through the date of termination, less any amounts he owes to us. We may also terminate Mr. Falcone’s employment without cause or Mr. Falcone may terminate his own employment due to constructive discharge. If Mr. Falcone’s employment is terminated without cause or for constructive discharge, we will pay Mr. Falcone an amount equal to (i) the lesser of (1) two times his annual base salary or (2) the amount of remaining base salary that would have been payable to him from the date of such termination of employment through the agreement expiry date plus an additional six months of base salary, plus (ii) the benefits which were paid to him in the year prior to the year in which his employment was terminated plus (iii) a pro-rated bonus for the year in which Mr. Falcone’s employment was terminated.

During Mr. Falcone’s employment and for the one-year period (or, under certain conditions, up to the two-year period) immediately following the expiration or earlier termination of the employment period, Mr. Falcone is prohibited from competing with us anywhere in the United States, including locations in which we currently operate and plan to expand, and must abide by customary covenants to safeguard our confidential information.

We have an employment letter agreement with Keith Kelson, our chief financial officer. The agreement term continues until terminated by either party. If the agreement is terminated for any reason other than gross misconduct, Mr. Kelson is entitled to receive a severance payment of twelve months salary. During 2006, Mr. Kelson earned a base salary of $198,375 and an annual bonus of $110,468.

2004 Restricted Stock Purchase Plan

We have adopted a 2004 Restricted Stock Purchase Plan under which our employees may purchase shares of our Class B common stock. The maximum number of authorized shares subject to grants under the 2004 Restricted Stock Purchase Plan is 75,000 shares of Class B common stock, subject to adjustment for changes in our capital structure such as stock dividends, stock splits, stock subdivisions, mergers and recapitalizations. Our board of directors administers the restricted stock purchase plan. The plan is designed to serve as an incentive for us to attract and retain qualified and competent employees. The per share purchase price for each share of restricted stock is determined by our board of directors. Restricted stock will vest based on performance criteria or ratably over a period or periods, as provided in the related restricted stock purchase agreement.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the outstanding capital stock of Securus as of July 1, 2007 by:

•	each person who is known by us to beneficially own 5% or more of the outstanding of capital stock of Securus;

•	each member of the board of directors of Securus; and

•	each of the chief, executive officer and four other most highly compensated of Securus; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules and regulations of the SEC, which generally require inclusion of shares over which a person has voting or investment power. Share ownership in each case includes shares that may be acquired within 60 days through the exercise of any options. To our knowledge, each of the holders of capital stock listed below has sole voting and investment power as to the capital stock owned unless otherwise noted. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder.

	Number of
	Shares Beneficially Owned		Percentage
		Class B	of Common
Name and Address of Beneficial Owner(1)	Common Stock	Common Stock	Stock(2)

5% Stockholders
H.I.G.-TNetix, Inc.(3)	480,789.95	—	67.47%
1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131
AIF Investment Company(4)	147,456.62	—	20.69%
1001 Brickell Bay Drive, 27th Floor Miami, Florida 33131
Alpine Associates, L.P.(5)	37,637.72	—	5.28%
100 Union Avenue, Suite 7 Cresskill, NJ 07626
Laminar Direct Capital, L.P.(6)	48,461.00	—	6.80%
10000 Memorial Drive, Suite 500 Houston, TX 77024
Floyd Sully(7)	45,604.00	—	6.40%
5780 Riverdale Drive Richmond, British Columbia Canada V7C 2E5
Directors
Richard E. Cree(8)	7,894.74	—	1.11%
Richard Falcone(9)(10)	2,491.23	26,340.96	4.05%
Sami Mnaymneh(11)	480,789.95	—	67.47%
Tony Tamer(11)	480,789.95	—	67.47%
Brian Schwartz(11)	480,789.95	—	67.47%
Douglas Berman(11)	480,789.95	—	67.47%
Lewis Schoenwetter(11)	480,789.95	—	67.47%
Jack McCarthy(10)	—	2,000.00	*
James Neal Thomas(10)	—	2,000.00	*

	Number of
	Shares Beneficially Owned		Percentage
		Class B	of Common
Name and Address of Beneficial Owner(1)	Common Stock	Common Stock	Stock(2)

Other Named Executive Officers
Keith Kelson(10)	—	6,583.19	*
Robert Rae(10)	—	6,383.69	*
John Viola(10)	—	6,383.69	*
Dennis Reinhold(10)	—	6,383.69	*
Directors and executive officers as a group — (16 persons)(11)	491,175.92	72,084.32	84.34

*	Denotes less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Securus Technologies, Inc., 14651 Dallas Parkway, Suite 600, Dallas, Texas 75254-8815.

(2)	Represents the aggregate ownership of our Common stock and Class B common stock. Calculated based on 662,017.58 shares of Common stock and Class B common stock outstanding as of July 1, 2007, giving effect to immediately exercisable options and warrants to purchase an aggregate of 51,011 shares of common stock. See notes (5), (6) and (7) below.

(3)	Includes an aggregate of 147,456.62 shares of Common stock beneficially owned by AIF Investment Company. AIF Investment Company is wholly-owned by H.I.G.-TNetix. Each of Messrs. Mnaymneh and Tamer currently serve as a director and officer of H.I.G.-TNetix, Inc. Messrs. Mnaymneh and Tamer constitute all of the officers and directors of H.I.G.-TNetix, Inc.

(4)	H.I.G.-TNetix is the majority stockholder of AIF Investment Company. Each of Messrs. Mnaymneh and Tamer currently serve as a director and officer of AIF Investment Company. Messrs. Mnaymneh and Tamer constitute all of the officers and directors of AIF Investment Company.

(5)	Includes 4,064 shares held by Alpine Partners, L.P., an affiliate of Alpine Associates, L.P. Also represents exercisable warrants to purchase an aggregate of 2,550 shares of our common stock granted in connection with our senior subordinated debt financing. These warrants are exercisable at the option of the holder at any time through September 9, 2014.

(6)	Represents warrants to purchase an aggregate of 48,461 shares of Common stock granted in connection with our senior subordinated debt financing. These warrants are exercisable at the option of the holder any time through September 9, 2014.

(7)	Represents 45,604 shares held by 0787223 B.C. Ltd, a British Columbia company, acquired in connection with our acquisition of Syscon Holdings Ltd. Floyd Sully is the sole stockholder of 0787223 B.C. Ltd.

(8)	Includes 7,894.74 shares of Common stock acquired by Mr. Cree in September 2004.

(9)	Represents 2,491.23 shares of Common stock acquired by Mr. Falcone in September 2004. Also represents 26,340.96 shares of Class B common stock purchased by Mr. Falcone pursuant to our 2004 Restricted Stock Purchase Plan.

(10)	Represents shares of Class B common stock purchased in connection with our 2004 Restricted Stock Purchase Plan.

(11)	Represents shares beneficially owned by H.I.G.-TNetix, Inc. and AIF Investment Company. H.I.G. Capital Partners III, L.P. is the controlling stockholder of H.I.G.-TNetix, Inc. and H.I.G. — TNetix is the controlling stockholder of AIF Investment Company. Each of Messrs. Mnaymneh and Tamer is a member of H.I.G. Advisors III, L.L.C., the general partner of H.I.G. Capital Partners III, L.P., the ultimate parent entity of H.I.G.-TNetix, Inc. and AIF Investment Company. Messrs. Mnaymneh, Tamer, Schwartz, Berman and Schoenwetter may, by virtue of their respective relationships with either H.I.G.- TNetix, Inc., AIF Investment Company or H.I.G. Capital, L.L.C., be deemed to beneficially own the securities held by H.I.G.-TNetix, Inc. and AIF Investment Company, and to share voting and investment power with respect to such securities. Each of Messrs. Mnaymneh, Tamer, Schwartz, Berman and Schoenwetter disclaim beneficial ownership of the securities beneficially owned by H.I.G.-TNetix and AIF Investment Co. The address of each of Messrs. Mnaymneh, Tamer, Schwartz, Berman and Schoenwetter is c/o H.I.G. Capital, LLC, 1001 Brickell Bay Drive, 27th Floor, Miami, Florida 33131.

(12)	Represents (a) 77,532.90 shares beneficially owned by Richard E. Cree, Richard Falcone, Keith Kelson, Julie Hoagland, Robert Rae, John Viola, Greg Haertling, the estate of Randy Hoffman, Dennis Reinhold, Jack McCarthy and Neil Thomas, and (b) 480,789.95 shares beneficially owned by H.I.G.-TNetix, Inc. and AIF Investment Company and attributable to each of the Messrs. Mnaymneh, Tamer, Schwartz, Berman and Schoenwetter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Separation Agreements

We entered into a separation agreement with Richard E. Cree where, effective June 30, 2005, Mr. Cree resigned as Chairman of our board of directors, but remained as a non-executive member. In connection with his resignation, Mr. Cree was paid severance from July 2005 through November 30, 2006, at a rate of $305,000 per year (plus paid health insurance premiums) and his employment agreement terminated on July 1, 2005. Mr. Cree was reimbursed for reasonable expenses incurred in attending meetings of our board of directors, but did not receive any other compensation.

Indemnification Agreements

We have entered indemnification agreements with certain of our officers and directors which provide for their indemnification and the reimbursement and advancement to them of expenses, as applicable, in connection with actual or threatened proceedings and claims arising out of their status as a director or officer.

Restricted Stock Purchase Agreements

We have entered into restricted stock purchase agreements with Mr. Falcone and other members of our management pursuant to our 2004 Restricted Stock Plan. The maximum number of authorized shares of common stock subject to grants under the 2004 Restricted Stock Purchase Plan equals 75,000, subject to adjustment. We have issued an aggregate of 67,146.93 shares under the plan to certain executives, employees and members of our Board of Directors. Pursuant to the terms of the plan and the applicable restricted stock purchase agreements, shares of stock are subject to time and performance vesting based upon the length of service such executive has with us and other vesting criteria including obtaining a specified sales price in connection with our sale to an independent third party. Shares of common stock issuable pursuant to restricted stock purchase agreements shall be subject to certain rights of repurchase and certain restrictions on transfer. Generally, shares of restricted stock that have not vested prior to or in connection with a sale of us to an independent third party will be forfeited to us without consideration.

Equity Investment By Richard Falcone

In September 2004, Richard Falcone, our Chairman and Chief Executive Officer, purchased 2,491.23 shares of our common stock for an aggregate purchase price of $142,000, or a per share price of $57. Additionally, Mr. Falcone acquired an aggregate of 26,340.96 shares of restricted common stock pursuant to restricted stock purchase agreements. These restricted shares are subject to forfeiture pursuant to the terms of our 2004 Restricted Stock Purchase Plan and the restrictions described hereafter. With respect to 36.61% of the restricted stock, the restriction period ends upon the sale of our stock by certain of our other stockholders. The restriction period for 31.70% of the restricted stock ends upon the lapse of time and 6.347% each December 31 and June 30 beginning December 31, 2004. With respect to the remaining shares, the restriction period ends upon our attainment of certain performance measures determined by our board of directors and Mr. Falcone. Further, upon a change of control of Securus, the restriction period will end for all of Mr. Falcone’s restricted shares that have not previously vested. The restricted shares are entitled to dividends, if declared, which will be distributed upon termination of the restriction period with respect to any such restricted shares.

Stockholders’ Agreement

We and our stockholders have entered into a stockholders’ agreement to assure continuity in our management and ownership, to limit the manner in which our outstanding shares of capital stock may be transferred, and to provide certain registration rights. The stockholders’ agreement provides for customary transfer restrictions, rights of first refusal to Securus and our stockholders, preemptive rights, drag-along and tag-along rights, and registration rights. The stockholders’ agreement also provides that as long as H.I.G.-TNetix, Inc. or its affiliates owns more than 50% of our common stock, H.I.G.-TNetix or its affiliate may designate the majority of our board of directors. We have also agreed to pay an aggregate of $100,000 annually on a pro rata basis to those Evercom stockholders who invested in our company contemporaneously with the closing of the Evercom acquisition. Additionally, we have agreed to indemnify our stockholders, (as sellers of securities, not officers or directors) their officers and directors and each person who controls such stockholder for losses which the indemnified person may sustain, incur or assume as a result of our violation of the Securities Act, the Exchange Act or any state securities law, or any untrue or alleged untrue statement of material fact contained in any document we file with the SEC.

H.I.G. Capital, LLC Consulting Agreements

Consulting services agreement

We have a consulting services agreement with H.I.G., pursuant to which H.I.G. receives an annual consulting services fee of $750,000 for management, consulting and financial advisory services. In addition, H.I.G. is entitled to receive fees equal to 2% of the consideration received by us upon a public offering of our capital stock or the sale of all or substantially all of our assets, which provision survives the termination of the agreement.

Professional services agreement

We have a professional services agreement with H.I.G., pursuant to which H.I.G. receives investment banking fees equal to 2% of the value of any transaction in which we (i) sell all or substantially all of our assets or a majority of our stock, (ii) acquire any other companies or (iii) secure any debt or equity financing. In addition, in connection with our acquisition of Evercom, H.I.G. received a professional services fee equal to 2% of the transaction value, or approximately $2.5 million. H.I.G. will receive approximately $820,000 in connection with our acquisition of Syscon.

Management

Certain of our directors are affiliated with H.I.G. Mr. Sami Mnaymneh and Mr. Tony Tamer are managing partners of H.I.G., and Mr. Brian Schwartz, Mr. Douglas Berman and Mr. Lewis Schoenwetter are managing directors of H.I.G.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

We summarize below certain terms of our working capital facility. This summary is not a complete description of all of the terms and provisions of the agreements governing this debt.

Working Capital Facility

Our working capital facility is a senior secured revolving credit facility provided by a syndicate of banks and other financial institutions led by ING Capital LLC, as lead arranger and administrative agent. The working capital facility provides financing of up to $30.0 million, subject to a borrowing base, consisting of a revolving credit facility maturing on September 9, 2009. We are the borrower and each of our domestic subsidiaries and certain of our foreign subsidiaries are guarantors under the working capital facility.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, on September 9, 2009.

Prepayments.  Our working capital facility requires us to prepay the outstanding loan, subject to certain exceptions, with:

•	100% of the net proceeds of all non-ordinary course asset sales; and

•	100% of the net proceeds of the sale of any subsidiary.

We may also voluntarily repay outstanding loans under our working capital facility at any time without any premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Interest Rates and Fees.  The borrowings under our working capital facility bear interest at a rate equal to, at the borrower’s option, either a Prime rate or a LIBOR rate plus 2.0%.

In addition to paying interest on outstanding principal under our working capital facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of unutilized commitments thereunder at a rate equal to 0.375% per annum. We also pay customary letter of credit fees, including an unused line fee equal to 0.375% per annum, and fees of the administrative agent.

Collateral.  We, our domestic subsidiaries, and certain of our foreign subsidiaries have granted a first priority security interest in substantially all of our assets to secure the working capital facility, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of each domestic subsidiary and certain of our foreign subsidiaries; and

•	a security interest in substantially all of our tangible and intangible domestic and certain of our foreign subsidiaries’ non-real estate assets.

Certain Covenants and Events of Default.  Our working capital facility contains a number of covenants, that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens on assets;

•	repay other indebtedness (including the notes);

•	sell assets;

•	make investments, loans, guarantees or advances;

•	pay dividends, repurchase equity interests or make other restricted payments;

•	engage in transactions with affiliates;

•	make capital expenditures;

•	enter into sale-leaseback transactions;

•	enter into agreements that restrict dividends from subsidiaries; and

•	change the business conducted by Securus and its subsidiaries.

In addition, our working capital facility limits our the business activities to specific activities and will require us to, among other things:

•	furnish specified financial information to the lenders;

•	comply with applicable laws;

•	maintain our properties and assets;

•	maintain insurance on our properties;

•	keep books and records which accurately reflect our business affairs;

•	comply with environmental laws;

•	pledge after acquired property as collateral and cause certain additional subsidiaries to become guarantors; and

•	keep in effect all rights, licenses, permits, privileges, franchises, patents and other intellectual property.

Our working capital facility also includes specified financial covenants, requiring us to comply with certain financial covenants, and to certify compliance on a quarterly basis, including a minimum interest coverage ratio and minimum EBITDA level. The working capital facility contains customary representations and warranties and events of default, including but not limited to payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness and other material agreements, certain events of bankruptcy, material judgments, the occurrence of certain ERISA events and the occurrence of a change of control. If such an event of default occurs, the lenders under the working capital facility will be entitled to take various actions, including the acceleration of the amounts due thereunder and all actions permitted to be taken by a secured creditor.

Senior Subordinated Debt

We summarize below certain terms of our senior subordinated debt. This summary is not a complete description of all of the terms and provisions of the agreements governing this debt.

Our senior subordinated notes, held by Laminar Direct Capital, L.P. and certain other institutional investors, are unsecured and subordinated to our working capital facility and the notes. For purposes of this discussion, our working capital facility and the notes shall be collectively referred to as the “Senior Financing.” Our subsidiaries have irrevocably and unconditionally guaranteed the senior subordinated notes on a senior subordinated basis. Such guarantees are subordinated to our Senior Financing. The senior subordinated notes were issued in the aggregate principal amount of $40.0 million and mature on September 9, 2014. As of March 31, 2007, we had $21.3 million of payment in-kind notes outstanding representing accrued, but unpaid, interest on the senior subordinated notes.

Mandatory Redemption.  The note purchase agreement governing the senior subordinated notes requires us to redeem the full principal amount of the senior subordinated notes upon the occurrence of any of the following (subject to restrictions in our Senior Financing): the maturity date of the senior subordinated notes; an initial public offering of our common stock; an issuance of our indebtedness that is junior in right of payment to the notes; a change of control of our company; a sale of a substantial portion of our or our subsidiaries’ assets; or an event of default under the senior subordinated notes.

Optional Redemption.  We have the option, subject to restrictions contained in our Senior Financing, to redeem the senior subordinated notes upon not less than 30 and not more than 60 days notice to the purchasers of the senior subordinated notes at designated redemption prices.

Interest Rates and Fees.  The senior subordinated notes bear interest at a rate of 17% per annum which is payable quarterly in arrears. For any quarter in which we are unable to pay interest in cash, as determined in accordance with our Senior Financing, interest on the senior subordinated notes is payable in-kind. Interest is payable in cash for any quarter in which we are not prohibited from doing so by the terms of the Senior Financing.

Certain Covenants and Events of Default.  The agreements governing the senior subordinated notes contain specified financial covenants generally consistent with, though less restrictive than, those covenants contained in the indenture governing the notes. Additionally, the agreements governing the senior subordinated notes contain events of default consistent with those contained in the indenture governing the notes and include a cross acceleration right to our Senior Financing.

Subordination Upon an Event of Default.  If an event of default occurs under the senior subordinated debt agreements, the purchasers of the senior subordinated notes will be subject to a 180-day standstill period and will thereafter be entitled to take certain actions permitted to be taken by an unsecured creditor.

Board Observation Rights.  The holders of the senior subordinated notes are entitled to have up to two representatives attend all meetings of our board of directors and meetings of committees of our board of directors as observers without the right to vote.

Warrants

We issued warrants to purchase up to 51,011 shares of our common stock to the initial purchasers of the senior subordinated notes. The warrant exercise price is $0.01 per share in cash or securities. Such warrants provide certain anti-dilution protection, preemptive rights, co-sale rights, indirect put rights and registration rights.

DESCRIPTION OF THE EXCHANGE NOTES

Securus Technologies, Inc. will issue the exchange notes under an Indenture dated September 9, 2004 among itself, the Subsidiary Guarantors and The Bank of New York, as Trustee, as amended (the “Indenture”). The terms of the Notes include those stated in the Indenture, the Security Documents and those made part of the Indenture by reference to the Trust Indenture Act. The description set forth herein reflects the terms of a Supplemental Indenture, dated June 27, 2007, which amended certain covenants and other terms of the Indenture.

Certain terms used in this description are defined under the subheading ‘‘— Certain Definitions.” In this description, the word “Company” refers only to Securus Technologies, Inc. and not to any of its subsidiaries.

On June 29, 2007, we issued $40,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011 under an Indenture dated September 9, 2004, as amended on June 27, 2007, in a private offering. We refer to these notes in this prospectus as the 2007 notes. On September 9, 2004, we issued $154,000,000 aggregate principal amount of our 11% Second-priority Senior Secured Notes due 2011. On June 28, 2005, we commenced an exchange offer to exchange the privately placed notes for registered notes. Of this amount, $268,000 aggregate principal amount was not submitted for exchange and therefore have not been registered under the Securities Act. We refer to these unregistered notes in this prospectus as the 2004 notes. We refer to the 2007 notes and the 2004 notes in this prospectus as the “old notes.” We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act of 1933, as amended. Accordingly, the old notes are subject to transfer restrictions. Old notes may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions either registered under the Securities Act or exempt from or not subject to the Securities Act registration requirements.

We are offering to exchange 2007 exchange notes in exchange for 2007 notes and 2004 exchange notes in exchange for 2004 notes. We refer to the 2007 exchange notes and the 2004 exchange notes collectively as the exchange notes. The exchange notes and the old notes will be treated as a single series under the Indenture, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all of the holders. We refer to the exchange notes and the old notes collectively as the “Notes.” The 2004 exchange notes and the 2007 exchange notes will trade under separate CUSIP numbers and receive separate tax treatment relating to the recognition of original issue discount.

The following description is only a summary of the material provisions of the Indenture, the Security Documents and the Registration Rights Agreement entered into in connection with the issuance of the 2007 notes. We urge you to read the Indenture, the Security Documents and the Registration Rights Agreement because they, not this description, define your rights as holders of the exchange notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Exchange Notes

The exchange notes:

•	are senior obligations of the Company;

•	are secured by a second-priority lien on the Collateral;

•	are guaranteed by each Subsidiary Guarantor on a senior secured basis; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Principal, Maturity and Interest

The Company will issue up to $40 million aggregate principal amount of 2007 exchange notes and up to $268,000 aggregate principal amount of 2004 exchange notes. The Company will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on September 1, 2011. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness,” we are permitted to issue more Notes from time to time under the Indenture, which we may issue with original issue discount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 11% per annum payable semiannually in arrears on March 1 and September 1, commencing on September 1, 2007. Interest on the 2007 exchange notes will accrue from June 29, 2007, the date that the 2007 notes were issued, and interest on the 2004 exchange notes will accrue from March 1, 2007, the date of our last payment. We will make each interest payment to the holders of record of these Notes on the immediately preceding February 15 and August 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the 2007 exchange notes in certain circumstances pursuant to the Registration Rights Agreement dated June 29, 2007.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to September 1, 2008.

On and after September 1, 2008, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on September 1 of the years set forth below:

Redemption
Period	Price

2008	105.500%
2009	102.750%
2010	100.000%

Prior to September 1, 2007, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) at a redemption price (expressed as a percentage of principal amount) of 111.000%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to September 1, 2008, we will be entitled at our option to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

Selection and Notice Of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Excess Cash Flow,” “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock.” We may at any time, and from time to time, purchase Notes in the open market or otherwise.

Guarantees

The Subsidiary Guarantors will jointly and severally guarantee, on a senior secured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be secured by a second-priority security interest (subject to Permitted Liens) in the Collateral owned by such Subsidiary Guarantor and will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Exchange Offer and our Capital Structure — U.S. bankruptcy or fraudulent conveyance law may interfere with the payment of the Notes and the guarantees and the enforcement of the security interests.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor (other than T-Netix and Evercom), including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (other than T-Netix and Evercom);

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guarantee will be released from its obligations thereunder.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released (except, in the case of clause (1) below, for T-Netix, Inc. and Evercom):

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(2) if we exercise our legal defeasance option or our covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(3) if such Restricted Subsidiary ceases to be a Subsidiary as a result of any foreclosure of any pledge or security interest in favor of First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “— Security for the Notes — Release of Collateral.”

Ranking

Senior indebtedness versus notes

The indebtedness evidenced by the Notes and the Subsidiary Guarantees will be Senior Indebtedness of the Company and of the Subsidiary Guarantors, as applicable, and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be, and will have the benefit of the second-priority security interest in the Collateral as described under “— Security for the Notes” and will be senior in right of payment to all existing and future subordinated indebtedness of the Company and the Subsidiary Guarantors, as the case may be. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Notes and the Guarantees are second in priority (subject to Permitted Liens, including exceptions described under the caption “— Security for the Notes”) to all security interests at any time granted to secure First-Priority Lien Obligations. The Notes, therefore, will be effectively subordinated to Indebtedness Incurred pursuant to the Credit Facility, to the extent of the value of the collateral securing such Indebtedness.

As of March 31, 2007, after giving pro forma effect to the transactions, long term debt related to the Company’s and the Subsidiary Guarantors’ Senior Indebtedness would have been approximately $208.8 million ($212.3 million without giving effect to original issue discount with respect to the Notes), including approximately $18.3 million constituting a First-Priority Lien Obligation. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective Guarantees of Senior Indebtedness of the Company with respect to the Notes and their obligations under the Credit Agreement.

Liabilities of subsidiaries versus notes

All of our operations are conducted through our subsidiaries. Some of our current and future Subsidiary Guarantors may be released as guarantors of the Notes under certain circumstances. In addition, certain of our foreign subsidiaries may not be, required to Guarantee the Notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our non-guarantor subsidiaries.

Upon issuance of the exchange notes, all of our domestic Subsidiaries and certain of our foreign subsidiaries will guarantee the Notes.

Security for the Notes

The Notes and the Subsidiary Guarantees will be secured by second-priority security interests (subject to Permitted Liens) in the Collateral. The Collateral consists of (i) 100% of the Capital Stock of direct and indirect Wholly Owned domestic Subsidiaries of the Company and Syscon (subject to the limitations described in the next paragraph and “— Limitations on Stock Collateral”), (ii) 65% of the Capital Stock of certain future direct and indirect Foreign Subsidiaries of the Company, (subject to the limitations described in the next paragraph and “— Limitations on Stock Collateral”) and (iii) substantially all of the other property and assets, in each case, that are held by the Company or any of the Subsidiary Guarantors, to the extent that such assets secure the First-Priority Lien Obligations and to the extent that a second-priority security interest is able to be granted or perfected therein; provided, however, that (x) the accounts receivable and inventory of the Company and the Subsidiary Guarantors and any proceeds thereof will be pledged to secure only the First-Priority Lien Obligations and will not be pledged to secure the Notes or the Subsidiary Guarantees, (y) leasehold interests of the Company and the Subsidiary Guarantors will not be pledged to secure the First-Priority Lien Obligations, the Notes or the Subsidiary Guarantees and (z) pursuant to the Security Documents and the Intercreditor Agreement, the security interest in any cash of the Company and the Subsidiary Guarantors that constitutes part of the Collateral will be perfected upon an Event of Default, but will remain an unperfected security interest until such occurrence.

The security interests securing the Notes will be second in priority to any and all security interests at any time granted to secure the First-Priority Lien Obligations and will also be subject to all other Permitted Liens. The First-Priority Lien Obligations include our working capital facility and related obligations, as well as certain hedging obligations and certain other obligations in respect of cash management services. The Persons holding such First-Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Intercreditor Agent to realize or foreclose on the Collateral on behalf of holders of the Notes.

Limitations on Stock Collateral

The Capital Stock and securities of a Subsidiary of the Company that are owned by the Company or any Subsidiary Guarantor constitute Collateral only to the extent that such Capital Stock and securities can secure the Notes or the Subsidiary Guarantees without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock and securities secure the Notes or the Subsidiary Guarantees, then the Capital Stock and securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the second-priority security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulations adopted, which would permit) such Subsidiary’s Capital Stock and securities to secure the Notes or the Subsidiary Guarantees in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and securities of such Subsidiary (up to the amounts described in clauses (i) and (ii) under “— Security for the Notes”) shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject such additional Capital Stock and securities to the Liens under the Security Documents.

In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the Issue Date, the Collateral included shares of Capital Stock of the Subsidiaries only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) was less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Collateral may decrease or increase as described above.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if the Company or any Subsidiary Guarantor creates any additional security interest upon any property or asset (other than inventory and accounts receivable and any proceeds thereof) to secure any First-Priority Lien Obligations (which include Obligations in respect of the Credit Agreement), it must concurrently grant a second-priority security interest (subject to Permitted Liens, including the first-priority lien that secures obligations in respect of the First-Priority Lien Obligations) upon such property as security for the Notes or the Subsidiary Guarantees, as applicable. Also, if granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Trustee on behalf of the holders of the Notes. If such third party does not consent to the granting of the second-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents and Intercreditor Agreement

The Company, the Subsidiary Guarantors and the Trustee have entered into one or more Security Documents defining the terms of the security interests that secure the Notes and the Subsidiary Guarantees. These security interests secure the payment and performance when due of all of the Obligations of the Company and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents.

The Trustee and the Intercreditor Agent have entered into the Intercreditor Agreement, which may be amended from time to time to add other parties holding other Second-Lien Obligations and other First-Priority Lien Obligations permitted to be incurred under the Indenture. The Intercreditor Agent is currently the administrative agent under the Credit Agreement. Pursuant to the terms of the Intercreditor Agreement, at any time that First-Priority Lien Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the Intercreditor Agent will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or the Subsidiary Guarantees or (b) as necessary to take any action (not adverse to the Liens securing the First-Priority Lien Obligations or the rights of the Intercreditor Agent or the holders of the First-Priority Lien Obligations to exercise remedies in respect thereof) in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens. See “Risk Factors — Risk Factors Related to the Exchange Offer and Our Capital Structure — Holders of notes will not control decisions regarding collateral.” At any time at which all First-Priority Lien Obligations have been discharged in full, the Trustee in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes. The proceeds from the sale of the Collateral remaining after the satisfaction of all First-Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors — Risk Factors Related to the Exchange Offer and Our Capital Structure — There may not be sufficient collateral to pay all or any of the Notes.”

In addition, the Security Documents and the Intercreditor Agreement provide that, so long as there are First-Priority Lien Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First-Priority Lien Obligations may direct the Intercreditor Agent to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes and (2) the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not disproportionately affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. See “Risk Factors — Risk Factors Related to the Exchange Offer and Our Capital Structure — Holders of Notes will not control decisions regarding Collateral.”

Subject to the terms of the Security Documents, the Company and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the Subsidiary Guarantees (other than certain securities constituting part of the Collateral and deposited with the Intercreditor Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors — Risk Factors Related to the Exchange Offer and Our Capital Structure — Rights of holders of Notes in the collateral may be adversely affected by bankruptcy proceedings.”

Release of Collateral

The Company and the Subsidiary Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) to enable us to consummate the disposition of such property or assets, other than to the Company or a Restricted Subsidiary, to the extent not prohibited under the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;”

(2) in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee with respect to the Notes, the release of the property and assets of such Subsidiary Guarantor; or

(3) as described above under “— Security Documents and Intercreditor Agreement” and under “— Amendments and Waivers” below.

The second-priority security interests in all Collateral securing the Notes will also be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture, the Subsidiary Guarantees under the

Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “— Defeasance” or upon the discharge of our obligations under the Indenture in accordance with the terms of the Indenture.

Book-Entry, Delivery and Form

We will issue the exchange notes in the form of one or more global notes (the “Global Exchange Note”). The Global Exchange Note will be deposited with, or on behalf of, DTC and registered in the DTC or its nominee. Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Holders with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Holders) or by the Holders and the indirect Holders (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Exchange Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Exchange Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Exchange Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the exchange notes represented by the Global Exchange Notes are exchangeable for Certificated Notes if:

(1) DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Exchange Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Exchange Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

Registered Exchange Offer; Registration Rights

In connection with the offering of the 2007 notes, we, the Subsidiary Guarantors and the initial purchaser entered into a Registration Rights Agreement relating to the 2007 notes, which provides for this exchange offer. A copy of the Registration Rights Agreement relating to the 2007 notes is filed with the SEC. Please read the section captioned “The Exchange Offer” for more details regarding the terms of the Registration Rights Agreement.

Excess Cash Flow

(a) Within 120 days after the end of each Excess Cash Flow Period, the Company shall, unless a default shall have occurred and be continuing under the Credit Agreement (in which case the obligations set forth under this heading shall apply once such default is cured or waived without regard to whether it is cured or waived after such 120-day period), make an offer to all Holders to purchase Notes using an amount equal to the Excess Cash Flow Amount pursuant to an Excess Cash Flow Offer (as defined below).

Each offer to purchase Notes pursuant to this provision (each, an “Excess Cash Flow Offer”) shall be made to each Holder at the time of such offer, shall offer to purchase Notes at a purchase price equal to the lesser of (i) 104% and (ii) the then applicable redemption price set forth in the table under “— Optional Redemption”, in each case, of their principal amount and shall remain open for a period of not less than 20 Business Days (or any longer period as is required by law).

(b) If the Company is required to make an Excess Cash Flow Offer pursuant to this provision, no later than 120 days (or such later time as a default has been cured or waived after such 120-day period in accordance with the circumstances described above in paragraph (a)) after the end of the applicable Excess Cash Flow Period, the Company shall mail a notice of such Excess Cash Flow Offer to each Holder stating:

(i) that the Company is offering to use an amount equal to the Excess Cash Flow Amount to purchase Notes at a purchase price in cash equal to the lesser of (i) 104% and (ii) the then applicable redemption price set forth in the table under “Optional Redemption”, in each case, of their principal amount on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (without duplication, subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

(ii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(iii) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to tender its Notes.

(c) If the aggregate purchase price (exclusive of accrued and unpaid interest) of the Notes tendered in connection with any Excess Cash Flow Offer exceeds the Excess Cash Flow Amount allotted to their purchase, the Trustee will select the Notes to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the Notes tendered in connection with any Excess Cash Flow Offer is less than the Excess Cash Flow Amount allotted to their purchase, the Company shall be permitted to use the portion of the Excess Cash Flow Amount that is not applied to the purchase of Notes in connection with such Excess Cash Flow Offer to purchase Mezzanine Debt representing accrued, but unpaid, interest on the Mezzanine Debt, for general corporate purposes or for any other purposes not prohibited by the Indenture. To the extent the Excess Cash Flow Amount for any Excess Cash Flow Period is less than $5.0 million, the Company may elect not to make an Excess Cash Flow Offer for such Excess Cash Flow Period and, in lieu thereof add such Excess Cash Flow to the amount of Excess Cash Flow for the next succeeding Excess Cash Flow Period. Upon completion of an Excess Cash Flow Offer, the Excess Cash Flow Amount with respect thereto will be deemed to be reduced by the aggregate amount of such Excess Cash Flow Offer.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% of the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(3) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that any individual appointed by H.I.G. to replace any existing H.I.G. Director shall be deemed to have been a member of the Board of Directors on the Issue Date;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company;

(5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented at least a majority of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(6) the Company ceases to be the beneficial owner (as defined in clause (1) above), directly or indirectly, of 100% of the Voting Stock of each of T-Netix and Evercom, or, following a merger of T-Netix and Evercom, such surviving entity.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of

Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”, “— Limitation on Liens” and “— Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis the Fixed Charge Coverage Ratio exceeds 2.00 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to the Credit Facilities (other than Indebtedness Incurred under clause (10)); provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $30 million;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guarantee;

(3) the Notes and the Exchange Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) (3) or (6) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) the Mezzanine Debt;

(7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (6) or (14) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture;

(9) obligations in respect of letters of credit, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness consisting of letters of credit issued pursuant to the Credit Agreement, not to exceed $10.0 million at any time issued and outstanding;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(12) Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4) or (6) or pursuant to clause (7) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (6);

(13) Indebtedness of the Company or a Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors

outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) does not exceed $5.0 million; and

(14) the 2007 Additional Securities and any Exchange Notes issued in exchange for 2007 Additional Securities pursuant to a registration rights agreement, if any, among the Company and the initial purchaser of the 2007 Additional Securities.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) any Indebtedness remaining outstanding under the Credit Facilities after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Limitation on restricted payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its stockholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding

Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that notwithstanding anything to the contrary contained in this clause (2), any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Mezzanine Debt may only be made by exchange for, or out of the proceeds of, the substantially concurrent Incurrence of Subordinated Obligations of the Company; and provided further that any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value made pursuant to this clause (2) shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(5) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(10) payments of accrued interest on the Mezzanine Debt from all, or any portion of, the Excess Cashflow Amount for any Excess Cashflow Period, to the extent Holders have not elected to have their Securities redeemed pursuant to an Excess Cashflow Offer for such Excess Cashflow Period.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on September 9, 2004 (including the Working Capital Facility);

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(D) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

(2) with respect to clause (c) only,

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder consistent with past practices of the Company or its Restricted Subsidiaries; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition of any Collateral unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is paid directly by the purchaser thereof to the Intercreditor Agent, or, if no First-Priority Lien Obligations are outstanding, the Trustee, to be held in trust and applied by the Company (or such Restricted Subsidiary, as the case may be) at the Company’s election:

(A) to acquire Additional Assets, which Additional Assets are concurrently with their acquisition added to the Collateral securing the Notes,

(B) to repay outstanding First-Priority Lien Obligations, or

(C) to make an offer to the holders of the Notes pursuant to and subject to the conditions contained in the Indenture, in each case within six months from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

(b) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (other than an Asset Disposition of Collateral) unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary), as the case may be:

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) or (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company) to purchase Notes (and such other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

(c) Notwithstanding the foregoing provisions of paragraph (b), the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with such paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions subject to those paragraphs which is not applied in accordance with such paragraph exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

(d) For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(e) In the event of an Asset Disposition that requires the purchase of Notes (and any other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) or (b)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including, prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness of the Company) pursuant to paragraph (b) of this covenant if the Net Available Cash available therefore is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of an offer to purchase Notes and any other Senior Indebtedness of the Company pursuant to this covenant, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer and any then remaining Net Available Cash following such offer may be used by the Company for any purpose not prohibited by the Indenture.

(f) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

(7) the payment of (i) an annual consulting services fee, not to exceed $750,000 in any twelve month period, pursuant to the Consulting Services Agreement, (ii) annual directors and other services fees, not to exceed $200,000 in any twelve month period, pursuant to the Stockholders’ Agreement, (iii) consulting services fees, in an amount equal to 2% of the consideration received by the Company upon the initial public offering of its capital stock or the sale of all or substantially all of its assets, pursuant to the Consulting Services Agreement, (iv) professional service fees, in an amount equal to 2% of the value of any transaction in which the Company (A) sells all or substantially all of its assets or a majority of its capital stock, (B) consummates the acquisition of another company or (C) secures any debt or equity financing, in each case pursuant to the Professional Services Agreement and (v) reasonable out-of-pocket expenses related to the foregoing, in each case, by the Company or any of its Restricted Subsidiaries to H.I.G.; and

(8) any agreement as in effect on the Issue Date and described in the Offering Circular or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company

(1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

(2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

(A) immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

(B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under “— Limitation on Restricted Payments” if made on the date of such issuance, sale or other disposition.

For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties that are included as Collateral (including Capital Stock of a Restricted Subsidiary) to secure Indebtedness other than Liens securing First-Priority Lien Obligations, Liens securing the Notes and the Exchange Notes and any Refinancings thereof and other Permitted Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Initial Lien of any nature whatsoever on any of its properties that are not included as Collateral (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, securing any Indebtedness, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to, in the case of Subordinated Obligations) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “— Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “— Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “— Limitation on Sale of Assets and Subsidiary Stock.”

Maintenance of Minimum Credit Facility Coverage Ratio

The Company will not permit the Credit Facility Coverage Ratio, measured on the dates on which the Company is required to deliver financial statements under the Credit Facility as in effect on the Issue Date, with respect to each fiscal quarter commencing with the fiscal quarter ending on December 31, 2004, to be less than 1.75 to 1.00.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person) or another Subsidiary Guarantor that is a Wholly Owned Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (other than T-Netix and Evercom) (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

Future Guarantors

The Company will cause each domestic Subsidiary to, and each Foreign Subsidiary that enters into a Guarantee of any Indebtedness of the Company or a Restricted Subsidiary (other than a Foreign Subsidiary that Guarantees Indebtedness Incurred by another Foreign Subsidiary) to, in each case, at the same time that such Guarantee is entered into, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Impairment of Security Interest

The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the holders of the Notes.

SEC reports

At all times from and after the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement relating to the 2007 Notes (the “Registration”), notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

At all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Company shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the written requests of such Holders, any reasonable information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under “Excess Cash Flow” or “Change of Control” (other than in each case a failure to purchase Notes) or under “— Certain Covenants” under “— Limitation on Indebtedness”, “— Limitation on Restricted Payments”, “— Limitation on Restrictions on Distributions from Restricted

Subsidiaries”, “— Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “— Limitation on Affiliate Transactions”, “— Limitation on Line of Business”, “— Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries”, or “— Limitation on Liens”, “— Limitation on Sale/Leaseback Transactions”, “— Future Guarantors”,“— Impairment of Security Interest” or “— SEC Reports”;

(5) the failure by the Company to (i) comply with the covenant described under “Maintenance of Credit Facility Coverage Ratio” and (ii) in the event the Company shall not comply with such covenant in any fiscal quarter, return to compliance with such covenant in the immediately succeeding fiscal quarter;

(6) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture or in the Security Documents;

(7) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(8) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(9) any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(10) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the “Subsidiary Guarantee provision”); or

(11) the security interest under the Security Documents shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Indenture or any security interest created thereunder shall be declared invalid or unenforceable (other than security interests that are (i) not material with respect to the Collateral taken as a whole and (ii) subsequently declared valid and enforceable within 10 days of such declaration of the invalidity or unenforceability of such security interest) or the Company or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the “security default provision”).

However, a default under clauses (4), (5) and (6) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “— Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders;

(9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Noteholders; or

(10) subject to the provisions described under “Limitations on Stock Collateral” and “Security Documents and Intercreditor Agreement”, make any change in any Security Document or the provisions of the Indenture dealing with Security Documents or application of proceeds of the Collateral, or release Collateral, that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture or the Security Documents:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to provide further security for the Notes;

(5) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes; or

(9) as described under “— Security Documents and Intercreditor Agreement” and “— Limitation on Stock Collateral.”

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture or the Security Documents becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The exchange notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes, the Indenture and the Security Documents (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “— Excess Cash Flow,” “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries, the judgment default provision, the Subsidiary Guarantee provision and the security default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8), (9) or (10) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and the Security Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the Trustee under the Indenture. We have appointed The Bank of New York Trust Company, N.A. as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release were part of the consideration for the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Security Documents are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“2007 Additional Securities” means the Additional Notes issued during June 2007 in the aggregate principal amount of up to $40 million.

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after September 1, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in either case, 0.50%.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such Note on September 1, 2008 (such redemption price being described under “— Optional Redemption” above, exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through September 1, 2008 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Asset Disposition” means any sale, lease, transfer, conveyance or other disposition (or series of related sales, leases, transfers, conveyances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a fair market value of less than $1,000,000;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(F) the licensing of intellectual property to third persons on terms consistent with market practice (as determined by the board of directors in good faith).

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Bank Indebtedness” means all Obligations pursuant to the Credit Facilities.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “— Certain Covenants — Limitation on Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from such redemption date to September 1, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to September 1, 2008.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Cash Flow” shall mean, for any period, Consolidated Net Income for such period plus, to the extent deducted in computing Consolidated Net Income:

(1) an amount equal to any extraordinary or non-recurring loss in such period plus any net loss realized in such period in connection with an Asset Sale;

(2) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period;

(3) Consolidated Interest Expense for such period; and

(4) depreciation, amortization (including amortization of goodwill, purchase accounting adjustments and other intangibles) and all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income.

“Consolidated Interest Expense” shall mean, for any period, the sum of, without duplication:

(1) the interest expense of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest expense, the interest component of all payments associated with commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Currency Agreements and Interest Rate Protection Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and

(2) the consolidated capitalized interest of the Company and the Restricted Subsidiaries for such period, whether paid or accrued.

Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (2) the Net Income (or loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not, at the date of determination, permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary and (3) the cumulative effect of a change in accounting principles shall be excluded.

“Consulting Services Agreement” means the Amended and Restated Consulting Services Agreement, dated as of September 9, 2004, between the Company and H.I.G.

“Credit Agreement” means (a) the credit agreement to be entered into by and among the Company, as Borrower, T-Netix, Evercom and the other Subsidiary Guarantors, as guarantors, the lenders referred to therein and ING Capital LLC, as Administrative Agent, together with the related documents thereto (including the revolving loans thereunder, any guarantees and security documents) as amended, extended, renewed, restated, supplemented, otherwise modified or replaced (in whole or in part) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such credit agreement or a successor agreement.

“Credit Facility” means the credit facility evidenced by the Credit Agreement.

“Credit Facility Cash Flow” means, with respect to the Company on a consolidated basis with its Subsidiaries for any period, the Credit Facility Net Income for such period, plus (a) without duplication and to the extent deducted in determining Credit Facility Net Income for such period, the sum of (i) income taxes, (ii) Credit Facility Interest Expense (excluding any amortization of original issue discount attributable to such period), (iii) depreciation and amortization expense, (iv) all other non-cash charges and non-cash losses, (v) purchase accounting adjustments, (vi) non-recurring severance payments and expenses relating thereto in the ordinary course of business or as a result of the consummation of the Tender Offer, the T-Netix Consolidation and the Merger, (vii) fees, costs and expenses incurred in connection with the Tender Offer, the T-Netix Consolidation and the transactions consummated on the Issue Date and contemplated by the Loan Documents, the Merger Documents and the Senior Note Documents (each as defined in the Credit Facility on the Issue Date) to the extent such fees, costs and expenses are disclosed to the Intercreditor Agent in writing, (viii) the fees payable to H.I.G. under the Consulting Services Agreement and the Professional Services Agreement, (ix) other success bonuses paid to H.I.G. or its Affiliates, (x) extraordinary losses (xi) fees to directors of the Company and to former shareholders of Evercom as contemplated by Section 8.4(c) of the Credit Agreement on the Issue Date and (xii) fees, costs and expenses incurred in connection with the restructuring of Evercom and its Subsidiaries to the extent such fees, costs and expenses (A) are disclosed to the Intercreditor Agent in writing and (B) do not exceed $210,000 in the aggregate minus (b) without duplication and to the extent added in computing Credit Facility Net Income for such period, (i) non-cash gains and other non-cash income and (ii) extraordinary gains; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Credit Facility Pro Forma Basis.

“Credit Facility Coverage Ratio” means, with respect to the Company and its subsidiaries on a consolidated basis, the ratio of (a) Credit Facility Cash Flow for the four most recently completed fiscal quarters plus Credit Facility Junior Capital issued during such period to (b) Credit Facility Interest Expense during such period.

“Credit Facility Interest Expense” means, for any period, cash interest expense of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in respect of the Loan Documents and the Senior Loan Documents (each as defined in the Credit Agreement on the Issue Date).

“Credit Facility Junior Capital” shall mean the amount of any equity that is issued by the Company.

“Credit Facility Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Subsidiaries for such period, determined in accordance with GAAP.

“Credit Facility Pro Forma Basis” means giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt (as defined in the Credit Agreement on the Issue Date), Capital Expenditures (as defined in the Credit Agreement on the Issue Date) or other related transactions which would otherwise be accounted for as an adjustment permitted by GAAP or as calculated in the definition of EBITDA (as defined in the Credit Agreement on the Issue Date), in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period; provided that the pro forma adjustments listed on Schedule 1(c) to the Credit Agreement as in effect on the Issue Date shall be permitted in any event.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Equity Offering” means any underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to a registration statement filed pursuant to the Act or any private placement of Capital Stock (other than Disqualified Stock) of the Company which offering or placement was consummated after the Issue Date.

“Evercom” means Evercom Holdings, Inc., a Delaware corporation, and its successors.

“Excess Cash Flow” means, for the Company and its Restricted Subsidiaries, for any Excess Cash Flow Period (1) its Consolidated Cash Flow for such period less the sum, without duplication, of (A) the Company’s consolidated cash interest expense (other than interest expense of the Company related to any Subordinated Obligations of the Company as determined in accordance with GAAP but excluding any amortization of original issue discount attributable to such period; (B) all federal, state, foreign and other income taxes accrued or paid in cash (without duplication) by the Company and its Restricted Subsidiaries during such period; (C) an amount equal to the capital expenditures made in cash during such period; (D) an amount equal to any extraordinary or non-recurring loss in such period; (E) the amount by which the net difference between (x) current assets, other than cash and cash equivalents, and (y) current liabilities, other than the current amount of Indebtedness outstanding under the Credit Facility, in each case of the Company and its Restricted Subsidiaries as of the last day of such period, has increased, if at all, from the comparable amount calculated as of the day immediately preceding the first day of such period; and (F) non cash gains on Asset Dispositions during such period, plus (2) any Excess Cash Flow carried over from the prior Excess Cash Flow Period in compliance with clause (c) under “— Excess Cash Flow” above.

“Excess Cash Flow Amount” means, for any Excess Cash Flow Period, an amount equal to (i) 75% of Excess Cash Flow for such Excess Cash Flow Period less (ii)(1) the aggregate amount of all scheduled, mandatory and voluntary prepayments, repayments, redemptions or purchases of Senior Indebtedness or Capitalized Lease Obligations of the Company made by the Company during such Excess Cash Flow Period (other than prepayments, repayments, redemptions or purchases made with the proceeds of Indebtedness Incurred to Refinance such Senior Indebtedness or Capitalized Lease Obligations), plus (2) any cash required to be restricted to cash collateralize letters of credit either under the Credit Facility or otherwise.

“Excess Cash Flow Period” means the twelve-month period ending on December 31 of each year beginning with the twelve-month period ending December 31, 2005.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the 2007 notes, in compliance with the terms of the Registration Rights Agreement.

“First-Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Company and its Subsidiaries under the agreements governing Secured Bank Indebtedness, (iii) all other Obligations of the Company or any of its Subsidiaries in respect of Hedging Obligations in connection with Indebtedness described in clause (i) or Obligations described in clause (ii).

“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of Consolidated Cash Flow for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined below in this definition)) to Fixed Charges for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date). In the event that any of the Company or any Restricted Subsidiary Incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period. In addition, for purposes of making the computation referred to above, acquisitions or investments in cash or cash equivalents using the proceeds from the disposition of such operations and businesses that have been made by the Company or any of its Restricted Subsidiaries, including all mergers or consolidations and any related financing transactions, during the period or subsequent to such period and on or prior to the Calculation Date shall be calculated to include (i) the Consolidated Cash Flow of the acquired entities and (ii) interest from such investments in cash or cash equivalents on a pro forma basis, after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, as determined in good faith by an officer of the Company (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income, and shall be deemed to have occurred on the first day of the period for which Consolidated Cash Flow shall be calculated. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Fixed Charges” shall mean, for any period, the sum, without duplication, of (1) Consolidated Interest Expense for such period, (2) interest expense on Indebtedness of another Person that is Guaranteed by, or secured by a lien on the assets of Holdings or any Restricted Subsidiary and (3) all tax-effected dividend payments on any series of Preferred Stock of the Company or any Restricted Subsidiary (other than dividends payable solely in Capital Stock that is not Disqualified Stock), in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit and trade payables in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“H.I.G.” means H.I.G. Capital, LLC, together with its Affiliates.

“H.I.G. Directors” means Sami Mnaymneh, Tony Tamer, Brian Schwartz, Douglas Berman and Lewis Schoenwetter.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business or Person, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Intercreditor Agent” means, initially, ING Capital LLC, and thereafter, any other Person designated by holders of a majority in principal amount of Secured Bank Indebtedness.

“Intercreditor Agreement” means the intercreditor agreement dated the Issue Date among ING Capital LLC, as Intercreditor Agent, the Trustee, the Company and the Subsidiary Guarantors.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means September 9, 2004.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger” shall mean the acquisition by the Company on the Issue Date of the Capital Stock of Evercom pursuant to the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of July 10, 2004, by and among the Company (formerly known as TZ Holdings, Inc.), New Mustang Acquisition, Inc., Evercom and the Indemnification Representative (as defined therein), as in effect on the Issue Date.

“Mezzanine Debt” means the $40,000,000 pay in-kind senior subordinated notes of the Company issued on the Issue Date pursuant to the Note Purchase Agreement dated as of September 9, 2004 as on the Issue Date among the Company, the Subsidiary Guarantors and the institutions named therein as the same may increase from time to time pursuant to its pay in-kind interest provisions.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

(a) any Asset Disposition (including dispositions pursuant to sale and leaseback transactions); or

(b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss).

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Holders” means H.I.G., Richard E. Cree and Richard Falcone and (1) any entities controlled by Richard E. Cree or Richard Falcone, (2) charitable foundations established by Richard E. Cree or Richard Falcone, (3) trusts for the benefit of Richard E. Cree or Richard Falcone and/or their respective family members and (4) the estate and heirs of Richard E. Cree or Richard Falcone. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only

Voting Stock acquired by a Permitted Holder in its described capacity will be treated as “beneficially owned” by such Permitted Holder.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(6) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(7) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(8) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, letters of credit, performance and other similar deposits or bonds made in the ordinary course of business by the Company or any Restricted Subsidiary;

(10) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(11) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date; and

(12) Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (12) and outstanding on the date such Investment is made, do not exceed $10 million.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capital Lease Obligations), in an amount at any time outstanding not to exceed $10.0 million, Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) Liens to secure Indebtedness permitted under the provisions described in clause (b)(1) and (b)(10) under “— Certain Covenants — Limitation on Indebtedness”;

(8) Liens existing on the Issue Date;

(9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary Guarantor of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens in favor of the Company;

(14) Liens to secure Indebtedness permitted under the provisions described in clause (b)(3) under “— Certain Covenants — Limitation or Indebtedness”; and

(15) Liens to Secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (8), (9), (10) or (14); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (8), (9) or (10) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (9), (10) or (13) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “— Certain Covenants — Limitation on Sale of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Professional Services Agreement” means the Amended and Restated Professional Services Agreement, dated September 9, 2004, between the Company and H.I.G.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Rating Agencies” means S&P and Moody’s.

“Reference Treasury Dealer” means Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated and their respective successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement dated the date of issuance of the 2007 notes, among the Company, the Subsidiary Guarantors, and UBS Securities LLC.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement);

(4) the making of any cash payment of interest on or with respect to the Mezzanine Debt; or

(5) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (7) of the definition of Permitted Liens.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Security Agreement among the Company, the Subsidiary Guarantors and the Trustee, the Pledge Agreement among the Company, the Subsidiary Guarantors and the Trustee, the Intercreditor Agreement and each other document, instrument or agreement granting Collateral to secure the Obligations of the Company and the Subsidiary Guarantors under the Notes and the Subsidiary Guarantees, respectively.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Stockholders’ Agreement” means the Stockholders’ Agreement entered into in connection with the Transactions among the Company, H.I.G.-TNetix, Inc., a company organized under the laws of the Cayman Islands, American Capital Strategies, Ltd., a Delaware corporation, and the other stockholders of the Company named therein.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means T-Netix and Evercom and each other Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes.

“T-Netix” means T-NETIX, Inc., a Delaware corporation, and its successors.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s Investors Service; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Trustee” means The Bank of New York Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

We have based the following discussion on the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings. We have not obtained an opinion of counsel and have not sought a ruling from the Internal Revenue Service, and we can give you no assurance that the IRS will agree with the following discussion. Changes in the applicable law may occur that may be retroactive and could affect the tax consequences to you of the receipt of exchange notes in exchange for old notes in the exchange offer. This discussion only applies to notes held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as: financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, former citizens and long-term residents of the U.S., or persons who hold the exchange notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the exchange offer and does not address the U.S. federal income tax treatment of holders that did not acquire notes as part of the initial distribution at their initial issue price. In addition, this discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder’s situation or status. Accordingly, we recommend that you consult your own tax advisor as to the particular tax consequences of receiving exchange notes in exchange for old notes in the exchange offer, including the applicability and effect of any state, local or foreign tax law.

The exchange of 2007 notes for 2007 exchange notes and the exchange of 2004 notes for 2004 exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The 2007 exchange notes will be treated as a continuation of the 2007 notes and the 2004 exchange notes as a continuation of the 2004 notes for U.S. federal income tax purposes. Consequently, you will not recognize gain upon receipt of an exchange note in exchange for an old note in the exchange offer, your basis in the exchange note received in the exchange offer will be the same as your basis in the corresponding old note immediately before the exchange and your holding period in the exchange note will include your holding period in the old note. The U.S. federal income tax consequences of holding and disposing of an exchange note received in the exchange offer will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued in the exchange offer in exchange for old notes if:

•	you acquire the exchange notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

We believe that you may not transfer exchange notes issued in the exchange offer in exchange for old notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired old notes directly from us; or

•	a broker-dealer that acquired old notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery requirements of the Securities Act.

If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Procedures for Tendering — Your Representations to Us” of this prospectus and in the letter of transmittal.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it in the letter of transmittal, for use in any such resale. In addition, all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters related to the exchange offer and the validity of the exchange notes will be passed upon for us by White & Case LLP, Miami, Florida.

EXPERTS

The consolidated financial statements of Securus Technologies, Inc. and subsidiaries as of December 31, 2005 and 2006, and for the 355 day period from January 12, 2004 (inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, and the consolidated financial statements of T-Netix, Inc. and subsidiaries for the 62 day period from January 1, 2004 to March 2, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The report audit covering the December 31, 2006 financial statements of Securus Technologies, Inc. and subsidiaries refers to the adoption of Financial Accounting Standards Board No. 123(R), Share-Based Payment, on January 1, 2006.

The consolidated financial statements of Syscon Justice Systems Canada Limited (BC) and subsidiaries (Syscon) as of June 30, 2006, and for the period from June 2, 2006 to June 30, 2006, and the combined financial statements of Syscon’s predecessor for the period from July 1, 2005 to June 1, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.

Securus Technologies, Inc.
Condensed Consolidated Balance Sheets of Securus as of December 31, 2006 and March 31, 2007	F-2
Condensed Consolidated Statements of Operations of Securus for the three-month periods ended March 31, 2006 and March 31, 2007	F-3
Condensed Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2006 and March 31, 2007	F-4
Notes to Condensed Consolidated Financial Statements of Securus	F-5
Report of Independent Registered Public Accounting Firm — dated May 12, 2005	F-16
Report of Independent Registered Public Accounting Firm — dated March 28, 2007	F-17
Consolidated Balance Sheets — As of December 31, 2005 and December 31, 2006	F-18
Consolidated Statements of Operations — For the 62 Day Period from January 1, 2004 to March 2, 2004 (Predecessor), and for the 355 Day Period from January 12, 2004 (Inception) to December 31, 2004 (Successor) and the Years Ended December 31, 2005 and 2006
F-19
Consolidated Statements of Stockholders’ Equity (Deficit) — For the 62 Day Period from January 1, 2004 to March 2, 2004 (Predecessor), and for the 355 Day Period from January 12, 2004 (Inception) to December 31, 2004 (Successor) and for the Years Ended December 31, 2005 and 2006
F-20
Consolidated Statements of Cash Flows — For the 62 Day Period from January 1, 2004 to March 2, 2004 (Predecessor), and for the 355 Day Period from January 12, 2004 (Inception) to December 31, 2004 (Successor) and for the Years Ended December 31, 2005 and 2006
F-21
Notes to Consolidated Financial Statements	F-22
Syscon Justice Systems Canada Limited (BC)
Consolidated Balance Sheets of Syscon Justice Systems Canada Limited (BC) as of March 31, 2007 (unaudited) and June 30, 2006	F-53
Consolidated and Combined Statements of Operations and Deficit for the three-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor) and the nine-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor)
F-54
Consolidated and Combined Statements of Income (Loss) for the three-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor) and the nine-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor)
F-55
Consolidated and Combined Statements of Cash Flows for the three-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor) and the nine-month periods ended March 31, 2007 (unaudited) and March 31, 2006 (Syscon’s Predecessor)
F-56
Notes to Consolidated and Predecessor Combined Financial Statements	F-57
Report of Independent Registered Public Accounting Firm — dated April 30, 2007	F-64
Consolidated Balance Sheets of Syscon as of June 30, 2006 and December 31, 2006 (unaudited)	F-65
Combined Statement of Earnings for the period from July 1, 2005 to June 1, 2006 (Syscon’s Predecessor) and Consolidated Statement of Earnings for the period from June 2, 2006 to June 30, 2006	F-66
Consolidated and Syscon’s Predecessor Combined Statement of Stockholders’ Deficiency for the period from July 1, 2005 to December 31, 2006 (information as of December 31, 2006 is unaudited)	F-67
Combined Statement of Cash Flows for the period from July 1, 2005 to June 1, 2006 (Syscon’s Predecessor) and Consolidated Statement of Cash Flows for the period from June 2, 2006 to June 30, 2006	F-68
Notes to Consolidated and Syscon’s Predecessor Combined Financial Statements	F-69

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2006	2007
	(Unaudited)
	(Dollars in thousands, except share and per share amounts)

ASSETS
Cash and cash equivalents	$558	$436
Restricted cash	1,461	1,478
Accounts receivable, net	64,174	67,878
Prepaid expenses and other current assets	5,063	4,609
Deferred income taxes	5,155	5,155

Total current assets	76,411	79,556
Property and equipment, net	46,429	44,427
Intangibles and other assets, net	98,873	97,479
Goodwill	37,936	37,936

Total assets	$259,649	$259,398

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$42,728	$42,486
Accrued liabilities	39,395	33,983
Deferred revenue and customer advances	8,801	9,990

Total current liabilities	90,924	86,459
Deferred income taxes	8,262	8,549
Long-term debt	210,642	219,942
Other long-term liabilities	1,694	1,675

Total liabilities	311,522	316,625
Commitments and contingencies Stockholders’ deficit:
Common stock, $0.01 stated value, 1,000,000 shares authorized; 609,510 shares issued and outstanding at December 31, 2006 and 611,007 shares issued and outstanding at March 31, 2007	6	6
Additional paid-in capital	34,140	34,162
Accumulated deficit	(86,019)	(91,395)

Total stockholders’ deficit	(51,873)	(57,227)

Total liabilities and stockholders’ deficit	$259,649	$259,398

See accompanying notes to condensed consolidated financial statements.

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007

	March 31,	March 31,
	2006	2007
	(Unaudited)
	(Dollars in thousands)

Revenue:
Direct call provisioning	$81,968	$90,770
Solutions services	12,231	10,422
Telecommunications services	4,522	2,366
Equipment sales and other	115	101

Total revenue	98,836	103,659
Cost of service (exclusive of depreciation and amortization shown separately below):
Direct call provisioning, exclusive of bad debt expense	54,454	60,916
Direct call provisioning bad debt expense	9,723	10,287
Solutions services expense	8,998	7,228
Telecommunications services	2,130	1,052
Cost of equipment sold and other	62	86

Total cost of service	75,367	79,569
Selling, general and administrative	12,470	13,397
Depreciation and amortization	6,728	8,485

Total operating costs and expenses	94,565	101,451

Operating income	4,271	2,208
Interest and other expenses, net	6,931	7,218

Loss before income taxes	(2,660)	(5,010)
Income taxes expense	248	366

Net loss	$(2,908)	$(5,376)

See accompanying notes to condensed consolidated financial statements.

SECURUS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007

	March 31,	March 31,
	2006	2007
	(Unaudited)
	(Dollars in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,908)	$(5,376)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,728	8,485
Deferred income taxes	222	287
Conversion of interest paid-in-kind to secured subordinated notes	2,114	2,497
Equity income from unconsolidated affiliate	(66)	—
Stock-based compensation	28	22
Amortization of deferred financing costs and debt discounts	370	415
Changes in operating assets and liabilities:
Restricted cash	(14)	(17)
Accounts receivable	(2,461)	(3,792)
Prepaid expenses and other current assets	656	454
Intangible and other assets	(199)	(282)
Accounts payable	(4,275)	(321)
Accrued liabilities and other liabilities	(4,758)	(4,242)

Net cash used in operating activities	$(4,563)	$(1,870)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment including costs of intangibles	$(7,120)	(5,072)
Property insurance proceeds	—	88

Net cash used in investing activities	$(7,120)	$(4,984)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances on revolving credit facility, net	$10,850	$6,653
Cash overdraft	685	79
Payments on other debt	(39)	—

Net cash provided by financing activities	$11,496	$6,732

Decrease in cash and cash equivalents	$(187)	$(122)
Cash and cash equivalents at the beginning of the period	2,630	558

Cash and cash equivalents at the end of the period	$2,443	$436

SUPPLEMENTAL DISCLOSURES:
Cash paid during period for:
Interest	$8,544	$8,619

Income taxes	$—	$12

See accompanying notes to condensed consolidated financial statements.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Description of business and organization

Securus Technologies, Inc. and subsidiaries (“Securus” or the “Company”) provides inmate telecommunications services to correctional facilities operated by city, county, state and federal authorities and other types of confinement facilities in 48 states. The Company was incorporated in Delaware on January 12, 2004, and effective March 3, 2004 and September 9, 2004, the Company acquired all of the outstanding equity interests of T-Netix, Inc. (“T-Netix”) and Evercom Holdings, Inc. (“Evercom”), respectively. For accounting purposes, T-Netix has been deemed the predecessor to the Company.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements for the three months ended March 31, 2006 and 2007 have been prepared in accordance with U.S. Generally Accepted Accounting Principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. Generally Accepted Accounting Principles for complete financial statements of Securus. In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Securus Technologies, Inc.’s December 31, 2006 Annual Report on Form 10-K.

Accounting estimates

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Significant items subject to such estimates include the valuation allowances for receivables, the carrying amount for property and equipment, goodwill, intangible and other assets, and deferred income taxes. Actual results could differ from those estimates.

On January 1, 2007, the Company reduced its estimate of the useful life of certain telecommunications equipment to reflect the installation, over the next several years, of our new packet-based architecture. This change increased net loss by $0.5 million during the first quarter of 2007, and will increase net loss by approximately $1.9 million for the year ending December 31, 2007.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, T-Netix, Inc. and Evercom Holdings, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Recent accounting pronouncements

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements,” (“SAB 108”), which addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

light of relevant quantitative and qualitative factors. When the effect of initial adoption is material, companies may record the effect as a cumulative effect adjustment to beginning of year retained earnings. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The Company adopted the interpretations in SAB 108 in the fourth quarter of 2006. The adoption of this statement did not have any impact on the financial condition or results of operations of the Company.

The Company adopted EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation) in the first quarter of 2007. The scope of this Issue includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to, sales, use, value added, and some excise taxes. The presentation of revenues on either a gross or a net basis is an accounting policy decision that should be disclosed under Accounting Principals Board (APB) Opinion No. 22. The Company’s policy is to report revenues using a net presentation.

In July 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes,” (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109. FIN No. 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The Company adopted the provisions of FIN No. 48 on January 1, 2007. The adoption of these provisions did not have any impact on the financial condition or results of operations of the Company.

The Company recognized no adjustment in the liability for unrecognized tax benefits upon the adoption of FIN 48. As of the date of adoption, the Company’s unrecognized tax benefits totaled $0.1 million, including interest and penalties of $0. The amount of unrecognized tax benefits that would impact the effective rate, if recognized, would be $0.1 million. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits over the next twelve months.

The Company or one of its subsidiaries file income tax returns in the US federal jurisdiction and various states. The Company has open tax years for the U.S. federal return from 1996 forward with respect to its net operating loss (“NOL”) carryforwards, where the IRS may not raise tax for these years, but can reduce NOLs. Otherwise, with few exceptions, the Company is no longer subject to federal, state, or local income tax examinations for years prior to 2003.

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. For the quarter ended March 31, 2007, the Company recognized $0 in potential interest and penalties with respect to unrecognized tax benefits.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosure about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company will be required to adopt SFAS No. 157 in the first quarter of fiscal year 2008. The Company has not completed its evaluation of the effect of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company will be required to adopt SFAS No. 159 on January 1, 2008. The Company has not completed its evaluation of the effect of SFAS No. 159.

Comprehensive income

Statement of Financial Accounting Standards (“SFAS”) No. 130, Reporting Comprehensive Income, requires that certain items such as foreign currency translation adjustments and unrealized gains and losses on certain derivative instruments classified as a hedge be presented as separate components of shareholders’ equity. Total comprehensive loss for the three months ended March 31, 2006 and 2007 was $2.9 million and $5.4 million, respectively.

NOTE 2 —	BALANCE SHEET COMPONENTS

Accounts receivable, net consist of the following (in thousands):

	December 31,	March 31,
	2006	2007
	(Unaudited)

Accounts receivable, net:
Trade accounts receivable	$75,045	$75,811
Advance commissions receivable	3,306	4,014
Other receivables	868	258

	79,219	80,083
Less: Allowance for doubtful accounts	(15,045)	(12,205)

	$64,174	$67,878

At December 31, 2006 and March 31, 2007, the Company had advanced commissions to certain facilities totaling $3.3 million and $4.0 million, respectively, which are recoverable from such facilities as a reduction of earned commissions for specified monthly amounts. Amounts included in the accounts receivable represent the estimated recoverable amounts during the next fiscal year.

Direct call provisioning bad debt expense for the three months ended March 31, 2006 was $9.7 million, or 11.9%, of direct call provisioning revenue of $82.0 million. Direct call provisioning bad debt expense for the three months ended March 31, 2007 was $10.3. million, or 11.3%, of direct call provisioning revenue of $90.8 million.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment, net consists of the following (in thousands):

	December 31,	March 31,
	2006	2007
	(Unaudited)

Property and equipment, net:
Telecommunications equipment	$47,420	$49,973
Leasehold improvements	3,400	3,408
Construction in progress	6,727	5,602
Office equipment	13,842	14,550

	71,389	73,533
Less: Accumulated depreciation and amortization	(24,960)	(29,106)

	$46,429	$44,427

Intangibles and other assets, net consist of the following (in thousands):

	December 31, 2006
	Gross			Weighted
	Carrying	Accumulated		Average
	Value	Amortization	Net	Life

Patents and trademarks	$19,115	$(4,574)	$14,541	10.2
Deferred financing costs	9,022	(2,054)	6,968	7.3
Capitalized software development costs	18,633	(6,975)	11,658	4.3
Acquired contract rights	83,637	(20,773)	62,864	10.5
Deposits and long-term prepayments	1,755	—	1,755
Other	1,087	—	1,087

	$133,249	$(34,376)	$98,873

	March 31, 2007
	Gross			Weighted
	Carrying	Accumulated		Average
	Value	Amortization	Net	Life
	(Unaudited)

Patents and trademarks	$19,339	$(5,092)	$14,247	10.2
Deferred financing costs	9,022	(2,319)	6,703	7.3
Capitalized software development costs	19,513	(8,051)	11,462	4.3
Acquired contract rights	85,462	(23,472)	61,990	10.3
Deposits and long-term prepayments	1,956		1,956
Other	1,121		1,121

	$136,413	$(38,934)	$97,479

At December 31, 2006 and March 31, 2007, the carrying amount of trademarks assigned to patents and trademarks that were not subject to amortization was $3.0 million.

Amortization expense for the three months ended March 31, 2006 and 2007 was $3.9 million (of which $0.2 million was included in interest expense) and $4.6 million (of which $0.3 million was included in interest expense), respectively. Estimated amortization expense related to intangibles and other assets, excluding

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred financing costs, at March 31, 2007 and for each of the next five years through March 31, 2012 and thereafter is summarized as follows (in thousands):

Period Ending March 31, 2007:
(Unaudited)

2008	$15,781
2009	12,519
2010	10,942
2011	9,389
2012	7,559
Thereafter	31,509

$87,699

Accrued liabilities consist of the following (in thousands):

	December 31,	March 31,
	2006	2007
	(Unaudited)

Accrued expenses	$26,395	$26,036
Accrued compensation	6,066	5,226
Accrued facility exit costs	111	111
Accrued taxes	1,026	1,046
Accrued interest and other	5,797	1,564

	$39,395	$33,983

In conjunction with the acquisition of Evercom, the Company adopted a plan to consolidate T-Netix and Evercom operations, terminate redundant employees, and exit certain leased premises. As of December 31, 2006 and March 31, 2007, $0.1 million of exit costs remain accrued, which are expected to be paid during 2007.

NOTE 3 —	DEBT

Debt consists of the following (in thousands):

	December 31,	March 31,
	2006	2007
	(Unaudited)

Revolving credit facility	$3,225	$9,878
Second-priority senior secured notes	154,000	154,000
Senior subordinated notes	58,756	61,253

	215,981	225,131

Less unamortized discount on senior secured notes and senior subordinated notes	(5,339)	(5,189)

	$210,642	$219,942

Revolving Credit Facility.  We have a revolving credit facility (the “Revolver”) with a syndicate of banks and other lending institutions with a borrowing base limitation equal to 80% of “eligible receivables” and 50% of inventory, as defined in the credit agreement. The Revolver provides for financing on a revolving basis of up to $30.0 million and a $22.5 million letter of credit facility that expires on September 9, 2009. To the extent that letters of credit outstanding are greater than $10.0 million, the incremental letters of credit outstanding over

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$10.0 million reduces our availability. Our maximum permitted annual capital expenditures are $30.0 million and $22.0 million for the years ended December 31, 2006 and 2007, respectively. Amounts unused under the Revolver are subject to a fee, due quarterly, based on a per annum rate of 0.375%. Advances bear simple interest at an annual rate at our option equal to one of the following, (i) the Prime Rate or (ii) a rate equal to the Eurodollar Rate as adjusted by the Eurodollar Reserve Percentage plus 2.0%. Interest is payable following the end of each calendar quarter. Advances received on the Revolver bore interest at our option using the prime rate, which was 8.25% at December 31, 2006 and March 31, 2007. We draw from the available credit on the Revolver to cover normal business cash requirements. As of December 31, 2006 and March 31, 2007, we had $26.8 million and $20.1 million, respectively, of borrowing availability under the Revolver.

Second-priority Senior Secured Notes.  On September 9, 2004, we issued $154.0 million of Second-priority Senior Secured Notes that bear interest at a per annum rate of 11%. All principal is due September 9, 2011. To the extent the Company generates excess cash flow (as defined in the indenture) in any calendar year beginning with the year ended December 31, 2005, we are required by the Second-priority Senior Secured Notes to offer to repay principal equal to 75% of such excess cash flow at a rate of 104% of face value. No excess cash flow payment was due for the year ended December 31, 2006 because no excess cash flow was generated. Interest is payable semiannually on March 1 and September 1. The Second-priority Senior Secured Notes were issued at a discount to face value of $3.6 million or 97.651%. Proceeds obtained from the issuance of Second-priority Senior Secured Notes were used to finance the acquisition of Evercom and to repay then outstanding long-term debt obligations. The effective interest rate is 11.6% on the Second-priority Senior Secured Notes.

Senior subordinated notes.  On September 9, 2004, we issued $40.0 million of Senior Subordinated Notes, unsecured and subordinate to the Revolving Credit Facility and the Senior Notes, that bear interest at an annual rate of 17%. Interest is payable at the end of each calendar quarter, or, as restricted by the Company’s Revolving Credit Facility, is paid-in-kind by adding accrued interest to the principal balance of the Senior Subordinated notes. All outstanding principal, including interest paid-in-kind, is due on September 9, 2014 and a mandatory prepayment equal to $20.0 million plus 50% of all outstanding interest paid-in-kind is due on September 9, 2013. In connection with the issuance of the Senior Subordinated Notes, we issued warrants to acquire 51,011 shares of our common stock at an exercise price of $0.01 per share to the Senior Subordinated Note holders. As a result, we discounted the face value of the Senior Subordinated Notes by $2.9 million, representing the estimated fair value of the warrants at the time of issuance. Proceeds obtained from the issuance of the Senior Subordinated Notes were used to finance the acquisition of Evercom, repay outstanding long-term debt obligations, and for general operating purposes. During the three months ended March 31, 2007, $2.5 million of paid-in-kind interest was added to the principal balance of the Notes. The effective interest rate is 18.8% on the Senior Subordinated Notes.

All of the Company’s subsidiaries (the “Subsidiary Guarantors”) are fully, unconditionally, and jointly and severably liable for the Revolving Credit Facility, Second-priority Senior Secured Notes and Senior Subordinated Notes. The Subsidiary Guarantors are wholly-owned and constitute all of our direct and indirect subsidiaries. We have not included separate financial statements of our subsidiaries because (a) the aggregate assets, liabilities, earnings and equity of the Company are presented on a consolidated basis and (b) we believe that separate financial statements and other disclosures concerning subsidiaries are not material to investors.

Our credit facilities contain financial and operating covenants, among other items, that require the maintenance of certain financial ratios, including specified interest coverage ratios, maintenance of minimum levels of operating cash flows (as defined), and maximum capital expenditure limitations. These covenants also limit our ability to incur additional indebtedness, make certain payments including dividends to shareholders, invest and divest company assets, and sell or otherwise dispose of capital stock. In the event that the Company fails to comply with the covenants and restrictions, as specified in the credit agreements, we may be in default at which time payment of the long term debt and unpaid interest may be accelerated and become immediately due and payable. As of March 31, 2007, we were in compliance with all covenants.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	SEGMENT INFORMATION

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting operating segments in annual financial statements. SFAS No. 131 also establishes standards for disclosures about products and services, geographic areas and major customers.

Our management has chosen to organize the enterprise around differences in products and services. We had four reportable segments: Direct Call Provisioning, Solutions Services, Telecommunications Services, and Equipment Sales. Through these segments, we provide inmate telecommunication products and services for correctional facilities, including security enhanced call processing, call validation and billing services for inmate calling. Depending upon the contractual relationship at the site and the type of customer, we provide these products and services through service agreements with other telecommunications service providers, including, Global Tel*Link, AT&T (formerly SBC), Embarq and FSH Communications (i.e., Telecommunication Services segment and Solutions Services segment) and through direct contracts between the Company and correctional facilities (i.e., Direct Call Provisioning segment). In addition, we sold systems to certain telecommunication providers (i.e., Equipment Sales segment).

We evaluate performance of each segment based on operating results. Total assets are those owned by or allocated to each segment. Assets included in the “Corporate and Other” column of the following table include all assets not specifically allocated to a segment. There are no intersegment sales. Our reportable segments are specific business units that offer different products and services and have varying operating costs associated with such products. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. We use estimation to allocate certain direct costs and selling, general and administrative costs, as well as for depreciation and amortization, goodwill, and capital expenditures. Estimation is required in these cases because we do not have the capability to specifically identify such costs to a particular segment. The estimation is based on relevant factors such as proportionate share of revenue of each segment to the total business.

Segment information for the three months ended March 31, 2006 (unaudited) is as follows (in thousands):

	Direct Call	Solutions	Telecommunications	Equipment	Corporate
	Provisioning	Services	Services	Sales & Other	& Other	Total

Revenue from external customers	$81,968	$12,231	$4,522	$115	$—	$98,836

Segment gross margin	$17,791	$3,233	$2,392	$53	$	$23,469
Depreciation and amortization	5,871	281	542	—	34	6,728
Other operating costs and expenses	2,246	130	—	—	10,094	12,470

Operating income (loss)	$9,674	$2,822	$1,850	$53	$(10,128)	$4,271

Interest and other expenses, net						6,931

Segment loss before income taxes						(2,660)

Total assets	$210,443	$28,601	$4,291	$40	$25,385	$268,760

Goodwill	$37,936	$—	$—	$—	$—	$37,936

Capital Expenditures	$7,120	$—	$—	$—	$—	$7,120

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment information for the three months ended March 31, 2007 (unaudited) is as follows (in thousands):

	Direct Call	Solutions	Telecommunications	Equipment	Corporate
	Provisioning	Services	Services	Sales & Other	& Other	Total

Revenue from external customers	$90,770	$10,422	$2,366	$101	$—	$103,659

Segment gross margin	$19,567	$3,194	$1,314	$15	$—	$24,090
Depreciation and amortization	7,631	281		542	31	8,485
Other operating costs and expenses	2,125	74	—	—	11,198	13,397
			—	—

Operating income (loss)	$9,811	$2,839	$772	$15	$(11,229)	$2,208

Interest and other expenses, net						7,218

Segment loss before income taxes						(5,010)

Total assets	$216,202	$20,926	$1,536	$—	$20,734	$259,398

Goodwill	$37,936	$—	$—	$—	$—	$37,936

Capital Expenditures	$5,069	$—	$—	$—	$3	$5,072

NOTE 5 —	STOCKHOLDERS’ EQUITY

Common stock

Our authorized common stock consists of 925,000 shares of Class A common stock and 75,000 shares of Class B Common stock. At March 31, 2007, 543,859.65 shares of Class A common stock were issued and outstanding and 67,146.93 shares of the Class B Common stock were outstanding. Shares of Class B Common stock are subject to vesting as described below. Other than provisions related to vesting, holders of the shares of Class A common stock and Class B Common stock have identical rights and privileges with the exception that the holders of Class A Common stock have a $57 per share liquidation preference. Our credit facilities restrict the ability to pay dividends to holders of common stock.

Warrants

We issued warrants to purchase 51,011 shares of Common stock to holders of the Senior Subordinated Notes in connection with the financing of the acquisition of Evercom on September 9, 2004. The warrant exercise price is $0.01 per share, is immediately exercisable upon issuance, and expires on September 9, 2014. As a result, we discounted the face value of the Senior Subordinated Notes by $2.9 million representing the estimated fair value of the stock warrants at the time of issuance.

Restricted stock purchase plan

We adopted the 2004 Restricted Stock Purchase Plan under which certain of our employees may purchase shares of our Class B Common stock. On March 15, 2007, our stockholders approved an increase in the number of shares of Class B Common Stock authorized by the plan and our certificate of incorporation to 75,000, which equals 11.3% of our total issued and outstanding shares of common stock on a fully diluted basis, subject to adjustment for changes in our capital structure such as stock dividends, stock splits, stock subdivisions, mergers and recapitalizations.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our Board of Directors administers the 2004 Restricted Stock Purchase Plan. The plan is designed to serve as an incentive to attract and retain qualified and competent employees. The per share purchase price for each share of Class B Common stock is determined by our Board of Directors. Class B Common stock will vest based on performance criteria or ratably over a period or periods, as provided in the related restricted stock purchase agreement.

As of March 31, 2007, 67,146.93 shares of Class B Common stock were issued under the 2004 Restricted Stock Purchase Plan, of which 1,496.17 shares were issued during the first quarter of 2007. 26,340.96 of these shares were acquired by our Chief Executive Officer (“CEO”) pursuant to a restricted stock purchase agreement. These shares are subject to forfeiture pursuant to the terms of the 2004 Restricted Stock Purchase Plan and the restrictions described hereafter. With respect to 36.6% of the stock, the restriction period ends upon the sale of the Company’s stock by certain of the Company’s other stockholders. The restriction period for 31.7% of the stock ends upon the lapse of time, 6.3% each December 31 and June 30 beginning December 31, 2004. With respect to the remaining shares, the restriction period ends upon the Company attaining certain performance measures determined by the Company’s Board of Directors.

We measure compensation expense on these restricted shares commensurate with their vesting schedules. For the portion of the restricted shares that vest contingently with the occurrence of certain events, we record compensation expense when such events become probable. The incremental compensation expense on the restricted shares issued was determined based on the grant date fair value of the Class B Common stock, which resulted in compensation charges of approximately $28 thousand and $22 thousand for the three months ended March 31, 2006 and 2007, respectively.

NOTE 6 —	LEGAL PROCEEDINGS

From time to time we have been, and expect to continue to be, subject to various legal and administrative proceedings or various claims in the normal course of our business. We believe the ultimate disposition of these matters will not have a material affect on our financial condition, liquidity, or results of operations.

From time to time, inmate telecommunications providers, including our company, are parties to judicial and regulatory complaints and proceedings initiated by inmates, consumer protection advocates or individual called parties alleging, among other things, that excessive rates are being charged with respect to inmate collect calls, commissions paid by inmate telephone service providers to the correctional facilities are too high, that a call was wrongfully disconnected, that security notices played during the call disrupt the call, that the billed party did not accept the collect calls for which they were billed or that rate disclosure was not provided or was inadequate. The plaintiffs in such judicial proceedings, including the Condes litigation described below, often seek class action certification on behalf of inmates and those who receive inmate calls against all named inmate telecommunications providers. We are also on occasion the subject of regulatory complaints regarding our compliance with various matters including tariffing, access charges and payphone compensation requirements and rate disclosure issues.

Currently, T-Netix and Evercom await final dismissal from a lawsuit in the Superior Court for the State of California in and for the County of Alameda, captioned Condes v. Evercom Systems, Inc. In Condes, T-Netix and Evercom, along with other inmate telecommunications providers, were named in this suit, in which the plaintiffs had alleged that they were incorrectly charged for collect calls from a number of correctional facilities as a result of systematic defects in the inmate calling platforms of all the telecommunications provider defendants. Evercom and T-Netix executed a settlement agreement of this case with plaintiffs in December 2005, and the Court granted final approval to this settlement in 2006. Neither Evercom nor T-Netix admitted any wrongdoing and have vigorously denied each and every allegation in the case.

In the case captioned Sandra Judd, et al. v. AT&T, et al., initially brought in King County Superior Court in Seattle, T-Netix and several other telecommunication companies were sued on allegations of failure to comply with the audible, pre-connect disclosure of inmate call rates as required by Washington statutes and regulations. T-Netix and AT&T, the remaining defendants, obtained summary judgment in their favor in

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September, 2006, but that ruling was overturned by the Court of Appeals. T-Netix’s Petition for Review by the Washington State Supreme Court is pending. We cannot predict the outcome of this appeal at this time.

In October 2003, Value-Added Communications, Inc. (“VAC”) filed suit in the District Court of Dallas County, Texas against T-NETIX, Inc. (“T-NETIX”), captioned Value-Added Communications, Inc. (Plaintiff and Counter-Defendant) v. T-NETIX, Inc. (Defendant and Counter-Plaintiff) relating to a Patent License Agreement between VAC and T-NETIX (the “Agreement”) entered into in August 1996, wherein T-NETIX licensed specific patents to VAC. T-NETIX terminated the Agreement in 2003. VAC filed the lawsuit seeking, among other things, an interpretation of certain provisions of the Agreement, revival of the Agreement, a license to any of T-NETIX’s improvements to the originally licensed technology, and an award of its attorneys’ fees. T-NETIX filed counter-claims against VAC for, among other things, VAC’s failure to assign certain improvements in technology that VAC has developed since 1996. On March 6, 2007, the Dallas District Court presiding over the lawsuit signed an interlocutory summary judgment order in T-NETIX’s favor finding, among other things, that VAC is not entitled to any of T-NETIX’s technology other than the originally licensed patents and that VAC is required to automatically assign any improvements or additions it makes to the original technology to T-NETIX, with VAC maintaining the right to continue using improvements or additions it makes. The Court also found that neither party is entitled to an award of attorneys’ fees from the other for claims relating to the issues resolved in the March 6, 2007, order. T-NETIX will continue to proceed against VAC on its affirmative claims for VAC’s failure to assign its improvements and additions and will continue to vigorously defend against VAC’s claim for attorneys’ fees and VAC’s efforts to reinstate the Agreement on grounds unrelated to the March 6, 2007, order. Trial has been set for July 9, 2007. No evaluation of the likelihood of any outcome or reasonable estimate of range of potential loss can be made at this time.

In May 2005, TIP Systems, LLC and TIP Systems Holdings Co., Inc. (“TIPS”) filed suit in the United States District Court for the Southern District of Texas (Houston Division) against numerous defendants including Evercom, Inc., Evercom Systems, Inc., Evercom Holdings, Inc., T-NETIX, Inc., T-NETIX Telecommunications Service, Inc., and TZ Holdings, Inc. (referred to collectively as “Evercom”) captioned TIP Systems, LLC and TIP Systems Holding Co., Inc. v. Phillips & Brooks/Gladwin, Inc., et al. In TIP Systems, the Evercom Defendants, along with other inmate telecommunications providers, were alleged to have infringed on patents concerning “cord-free” or “hands-free” inmate phone technology. This lawsuit against the Evercom Defendants was dismissed on March 1, 2007, when the Evercom Defendant’s motion for summary judgment was granted on the issue of non-infringement. TIPS has appealed to the United States Court of Appeals for the Federal Circuit. Additionally, the TIP Systems entities have filed a lawsuit captioned TIP Systems, LLC and TIP Systems Holding Co., Inc. v. SBC Operations, Inc., et. al., which was also filed in the Southern District of Texas. Securus Technologies, Inc. is a named party to the suit, which alleges substantially similar allegations concerning patent infringement claims for “cord-free” or “hands-free” inmate phone technology. Securus Technologies denies any wrongdoing and will vigorously defend each and every allegation in the case. No evaluation of the likelihood of any outcome can be made at this time.

In April 2005, T-NETIX, Inc. filed suit in the United States District Court for the Northern District of Texas (Dallas Division) against VAC for patent infringement in the case styled T-NETIX, Inc v. Value-Added Communications, Inc v. Securus Technologies, Inc. VAC filed an answer and a counterclaim in this matter, adding Securus Technologies as a party. VAC seeks declaratory judgments as to non-infringement and invalidity. Discovery is on-going at this time. Trial in this matter is set for March 2008. No evaluation of the likelihood of any outcome can be made at this time.

In November 2005, Securus Technologies, Inc. filed suit in the District Court of Dallas County, Texas, against AGM Telecom Corporation, former employees of various Company affiliates, and related individuals, captioned Securus Technologies, Inc. v. David McEvilly, George McNitt, Thomas Miller, Steven Capitano, Brian Dietert, AGM Telecom Corporation, Christopher McNitt, Robert G. Sargeant, James F. Winstead, Pablo Xiques, Henry Chang, and Mie Mie Chang, alleging, among other things, breach of contract and misappropriation of trade secrets. In the lawsuit, various defendants have counterclaimed for alleged violations of the

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Texas Business & Commerce Code, for disparagement, defamation, and tortious interference. Some defendants moved to stay the case and requested the court compel arbitration of the matter, and some defendants filed special appearances objecting to the court’s jurisdiction. The court has granted some of the defendants’ motion to compel arbitration and to stay the case as to them, and remaining defendants’ motions to compel arbitration and special appearances are set for hearing in June and July 2007. The Company denies any wrongdoing with respect to the alleged counterclaims and will vigorously defend each and every counterclaim asserted by defendants. No evaluation of the likelihood of any outcome can be made at this time.

In February 2006, Evercom and T-Netix were named in a putative class action in Florida federal court captioned Kirsten Salb v. Evercom Systems, Inc., et al. Evercom and its wholly owned billing agent are alleged to have violated the Florida Deceptive and Unfair Trade Practices Act and other common law duties because of the alleged incorrect termination of inmate telephone calls. Plaintiff seeks restitution and compensatory damages on behalf of a class of persons who received inmate calls from Florida correctional sites that are served by Evercom or T-Netix platforms. T-Netix has moved for complete dismissal of all claims, and we await the Court’s decision. In addition, Evercom and T-Netix have moved for summary judgment on all claims, and we await the Court’s decision. No class has been certified yet. At this time, we cannot evaluate the likelihood of any outcome and are unable to reasonably estimate a range of potential loss.

In October 2006, T-NETIX, Inc. and Evercom Systems, Inc., filed suit in the U.S. Federal District Court for the Eastern District of Texas against (i) Global Tel*Link Corporation; (ii) AGM Telecom Corporation; (iii) Inmate Calling Solutions, Inc.; (iv) Encartele, Inc.; (v) TIP Systems, LLC and TIP Systems Holding Company, Inc.; and (vi) FSH Communications, LLC. for patent infringement of several patents related to the inmate correctional services and telecommunications industry by each such defendant. This case is in its early stages and we cannot predict the outcome at this time.

Finally, the FCC has asked for public comment on a proposal from an inmate advocacy group to impose a federal rate cap on interstate inmate calls. This proceeding could have a significant impact on the rates that Evercom, T-Netix and other companies in the inmate telecom business may charge. Although similar proposals have been pending before the FCC for more than three years without action by the agency, this newest proceeding is nonetheless in its early stages, and the outcome cannot be predicted at this time.

NOTE 7 —	GUARANTEES

FASB Staff Position (“FSP”) No. 45-3 amends Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require a guarantor to recognize a liability for the estimated fair value of guarantee obligations entered into after January 1, 2006 and disclosure of the maximum amount that could be paid under the guarantee obligation. In February 2006, we entered into an agreement with a telecommunications vendor, primarily for local and long distance services, whereby we guarantee a minimum purchase commitment over a two to three year period. Management has reviewed the agreements and believes the fair value to be zero. The maximum amount paid under this guarantee totaled $15.0 million at March 31, 2007.

NOTE 8 —	SUBSEQUENT EVENTS

On April 11, 2007, we entered into a Stock Purchase Agreement (“Purchase Agreement”) to acquire all the outstanding capital stock of Syscon Holdings Ltd., a British Columbia company (“Syscon”). Under the Purchase Agreement, the initial purchase price for Syscon’s capital stock is approximately $41 million and 45,604 shares of our Class A common stock, subject to a working capital adjustment. In addition, we will pay an additional $7 million after each of the first three 12 month periods after the closing date if Syscon’s revenues exceed certain thresholds and other certain requirements are met. We expect to close the transaction during the second quarter of 2007.

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
T-NETIX, Inc.:

We have audited the accompanying consolidated statement of operations, stockholders’ equity, and cash flows of T-NETIX, Inc. and subsidiaries for the 62 day period from January 1, 2004 to March 2, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of T-NETIX, Inc. and subsidiaries for the 62 day period from January 1, 2004 to March 2, 2004, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Dallas, Texas

May 12, 2005

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Securus Technologies, Inc.:

We have audited the accompanying consolidated balance sheets of Securus Technologies, Inc. and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the 355 day period from January 12, 2004 (inception) to December 31, 2004 and the years ended December 31, 2005 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Securus Technologies, Inc. and subsidiaries as of December 31, 2005 and 2006, and the results of its operations and its cash flows for the 355 day period from January 12, 2004 (inception) to December 31, 2004 and for the years ended December 31, 2005 and 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

KPMG LLP
Dallas, Texas

March 28, 2007

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2005	2006
	(Amounts in thousands, except share and per share amounts)

ASSETS
Cash and cash equivalents	$2,630	$558
Restricted cash	1,396	1,461
Accounts receivable, net	63,180	64,174
Prepaid expenses	5,659	5,063
Current deferred income tax	7,785	5,155

Total current assets	80,650	76,411
Property and equipment, net	43,862	46,429
Intangibles and other assets, net	104,482	98,873
Goodwill	37,936	37,936

Total assets	$266,930	$259,649

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$46,502	$42,728
Accrued liabilities	37,756	39,395
Deferred revenue and customer advances	5,051	8,801
Current portion of long-term debt	108	—

Total current liabilities	89,417	90,924
Deferred income taxes	9,769	8,262
Long-term debt, net of current portion	197,847	210,642
Other long-term liabilities	1,765	1,694

Total liabilities	298,798	311,522
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.01 stated value; 1,000,000 shares authorized; 597,356 shares issued and outstanding at December 31, 2005; 609,510 shares issued and outstanding at December 31, 2006	5	6
Additional paid-in capital	34,027	34,140
Accumulated deficit	(65,900)	(86,019)

Total stockholders’ deficit	(31,868)	(51,873)

Total liabilities and stockholders’ deficit	$266,930	$259,649

See accompanying notes to consolidated financial statements.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
For the 62 day period from January 1, 2004 to March 2, 2004 (predecessor)
and for the 355 day period from January 12, 2004 (inception) to
December 31, 2004 and the years ended December 31, 2005 and 2006 (successor)

	Predecessor	Successor
	For the 62 Day	For the 355 Day
	Period from	Period from
	January 1,	January 12,	For the	For the
	2004 to	2004 (Inception)	Year Ended	Year Ended
	March 2,	to December 31,	December 31,	December 31,
	2004	2004	2005	2006
	(Amounts in thousands)
Revenue:
Direct call provisioning	$9,651	$120,868	$303,174	$340,420
Solutions services	—	18,466	47,398	45,702
Telecommunication services	7,552	30,341	25,313	13,365
Equipment sales and other	232	3,701	1,321	1,113

Total revenue	17,435	173,376	377,206	400,600
Cost of service (exclusive of depreciation and amortization shown separately below):
Direct call provisioning, exclusive of bad debt expense	6,536	82,823	200,483	226,558
Direct call provisioning bad debt expense	1,594	16,819	38,878	40,830
Solutions expense	—	16,000	37,816	34,235
Telecommunication services	3,126	13,215	11,489	6,425
Cost of equipment sold and other	131	2,026	319	754

Total cost of service	11,387	130,883	288,985	308,802
Selling, general and administrative	3,639	27,515	48,329	52,274
Compensation expense on employee stock options and restricted stock	4,069	—	125	113
Impairment of telecommunication assets	285	50,585	—	—
Gain on sales of assets	—	(274)	(4)	—
Employee severance	—	3,127	633	—
Loss on debt extinguishment	1,239	2,802	—	—
Depreciation and amortization	1,649	13,157	23,856	30,258

Total operating costs and expenses	22,268	227,795	361,924	391,447

Operating income (loss)	(4,833)	(54,419)	15,282	9,153
Transaction fees and expenses	5,365	987	—	—
Interest and other expenses, net	2,191	14,001	26,608	27,811

Loss before income taxes	(12,389)	(69,407)	(11,326)	(18,658)

Income tax expense (benefit)	(2,575)	(12,659)	(2,174)	1,461

Net loss	$(9,814)	$(56,748)	$(9,152)	(20,119)

See accompanying notes to consolidated financial statements.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the 62 day period from January 1, 2004 to March 2, 2004 (predecessor)
and for the 355 day period from January 12, 2004 (inception) to
December 31, 2004 and the years ended December 31, 2005 and 2006 (successor)

					Accumulated
			Additional		Other	Total
	Common		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity (Deficit)
	(Amounts in thousands)

Predecessor Balances at December 31, 2003	15,052	$150	$43,987	$(8,928)	$(56)	$35,153
Recognition of hedge liability on termination	—	—	—	—	56	56
Net loss (January 1 to March 2, 2004)	—	—	—	(9,814)	—	(9,814)

Predecessor Balance March 2, 2004	15,052	150	43,987	(18,742)	—	25,395

Capital contributed by TZ Holdings, Inc. (note 2)	1	—	20,000	—	—	20,000
Issuance of common stock	560	5	10,995	—	—	11,000
Warrants issued in conjunction with subordinated debt	—	—	2,907	—	—	2,907
Net loss (January 12 to December 31, 2004)	—	—	—	(56,748)	—	(56,748)

Successor Balance at December 31, 2004	561	5	33,902	(56,748)	—	(22,841)
Issuance of common stock	36	—	—	—	—	—
Stock based compensation	—	—	125	—	—	125
Net loss	—	—	—	(9,152)	—	(9,152)

Balance at December 31, 2005	597	5	34,027	(65,900)	—	(31,868)
Stock based compensation	—	—	113	—	—	113
Issuance of Common Stock	13	1	—	—	—	1
Net loss	—	—	—	(20,119)	—	(20,119)

Balance at December 31, 2006	610	$6	$34,140	$(86,019)	$—	$(51,873)

See accompanying notes to consolidated financial statements.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the 62 day period from January 1, 2004 to March 2, 2004 (predecessor)
and for the 355 day period from January 12, 2004 (inception) to
December 31, 2004 and the years ended December 31, 2005 and 2006 (successor)

	Predecessor	Successor
	For the 62 Day	For the 355 Day
	Period from	Period from
	January 1,	January 12,	For the	For the
	2004 to	2004 (Inception)	Year Ended	Year Ended
	March 2,	to December 31,	December 31,	December 31,
	2004	2004	2005	2006
	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net loss from continuing operations	$(9,814)	$(56,748)	$(9,152)	$(20,119)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities from continuing operations:
Depreciation and amortization	1,649	13,157	23,856	30,258
Impairment of telecommunication assets	285	50,585	—	—
Deferred income taxes	(2,575)	(12,659)	(2,368)	1,123
Conversion of interest paid “in kind” to secured subordinated notes	—	3,035	7,629	9,011
Gain on sale of fixed assets	—	(274)	(4)	—
Equity (income) loss from unconsolidated affiliate	27	(83)	(231)	(354)
Transaction costs	5,365	(5,525)	—	—
Accretion of discount on subordinated notes payable	384	—	—	—
Stock based compensation	—	—	125	113
Loss on debt extinguishment	1,239	2,802	—	—
Amortization of deferred financing costs and debt discounts	—	848	1,340	1,550
Changes in operating assets and liabilities, net of effects of acquisitions:
Restricted cash	—	(1,347)	(49)	(65)
Accounts receivable	(3,298)	(9,754)	4,318	(994)
Prepaid expenses and other current assets	(3,650)	2,954	(1,093)	596
Other assets	(3,302)	1,466	62	(727)
Accounts payable	915	10,945	(865)	(6,630)
Accrued liabilities	8,970	(1,160)	(6,264)	5,318

Net cash provided by (used in) operating activities from continuing operations	$(3,805)	$(1,758)	$29,832	$19,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment and intangible assets	$(562)	$(12,356)	$(26,327)	$(27,176)
Proceeds from sale of assets	—	274	—	—
Dividends received from affiliated company	—	—	—	50
Purchase of T-Netix stock and repayment of T-Netix debt in connection with merger, net of cash acquired	—	(70,238)	—	—
Purchase of Evercom stock and repayment of Evercom debt in connection with merger, net of cash acquired	—	(130,746)	—	—

Net cash used in investing activities	$(562)	$(213,066)	$(26,327)	$(27,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from second-priority senior secured notes	$—	$150,383	$—	$—
Proceeds from senior subordinated notes	—	40,000	—	—
Cash overdraft	—	8,326	(1,598)	2,856
Net advances on revolving credit facility	—	5,126	—	3,225
Payments on T-Netix senior secured term note (old)	(875)	—	—	—
Debt issuance costs	—	(11,080)	(1,039)	—
Redemption warrants in connection with merger	—	(941)	—	—
Payments on other debt	(5)	(68)	(117)	(108)
Proceeds from issuance of T-Netix senior secured notes, net of payments	—	35,353	—	—
Proceeds from issuance of T-Netix secured subordinated notes	—	26,000	—	—
Proceeds from issuance of common stock	—	31,000	—	1
Payment of long-term debt in connection with merger	—	(67,396)	—	—

Net cash provided by (used in) financing activities	$(880)	$216,703	$(2,754)	$5,974

Increase (decrease) in cash and equivalents	$(5,247)	$1,879	$751	$(2,072)
Cash and cash equivalents at beginning of period	22,875	—	1,879	2,630

Cash and cash equivalents at end of period	$17,628	$1,879	$2,630	$558

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$643	$9,008	$17,240	$17,483

Income taxes	$43	$213	$—	$266

NONCASH FINANCING AND INVESTING ACTIVITIES:
Detachable stock purchase warrants issued	$—	$2,907	$—	$—

Accrued acquisition costs	$—	$2,500	$—	$—

Leasehold improvements	$—	$—	$1,800	$—

See accompanying notes to consolidated financial statements.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Securus Technologies, Inc. and subsidiaries (the “Company”) provides inmate telecommunications services to correctional facilities operated by city, county, state and federal authorities and other types of confinement facilities in 48 states. The Company was incorporated in Delaware on January 12, 2004, and effective March 3, 2004 and September 9, 2004, the Company acquired, as further explained in Note 2, all of the outstanding equity interests of T-Netix, Inc. (“T-Netix”) and Evercom Holdings, Inc. (“Evercom”), respectively. For accounting purposes, T-Netix has been deemed the predecessor to the Company. Therefore, the results disclosed herein for comparative purposes marked predecessor are those of T-Netix.

(a)	Basis of presentation

As a result of the acquisitions of T-Netix and Evercom, the consolidated statement of operations, cash flows, and stockholders’ equity for the period January 1, 2004 to March 2, 2004 are those of the predecessor, T-Netix. The consolidated statement of operations, cash flows, and stockholders’ equity (deficit) for the period January 12, 2004 to December 31, 2004 represent the results of the Company subsequent to the acquisitions of T-Netix on March 3, 2004 and Evercom on September 9, 2004, as do the consolidated balance sheets and statements of operations, cash flows, and stockholders’ equity (deficit) for the fiscal periods ending December 31, 2005 and December 31, 2006.

During the periods presented, the Company had four reportable segments: Direct Call Provisioning, Solutions Services, Telecommunications Services, and Equipment Sales.

In the Direct Call Provisioning segment, the Company accumulates call activity from its various installations and bills revenue related to this call activity through major local exchange carriers (“LECs”) or through third-party billing services for smaller volume LECs, all of which are granted credit in the normal course of business with payment terms between 30 to 60 days. The Company performs ongoing customer credit evaluations and maintains allowances for unbillable and uncollectible amounts based on historical experience. The Company also generates a significant amount of its Direct Call Provisioning revenues on a prepaid basis. Deferred revenue is recorded for customer prepayments prior to usage.

In the Solutions Services segment, the Company provides validation, fraud and bad debt management, and billing services to other telecommunications service providers such as Global Tel*Link and Embarq. In providing Solutions Services, the Company typically assumes all risk of bad debt associated with its customers’ inmate telecommunications revenues and all costs of billing and collection. In return, the Company earns a fee generally based on a percentage of the providers’ gross customer revenues generated from their inmate telecommunications businesses.

In the Telecommunications Services segment, the Company provides inmate telecommunication software and equipment for correctional facilities, including security-enhanced call processors and call validation and bill processing systems for inmate calling. Depending upon the contractual relationship at the site and the type of customer, the Company provides these products and services through service agreements with other telecommunications services providers, such as Global Tel*Link, AT&T (formerly SBC) and Embarq. Under these agreements, the Company generates revenue over a specified contract term. In addition, the Company sells inmate call processing systems to certain telecommunication providers and in these cases records Equipment Sales revenue and related cost of goods sold when revenue is earned.

(b)	Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, T-Netix, Inc. and Evercom Holdings, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated statement of operations and cash flows for the 62 day period from January 1, 2004 to March 2, 2004 are for T-Netix and its

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiaries and represent the predecessor basis of accounting (“Old T-Netix”). The accompanying consolidated balance sheets as of December 31, 2005, December 31, 2006, the results of operations and cash flows for the 355 day period from January 12 through December 31, 2004 and for the years ending December 31, 2005 and 2006 are for the Company and represent the stepped up successor basis of accounting (“New T-Netix” and “New Evercom”).

(c)	Liquidity

Management believes that borrowings available through the revolving credit facility and cash expected to be generated from operations will be adequate to meet the Company’s financing needs for the foreseeable future. In the event that cash in excess of the amounts generated from operations and available under the revolving credit facility is required to fund the Company’s operations, management will be required to reduce or eliminate discretionary capital expenditures, further reduce or eliminate discretionary selling, general, and administrative cost, or to sell or close certain operations.

(d)	Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates include the valuation allowances for receivables, the carrying amount for property and equipment, goodwill, intangible and other assets, and deferred income taxes. Actual results could differ from those estimates.

(e)	Risks and uncertainties

The Company generated approximately 10% of its revenue from its largest customer for the year ended December 31, 2006. The loss of this major customer could adversely affect operating results of the Company. Thirty three percent (33%) of the Company’s telecommunications segment revenue was generated from this customer for the year ended December 31, 2006. Seventy seven percent (77%) of the Company’s solutions segment revenue was generated from this customer for the year ended December 31, 2006. In 2004, the Company became aware of the intentions by its largest customer to exit the inmate telecommunications market. The Company also became aware that a second customer, which was its largest customer in its telecommunications services reporting segment, also intended to exit the inmate telecommunications market. As a result, the Company recorded a non-cash impairment charge in 2004 as further explained in Note 3. These two customers did exit the inmate telecommunications market in 2005 by selling their businesses to Securus competitors. As a result, and through communication with these competitors, the Company believes it is likely that they will eliminate Securus’ services as the underlying contracts come up for renewal over the next several years. The Company had no customers that provided over 10% of its revenue during the years ended December 31, 2005 and December 31, 2006.

(f)	Cash and cash equivalents and restricted cash

Cash equivalents consist of highly liquid investments, such as certificates of deposit and money market funds, with original maturities of 90 days or less. Additionally, restricted cash accounts represent amounts established for the benefit of certain customers in the event the Company does not perform under the provisions of the respective underlying contract with these customers. Restricted cash was $1.4 million at December 31, 2005 and $1.5 million at December 31, 2006.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	Trade accounts receivable

Trade accounts receivable are recorded at the invoice amount and do not bear interest. Trade accounts receivable represent amounts billed or that will be billed for calls placed through the Company’s telephone systems. The majority of these receivables are billed using various LECs or third-party billing services and are reported net of an allowance for unbillable and uncollectible calls for estimated chargebacks to be made by the LECs and clearinghouses. The Company maintains allowance for doubtful accounts for estimated losses resulting from a customer’s inability to make payments on accounts and is net of amounts held by the LECs for estimated charge backs. The Company analyzes the collectibility of a majority of its accounts receivable based on a 12-month average of historical collections. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company’s policy is to write-off accounts after 180 days, or after all collection efforts have failed.

The following table includes the activity related to the Company’s allowance for doubtful accounts (in thousands):

	For the 355 Period
	from January 12,	For the	For the
	(Inception) to	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006

Balance beginning of period	$—	$13,232	$19,402
Opening balance of acquired business	12,107	—	—
Additions charged to expense	25,859	62,069	62,091
Accounts written-off	(24,734)	(55,899)	(66,448)

Balance at end of period	$13,232	$19,402	$15,045

(h)	Fair Value of financial instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosure about Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, receivables, accounts payable, and accrued liabilities, approximate fair value due to their short maturities. Carrying amounts and estimated fair value of debt are presented in Note 6.

(i)	Concentrations of credit risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company’s revenue is primarily concentrated in the United States in the telecommunications industry. The Company had trade accounts receivable that comprised 49% (three telecommunication service providers) of trade accounts receivable at December 31, 2006. The Company does not require collateral on accounts receivable balances and provides allowances for potential credit losses. An allowance for doubtful accounts has been established based on historical experience and management’s evaluation of collectibility of outstanding accounts receivable at the end of the accounting period.

(j)	Property and equipment

Property and equipment is stated at cost and includes costs necessary to place such property and equipment in service. Major renewals and improvements that extend an asset’s useful life are capitalized, while repairs and maintenance are charged to operations as incurred. Construction in progress represents the cost of material purchases and construction costs for telecommunications hardware systems in various stages of completion. The Company capitalizes interest costs associated with major construction projects based on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the effective interest rate on aggregate borrowings. The Company capitalized interest of $0.2 million for the year ended December 31, 2006. No interest was capitalized for the 355 day period from January 12, 2004 to December 31, 2004 and for the year ended December 31, 2005.

Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 5 years for telecommunications equipment and office equipment. No depreciation is recorded on construction in progress until the asset is placed in service (See Note 13, Subsequent Events).

(k)	Goodwill and intangible and other assets

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Intangible and other assets include acquired operating contracts and customer agreements, capitalized computer software, patents and license rights, patent application costs, trademarks, trade names and other intellectual property, capitalized loan costs, deposits and long-term prepayments and other intangible assets. The Company capitalizes contract acquisition costs representing up-front payments required by customers as part of the competitive process to award a contract. These capitalized costs are included in operating contracts and customer agreements and are commonly referred to as signing bonuses in the industry.

The Company performs an annual impairment test of goodwill and other intangible assets with indefinite useful lives as of the last day of each fiscal year in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This test is a two-step process and requires goodwill to be allocated to the Company’s reporting units. The Company defines its reporting units to be the same as the reportable segments (see Note 7). In the first step, the fair value of the reporting unit is compared with the carrying value of the reporting unit. If the fair value of the reporting unit is less than the carrying value, a goodwill impairment may exist and the second step of the test is performed. In the second step, the implied fair value of the goodwill is compared with the carrying value of the goodwill. An impairment loss is recognized to the extent that the carrying value of the goodwill exceeds the implied fair value of the goodwill. The Company recognizes an impairment loss by reducing the carrying value of the asset to its estimated fair value.

The Company also reviews its intangible assets and other long-lived assets for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In reviewing for impairment, the Company compares the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and the respective carrying values.

As a result of the Company’s annual impairment testing, and in light of two of its largest customers exiting the inmate telecommunications business, the Company recorded an impairment loss as of December 31, 2004 as further explained in Note 3.

Amortization is computed on the straight-line basis over 3 to 12 years for operating contracts and customer agreements and patents and license rights. The weighted average amortization period for all of the Company’s intangible assets as of the year ended December 31, 2006 subject to amortization is 9 years. Amortization expense was $0.1 million, $5.1 million, $13.1 million, and $16.5 million for the 62 day period from January 1, 2004 to March 2, 2004, for the 355 day period from January 12, 2004 to December 31, 2004, and for the years ended December 31, 2005 and 2006, respectively.

The acquisitions of T-Netix and Evercom have been accounted for using the purchase method of accounting pursuant to SFAS No. 141, Accounting for Business Combinations. As a result, the Company’s costs of acquiring T-Netix and Evercom have been allocated to the assets acquired and liabilities assumed based upon estimated fair values (see Note 2). The purchase price allocations resulted in the initial recording

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of $70.6 million of goodwill (See Note 5). None of the goodwill is currently deductible for income tax purposes. Under applicable accounting principles generally accepted in the United States of America, the new basis of accounting for the Company is “pushed down” to the subsidiary companies, T-Netix and Evercom. Therefore, T-Netix’s and Evercom’s financial position and operating results subsequent to March 2, 2004 and September 8, 2004, respectively, reflect a new basis of accounting and are not comparable to prior periods. In addition, the tax bases are carried over from both T-Netix and Evercom as a result of the acquisitions.

(l)	Impairment of long-lived assets

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(m)	Investments in affiliated companies

Investment in the common stock of Accudata Technologies Inc., an affiliated company owned 50% by the Company, is accounted for by the equity method, and is included in the consolidated balance sheet as “Intangibles and other assets, net” at December 31, 2006. Equity in the results of operations were nil, $0.1 million, $0.2 million, and $0.4 million for the 62 day period from January 1, 2004 to March 2, 2004, for the 355 day period from January 12, 2004 to December 31, 2004, for the year ended December 31, 2005, and for the year ended December 31, 2006, respectively, and is included in the consolidated statements of operations as “Interest and other expenses, net.”

Beginning with the Company’s adoption of SFAS No. 142, the excess of cost of the stock of those affiliates over the Company’s share of their net assets at the acquisition date was recognized as goodwill and is not being amortized. The Company would recognize a loss when there is a loss in value in the equity method investment, which is other than a temporary decline.

(n)	401(k) plan

The Company sponsors a 401(k) savings plan for the benefit of eligible full-time employees. This plan is a qualified benefit plan in accordance with the Employee Retirement Income Security Act (“ERISA”). Employees participating in the plan can generally make contributions to the plan of up to 15% of their compensation. The plan provides for discretionary matching contributions by the Company of up to 50% of an eligible employee’s contribution for the first 6%. Matching contributions and plan expenses were $0.1 million, $0.5 million, $0.5 million, and $0.5 million for the 62 day period from January 1, 2004 to March 2, 2004, for the 355 day period from January 12, 2004 to December 31, 2004 and for the years ended December 31, 2005 and 2006, respectively.

(o)	Income taxes

The Company accounts for incomes taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date.

(p)	Stock-based compensation

Prior to January 1, 2006, the Company utilized the intrinsic-value method as provided by Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, in accounting for its stock options and restricted stock plans and provides pro forma disclosure of the compensation expense determined under the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

Old T-Netix utilized the intrinsic-value method as provided by APB Opinion No. 25 in accounting for its stock option plans and provides pro forma disclosure of the compensation expense determined under the fair value provisions of SFAS No. 123, as amended by SFAS No. 148. Accordingly, Old T-Netix did not recognize compensation expense upon the issuance of its stock options because the option terms were fixed and the exercise price equaled the market price of Old T-Netix’s common stock on the date of grant.

The following table displays the effect on net earnings had the fair value method been applied during each period presented (in thousands):

	Predecessor	Successor
	For the 62 Day	For the 355 Day
	Period from	Period from
	January 1,	January 12,
	2004	2004
	to March 2,	to December 31,
	2004	2004
Net loss applicable to common stockholders, as reported:	$(9,814)	$(56,748)
Less: Stock-based compensation excluded from reported net earnings, net of tax	98	6

Pro forma net loss	$(9,912)	$(56,754)

The following weighted-average assumptions were used to determine the fair value of stock options granted:

	Predecessor	Successor
	For the 62 day	For the 355 day
	Period from	Period from
	January 1,	January 12,
	2004	2004
	to March 2,	to December 31,
	2004	2004
Dividend yield	—	—
Expected volatility	37.8%	20%
Average expected option life	5.4 year	1 year
Risk free interest rate	2.8%	2.09%

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because Old T-Netix employee stock options had characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. All outstanding options as of December 31, 2004 expired in 2005.

On January 1, 2006, the Company adopted SFAS No. 123R “Share-Based Payment”, which requires share-based compensation to be recognized based on the grant date estimated fair value of each award, net of estimated cancellations, over the employee’s requisite service period, which is generally the vesting period of the equity grant. The Company elected to adopt SFAS No. 123R using the modified prospective method, which requires compensation expense to be recorded for all unvested share-based awards beginning in the first quarter of adoption. Accordingly, the prior period presented in this Form 10-K has not been restated to reflect the fair value method of expensing stock options. Also, because the value used to measure compensation expense for unvested shares is the same for APB Opinion No. 25 and SFAS No. 123R, the adoption of SFAS No. 123R did not have a material impact on the Company’s operating income, loss before income taxes, net loss, or cash flows from operations or financing.

The Company recorded compensation expense of $4.1 million, nil, $0.1 million, and $0.1 million for the 62 day period from January 1, 2004 to March 2, 2004, the 355 day period from January 12, 2004 to December 31, 2004, and for the years ended December 31, 2005 and 2006 respectively, related to purchases of restricted stock by certain executives and members of the board of directors (See Note 9).

(q)	Revenue recognition

Revenues related to collect and prepaid calling services generated by the direct call provisioning segment are recognized during the period in which the calls are made. In addition, during the same period, the Company accrues the related telecommunication costs for validating, transmitting, billing and collection, and line and long distance charges, along with commissions payable to the facilities and allowances for unbillable and uncollectible calls, based on historical experience.

Revenues related to the telecommunication services and solutions services segments are recognized in the period in which the calls are processed through the billing system, or when equipment and software is sold. During the same period, the Company accrues the related telecommunications costs for validating, transmitting, and billing and collection costs, along with allowances for unbillable and uncollectible calls, as applicable, based on historical experience.

The Company applies Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus net as an Agent. Based on this consensus, all revenues related to the Telecommunications Services and Solutions Services segments are presented in the statement of operations at the net amount. In the case of Solution Services, this is the amount charged to the end user customer less the amount paid to the inmate telecommunication provider.

The Company applied EITF Issue No. 01-13, Income Statement Display of Business Interruption Insurance Recoveries, for a $0.5 million business interruption insurance settlement in 2006 related to Hurricane Katrina.

(r)	Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, requires that certain items such as foreign currency translation adjustments and unrealized gains and losses on certain derivative instruments classified as a hedge be presented as separate components of shareholders’ equity. Total comprehensive loss for the 62 day period from January 1, 2004 to March 31, 2004, for the 355 day period from January 12, 2004 to December 31, 2004, for the year ended December 31, 2005 and December 31, 2006 was $9.8 million, $56.7 million, $9.1 million, and $20.1 million, respectively. Other comprehensive income or loss for all periods presented was not significant to the financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other comprehensive income or loss for all periods presented was not significant to the financial statements.

(s)	Commitments and contingencies

Liabilities for loss contingencies, not within the scope of SFAS No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. Legal fees related to loss contingencies are expensed as services are received.

(t)	Guarantees

FASB Staff Position (“FSP”) No. 45-3 amends Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to require a guarantor to recognize a liability for the estimated fair value of guarantee obligations entered into after January 1, 2006 and disclosure of the maximum amount that could be paid under the guarantee obligation. In February 2006, the Company entered into an agreement with a telecommunications vendor, primarily for local and long distance services, whereby the Company guarantees a minimum purchase commitment over a two to three year period. Management has reviewed the agreements and believes the fair value to be zero. The maximum amount paid under this guarantee totaled $15.0 million at December 31, 2006.

(u)	Recently issued accounting pronouncements

In November 2005, the FASB issued FASB Staff Position No. FIN 45-3 (FSP FIN 45-3), Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners, which is effective for new minimum revenue guarantees issued or modified on or after the beginning of the first fiscal quarter following the date FSP FIN 45-3 was issued. FSP FIN 45-3 amends FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others to include guarantees granted to a business that the revenue of the business for a specified period of time will be at least a specified minimum amount under its recognition, measurement and disclosure provisions. This interpretation was effective for the Company on January 1, 2006 at which time the Company adopted the standard. The adoption of this statement did not have a material impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements. SAB 108 addresses the views of the SEC staff regarding the process of quantifying financial statements misstatements. SEC registrants are expected to reflect the effects of initially applying the guidance in SAB 108 in their annual financial statements covering the first fiscal year ending November 15, 2006. The cumulative effect of the initial application should be reported in the carrying amounts of assets and liabilities as of the beginning of that fiscal year and the offsetting adjustment should be made to the opening balance of retained earnings for that year. We adopted the interpretations in SAB 108 in the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on the consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is effective for voluntary changes in accounting principles made in fiscal years beginning after December 15, 2005. SFAS No. 154 replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 requires that voluntary changes in accounting principles be applied on a retrospective basis to prior period financial statements and eliminates the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of APB No. 20 that cumulative effects of voluntary changes in accounting principles be recognized in net income in the period of change. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In July 2006, FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109, which clarifies the accounting and disclosure for uncertainty in tax positions, as defined, recognized in an entity’s financial statements in accordance with SFAS No. 109. It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We will be required to adopt this initiative in the first quarter of fiscal 2007. The Company does not believe that this interpretation will have a significant impact on its consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This new standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The new standard is effective for financial statements for the fiscal years beginning after November 15, 2007, and interim periods within those years. The provisions of the new standard are to be applied prospectively for most financial instruments and retrospectively for others as of the beginning of the fiscal year in which the standard is initially applied. We will be required to adopt this new standard in the first quarter of 2008. We are currently evaluating the requirements of Statement No. 157 and have not yet determined the impact on our consolidated financial statements.

In June of 2006 the FASB issued EITF Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation).

The Task Force reached a consensus that the scope of this Issue includes any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, and may include, but is not limited to, sales, use, value added, and some excise taxes. Tax schemes excluded from this Issue are those based on gross receipts and taxes imposed during the inventory procurement process. The presentation of revenues on either a gross or a net basis is an accounting policy decision that should be disclosed under APB Opinion No. 22. The Company’s policy is to report revenues using a net presentation. We will include this information in our footnote disclosure in the first quarter of fiscal 2007.

(v)	Reclassification

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation.

(w)	Derivative financial instruments

The Company accounts for its derivatives under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that all derivative financial instruments that qualify for hedge accounting be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in fair value of derivative financial instruments is recognized through stockholders’ equity, as a component of comprehensive income.

(2)	MERGERS AND ACQUISITIONS

T-Netix announced on January 22, 2004 that it had entered into a definitive agreement with TZ Holdings, Inc. (“TZ Holdings”) and TZ Acquisition, Inc., a wholly-owned subsidiary of TZ Holdings, providing for the acquisition of T-Netix for $4.60 in cash per share of common stock. TZ Holdings was a newly formed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

corporation principally owned by H.I.G. Capital, LLC (“H.I.G.”), a Miami, Florida-based private equity firm. As of August 6, 2004, TZ Holdings, Inc. changed its name to Securus Technologies, Inc. (“Securus Technologies”). The acquisition was effected by a first step cash tender offer for all of T-Netix’s outstanding common stock. The tender offer commenced on February 5, 2004 and was completed on March 3, 2004. The tender offer was followed by a merger in which stockholders whose shares were not acquired in the tender offer received $4.60 per common share in cash. The acquisition was funded with $70.0 million in borrowings under T-Netix’s credit facility, $20.0 million of equity funding from TZ Holdings and T-Netix’s available cash resources. Effective March 4, 2004, the common stock of T-Netix was delisted from the NASDAQ National Market and T-Netix is now a privately-held, wholly-owned subsidiary of the Company. Accordingly, earnings per share data is not shown.

The total purchase price for T-Netix was $87.9 million representing the purchase of all outstanding common stock, including liabilities assumed as detailed below. The total purchase price for T-Netix has been allocated as follows (in thousands):

Purchase price calculations:
Payment for tendered shares	$69,241
Payment of former credit facility	18,625

Total acquisition costs	$87,866

Allocation of purchase price:
Current assets	$40,814
Accounts payable and accrued liabilities	(29,340)
Deferred income tax	(14,878)
Property and equipment, net	16,636
Goodwill	30,233
Patents and license rights	21,000
Operating contracts and customer agreements	14,800
Other Assets	8,601

Total Allocation	$87,866

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 10, 2004, the Company formed a new wholly-owned subsidiary, New Mustang Acquisition, Inc. (“Mustang”), and entered into an agreement and plan of merger (the “Plan”) with Evercom. The Plan provided for the acquisition by Mustang of all of the outstanding common stock of Evercom for $14.50 in cash per common share. The Plan was consummated on September 9, 2004. The total purchase price for Evercom was $132.4 million, including assumed liabilities. The total purchase price for Evercom has been allocated as follows (in thousands):

Purchase price calculations:
Payment for tendered shares	$87,045
Payment of former credit facility	38,061
Transaction costs paid or accrued	4,650
Accrued severance and integration costs	2,692

Total acquisition costs	$132,448

Allocation of purchase price:
Current assets	$46,497
Accounts payable and accrued liabilities	(47,649)
Deferred income tax	(13,275)
Property and equipment, net	25,581
Goodwill	40,398
Patents and license rights	15,200
Operating contracts and customer agreements	64,956
Other Assets	740

Total Allocation	$132,448

As a result of the change in control, U.S. generally accepted accounting principles (“GAAP”) requires acquisitions by the Company to be accounted for as a purchase transaction in accordance with SFAS No. 141, Business Combinations. U.S. GAAP requires the application of “push down accounting” in situations where the ownership of an entity changes, meaning that the post-transaction financial statements of the acquired entities (i.e., T-Netix and Evercom) reflect the new basis of accounting in accordance with SAB No. 54. Accordingly, the financial statements as of December 31, 2005 and 2006 and for the 355 day period from January 12, 2004 to December 31, 2004, and for the years ended December 31, 2005 and 2006 reflect the Company’s stepped-up basis resulting from the acquisitions that has been pushed down to T-Netix and Evercom. The aggregate purchase price has been allocated to the underlying assets and liabilities of T-Netix and Evercom based upon the respective estimated fair values at March 3, 2004 and September 9, 2004, respectively (the acquisition dates). Carryover basis accounting applies for tax purposes. All financial information presented prior to March 3, 2004 represents predecessor basis of accounting.

Intangible assets acquired in the T-Netix and Evercom acquisitions totaled $116.0 million, of which $7.5 million represents the value of trademarks that are not subject to amortization. The remaining $108.5 million represents acquired patents, licenses, contracts and software costs that will be amortized over the next 3 to 12 years.

The purchase price allocations resulted in $70.6 million of goodwill. Goodwill recorded in the purchase price allocations represents the value the Company paid for T-Netix and Evercom as a result of its assessment of the future prospects for growth of these businesses. None of the goodwill is deductible for income tax purposes. Furthermore, in accordance with SFAS No. 142, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

associated, are performed as of December 31 each year. Losses, if any, resulting from impairment tests will be reflected in operating income in the consolidated statement of operations.

(3)	IMPAIRMENT

Under the requirements of SFAS No. 142, the Company completed its annual impairment test for goodwill on December 31, 2004. The Company also learned in late December 2004 that its two largest telecommunications services customers, AT&T and Verizon, and its largest solutions services customer, AT&T, determined to exit the inmate telecommunications business. As a result of these announcements, management anticipated that telecommunications services revenues and solutions services revenues would decline significantly over the next several years. In the course of completing the evaluation, the

Company determined that an impairment indicator required further analysis to be performed under the provisions of SFAS No. 144.

As a result of these factors, the Company recognized a $50.6 million non-cash impairment charge in December 2004 that was comprised of the following components (in thousands):

	Telecom	Solutions
	Services	Services	Total

Telecommunications equipment	$3,928	—	3,928
Patents and trademarks	11,835	4,367	16,202
Acquired contract rights	5,707	1,413	7,120
Intangibles and other assets	2,917	—	2,917
Goodwill	20,418	—	20,418

Total non-cash impairment charge	44,805	5,780	50,585

The Company employed a third party to assist in the estimation of the fair values used in the determination of the impairment. The Company, with the help of the consultant, applied widely-used and accepted valuation techniques, such as discounted cash flows of future estimated activity, to develop the fair value estimates and the resulting impairment charge. See Note 5 for additional information on the goodwill impairment.

In March 2004, the fair market value of a query transport service agreement was determined to be nil and a $0.3 million impairment charge was recorded in the Predecessor operating results during the 62 day period from January 1, 2004 to March 2, 2004. This determination was reached based on current market conditions and on T-Netix’s lack of success in marketing these rights to others.

(4)	BALANCE SHEET COMPONENTS

Accounts receivable consist of the following at December 31 (in thousands):

	2005	2006

Accounts receivable, net:
Trade accounts receivable	$78,614	$75,045
Advanced commissions receivable	3,815	3,306
Other receivables	153	868
	82,582	79,219

Less: Allowance for doubtful accounts	(19,402)	(15,045)

	$63,180	$64,174

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Direct call provisioning bad debt expense for the 62 day period from January 1, 2004 to March 2, 2004 was $1.6 million, or 16.5%, of direct call provisioning revenue of $9.7 million. Direct call provisioning bad debt expense for the 355 day period from January 12, 2004 to December 31, 2004 was $16.8 million, or 13.9%, of direct call provisioning revenue of $120.9 million. For the year ended December 31, 2005, direct call provisioning bad debt expense was $38.9 million or 12.8% of direct call provisioning revenue of $303.2 million. For the year ended December 31, 2006, direct call provisioning bad debt expense was $40.8 million or 12.0% of direct call provisioning revenue of $340.4 million.

At December 31, 2005 and December 31, 2006, the Company had advanced commissions to certain facilities totaling $3.9 million and $3.3 million, respectively, which are recoverable from such facilities as a reduction of earned commissions for specified monthly amounts. Amounts included in accounts receivable represent the estimated recoverable amounts during the next fiscal year.

Property and equipment consists of the following at December 31 (in thousands):

	2005	2006

Property and equipment, net:
Telecommunications equipment	$37,815	$47,420
Leasehold improvements	3,248	3,400
Construction in progress	6,624	6,727
Office equipment	9,322	13,842

	57,009	71,389
Less: Accumulated depreciation and amortization	(13,147)	(24,960)

	$43,862	$46,429

Intangibles and other assets consist of the following at December 31 (in thousands):

	2005
	Gross			Weighted
	Carrying	Accumulated		Average
	Value	Amortization	Net	Life

Patents and trademarks	$18,324	$(2,439)	$15,885	10.6
Deferred financing costs	9,022	(1,063)	7,959	7.3
Capitalized software development costs	13,416	(3,510)	9,906	4.0
Acquired contract rights	79,407	(10,871)	68,536	10.8
Deposits and long-term prepayments	1,413	—	1,413
Other	783	—	783

	$122,365	$(17,883)	$104,482

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006
	Gross			Weighted
	Carrying	Accumulated		Average
	Value	Amortization	Net	Life

Patents and trademarks	$19,115	$(4,574)	$14,541	10.2
Deferred financing costs	9,022	(2,054)	6,968	7.3
Capitalized software development costs	18,633	(6,975)	11,658	4.3
Acquired contract rights	83,637	(20,773)	62,864	10.5
Deposits and long-term prepayments	1,755	—	1,755
Other	1,087	—	1,087

	$133,249	$(34,376)	$98,873

At December 31, 2005 and 2006, the carrying amount of trademarks assigned to patents and trademarks that were not subject to amortization was $3.0 million.

Amortization expense related to intangibles and other assets was $0.1 million, $5.1 million, $13.1 million, and $16.5 million for the 62 day period from January 1, 2004 to March 2, 2004, for the 355 day period from January 12, 2004 to December 31, 2004, for the year ended December 31, 2005, and for the year ended December 31, 2006, respectively. Estimated amortization expense related to intangibles and other assets, excluding deferred finance costs, for each of the next five years through December 31, 2011 and thereafter is summarized as follows (in thousands):

Year Ended December 31:
2007	$16,242
2008	12,075
2009	10,652
2010	9,210
2011	7,549
Thereafter	33,335

$89,063

Accrued liabilities consist of the following at December 31 (in thousands):

	2005	2006

Accrued liabilities:
Accrued expenses	$23,943	$26,395
Accrued compensation	5,258	6,066
Accrued severance and exit costs	668	111
Accrued taxes	2,190	1,026
Accrued interest and other	5,697	5,797

	$37,756	$39,395

In conjunction with the acquisition of Evercom, the Company adopted a plan to consolidate T-Netix and Evercom operations, terminate redundant employees, and exit certain leased premises. As a result, the Company recorded a liability of $2.5 million for these costs during 2004. Of this amount, $0.8 million was capitalized as part of the Evercom purchase price representing severance for Evercom employees identified by the plan. The plan was formulated by the Company between July and September 2004 and was completed as

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of June 30, 2005. Approximately 70 employees were terminated under the plan. Between September 9, 2004 and December 31, 2004, the Company paid $0.5 million.

During the year ended December 31, 2005, the Company entered into separation agreements with certain executives. As a result of SFAS No. 88. Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, the Company accrued approximately $0.6 million related to severance payment for these executives. Accrued severance and exit costs as of December 31, 2006 consists of the following (in thousands):

	Severance &	Leased Facility &
	Related Costs	Other Costs	Total

Balance at December 31, 2004	$1,754	$199	$1,953
Additions	643	—	643
Payments	(1,840)	(88)	(1,928)

Balance at December 31, 2005	557	111	668
Payments	(557)	—	(557)

Balance at December 31, 2006	$—	$111	$111

The remaining leased facility and other costs reserve is expected to be utilized in 2007.

(5)	GOODWILL

The Company performed annual impairment tests as of December 31, 2004, 2005, and 2006. As a result of the annual impairment testing and recent customer developments, the Company recognized a $50.6 million non-cash impairment on December 31, 2004, of which $20.4 million represented goodwill, as further discussed in Note 3. No impairment was recorded as a result of the testing performed at December 31, 2005 and 2006. As a result of the change in valuation allowance in 2005 associated with the Company’s deferred tax assets and other purchase accounting adjustments related to deferred taxes, as further discussed in Note 8, goodwill was reduced by $11.1 million to reflect goodwill that would have been reflected in the original purchase accounting but for the deferred tax asset valuation allowance. Additionally, goodwill was reduced by $1.2 million for purchase accounting adjustments to accounts payable, accrued liabilities and intangible assets.

Goodwill allocated to the Company’s reportable segments is summarized as follows (in thousands):

	Telecom	Direct Call
	Services	Provisioning	Total

Balance at January 12, 2004 (Successor)	$—	$—	$—
Goodwill acquired in connection with T-Netix and Evercom acquisitions	20,418	50,213	70,631
Impairment loss	(20,418)	—	(20,418)

Balance at December 31, 2004	—	50,213	50,213
Impairment loss	—	—	—
Purchase price adjustments for prior year acquisitions	—	(12,277)	(12,277)

Balance at December 31, 2005	$—	$37,936	$37,936
Impairment loss	—	—	—

Balance at December 31, 2006	$—	$37,936	$37,936

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	DEBT

Debt consists of the following at December 31 (in thousands):

	2005	2006

Revolving credit facility	$—	$3,225
Second-priority senior secured notes	154,000	154,000
Senior subordinated notes	49,745	58,756
Other	108	—

	203,853	215,981
Less unamortized discount on senior secured notes and senior subordinated notes	(5,898)	(5,339)

	197,955	210,642
Less current portion of long-term debt	(108)	—

	$197,847	$210,642

Revolving Credit Facility — The Company has a revolving credit facility (the “Revolver”) with a syndicate of banks and other lending institutions with a borrowing base limitation equal to 80% of the “eligible receivables” and 50% of inventory, as defined in the credit agreement. The Revolver provides for financing on a revolving basis of up to $30.0 million that expires on September 9, 2009. The Revolver was amended on October 12, 2005 to add a $10.0 million letter of credit facility, which is in addition to a $12.5 million letter of credit facility already contained in the original revolver prior to the amendment. Unlike the original $12.5 million letter of credit facility, letters of credit issued under the new $10.0 million facility will not directly reduce revolver borrowing availability. The amendment also reduced certain borrowing costs and increased the Company’s maximum permitted annual capital expenditures from $22.0 million to $30.0 million for the years ended December 31, 2005 and December 31, 2006. In connection with the execution of the amendment, the Company paid a $75,000 commitment fee and lender expenses which were capitalized as deferred loan costs and will be amortized as interest expense over the remaining life of the Revolver. Amounts unused under the revolving credit facility are subject to a fee, due quarterly, based on a per annum rate, as amended, of 0.375%. Advances bear simple interest at an annual rate equal to one of the following, at our option (i) the Prime Rate or (ii) a rate equal to the Eurodollar Rate as adjusted by the Eurodollar Reserve Percentage plus 2.0%, as amended. Interest is payable quarterly, following the end of each previous calendar quarter. Advances received on the Revolver bore interest at our option using the prime rate, which was 7.25% for the year ended December 31, 2005 and 8.25% for the year ended December 31, 2006. Securus Technologies draws from the available credit on the Revolver to cover normal business cash requirements. As of December 31, 2006, Securus Technologies had drawn $3.2 million of the $30.0 million of borrowing availability under the Revolver.

Under the Revolver, as amended, Securus Technologies also has available a $12.5 million and a separate $10.0 million sub-facility for letters of credit, as further described above, typically used to provide collateral for service bonds required by contracts with correctional facilities. As of December 31, 2006, $6.8 million of this line had been utilized. Securus Technologies pays a quarterly fee equal to a per annum rate of 2.125%, as amended, on amounts reserved under the letters of credit.

Second-priority Senior Secured Notes — On September 9, 2004, Securus Technologies issued $154.0 million of Second-priority Senior Secured Notes that bear interest at an annum rate of 11%. All principal is due September 9, 2011. Additionally, to the extent the Company generates excess cash flow (as defined) in any calendar year beginning with the year Ended December 31, 2005, the Company is required by the Second-priority Senior Secured Notes to offer to repay principal equal to 75% of such excess cash flow at a rate of

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

104% of face value. No excess cash flow payment was due for the calendar year ended December 31, 2005 or 2006 because no excess cash flow, as defined, was generated. Interest is payable semiannually on March 1 and September 1, commencing on March 1, 2005. In connection with our offering, the Second-priority Senior Secured Notes were issued at a discount to face value of $3.6 million or 97.651%. Proceeds obtained from the issuance of Second-priority Senior Secured Notes were used to finance the acquisition of Evercom and to repay outstanding long-term debt obligations. The effective interest rate is 11.6% on the Second-priority Senior Secured Notes.

Senior Subordinated Notes — On September 9, 2004, Securus Technologies issued $40.0 million of Senior Subordinated Notes, unsecured and subordinate to the Revolving Credit Facility, that bear interest at an annual rate of 17%. Interest is payable at the end of each calendar quarter, or, as restricted by the Company’s Revolving Credit Facility, is paid-in-kind by adding accrued interest to the principal balance of the Senior Subordinated notes, commencing on December 31, 2004. All outstanding principal, including interest paid-in-kind, is due on September 9, 2014 and a mandatory prepayment equal to $20.0 million plus 50% of all outstanding interest paid-in-kind is due on September 9, 2013. In connection with the issuance of the Senior Subordinated Notes, Securus Technologies issued warrants to acquire 51,011 shares of Securus Technologies, Inc. common stock at an exercise price of $0.01 per share to the Senior Subordinated Note holders. As a result, Securus Technologies discounted the face value of the Senior Subordinated Notes by $2.9 million representing the estimated fair value of the warrants at the time of issuance. Proceeds obtained from the issuance of the Senior Subordinated Notes were used to finance the acquisition of Evercom, repay outstanding long-term debt obligations, and for general operating purposes. During the year ended December 31, 2006, $9.0 million of paid-in-kind interest was added to the principal balance of the Senior Subordinated Notes. The effective interest rate is 18.9% on the Senior Subordinated Notes.

All of the Company’s subsidiaries (the “Subsidiary Guarantors”) are fully, unconditionally, and jointly and severably liable for the Revolving Credit Facility, Senior Subordinated Notes and Second-priority Senior Secured Notes. The Subsidiary Guarantors are wholly-owned and constitute all of the Company’s direct and indirect subsidiaries. The Company has not included separate financial statements of its subsidiaries because (a) the aggregate assets, liabilities, earnings and equity of the Company are presented on a consolidated basis and (b) the Company believes that separate financial statements and other disclosures concerning subsidiaries are not material to investors.

The Company’s credit facilities contain financial and operating covenants, among other items, that require the maintenance of certain financial ratios, including specified interest coverage ratios, maintenance of minimum levels of operating cash flows (as defined), and maximum capital expenditure limitations. These covenants also limit our ability to incur additional indebtedness, make certain payments including dividends to shareholders, invest and divest Company assets, and sell or otherwise dispose of capital stock. In the event that the Company fails to comply with the covenants and restrictions, as specified in the credit agreements, Securus Technologies may be in default at which time payment of the long term debt and unpaid interest may be accelerated and become immediately due and payable. As of December 31, 2006, we were in compliance with all of our covenants.

In connection with the issuance of its outstanding 11% Second-priority Senior Secured Notes, the Company entered into a registration rights agreement pursuant under which the Company agreed to exchange the outstanding Second-priority Senior Secured Notes for registered 11% Second-priority Senior Secured Notes due 2011 (the “Exchange Offer”). Pursuant to this registration rights agreement, the Company agreed to file a registration statement relating to such Exchange Offer on or before March 28, 2005. As a result of the Company’s failure to timely file a registration statement relating to such Exchange Offer, the Company was required to pay an additional 0.5% interest to its Second-priority Senior Secured Noteholders from March 28, 2005 to May 16, 2005, the filing date of the Exchange Offer registration statement, and from July 7 to July 27, 2005, the consummation date of the Exchange Offer.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future maturities of debt for each of the following five years and thereafter are as follows (in thousands):

Year Ended December 31:
2007	$—
2008	—
2009	3,225
2010	—
2011	154,000
Thereafter	58,756

$215,981

The credit facilities are collateralized by all of the assets and capital stock of the Company and its subsidiaries.

The fair value of the Company’s debt instruments as of December 31, 2006 is as follows (in thousands):

Revolving Credit Facility	$3,225
Second-priority Senior Secured Notes	143,990
Senior Subordinated Notes	58,756

$205,971

The fair value of the revolving credit facility was equal to its carrying value due to the variable nature of its interest rate. The fair value of the Second-priority Senior Secured Notes is based on their quoted market value. The fair value of the Senior Subordinated Notes is estimated based on its book value since these notes are not publicly traded.

(7)	SEGMENT INFORMATION — CONTINUING OPERATIONS

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, establishes standards for reporting operating segments in annual financial statements. SFAS No. 131 also establishes standards for disclosures about products and services, geographic areas and major customers.

The Company’s management has chosen to organize the enterprise around differences in products and services. During the period 2004 through 2006, the Company and the T-Netix predecessor had four reportable segments: Telecommunications Services, Direct Call Provisioning, Solutions Services and Equipment Sales. Through these segments, the Company provided inmate telecommunication products and services for correctional facilities, including security enhanced call processing, call validation and billing services for inmate calling. Depending upon the contractual relationship at the site and the type of customer, the Company provided these products and services through service agreements with other telecommunications service providers, including, Global Tel*Link, AT&T (formerly SBC), Embarq and FSH Communications (i.e., Telecommunication Services segment and Solutions Services segment) and through direct contracts between the Company and correctional facilities (i.e., Direct Call Provisioning segment). In addition, the Company sold systems to certain telecommunication providers (i.e., Equipment Sales segment).

The Company evaluates performance of each segment based on operating results. Total assets are those owned by or allocated to each segment. Assets included in the “Corporate and Other” column of the following table include all assets not specifically allocated to a segment. There are no intersegment sales. The Company’s reportable segments are specific business units that offer different products and services and have varying operating costs associated with such products. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company uses estimation to allocate certain direct costs and selling, general and administrative costs, as well as for depreciation and

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortization, goodwill, and capital expenditures. Estimation is required in these cases because the Company does not have the capability to specifically identify such costs to a particular segment. The estimation is based on relevant factors such as proportionate share of revenue of each segment to the total business.

Segment information for the period from January 1, 2004 to March 2, 2004 (Predecessor), is as follows (in thousands):

	Direct Call	Telecommunication	Equipment	Corporate
	Provisioning	Services	Sales & Other	& Other	Total

Revenue from external customers	$9,651	$7,552	$232	$—	$17,435

Segment gross margin	$1,521	$4,426	$101	$—	$6,048
Depreciation and amortization	268	542	33	806	1,649
Other operating costs and expenses	—	—	103	9,129	9,232

Operating income (loss)	$1,253	$3,884	$(35)	$(9,935)	$(4,833)

Transaction expenses					5,365
Interest and other expenses, net					2,191

Segment loss before income taxes					(12,389)

Capital expenditures	$351	$211	$—	$—	$562

Segment information for the period from January 12, 2004 to December 31, 2004 (Successor), is as follows (in thousands):

	Direct Call	Solutions	Telecommunication	Equipment	Corporate
	Provisioning	Services	Services	Sales & Other	& Other	Total
Revenue from external customers	$120,868	$18,466	$30,341	$3,701	$—	$173,376

Segment gross margin	$21,226	$2,466	$17,126	$1,675	$—	$42,493
Depreciation and amortization	6,126	—	2,155	50	4,826	13,157
Non-cash impairment	—	5,780	44,805	——	—	50,585
Other operating costs and expenses	1,753	196	—	360	30,861	33,170

Operating income (loss)	$13,347	$(3,510)	$(29,834)	$1,265	$(35,687)	$(54,419)

Transaction expenses						987
Interest and other expenses, net						14,001

Segment loss before income taxes						(69,407)

Total assets	$220,028	$17,807	$12,001	$1,538	$20,762	$272,136

Goodwill	$50,213	$—	$—	$—	$—	$50,213

Capital expenditures	$11,808	$—	$—	$—	$548	$12,356

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segment information for the period from January 1, 2005 to December 31, 2005 (Successor), is as follows (in thousands):

	Direct Call	Solutions	Telecommunication	Equipment	Corporate
	Provisioning	Services	Services	Sales & Other	& Other	Total
Revenue from external customers	$303,174	$47,398	$25,313	$1,321	$—	$377,206

Segment gross margin	$63,813	$9,582	$13,824	$1,002	$—	$88,221
Depreciation and amortization	21,645	1,468	571	37	135	23,856
Other operating costs and expenses	7,778	1,261	—	31	40,013	49,083

Operating income (loss)	$34,390	$6,853	$13,253	$934	$(40,148)	$15,282

Interest and other expenses, net						26,608

Segment loss before income taxes						(11,326)

Total assets	$209,545	$26,660	$4,778	$40	$25,907	$266,930

Goodwill	$37,936	$—	$—	$—	$—	$37,936

Capital expenditures	$25,718	$—	$—	$—	$609	$26,327

Segment information for the period from January 1, 2006 to December 31, 2006 (Successor), is as follows (in thousands):

	Direct Call	Solutions	Telecommunication	Equipment	Corporate
	Provisioning	Services	Services	Sales & Other	& Other	Total

Revenue from external customers	$340,420	$45,702	$13,365	$1,113	$—	$400,600

Segment gross margin	$73,032	$11,467	$6,940	$359	$—	$91,798
Depreciation and amortization	26,835	1,124	2,167	—	132	30,258
Other operating costs and expenses	7,787	407	—	—	44,193	52,387

Operating income (loss)	$38,410	$9,936	$4,773	$359	$(44,325)	$9,153

Interest and other expenses, net						27,811

Segment loss before income taxes						(18,658)

Total assets	$218,239	$19,738	$776	$—	$20,896	$259,649

Goodwill	$37,936	$—	$—	$—	$—	$37,936

Capital expenditures	$27,028	$—	$—	$—	$148	$27,176

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	INCOME TAXES

Income tax expense (benefit) is as follows (in thousands):

	Predecessor		Successor
	For the 62 day	For the 355 day
	Period from	Period from
	January 1, 2004	January 12, 2004	Year Ended	Year Ended
	to March 2,	to December 31,	December 31,	December 31,
	2004	2004	2005	2006
Current:
Federal	$—	$—	$—	$—
State	—	—	194	337

Total	—	—	194	337

Deferred:
Federal	(2,048)	(10,225)	(1,802)	2,080
State	(527)	(2,434)	(566)	(956)
Total	(2,575)	(12,659)	(2,368)	1,123

Total income tax expense (benefit)	$(2,575)	$(12,659)	$(2,174)	$1,461

Income taxes differ from the expected statutory income tax benefit, by applying the U.S. federal income tax rate of 35% to pretax earnings due to the following (in thousands):

	Predecessor		Successor
	For the 62 day	For the 355 day
	Period from	Period from
	January 1, 2004	January 12, 2004	Year Ended	Year Ended
	to March 2,	to December 31,	December 31,	December 31,
	2004	2004	2005	2006
Expected statutory income tax (benefit)	$(4,336)	$(24,293)	$(3,965)	$(6,518)
Amounts not deductible for income tax	1,580	7,160	1,330	1,284
State taxes, net of federal benefit	(343)	(2,447)	(391)	(218)
Change in valuation allowance	—	6,921	853	7,263
Other	524	—	(1)	(350)

Total income tax expense (benefit)	$(2,575)	$(12,659)	$(2,174)	$1,461

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities as of December 31, 2005 and 2006, respectively, are presented below (in thousands):

	2005	2006

Net current deferred income tax assets:
Allowance for doubtful accounts	$7,697	$5,681
Accrued expenses	2,743	1,990
Other	1,370	2,828

Current deferred income tax assets	11,810	10,498
Deferred income tax liabilities
Other	(361)	(264)

Current deferred income tax liabilities	(361)	(264)
Less: Valuation allowance	(3,664)	(5,079)

Net current deferred income tax asset	$7,785	$5,155

Net non-current deferred income tax assets (liabilities):
Deferred income tax assets:
Net operating loss and tax credit carryforwards	12,819	17,452
Depreciation	—	—
Accrued interest	2,309	4,288
Other	(62)	(119)

Non-current deferred income tax assets	15,066	21,621
Deferred income tax liabilities
Property and equipment principally due to differences in depreciation	(955)	(2,475)
Intangible assets due to difference in book/tax basis	(19,150)	(16,830)

Non-current deferred income tax liabilities	(20,105)	(19,305)
Less: Valuation allowance	(4,730)	(10,578)

Net non-current deferred income tax asset (liability)	(9,769)	(8,262)

Total deferred income tax asset (liability)	$(1,984)	$(3,107)

At December 31, 2006, Securus Technologies had federal net operating loss carryforwards for tax purposes aggregating approximately $47.5 million which, if not utilized to reduce taxable income in future periods, expire at various dates through the year 2025. Approximately $7.9 million of the net operating loss carryforwards are subject to certain rules under Internal Revenue Code Section 382 limiting their annual usage. Securus Technologies believes these annual limitations will not ultimately affect Securus Technologies’ ability to use substantially all of its net operating loss carry forwards for income tax purposes. As a result of the change of control related to the TZ Holdings Acquisition, the use of the net operating losses may be limited going forward under Internal Revenue Code 382.

A valuation allowance is provided when it is more likely than not that some portion or the entire net deferred tax asset will not be realized. Securus Technologies calculated the deferred tax liability, deferred tax asset, and the related valuation of net operating loss carryforward for the taxable temporary differences. The valuation allowance represents the excess deferred tax asset for the net operating loss carryforward over the net deferred tax liability. Securus Technologies has offset its net operating loss carryforwards with a valuation

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allowance of $15.7 million at December 31, 2006. At December 31, 2005, Securus Technologies had a valuation allowance of $8.2 million which was applied against net operating loss carryforwards. The Company increased its valuation allowance because future taxable income may not be realized to utilize net operating losses.

The exercise of stock options granted under T-Netix’s 1991 Non-Qualified Stock Plan (“NSO”) stock option plan gives rise to compensation, which is included in the taxable income of the applicable option holder and is deductible by T-Netix for federal and state income tax purposes. The income tax benefit associated with the exercise of the NSO options is recorded as an adjustment to additional paid-in capital when realized. These options expired during 2005.

(9)	STOCKHOLDERS’ EQUITY

Common stock

The authorized common stock of the Company includes 935,000 shares of Common stock and 65,000 shares of Class B Common stock. At December 31, 2006, 543,859.65 shares of Common stock were issued and outstanding and 65,650.76 shares of the Class B Common stock are outstanding. Shares of Class B Common stock are subject to vesting as described below. Other than provisions related to vesting, holders of the shares of Common stock and Class B Common stock have identical rights and privileges with the exception the holders of Common stock have a $57 per share liquidation preference. The Company’s credit facilities substantially restrict the ability to pay dividends to holders of common stock.

Warrants

In connection with the financing of the acquisition of Evercom on September 9, 2004, warrants to purchase 51,011 shares of Common stock were issued to holders of the Senior Subordinated Notes. The warrant exercise price is $0.01 per share, is immediately exercisable upon issuance, and expires on September 9, 2014. As a result, Securus Technologies discounted the face value of the Senior Subordinated Notes by $2.9 million representing the estimated fair value of the stock warrants at the time of issuance.

Restricted stock purchase plan

The Company adopted a 2004 Restricted Stock Purchase Plan under which certain of our employees may purchase shares of our Class B Common stock. The maximum number of authorized shares that may be delivered pursuant to awards granted under the 2004 Restricted Stock Purchase Plan is 65,000, which equals 9.8% of our total issued and outstanding shares of common stock on a fully diluted basis, subject to adjustment for changes in our capital structure such as stock dividends, stock splits, stock subdivisions, mergers and recapitalizations. On March 15, 2007, our stockholders approved an increase in the number of shares of Class B Common Stock authorized by the plan and our certificate of incorporation to 75,000 and ratified all prior issuances under the plan.

Our Board of Directors administers the 2004 Restricted Stock Purchase Plan. The plan is designed to serve as an incentive to attract and retain qualified and competent employees. The per share purchase price for each share of Class B Common stock is determined by our Board of Directors. Class B Common stock will vest based on performance criteria or ratably over a period or periods, as provided in the related restricted stock purchase agreement.

As of December 31, 2006, 65,650.76 shares of Class B Common stock were issued under the 2004 Restricted Stock Purchase Plan. 26,340.96 of these shares were acquired by the Company’s Chief Executive Officer (“CEO”) pursuant to a restricted stock purchase agreement. These shares are subject to forfeiture pursuant to the terms of the 2004 Restricted Stock Purchase Plan and the restrictions described hereafter. With respect to 36.6% of the stock, the restriction period ends upon the sale of the Company’s stock by certain of

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company’s other stockholders. The restriction period for 31.7% of the stock ends upon the lapse of time, 6.3% each December 31 and June 30 beginning December 31, 2004. With respect to the remaining shares, the restriction period ends upon the Company attaining certain performance measures determined by the Company’s Board of Directors. 35,309.80 of the outstanding shares of Class B Common stock were issued in 2005 to seven executives of the Company. These shares are subject to forfeiture pursuant to the terms of the 2004 Restricted Stock Purchase Plan and the restrictions described hereafter. With respect to one-third of the stock, the restriction period ends upon the sale of the Company’s stock by certain of the Company’s other stockholders. The restriction period for one-third of the stock ends upon the lapse of time, ratably over three to four years. With respect to the remaining shares, the restriction period ends upon the Company attaining certain performance measures determined by the Company’s Board of Directors and CEO. 1,330 of the outstanding shares of Class B Common stock were issued in 2005 to two members of the Board of Directors and immediately vested. Additionally these individuals were issued 2,670 shares in 2006. Further, upon a change of control of the Company, the restriction period could end for all of the restricted shares that have not previously vested. The restricted shares are entitled to dividends, if declared, which will be distributed upon termination of the restriction period with respect to any such restricted shares.

The Company measures compensation expense on these restricted shares commensurate with their vesting schedules. For the portion of the restricted shares that vest contingently with the occurrence of certain events, the Company records compensation expense when such events become probable. The incremental compensation expense on the restricted shares issued was determined based on the estimated fair value of the Class B Common stock, which resulted in nil, $4.1 million, $0.1 million, and $0.1 million compensation expense charged to the consolidated statement of operations during the 355 day period from January 12, 2004 to December 31, 2004, for the 62 day period from January 1, 2004 to March 2, 2004, and for the years ended December 31, 2005 and 2006, respectively.

The following table summarizing the status of the 2004 Restricted Stock Purchase Plan for the periods presented:

	Number of	Fair Value at
	Shares	Grant Date

Balance at beginning of year — January 12, 2004	—
Granted	16,856.96
Expired and forfeited	—	$34.20

Balance at December 31, 2004	16,856.96
Granted	36,639.80	$5.00
Expired and forfeited	—

Balance at December 31, 2005	53,496.76
Granted	12,154.00	$6.00
Expired and forfeited	—

Balance at December 31, 2006	65,650.76

The following is a summary of non-vested shares as of December 31, 2006 and changes during the year.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Number of	Weighted Average
	Shares	Fair Value

Balance at December 31, 2005	39,726.76	$11.15
Granted during the year	12,154.00	$6.00
Vested during the year	(11,334.67)	$9.95
Forfeited during the year	—	—

Balance at December 31, 2006	40,546.09	$9.94

The fair value of Class B common stock was estimated on the grant date using the option-pricing method, whereby the fair value of stock is modeled as a series of call options, representing the present value of the expected future returns to shareholders. Under this method, each class of stock is modeled with a distinct claim on the shareholders’ equity value of the Company, creating three call options with various liquidation preference values that represent significant milestones for the Company’s shareholders. The value of these three call options are then calculated utilizing the Black-Sholes option pricing model. The following assumptions were made in estimating fair value:

Liquidation value of Class A common shares	$57 per share
Expected term	3 years
Expected volatility	40%
Risk-free interest rate	4.69%
Minority interest discount	None
Discount for lack of marketability	20%

The total fair value of shares vesting during 2006 was $0.1 million. As of December 31, 2006, there was $0.4 million total unrecognized compensation cost related to the 2004 Restricted Stock Purchase Plan, of which $0.1 million is expected to be recognized over a weighted average period of 2 years and $0.3 million will be recognized upon the sale of the Company’s stock by certain of the Company’s other shareholders.

Options

The Company granted options to a member of the Company’s Board of Directors to purchase an additional 5,263 shares of our common stock at a price per share of $57, which option was exercisable within the 12-month period beginning September 9, 2004. These options expired on September 9, 2005 and the Company currently has no options outstanding.

The following information summarizes the shares subject to options:

		Weighted Average
	Number of	Exercise Price
	Shares	per Share
	2004	2004

Options outstanding — beginning of year (January 12, 2004)	—	$—
Granted	5,263	57
Expired and forfeited	—	(57)

Options outstanding — end of year	5,263	—

Options exercisable — end of year	5,263	$—

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes information about options outstanding as of December 31, 2004:

		Weighted Average
	Options	Remaining
Exercise Price	Outstanding	Contractual Life

$57	5,263	1

Old T-Netix reserved 5,850,000 shares of common stock for employees and non-employee directors under various stock option plans (collectively the “Plans”): the 1991 Incentive Stock Option Plan (the “1991 ISO Plan”); the 1991 Non-Qualified Stock Option Plan (the “1991 NSO Plan”); the 1993 Incentive Stock Option Plan (the “1993 ISO Plan”) and the 2001 Stock Option Plan (the “2001 Plan”). The Plans provided for issuing both incentive and non-qualified stock options, which must be granted at not less than 100% of the fair market value of the stock on the date of grant. All options were granted at the fair market value of the stock as determined by the Board of Directors. Options that were issued prior to 1994 had vesting terms of one to three years from the date of grant. Substantially all of the Incentive Stock Options that were issued after 1993 had vesting terms of four years from the date of grant. All options expired ten years from the date of grant.

A summary of the Old T-Netix (Predecessor) stock option activity, and related information through March 2, 2004, is as follows:

		Options Outstanding
			Weighted
	Shares		Average
	Available	Number	Exercise
	for Grant	of Shares	Price

Balance at December 31, 2002	953,388	3,247,629	$3.93
Granted	(80,500)	80,500	1.30
Canceled	261,090	(261,090)	3.19

Balance at December 31, 2003	1,133,978	3,067,039	3.93
Exercised	(1,133,978)	(3,067,039)	2.61
Canceled	—	—	—

Balance at March 2, 2004	—	—	$—

In March 2004, all outstanding employee incentive and non-qualified stock options were exercised and Old T-Netix’s Stock Option Plans were terminated in conjunction with the acquisition of T-Netix, Inc. by TZ Holdings (see Note 1).

Redeemable Convertible Preferred Stock

In November 2002, T-Netix obtained new financing including a $9.0 million Senior Subordinated Promissory Note, due in 2008. Subject to the issuance of this note, the lender received detachable stock purchase warrants, which were immediately exercisable, to purchase 186,792 shares of common stock at an exercise price of $0.01 per share. The estimated fair value of the stock purchase warrants, calculated using the Black-Scholes model, was recorded as a debt discount and amortized over the term of the Senior Subordinated Promissory Note. In March 2004, the warrants were exercised by the lender in conjunction with the acquisition of T-Netix by TZ Holdings (see Note 1).

(10)	INTEREST RATE SWAP

Since the interest rate on the Senior Secured Term Loan outstanding under the former Credit Facility was variable, T-Netix was exposed to variability in interest payments due to changes in interest rates. Management believed that it was prudent to limit variability of its interest payments. To meet this objective, on March 31, 2003, T-Netix entered into an interest rate swap agreement, which effectively converted the $10.5 million of

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

variable rate debt outstanding under the former Credit Facility to a fixed rate. Under the terms of this interest rate swap agreement, the notional amount of the swap coincided with the maturity schedule of the former Senior Secured Term Loan and had an expiration date of September 2006. On a quarterly basis, T-Netix received variable interest rate payments based on 90 day LIBOR and made fixed interest rate payments of 2.4%, thereby creating the equivalent of fixed rate debt. The net effect of this agreement was to lock the effective interest rate on the former Senior Secured Term Loan at 8.4% through its maturity in 2006.

T-Netix designated the interest rate swap as a cash flow hedge in accordance with the requirements of SFAS No. 133, Accounting for Derivatives and Hedging Activities, and its amendments. Any gain or loss was recorded as interest expense in the same period or periods that the hedged transaction affected earnings. At December 31, 2003, the fair value of the interest rate swap, with quarterly settlements through September 2006, was a liability of approximately $0.1 million with the offset recorded in other comprehensive income. T-Netix assessed the valuation of the interest rate swap on a quarterly basis. T-Netix did not enter into derivative instruments for any other purpose than cash flow hedging purposes and did not intend to speculate using derivative instruments.

T-Netix entered into a New Credit Facility on March 3, 2004 and terminated the swap agreement immediately by paying the future liability to the counterparty of the contract at which time the amount recorded in other comprehensive income was reclassified to the statement of operations.

(11)	RELATED-PARTY TRANSACTIONS

In connection with the acquisition of Evercom on September 9, 2004, Securus Technologies paid transaction fees and expenses of $2.6 million to one company affiliated with certain stockholders. These amounts were capitalized in connection of the acquisition of T-Netix and Evercom.

On September 9, 2004, the Company entered into a professional and consulting services agreement with a company affiliated with certain stockholders. Required minimum annual consulting fee payments for the next three years are as follows (in thousands):

Year Ended December 31:
2007	$750
2008	750
2009	563

The consulting agreement also provides for the reimbursement of direct expenses. Upon termination of the consulting agreement, the Company shall pay 2% of the enterprise value (as defined) of the Company to such affiliated company.

The professional and consulting service agreement entitles the related-party to a 2% fee based on the transaction value (as defined) for any asset or stock acquisitions by Securus Technologies.

The professional and consulting services agreement has a five-year term and is cancelable at either party’s discretion. In connection with this agreement, Securus Technologies paid $0.4 million, $0.8 million, and $0.8 million for the 355 day period from January 12, 2004 to December 31, 2004, for the year ended December 31, 2005, and for the year ended December 31, 2006, respectively. Accrued service fees due to the related party affiliated company was $0.2 million, and nil as of December 31, 2005 and December 31, 2006, respectively.

An affiliated company, Accudata Technologies, Inc. provides validation services to Securus and, accordingly, the Company paid Accudata $2.2 million, $2.0 million, and $1.3 million for their services in 2004, 2005, and 2006, respectively. Accudata paid dividends of $0.1 million in 2006. No dividend payments were received in prior years.

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	COMMITMENTS AND CONTINGENCIES

(a)	Operating leases

We lease office space and certain office equipment under operating lease agreements. Capital leases for the year ended December 31, 2005 expired during the fourth quarter of 2006. Most of the Company’s lease terms have escalation clauses and renewal options, typically equal to the lease term. The Company accounts for this on a straight-line basis over the life of the lease. Rent expense under operating lease agreements for the 62 day period from January 1, 2004 to March 2, 2004, for the 355 day period from January 12, 2004 to December 31, 2004, for the year ended December 31, 2005, and for the year ended December 31, 2006 was approximately, $0.2 million, and $1.2 million, $2.3 million, and $2.3 million respectively. Future minimum lease payments under these lease agreements for each of the next five years are summarized as follows (in thousands):

Year Ended December 31:
2007	$1,938
2008	1,488
2009	1,229
2010	1,176
2011	1,157
Thereafter	3,311

Total minimum lease payments	$10,299

(b)	Minimum payments to customers

We are required to make the following minimum commission payments to certain of our correctional facility customers regardless of the level of revenues generated by the Company on those contracts (in thousands):

Year Ended December 31:
2007	$5,737
2008	3,157
2009	2,210
2010	1,260
2011	52
Thereafter	—

Total minimum commission payments	$12,416

No liability has been recorded as of December 31, 2006 because the Company expects to generate sufficient revenues from these contracts in future periods to offset these payments consistent with contractual and historical average commission rates and because the Company would not owe these amounts if the correctional facility customer terminates the agreement.

(c)	Employment agreements

As of December 31, 2006, we had entered into employment agreements with certain key management personnel, which provided for minimum compensation levels and incentive bonuses along with provisions for termination of benefits in certain circumstances and for certain severance payments in the event of a change in control (as defined).

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(d)	Customer disputes

The Company received a letter in early 2005 from a vendor that claims the Company owes approximately $1.3 million on services rendered over a four year period that were never originally billed by the vendor. The Company disputes this claim and believes the likelihood of any potential liability is not known as of December 31, 2006.

(e)	Litigation

From time to time we have been, and expect to continue to be, subject to various legal and administrative proceedings or various claims in the normal course of our business. We believe the ultimate disposition of these matters will not have a material affect on our financial condition, liquidity, or results of operations.

From time to time, inmate telecommunications providers, including our Company, are parties to judicial and regulatory complaints and proceedings initiated by inmates, consumer protection advocates or individual called parties alleging, among other things, that excessive rates are being charged with respect to inmate collect calls, commissions paid by inmate telephone service providers to the correctional facilities are too high, that a call was wrongfully disconnected, that security notices played during the call disrupt the call, that the billed party did not accept the collect calls for which they were billed or that rate disclosure was not provided or was inadequate. The plaintiffs in such judicial proceedings, including the Condes litigation described below, often seek class action certification on behalf of inmates and those who receive inmate calls against all named inmate telecommunications providers. We are also on occasion the subject of regulatory complaints regarding our compliance with various matters including tariffing, access charges and payphone compensation requirements and rate disclosure issues.

Currently, T-Netix and Evercom await final dismissal from a lawsuit in the Superior Court for the State of California in and for the County of Alameda, captioned Condes v. Evercom Systems, Inc. In Condes, T-Netix and Evercom, along with other inmate telecommunications providers, were named in this suit, in which the plaintiffs had alleged that they were incorrectly charged for collect calls from a number of correctional facilities as a result of systematic defects in the inmate calling platforms of all the telecommunications provider defendants. Evercom and T-Netix executed a settlement agreement of this case with plaintiffs in December 2005, and the Court granted final approval to this settlement in 2006. Neither Evercom nor T-Netix admitted any wrongdoing and have vigorously denied each and every allegation in the case.

In the case captioned Sandra Judd, et al. v. AT&T, et al., initially brought in King County Superior Court in Seattle, T-Netix and several other telecommunication companies were sued on allegations of failure to comply with the audible, pre-connect disclosure of inmate call rates as required by Washington statutes and regulations. T-Netix and AT&T, the remaining defendants, obtained summary judgment in their favor in September, 2006, but that ruling was overturned by the Court of Appeals. T-Netix’s Petition for Review by the Washington State Supreme Court is pending. We cannot predict the outcome of this appeal at this time.

In October 2003, Value-Added Communications, Inc. (“VAC”) filed suit in the District Court of Dallas County, Texas against T-NETIX, Inc. (“T-NETIX”), captioned Value-Added Communications, Inc. (Plaintiff and Counter-Defendant) v. T-NETIX, Inc. (Defendant and Counter-Plaintiff) relating to a Patent License Agreement between VAC and T-NETIX (the “Agreement”) entered into in October 1996, wherein T-NETIX licensed specific patents to VAC. T-NETIX terminated the Agreement in 2003. VAC filed the lawsuit seeking, among other things, an interpretation of certain provisions of the Agreement, revival of the Agreement, a license to any of T-NETIX’s improvements to the originally licensed technology, and an award of its attorneys’ fees. T-NETIX filed counter-claims against VAC for, among other things, VAC’s failure to assign certain improvements in technology that VAC has developed since 1996. On March 6, 2007, the Dallas District Court presiding over the lawsuit signed an interlocutory summary judgment order in T-NETIX’s favor finding, among other things, that VAC is not entitled to any of T-NETIX’s technology other than the originally licensed

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

patents and that VAC is required to automatically assign any improvements or additions it makes to the original technology to T-NETIX, with VAC maintaining the right to continue using improvements or additions it makes. The Court also found that neither party is entitled to an award of attorneys’ fees from the other for claims relating to the issues resolved in the March 6, 2007, order. T-NETIX will continue to proceed against VAC on its affirmative claims for VAC’s failure to assign its improvements and additions and will continue to vigorously defend against VAC’s claim for attorneys’ fees and VAC’s efforts to reinstate the Agreement on grounds unrelated to the March 6, 2007, order. No trial date has been set for the issues that remain in the case. No evaluation of the likelihood of any outcome or reasonable estimate of range of potential loss can be made at this time.

In May 2005, TIP Systems, LLC and TIP Systems Holdings Co., Inc. (“TIPS”) filed suit in the United States District Court for the Southern District of Texas (Houston Division) against numerous defendants including Evercom, Inc., Evercom Systems, Inc., Evercom Holdings, Inc., T-NETIX, Inc., T-NETIX Telecommunications Service, Inc., and TZ Holdings, Inc. (referred to collectively as “Evercom”) captioned TIP Systems, LLC and TIP Systems Holding Co., Inc. v. Phillips & Brooks/Gladwin, Inc., et al. In TIP Systems, the Evercom Defendants, along with other inmate telecommunications providers, were alleged to have infringed on patents concerning “cord-free” or “hands-free” inmate phone technology. This lawsuit against the Evercom Defendants was dismissed on March 1, 2007, when the Evercom Defendant’s motion for summary judgment was granted on the issue of non-infringement. The time for an appeal has not yet elapsed. Additionally, the TIP Systems entities have filed a lawsuit captioned TIP Systems, LLC and TIP Systems Holding Co., Inc. v. SBC Operations, Inc., et. al., which was also filed in the Southern District of Texas. Securus Technologies, Inc. is a named party to the suit, which alleges substantially similar allegations concerning patent infringement claims for “cord-free” or “hands-free” inmate phone technology. Securus Technologies denies any wrongdoing and will vigorously defend each and every allegation in the case.

In April 2005, T-NETIX, Inc. filed suit in the United States District Court for the Northern District of Texas (Dallas Division) against VAC for patent infringement in the case styled T-NETIX, Inc v. Value-Added Communications, Inc v. Securus Technologies, Inc. VAC filed an answer and a counterclaim in this matter, adding Securus Technologies as a party. VAC seeks declaratory judgments as to non-infringement and invalidity. Discovery is on-going at this time. Trial in this matter is set for June 2007. No evaluation of the likelihood of any outcome can be made at this time.

In November 2005, Securus Technologies, Inc. filed suit in the District Court of Dallas County, Texas, against AGM Telecom Corporation and former employees of various Company affiliates, captioned Securus Technologies, Inc. v. David McEvilly, George McNitt, Thomas Miller, Steven Capitano, Brian Dietert, and AGM Telecom Corporation, alleging, among other things, breach of contract and misappropriation of trade secrets. In the lawsuit, various defendants have counterclaimed for alleged violations of the Texas Business & Commerce Code, for disparagement, defamation, and tortious interference. Defendants have also moved to stay the case and have requested the court compel arbitration of the matter and several evidentiary hearings were held on the motion, with the final hearing concluding on February 9, 2007. On March 12, 2007, the court issued an oral ruling granting the motion. The parties are in the process of negotiating the wording of the order reflecting the court’s ruling. The Company is in the process of evaluating its legal options in light of the ruling, including appeal or the institution of an arbitration proceeding. The Company denies any wrongdoing with respect to the alleged counterclaims and will vigorously defend each and every counterclaim asserted by defendants. No evaluation of the likelihood of any outcome can be made at this time.

In February 2006, Evercom and T-Netix were named in a putative class action in Florida federal court captioned Kirsten Salb v. Evercom Systems, Inc., et al. Evercom and its wholly owned billing agent are alleged to have violated the Florida Deceptive and Unfair Trade Practices Act and other common law duties because of the alleged incorrect termination of inmate telephone calls. Plaintiff seeks restitution and compensatory damages on behalf of a class of persons who receive inmate calls from Florida correctional sites that are

SECURUS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

served by Evercom or T-Netix platforms. Evercom has moved for summary judgment on all claims, and we await the Court’s decision. T-Netix has moved for complete dismissal of all claims, and we await the Court’s decision. No class has been certified yet. We cannot predict the scope of liability or the outcome of the case at this time.

In October 2006, T-NETIX, Inc. and Evercom Systems, Inc., filed suit in the U.S. Federal District Court for the Eastern District of Texas against (i) Global Tel*Link Corporation; (ii) AGM Telecom Corporation; (iii) Inmate Calling Solutions, Inc.; (iv) Encartele, Inc.; (v) TIP Systems, LLC and TIP Systems Holding Company, Inc.; and (vi) FSH Communications, LLC. for patent infringement of several patents related to the inmate correctional services and telecommunications industry by each such defendant. This case is in its early stages and we cannot predict the outcome at this time.

Finally, the FCC has asked for public comment on a proposal from an inmate advocacy group to impose a federal rate cap on interstate inmate calls. This proceeding could have a significant impact on the rates that Evercom, T-Netix and other companies in the inmate telecom business may charge. Although similar proposals have been pending before the FCC for more than three years without action by the agency, this newest proceeding is nonetheless in its early stages, and the outcome cannot be predicted at this time.

(13)	SUBSEQUENT EVENTS

In the first quarter of 2007, the Company reduced its estimate of the useful life of certain telecommunications equipment to reflect the installation, over the next several years, of our new centralized voice over internet protocol architecture. This change will increase 2007 net loss by approximately $1.9 million.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2007	2006
	(Unaudited)
	(Expressed in
	United States dollars)

ASSETS
Current assets:
Cash and cash equivalents	$5,742,852	$10,951,901
Accounts receivable, net of allowance of $258,964 (2006 — $258,829)	1,819,999	1,051,863
Unbilled revenue	760,629	479,888
Value-added and income taxes receivable	1,099,343	245,571
Prepaid expenses	681,604	470,048
Other	120,663	119,303

	10,225,090	13,318,574
Due from related parties (note 4)	4,090,681	4,271,767
Property and equipment (note 5)	877,766	714,788
Fair value of acquired contracts (note 3)	2,544,085	4,953,313
Intellectual property (note 11)	6,264,308	7,262,942

	$24,001,930	$30,521,384

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	$1,547,831	$1,818,207
Employee profit sharing payable	341,223	1,181,086
Deferred revenue	1,187,150	2,129,669
Income taxes payable	32,116	1,074,080
Deferred income taxes	—	98,091
Loans payable (note 6)	6,928,807	7,433,842
Due to related parties (note 7)	4,917,399	5,025,374

	14,954,526	18,760,349
Due to related parties (note 7)	1,880,574	1,836,181
Promissory note payable (note 8)	6,192,621	6,405,662
Deferred income taxes	2,284,904	3,590,331

	25,312,625	30,592,523
Stockholder’s deficiency:
Common stock, nil par value, 100,000 authorized shares	45	1
Deficit	(1,306,811)	(72,044)
Accumulated other comprehensive income (loss)	(3,929)	904

	(1,310,695)	(71,139)
Operations (note 1)
Commitments and contingencies (note 9)
Subsequent event (note 12)

	$24,001,930	$30,521,384

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED
STATEMENTS OF OPERATIONS AND DEFICIT

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	Consolidated	Combined	Consolidated	Combined
	2007	2006	2007	2006
		(Predecessor)		(Predecessor)
	(Unaudited)
	(Expressed in United States dollars)

Revenue	$4,250,968	$5,732,493	$14,727,906	$13,124,356
Cost of service	4,015,451	3,213,805	11,451,106	7,509,210
Bad debt expense (recovery)	(19,489)	—	(19,489)	118,259

Total cost of service	3,995,962	3,213,805	11,431,617	7,627,469
Expenses:
Selling, general and administration	355,784	710,133	1,894,317	1,550,334
Professional fees	310,776	169,441	741,942	411,977
Employee profit sharing	336,137	1,000,923	336,137	1,000,923
Depreciation and amortization	363,485	156,529	1,160,130	494,861
Impairment of software	—	—	78,207	—

	1,366,182	2,037,026	4,210,733	3,458,095

Earnings (loss) before undernoted	(1,111,176)	481,662	(914,444)	2,038,792
Interest and bank charges	490,871	4,614	1,222,039	43,407

Earnings (loss) before income taxes	(1,602,047)	477,048	(2,136,483)	1,995,385
Income tax expense (recovery):
Current	697,833	(25,974)	482,851	731,036
Deferred	(1,365,431)	177,111	(1,384,567)	364,895

	(667,598)	151,137	(901,716)	1,095,931

Net earnings (loss)	(934,449)	325,911	(1,234,767)	899,454
Deficit, beginning of period	(372,362)	(1,207,621)	(72,044)	(1,781,164)

Deficit, end of period	$(1,306,811)	$(881,710)	$(1,306,811)	$(881,710)

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	Consolidated	Combined	Consolidated	Combined
	2007	2006	2007	2006
		(Predecessor)		(Predecessor)
	(Unaudited)
	(Expressed in United States dollars)

Net earnings (loss)	$(934,449)	$325,911	$(1,234,767)	$899,454
Foreign currency translation	61,244	(5,892)	(4,833)	75,997

Comprehensive income (loss)	$(873,205)	$320,019	$(1,239,600)	$975,451

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	Consolidated	Combined	Consolidated	Combined
	2007	2006	2007	2006
		(Predecessor)		(Predecessor)
	(Unaudited)
	(Expressed in United States dollars)

Cash provided by (used in):
Operating activities:
Net earnings (loss)	$(934,449)	$325,911	$(1,234,767)	$899,454
Items not involving cash:
Depreciation and amortization	363,485	156,529	1,160,130	494,861
Deferred income taxes	(1,365,431)	177,111	(1,384,567)	364,895
Interest accretion	54,861	—	133,068	—
Impairment of software	—	—	78,207	—
Amortization of fair value of acquired contracts	598,733	—	2,443,685	—
Change in non-cash working capital items, net of business acquired (note 10)	87,094	(1,039,040)	(5,141,871)	(1,584,012)

	(1,195,707)	(379,489)	(3,946,115)	175,198
Financing activities:
Repayment of loans payable	(133,666)	—	(266,666)	—
Investing activities:
Acquisition, net of cash acquired	—	—	—	(934,000)
Purchase of property and equipment	(401,918)	(212,241)	(661,962)	(317,509)

	(401,918)	(212,241)	(661,962)	(1,251,509)
Effect of change in foreign currency exchange rates	262,551	149,913	(334,306)	279,442

Decrease in cash and cash equivalents	(1,468,740)	(441,817)	(5,209,049)	(796,869)
Cash and cash equivalents, beginning of period	7,211,592	1,631,292	10,951,901	1,986,344

Cash and cash equivalents, end of period	$5,742,852	$1,189,475	$5,742,852	$1,189,475

Supplemental cash flow information (note 10)

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS
(Unaudited)
(Expressed in United States dollars)

Three months ended March 31, 2007 and 2006
Nine months ended March 31, 2007 and 2006

NOTE 1 —	OPERATIONS

The major activity of the Company is the development, support and marketing of proprietary software. This software is licenced, installed and supported through the Company’s head office in Vancouver, BC and by staff in the field primarily in Canada, the United States, Australia and the United Kingdom. These consolidated and predecessor combined financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation through the next fiscal year and into the foreseeable future and will be able to realize on its assets and discharge its liabilities and commitments in the normal course of business. If the Company is unable to continue as a going concern, assets and liabilities would require restatement to a liquidation basis, which would differ materially from the going concern basis. As at March 31, 2007, the Company has a stockholder’s deficiency of $1,310,695, a working capital deficiency of $4,729,436 and was in violation of certain debt covenants (note 6(b)), for which the lender, subsequent to period-end, has communicated that a waiver of the covenant violations has been granted on a one-time basis. The Company’s future operations are dependent upon the continued market acceptance of its products and services, complying with future debt covenant requirements, and the continued support of creditors and shareholders. There can be, however, no certainty that the Company will be able to comply with its debt covenants in the future. Subsequent to March 31, 2007, the Company’s shareholder entered into a definitive agreement under which Securus Technologies, Inc. will acquire all of the issued and outstanding common shares of the Company (note 12).

NOTE 2 —	SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

These consolidated and predecessor combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The accounting policies applied in the preparation of the consolidated and predecessor combined financial statements are the same. The Company’s functional currency is the Canadian dollar and the reporting currency is the United States dollar.

The consolidated financial statements as at March 31, 2007 and June 30, 2006 and for the three and nine months ended March 31, 2007 are prepared on a consolidated basis to present the financial position and results of operations of Syscon Justice Systems Canada Limited (BC) (the Company) and all of the following wholly owned subsidiaries (collectively, the Predecessor):

Syscon Justice Systems Canada Ltd. (Syscon Canada), a British Columbia, Canada company, 632436 BC Ltd. (632436), a British Columbia Canada company, 661603 BC Ltd. 661603), a British Columbia Canada company (incorporated in 2003, commenced operations 2006), Syscon Justice Systems Limited (Syscon Jersey), a Jersey company, Syscon Justice Systems International Limited (Syscon UK), a United Kingdom company, Syscon Justice Systems, Inc. (Syscon California), a United States company (incorporated in 2005, commenced operations 2006), Syscon Justice Systems International Pty Limited (Syscon Australia), an Australia company (incorporated in 2006), Modeling Solutions LLC (Modeling), a United States company (incorporated in 2006), Syscon Holdings Ltd. (incorporated 2003, inactive).

All significant inter-company balances and transactions have been eliminated.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

On June 2, 2006, the Company acquired all of the issued and outstanding shares of the Predecessor companies not owned by the Company’s shareholder. Further information on this acquisition is provided in note 3. This transaction has been accounted for as a business combination with the Company identified as the acquirer and the results of the Predecessor are included in the consolidated financial statements of the Company from June 2, 2006, the effective date of acquisition. Accordingly, the results of operations from June 2, 2006 reflect the consolidated results of operations for the Company.

As the Company continued the operations of the Predecessor, the results of operations for the three and nine months ended March 31, 2006 represent the combined results of the Predecessor, which companies had common shareholders and management. The results of operations and cash flows of the Predecessor are presented for information purposes only and are not intended to be indicative of what the Company would have reported had the acquisition been effective at an earlier date. All significant intercompany balances and transactions have been eliminated.

The accompanying interim financial information does not include all disclosures required under United States generally accepted accounting principles for annual financial statements. The accompanying interim financial information is unaudited and reflects all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods. These interim financial statements follow the same accounting policies and methods of application as the annual financial statements.

(b)	Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates include the fair value of assets acquired on acquisition, the estimate of percentage of completion of revenue contracts and the recoverability of receivables, property and equipment, intangible and other assets, and deferred income taxes. Actual results could differ from those estimates.

NOTE 3 —	BUSINESS COMBINATIONS

(a) The Company was incorporated on February 14, 2006 and was otherwise inactive to June, 2006. On incorporation, the Company’s shareholder owned 41.5% of the Predecessor, which interest was subsequently transferred to the Company by the shareholder in exchange for 1,800 common shares. The common shares were recorded on issuance at the carrying value of the shareholder’s cost base in the Predecessor. Effective June 2, 2006, the Company acquired the remaining 58.5% of the issued and outstanding shares of the Predecessor companies from twelve unrelated third parties for consideration of CAD$7,903,492, including acquisition costs of CAD$28,293. The acquisition was funded by a credit facility, and a CAD$3,700,000 face value amount due to related parties, which had a fair value of $2,892,212 at the date of acquisition (note 7(a)).

The Company is using a third party to assist in the valuation of intangible assets acquired, and the valuation is not yet complete. The preliminary purchase price allocation has been based on best estimates from the Company’s management and is subject to refinement. The valuation and purchase price allocation is expected to be completed by June 2, 2007. The acquisition has been accounted for using the purchase method

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

of accounting and the aggregate purchase price has been allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as follows:

June 2,
2006

Cash	$11,045,883
Accounts and other receivables	2,536,060
Prepaid expenses and other	485,918
Property and equipment	743,595
Fair value of acquired contracts	5,314,838
Intellectual property	7,352,942

Total assets acquired	27,479,236
Accounts payable and accrued liabilities	(4,478,919)
Deferred revenue	(2,217,552)
Deferred income taxes	(3,615,000)
Promissory note payable	(6,423,921)

Purchase price, including recognized contingent consideration	$10,743,844

Consideration issued:
Cash	$3,809,581
Due to related parties	2,892,212
Contingent consideration	4,042,051

$10,743,844

In addition to the initial consideration, contingent consideration of CAD$4,460,000 is payable if the definitive agreement described in note 12 is successfully consummated. If this agreement is not consummated, then should the Company be sold to another third party and this sale be fully concluded and executed on or before the third anniversary of the date of the acquisition, additional consideration will be payable to the extent that the net sales proceeds less specified deductions are in excess of CAD$20,000,000. The contingent consideration has been recorded to the extent of the amount of negative goodwill.

(b) The Predecessor acquired Clear Wave, Inc. for $1,200,000 in July 2005 for consideration of cash of $934,000 and a $266,000 note payable. The acquisition has been accounted for using the purchase method of accounting and the purchase price was allocated $600,000 to software and $600,000 to goodwill.

NOTE 4 —	DUE FROM RELATED PARTIES

	March 31,	June 30,
	2007	2006
	(Unaudited)

Syscon Group Partnership	$4,090,681	$4,271,767

The amounts due from former owners of the Predecessor are non-interest bearing, unsecured and due on demand.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 5 —	PROPERTY AND EQUIPMENT

		Accumulated	Net book
March 31, 2007	Cost	Amortization	Value
	(Unaudited)

Computer equipment	$470,995	$78,923	$392,072
Computer software	539,270	294,491	244,779
Furniture and fixtures	242,548	19,840	222,708
Leasehold improvements	25,482	7,275	18,207

	1,278,295	$400,529	$877,766

		Accumulated	Net book
June 30, 2006	Cost	Amortization	Value

Computer equipment	$366,133	$9,212	$356,921
Computer software	191,206	10,957	180,249
Furniture and fixtures	164,002	2,410	161,592
Leasehold improvements	22,178	6,152	16,026

	$743,519	$28,731	$714,788

NOTE 6 —	LOANS PAYABLE

Loans payable are comprised of:

	March 31,	June 30,
	2007	2006
	(Unaudited)

Clear Wave (note 6(a))	$—	$266,666
Banyan Capital Partners II Limited Partnership (note 6(b))	6,928,807	7,167,176

	6,928,807	7,433,842
Current portion	6,928,807	7,433,842

	$—	$—

(a)	The Company has fully repaid outstanding amounts from the purchase of Clear Wave, Inc. at March 31, 2007. The final payment was paid in January 2007.

(b)	The CAD$8,000,000 credit facility bears interest at 19% per annum (12% payable quarterly and 7% repayable at the maturity date) and is secured by a general security agreement on present and after-acquired personal property, an intellectual property security agreement on present and after-acquired intellectual property, a securities pledge agreement on all present and future shares in the capital of its subsidiaries, unlimited guarantees granted by each of the material subsidiaries, and a limited resource guarantee and a securities pledge agreement with the personal guarantor. The credit facility is to be repaid in twelve quarterly principal instalments of CAD$500,000 each commencing on June 1, 2007 with the CAD$2,000,000 balance due on May 16, 2010. Under the credit facility, the Company is required to maintain certain financial covenants. At the balance sheet date, the Company is in violation of certain covenants. Accordingly, the entire facility has been classified as a current liability. Subsequent to period-end, the facility provider has waived the covenant violations on a one-time basis.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	DUE TO RELATED PARTIES

(a) The due to related parties is $3,204,570 (CAD$3,700,000) due to the former shareholders of 632436 B.C. Ltd., 661603 B.C. Ltd. and Syscon Justice Systems Canada Ltd. for the purchase of all their outstanding shares in the above companies. The amounts payable do not bear interest and are unsecured. The balance is due for repayment in three equal annual instalments, commencing on the first anniversary of the business combination as described in note 3.

Because the due to related parties is non-interest bearing, it has been recorded at the net present value of its future cash flows, discounted at a rate of 8%, which is considered to approximate its fair value. The due to related parties’ amount will be accreted to its face value at maturity over the term of the debt through a charge to interest expense.

Principal repayments are as follows:

	March 31,	June 30,
	2007	2006
	(Unaudited)

2007	$1,068,190	$1,104,939
2008	1,068,190	1,104,939
2009	1,068,190	1,104,939

	3,204,570	3,314,817
Amount representing interest at 8%	(269,407)	(448,962)

	2,935,163	2,865,855
Current portion	1,054,589	1,029,674

	$1,880,574	$1,836,181

(b) Contingent consideration of $3,862,810 (2006 — $3,995,700) (CAD$4,460,000) is payable should the Company be sold to a third party (note 3). This amount has been recorded due to the negative goodwill.

NOTE 8 —	PROMISSORY NOTE PAYABLE

The Company is indebted to the Syscon Group Partnership, a partnership of the former owners of the Predecessor, in the amount of $6,192,621 (2006 — $6,405,662) (CAD$7,150,000). This amount bears interest at 1% per annum, compounded semi-annually, is unsecured and has no established terms of repayment. The lender has waived in writing repayment for a period in excess of 12 months, accordingly the loan has been classified as long-term.

The promissory note payable contains a provision whereby the note payable will be repaid upon a change of control.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	COMMITMENTS AND CONTINGENCIES

(a)	Operating leases

The Company leases premises with minimum future lease payments at June 30, 2006 as follows:

2007	$338,000
2008	339,000
2009	293,000
2010	293,000
Thereafter	220,000

(b) On May 15, 2006 the Company incorporated Modeling Solutions LLC (Nevada) to purchase all the outstanding shares of Modeling Solution LLC (Wisconsin). The acquisition of Modeling Solutions LLC (Wisconsin) was not considered to be a business combination. The purchase price was $25,000 plus the revenue, participation and target splits as set out below which will be recorded as additional software in the period in which the revenue or related targets are met. No amounts have been paid to date. The targets are as follows: Revenue Split: 50% of gross revenues less direct costs of sales and salaries or other remunerations up to a maximum of CAD$700,000 arising from the licensing of the Risk Management System (RMS) or until the fifth anniversary of the closing date. Ongoing Participation: 10% of gross revenues less direct costs of sales and salaries or other remunerations arising immediately after the Revenue Split and continuing until the fifth anniversary from the licensing of the RMS. Target Split: upon achieving earned revenue of $2,523,000 from the licensing of RMS, before the third anniversary of the closing date, a sum of $85,000 will be payable to the former shareholders of Modeling Solutions. If the revenue target is not achieved within the timeframe the $85,000 can also be earned under the Revenue Split option.

(c)	Indemnifications

The Company is party to a variety of agreements in the ordinary course of business under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts for sale of products or services to customers which provide for indemnification against losses arising from matters such as potential intellectual property infringements and product liabilities. The impact on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to whether claims will be made and the final outcome of potential claims. To date, the Company has not incurred material costs related to these types of indemnifications.

(d) The Company is engaged in certain legal actions in the ordinary course of business and believes that the ultimate outcome of these actions will not have a material adverse effect on the Company’s operating results or financial position.

(e) Under certain license agreements, the Company is committed to make royalty payments based on the revenue from certain products.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	SUPPLEMENTARY INFORMATION

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	Consolidated	Combined	Consolidated	Combined
	2007	2006	2007	2006
		(Predecessor)		(Predecessor)
	(Unaudited)
	(Expressed in United States dollars)

Cash paid for (received):
Income taxes	$96,525	$602,536	$1,739,747	$602,536
Investment tax credit refunds accrued	—	—	(88,469)	(66,792)
Interest	328,370	4,614	1,059,538	43,407
Non-cash investing activities:
Acquisition funded by non-cash sources	—	—	—	266,000

Change in non-cash working capital items:
Accounts receivable	$544,330	$(8,829,279)	$(741,378)	$(10,553,546)
Unbilled revenue	(364,006)	330,770	(280,307)	(59,555)
Value-added and income taxes receivable	(88,933)	(141,300)	(845,200)	(228,600)
Prepaids and other	(217,656)	(119,667)	(209,436)	(217,179)
Accounts payable and accrued liabilities	86,509	763,400	(229,047)	893,331
Employee profit sharing	344,318	989,877	(836,768)	196,667
Deferred revenue	(249,874)	6,590,044	(958,061)	8,104,569
Income taxes payable	32,406	(622,885)	(1,041,674)	280,301

	$87,094	$(1,039,040)	$(5,141,871)	$(1,584,012)

NOTE 11 —	INTELLECTUAL PROPERTY

	March 31,	June 30,
	2007	2006
	(Unaudited)

Cost	$7,111,275	$7,352,942
Accumulated amortization	846,967	90,000

	$6,264,308	$7,262,942

The change in the cost of intellectual property is due to the impact of foreign exchange on the balance.

NOTE 12 —	SUBSEQUENT EVENT

Subsequent to March 31, 2007, the Company’s shareholder entered into a definite agreement under which Securus Technologies, Inc. will acquire all of the outstanding common shares of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Syscon Justice Systems Canada Limited (BC) and subsidiaries (the Company) as of June 30, 2006, and the related consolidated statements of earnings (loss), stockholders’ deficiency, and cash flows for the period June 2, 2006 to June 30, 2006. In addition, we have audited the combined statements of earnings (loss), stockholders’ deficiency, and cash flows of the predecessor to the Company for the period July 1, 2005 to June 1, 2006. These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as at June 30, 2006 and the results of their operations and their cash flows for the period June 2, 2006 to June 30, 2006 and the results of operations and cash flows of the predecessor to the Company for the period July 1, 2005 to June 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Chartered Accountants

Vancouver, Canada
April 30, 2007

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2006	2006
	(Unaudited)
	(Expressed in United States dollars)

ASSETS
Current assets:
Cash and cash equivalents	$7,211,592	$10,951,901
Accounts receivable, net of allowance of $290,806 (2006 — $258,829) (note 4)	2,337,571	1,051,863
Unbilled revenue	396,189	479,888
Value-added and income taxes receivable	1,001,838	245,571
Prepaid expenses	466,865	470,048
Other	114,266	119,303

	11,528,321	13,318,574
Due from related parties (note 5)	4,057,262	4,271,767
Property and equipment (note 6)	674,749	714,788
Fair value of acquired contracts (note 3)	3,108,361	4,953,313
Intellectual property (note 15)	6,429,938	7,262,942

	$25,798,631	$30,521,384

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Accounts payable and accrued liabilities	$1,502,651	$1,818,207
Employee profit sharing payable	—	1,181,086
Deferred revenue	1,421,482	2,129,669
Income taxes payable	—	1,074,080
Deferred income taxes	154,937	98,091
Loans payable (note 7)	6,997,931	7,433,842
Due to related parties (note 8)	4,853,219	5,025,374

	14,930,220	18,760,349
Due to related parties (note 8)	1,827,655	1,836,181
Promissory note payable (note 9)	6,135,233	6,405,662
Deferred income taxes	3,343,013	3,590,331

	26,236,121	30,592,523
Stockholder’s deficiency:
Common stock, nil par value, 100,000 authorized shares	45	1
Deficit	(372,362)	(72,044)
Accumulated other comprehensive income (loss)	(65,173)	904

	(437,490)	(71,139)
Operations (note 1)
Commitments and contingencies (note 12)

Subsequent event (note 16)	$25,798,631	$30,521,384

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED STATEMENTS OF EARNINGS (LOSS)

			Consolidated	Combined
			Period from	Period from
	Six Months Ended		June 2,	July 1,
	December 31,		2006	2005
	Consolidated	Combined	to June 30,	to June 1,
	2006	2005	2006	2006
	(Unaudited)	(Unaudited)		(Predecessor)
		(Predecessor)
	(Expressed in United States dollars)

Revenue	$10,476,938	$7,391,863	$1,580,460	$17,906,221
Cost of service	7,435,655	4,295,405	979,600	10,032,552
Bad debt expense	—	118,259	35,847	377,258

Total cost of service	7,435,655	4,413,664	1,015,447	10,409,810
Expenses:
Selling, general and administration	1,538,533	840,201	123,979	2,048,914
Professional fees	431,166	242,536	13,321	681,328
Employee profit sharing	—	—	226,806	1,152,118
Depreciation and amortization	796,645	338,332	118,807	557,766
Impairment of software	78,207	—	—	400,000

	2,844,551	1,421,069	482,913	4,840,126

Earnings before undernoted	196,732	1,557,130	82,100	2,656,285
Interest and bank charges	731,168	38,793	140,320	50,609

Earnings (loss) before income taxes	(534,436)	1,518,337	(58,220)	2,605,676
Income taxes:
Current	(214,982)	757,010	9,534	1,243,355
Deferred	(19,136)	187,784	4,290	164,964

	(234,118)	944,794	13,824	1,408,319
Net earnings (loss)	$(300,318)	$573,543	$(72,044)	$1,197,357

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED STATEMENTS OF
STOCKHOLDERS’ DEFICIENCY

						Accumulated
					Retained	Other
	Common Stock		Preferred Shares		Earnings	Comprehensive
	Number	Amount	Number	Amount	(Deficit)	Income	Total
	(Expressed in United States dollars)

Predecessor
Balance, July 1, 2005	10,802	$751	26	$26	$(1,781,164)	$(30,127)	$(1,810,514)
Net earnings	—	—	—	—	573,543	—	573,543
Foreign currency translation		—	—	—	—	81,889	81,889

Comprehensive income							655,432

Balance, December 31, 2005	10,802	751	26	26	(1,207,621)	51,762	(1,155,082)

Net earnings	—	—	—	—	623,814	—	623,814
Foreign currency translation	—	—	—	—	—	(40,150)	(40,150)

Comprehensive income							583,664
Issuance of shares	—	—	—	—	—	—	—

Balance, June 1, 2006	10,802	$751	26	$26	$(583,807)	$11,612	$(571,418)

Consolidated
Balance, June 2, 2006	1,800	$1	—	$—	$—	$—	$1
Net loss		—	—	—	(72,044)	—	(72,044)
Foreign currency translation	—	—	—	—	—	904	904

Comprehensive loss							(71,140)

Balance, June 30, 2006	1,800	1	—	—	(72,044)	904	(71,139)
Net loss		—	—	—	(300,318)	—	(300,318)
Foreign currency translation	—	—	—	—	—	(66,077)	(66,077)

Comprehensive loss							(366,395)
Issuance of shares to shareholder on exchange of interest	1,800	44	—	—	—	—	44

Balance, December 31, 2006 (unaudited)	3,600	$45	—	$—	$(372,362)	$(65,173)	$(437,490)

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

CONSOLIDATED AND PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS

			Consolidated	Combined
			Period from	Period from
	Six Months Ended		June 2,	July 1,
	December 31,		2006	2005
	Consolidated	Combined	to June 30,	to June 1,
	2006	2005	2006	2006
	(Unaudited)	(Unaudited)		(Predecessor)
		(Predecessor)
	(Expressed in United States dollars)

Cash provided by (used in):
Operating activities:
Net earnings (loss)	$(300,318)	$573,543	$(72,044)	$1,197,357
Items not involving cash:
Depreciation and amortization	796,645	338,332	118,807	557,766
Deferred income taxes	(19,136)	187,784	4,290	164,964
Interest accretion	129,100	—	18,371	—
Impairment of software	78,207	—	—	400,000
Amortization of fair value of acquired contracts	1,844,952	—	377,042	—
Change in non-cash working capital items, net of business acquired (note 14)	(5,228,965)	(544,972)	(861,184)	8,203,917

	(2,699,515)	554,687	(414,718)	10,524,004
Financing activities:
Repayment of notes payable	(133,000)	—	—	—
Proceeds from loan payable	—	—	7,313,842	—

	(133,000)	—	7,313,842	—
Investing activities:
Cash assumed in acquisition, net	—	(934,000)	7,236,302	(934,000)
Purchase of property and equipment	(260,044)	(105,268)	—	(625,942)
Advances to related parties	—	—	(3,248,706)	(123,507)

	(260,044)	(1,039,268)	3,987,596	(1,683,449)
Effect of change in foreign currency exchange rates	(647,750)	129,529	65,179	218,984

Increase (decrease) in cash and cash equivalents	(3,740,309)	(355,052)	10,951,899	9,059,539
Cash and cash equivalents, beginning of period	10,951,901	1,986,344	2	1,986,344

Cash and cash equivalents, end of period	$7,211,592	$1,631,292	$10,951,901	$11,045,883

Supplemental cash flow information (note 14)

See accompanying notes to consolidated and combined financial statements.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS
(Expressed in United States dollars)
Year ended June 30, 2006
(Information as at December 31, 2006 and for the six months ended December 31,
2006 and 2005 is unaudited)

1.  OPERATIONS:

The major activity of the Company is the development, support and marketing of proprietary software. This software is licenced, installed and supported through the Company’s head office in Vancouver BC and by staff in the field primarily in Canada, the United States, Australia and the United Kingdom.

These consolidated and predecessor combined financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes the Company will continue in operation through the next fiscal year and into the foreseeable future and will be able to realize on its assets and discharge its liabilities and commitments in the normal course of business. If the Company is unable to continue as a going concern, assets and liabilities would require restatement to a liquidation basis, which would differ materially from the going concern basis.

As at December 31, 2006, the Company has a stockholder’s deficiency of $437,490, a working capital deficiency of $3,401,899 and was in violation of certain debt covenants (note 7(b)), for which the lender, subsequent to period-end, has communicated that a waiver of the covenant violations has been granted on a one-time basis.

The Company’s future operations are dependent upon the continued market acceptance of its products and services, complying with future debt covenant requirements, and the continued support of creditors and shareholders. There can be, however, no certainty that the Company will be able to comply with its debt covenants in the future. Subsequent to December 31, 2006, the Company’s shareholder entered into a definitive agreement under which Securus Technologies, Inc. will acquire all of the issued and outstanding common shares of the Company (note 16).

2.  SIGNIFICANT ACCOUNTING POLICIES:

(a)	Basis of presentation:

These consolidated and predecessor combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The accounting policies applied in the preparation of the consolidated and predecessor combined financial statements are the same.

The consolidated financial statements as at December 31, 2006 and June 30, 2006 and for the periods then ended are prepared on a consolidated basis to present the financial position and results of operations of Syscon Justice Systems Canada Limited. (BC) (the Company) and all of the following wholly owned subsidiaries (collectively, the Predecessor):

Syscon Justice Systems Canada Ltd. (Syscon Canada), a British Columbia, Canada company,
632436 BC Ltd. (632436), a British Columbia Canada company,
661603 BC Ltd. 661603), a British Columbia Canada company (incorporated in 2003 commenced operations 2006),
Syscon Justice Systems Limited (Syscon Jersey), a Jersey company,
Syscon Justice Systems International Limited (Syscon UK), a United Kingdom company,
Syscon Justice Systems, Inc. (Syscon California), a United States company
(incorporated in 2005, commenced operations 2006),
Syscon Justice Systems International Pty Limited (Syscon Australia), an Australia company (incorporated in 2006),

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

Modeling Solutions LLC (Modeling), a United States company (incorporated in 2006),
Syscon Holdings Ltd. (incorporated 2003, inactive).

All material inter-company balances and transactions have been eliminated.

On June 2, 2006, the Company acquired all of the issued and outstanding shares of the Predecessor companies not owned by the Company’s shareholder. Further information on this acquisition is provided in note 3. This transaction has been accounted for as a business combination with the Company identified as the acquirer and the results of the Predecessor are included in the consolidated financial statements of the Company from June 2, 2006, the effective date of acquisition. Accordingly, the results of operations for the periods June 2, 2006 to June 30, 2006 and July 1, 2006 to December 31, 2006 are the consolidated results of operations for the Company.

As the Company continued the operations of the Predecessor, the results of operations for the periods July 1, 2005 to December 31, 2005 and July 1, 2005 to June 1, 2006 represent the combined results of the Predecessor, which companies had common shareholders and management. The results of operations and cash flows of the Predecessor are presented for information purposes only and are not intended to be indicative of what the Company would have reported had the acquisition been effective at an earlier date. All significant intercompany balances and transactions have been eliminated.

The accompanying interim financial information does not include all disclosures required under United States generally accepted accounting principles for annual financial statements. The accompanying interim financial information is unaudited and reflects all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of results for the interim periods.

(b)	Accounting estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates include the estimate of percentage of completion of revenue contracts and the recoverability of receivables, property and equipment, intangible and other assets, and deferred income taxes. Actual results could differ from those estimates.

(c)	Cash and cash equivalents:

Cash equivalents consist of highly liquid investments, such as certificates of deposit and money market funds, with a term to maturity of three months or less when acquired.

(d)	Property and equipment:

Property and equipment are recorded at original cost including costs necessary to place such property and equipment in service, less accumulated depreciation and excludes any assets not in current use. Depreciation is calculated by the declining-balance method or the straight-line method at the annual rates set out as below:

Asset	Rate

Computer equipment	3 to 5 years
Computer software	1 year
Furniture and fixtures	5 years
Leasehold improvements	Lesser of 5 years or initial lease term

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

(e)	Fair value of acquired contracts:

Fair value of acquired contracts represents the remaining amounts to be billed under acquired contractual obligations, reduced by the estimated direct and incremental costs to complete the contract and an allowance for the normal profit related to the activities that will be performed after the acquisition.

(f)	Impairment of long-lived assets:

Long-lived assets, such as property and equipment, intellectual property and fair value of acquired contracts, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(g)	Revenue recognition:

The Company’s arrangements with customers include the sale of automated data capture systems, which includes hardware, software license fees, implementation, customization, and modification of new and existing software, and subsequent support and maintenance of those systems.

Revenue from software is recognized under AICPA Statement of Position 97-2 Software Revenue Recognition, as amended. If vendor specific objective evidence (“VSOE”) of fair value cannot be determined for any undelivered element or any undelivered element is essential to the functionality of the delivered element, revenue is deferred until such criteria are met or recognized as the last element is delivered. When VSOE cannot be determined for the delivered elements in an arrangement and VSOE can be determined for the undelivered elements, the residual method is used. Under the residual method, the fair value of the undelivered elements is recorded as unearned and the difference between the total arrangement fee and the amount recorded as unearned for the undelivered elements is recognized as revenue related to the delivered elements.

Services related to the implementation, customization, and modification of software are not separable and are essential to the functionality for the customer. Accordingly, the Company accounts for the combined upfront software license fee and customization revenue under contract accounting, recognizing revenue and related costs using the percentage-of-completion method in accordance with AICPA Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. The percentage of completion is calculated using hours incurred to date compared to total estimated hours to complete the project. The Company’s estimates are based upon the knowledge and experience of its project managers and other personnel, who review each project to assess the contracts schedule, performance, technical matters and estimated hours to complete. When the total cost estimate exceeds revenue, the estimated project loss is recognized immediately.

Support contracts, which require the ongoing involvement of the Company, are billed in advance and recorded as deferred revenue and amortized over the term of the contract, typically one year.

The Company provides separate professional services on a stand alone basis. These services are charged on a time and materials or fixed price basis. The Company recognizes revenue for these services as the services are performed.

Revenue from the sale of hardware for which objective evidence of fair value exists, is recognized on delivery of the products as the Company has fulfilled its obligations in accordance with the contractual

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

arrangements. The Company does not generally sell hardware as an integrated element of a system implementation.

The Company reports reimbursable “out-of-pocket” expenses incurred as both revenue and cost of service in the consolidated and predecessor combined statements of earnings.

Unbilled revenue represents revenue recognized in advance of when billing is scheduled under the terms of the contract. All such amounts are anticipated to be realized in the following period. Deferred revenue represents amounts received from customers but not yet recognized as revenue. Such amounts are anticipated to be recorded as revenue as services are performed in subsequent periods.

(h)	Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income, requires that certain items such as unrealized foreign currency translation adjustments be presented as a separate component of stockholder’s equity. The components of comprehensive income are disclosed in the consolidated and Predecessor combined statement of stockholders’ equity.

(i)	Research and development:

The company expenses all research and development costs as incurred. The Company has no significant software development costs that would be required to be capitalized pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

The company is entitled to investment tax credits under the Government of Canada Scientific Research & Experimental Development Incentive Program. The amounts claimed under the program represent management’s best estimate based on qualifying research and development costs incurred during the period. Investment tax credits are recorded as a reduction of current income tax expense when they are reasonably assured of realization.

(j)	Translation of foreign currencies:

The Company’s and all of its subsidiaries’ functional currency is the Canadian dollar. The Company’s financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency. Accordingly, foreign currency denominated balances of the Company and its subsidiaries are initially remeasured into Canadian dollars. Under this method, monetary assets and liabilities denominated in a foreign currency are remeasured into Canadian dollars at the rate of exchange in effect at the balance sheet date. Other assets and revenue and expense items are remeasured using the rate of exchange prevailing at their respective transaction dates. Exchange gains and losses resulting from the remeasurement of foreign denominated monetary assets and liabilities into Canadian dollars are recorded in earnings for the period.

The Canadian dollar functional currency balances are then translated into the US dollar reporting currency by translating asset and liability balances into US dollars using the rate of exchange at the balance sheet date and revenues and expenses are translated at the average rate for the period. Unrealized gains and losses from this translation are included in comprehensive income for the period and accumulated as part of accumulated other comprehensive income in stockholder’s equity.

(k)	Income taxes:

The Company accounts for incomes taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the period that includes the enactment date. Deferred income tax assets are evaluated, and if their realization is not considered more likely than not, a valuation allowance is provided.

(l)	Intellectual property:

Intellectual property is recorded at cost and amortized on a straight-line basis over 7 years.

3.  BUSINESS COMBINATIONS:

(a) The Company was incorporated on February 14, 2006 and was otherwise inactive to June, 2006. On incorporation, the Company’s shareholder owned 41.5% of the Predecessor, which interest was subsequently transferred to the Company by the shareholder in exchange for 1,800 common shares. The common shares were recorded on issuance at the carrying value of the shareholder’s cost base in the Predecessor. Effective June 2, 2006, the Company acquired the remaining 58.5% of the issued and outstanding shares of the Predecessor companies from twelve unrelated third parties for consideration of CAD$7,903,492, including acquisition costs of CAD$28,293. The acquisition was funded by a credit facility, and a CAD$3,700,000 face value amount due to related parties, which had a fair value of $2,892,212 at the date of acquisition (note 8).

The Company is using a third party to assist in the valuation of intangible assets acquired, and the valuation is not yet complete. The preliminary purchase price allocation has been based on best estimates from the Company’s management and is subject to refinement. The valuation and purchase price allocation is expected to be completed by June 2, 2007. The acquisition has been accounted for using the purchase method

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

of accounting and the aggregate purchase price has been allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as follows:

June 2,
2006

Cash	$11,045,883
Accounts and other receivables	2,536,060
Prepaid expenses and other	485,918
Property and equipment	743,595
Fair value of acquired contracts	5,314,838
Intellectual property	7,352,942

Total assets acquired	27,479,236
Accounts payable and accrued liabilities	(4,478,919)
Deferred revenue	(2,217,552)
Deferred income taxes	(3,615,000)
Promissory note payable	(6,423,921)

Purchase price, including recognized contingent consideration	$10,743,844

Consideration issued:
Cash	$3,809,581
Due to related parties	2,892,212
Contingent consideration	4,042,051

$10,743,844

In addition to the initial consideration, contingent consideration of CAD$4,460,000 is payable if the definitive agreement described in note 16 is successfully consummated. If this agreement is not consummated, then should the Company be sold to another third party and this sale be fully concluded and executed on or before the third anniversary of the date of the acquisition, additional consideration will be payable to the extent that the net sales proceeds less specified deductions are in excess of CAD$20,000,000. The contingent consideration has been recorded to the extent of the amount of negative goodwill.

The following unaudited pro forma information for the year ended June 30, 2006 presents the results of operations of the Company by giving effect to the purchase price allocations set out above, as if the acquisition had been completed as of July 1, 2005. The determination of the fair value of acquired contracts, which included a fulfillment profit margin, but excluded a seller’s profit margin, reduced the pro forma revenue by $4,184,856 (unaudited). The pro forma amounts are not intended to be indicative of the results that would

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

have actually been obtained if the acquisition occurred as of July 1, 2005 or that may be obtained in the future. The pro forma amounts are as follows:

(Unaudited)

Revenue	$15,301,825
Cost of service	11,012,152
Bad debt expense	413,106

Total cost of service	11,425,258
Expenses:
Selling, general and administration, and other	4,246,466
Depreciation and amortization	1,726,573
Impairment of software	400,000

6,373,039

Loss before undernoted	(2,496,472)
Interest and bank charges	1,836,934

Loss before income taxes	(4,333,406)
Income taxes	(1,668,361)

Loss for the period	$(2,665,045)

(b)	The Predecessor acquired Clear Wave, Inc. for $1,200,000 in July 2005 for consideration of cash of $934,000 and a $266,000 note payable. The acquisition has been accounted for using the purchase method of accounting and the purchase price was allocated $600,000 to software and $600,000 to goodwill.

4.  ACCOUNTS RECEIVABLE:

Accounts receivable consists of the following:

	December 31,	June 30,
	2006	2006
	(Unaudited)

Trade accounts receivable	$2,538,928	$1,134,965
Other receivables	89,449	175,727

	2,628,377	1,310,692
Allowance for doubtful accounts	(290,806)	(258,829)

	$2,337,571	$1,051,863

5.	DUE FROM RELATED PARTIES:

	December 31,	June 30,
	2006	2006
	(Unaudited)

Syscon Group Partnership	$4,057,262	$4,271,767

The amounts due from former owners of the Predecessor are non-interest bearing, unsecured and due on demand.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

6.	PROPERTY AND EQUIPMENT:

		Accumulated	Net Book
December 31, 2006	Cost	Amortization	Value
	(Unaudited)

Computer equipment	$492,475	$70,073	$422,402
Computer software	41,947	28,346	13,601
Furniture and fixtures	238,856	21,538	217,318
Leasehold improvements	35,443	14,015	21,428

	$808,721	$133,972	$674,749

		Accumulated	Net Book
June 30, 2006	Cost	Amortization	Value

Computer equipment	$366,133	$9,212	$356,921
Computer software	191,206	10,957	180,249
Furniture and fixtures	164,002	2,410	161,592
Leasehold improvements	22,178	6,152	16,026

	$743,519	$28,731	$714,788

7.	LOANS PAYABLE:

Loans payable are comprised of:

	December 31,	June 30,
	2006	2006
	(Unaudited)

Clear Wave (note 7(a))	$133,333	$266,666
Banyan Capital Partners II Limited Partnership (note 7(b))	6,864,598	7,167,176

	6,997,931	7,433,842
Current portion	6,997,931	7,433,842

	$—	$—

(a)	The Company has one $133,333 (June 30, 2006 — two payments at $133,333) payment outstanding from the purchase of Clear Wave, Inc. at December 31, 2006. The amounts payable do not bear interest and are unsecured. The final payment was paid in January 2007.

(b)	The CAD$8,000,000 credit facility bears interest at 19% per annum (12% payable quarterly and 7% repayable at the maturity date) and is secured by a general security agreement on present and after-acquired personal property, an intellectual property security agreement on present and after-acquired intellectual property, a securities pledge agreement on all present and future shares in the capital of its subsidiaries, unlimited guarantees granted by each of the material subsidiaries, and a limited resource guarantee and a securities pledge agreement with the personal guarantor. The credit facility is to be repaid in twelve quarterly principal instalments of CAD$500,000 each commencing on June 1, 2007 with the $2,000,000 balance due on May 16, 2010. Under the credit facility, the Company is required to maintain certain financial covenants. At the balance sheet date, the Company is in violation of certain covenants. Accordingly, the entire facility has been classified as a current liability. Subsequent to period-end, the facility provider has waived the covenant violations on a one-time basis.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

8.	DUE TO RELATED PARTIES:

(a) The due to related parties is CAD$3,700,000 due to the former shareholders of 632436 B.C. Ltd., 661603 B.C. Ltd. and Syscon Justice Systems Canada Ltd. for the purchase of all their outstanding shares in the above companies. The amounts payable do not bear interest and are unsecured. The balance is due for repayment in three equal annual instalments, commencing on the first anniversary of the business combination as described in note 3.

Because the due to related parties is non-interest bearing, it has been recorded at the net present value of its future cash flows, discounted at a rate of 8%, which is considered to approximate its fair value. The due to related parties’ amount will be accreted to its face value at maturity over the term of the debt through a charge to interest expense.

Principal repayments are as follows:

	December 31,	June 30,
	2006	2006
	(Unaudited)

2007	$1,058,291	$1,104,939
2008	1,058,291	1,104,939
2009	1,058,291	1,104,939

	3,174,873	3,314,817
Amount representing interest at 8%	(322,325)	(448,962)

	2,852,548	2,865,855
Current portion	1,024,893	1,029,674

	$1,827,655	$1,836,181

(b) Contingent consideration of $3,828,326 (2006 — $3,995,700) (CAD$4,460,000) is payable should the Company be sold to a third party (note 3). This amount has been recorded due to the negative goodwill.

9.	PROMISSORY NOTE PAYABLE:

The Company is indebted to the Syscon Group Partnership, a partnership of the former owners of the Predecessor, in the amount of CAD$7,150,000. This amount bears interest at 1% per annum, compounded semi-annually, is unsecured and has no established terms of repayment. The lender has waived in writing repayment for a period in excess of 12 months, accordingly the loan has been classified as long-term.

10.	INCOME TAXES:

The Company’s income tax expense differs from the amount that would be computed from applying the combined federal and provincial statutory tax rate of 34.12% to the earnings before income taxes because of rate differentials due to foreign operations, items that are not deductible for tax purposes, investment tax credits and because certain benefits for non-capital losses have not been recognized.

The significant temporary differences in the Company relate primarily to taxable differences on its fair value of acquired contracts and intellectual property. Other temporary differences relate to deferred and unbilled revenues, scientific research tax credits, and deductible differences on its tax losses.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

At June 30, 2006, the deferred tax liabilities consisted of:

June 30,
2006

Unbilled and deferred revenue	$98,091
Scientific research tax credits	49,239
Intangible assets	3,482,000
Unrealized foreign exchange gains and other	59,092

Deferred tax liabilities	3,688,422
Current portion	98,091

Non-current deferred tax liabilities	$3,590,331

11.	FINANCIAL INSTRUMENTS:

(a)	Fair values:

The carrying amounts of accounts receivable, value-added and income taxes receivable, investment tax credit receivable, accounts payable and accrued liabilities, employee profit sharing payable and income taxes payable approximate their fair values due to the near term maturity of these financial instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, the carrying value of the Company’s loans payable approximates their fair value. The fair value of the due to and from related parties and the promissory note payable are not reasonably determinable due to the related party nature of the amounts and the absence of a secondary market for such instruments.

(b)	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. The Company performs ongoing credit evaluations to mitigate this risk. The Company has significant revenue contracts denominated in US dollars and UK pounds. Fluctuations in exchange rates between these currencies and the Canadian dollar could have a material effect on the Company’s business, financial condition and results of operations. The Company has not entered into any derivative contracts to mitigate the impact of foreign currency fluctuations.

12.	COMMITMENTS AND CONTINGENCIES:

(a)	Operating leases:

The Company leases premises with minimum future lease payments at June 30, 2006 as follows:

2007	$338,000
2008	339,000
2009	293,000
2010	293,000
Thereafter	220,000

(b) On May 15, 2006 the Company incorporated Modeling Solutions LLC (Nevada) to purchase all the outstanding shares of Modeling Solution LLC (Wisconsin). The acquisition of Modeling Solutions LLC (Wisconsin) was not considered to be a business combination. The purchase price was $25,000 plus the revenue, participation and target splits as set out below which will be recorded as additional software in the

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

period in which the revenue or related targets are met. No amounts have been paid to date. The targets are as follows:

Revenue Split:  50% of gross revenues less direct costs of sales and salaries or other remunerations up to a maximum of CAD$700,000 arising from the licensing of the Risk Management System (RMS) or until the fifth anniversary of the closing date.

Ongoing Participation:  10% of gross revenues less direct costs of sales and salaries or other remunerations arising immediately after the Revenue Split and continuing until the fifth anniversary from the licensing of the RMS.

Target Split:  upon achieving earned revenue of $2,523,000 from the licensing of RMS, before the third anniversary of the closing date, a sum of $85,000 will be payable to the former shareholders of Modeling Solutions. If the revenue target is not achieved within the timeframe the $85,000 can also be earned under the Revenue Split option.

(c)	Indemnifications:

The Company is party to a variety of agreements in the ordinary course of business under which it may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts for sale of products or services to customers which provide for indemnification against losses arising from matters such as potential intellectual property infringements and product liabilities. The impact on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to whether claims will be made and the final outcome of potential claims. To date, the Company has not incurred material costs related to these types of indemnifications.

(d) The Company is engaged in certain legal actions in the ordinary course of business and believes that the ultimate outcome of these actions will not have a material adverse effect on the Company’s operating results or financial position.

(e) Under certain license agreements, the Company is committed to make royalty payments based on the revenue from certain products.

13.	ECONOMIC DEPENDENCE AND CONCENTRATION OF CREDIT RISK:

During the 12 months ended June 30, 2006, the Company and the Predecessor generated approximately 62% of its revenues from a single major customer for services provided as a subcontractor on the customer’s project. The loss of a material amount of sales to this customer could have a material adverse effect on operations. As at June 30, 2006, approximately $2,032,000 of the Company’s accounts receivable were owing from the customer.

SYSCON JUSTICE SYSTEMS CANADA LIMITED (BC)

NOTES TO CONSOLIDATED AND PREDECESSOR
COMBINED FINANCIAL STATEMENTS — (Continued)

14.	SUPPLEMENTARY INFORMATION:

			Consolidated	Combined
			Period from	Period from
	Six Months Ended		June 2,	July 1,
	December 31,		2006	2005
	Consolidated	Combined	to June 30,	to June 1,
	2006	2005	2006	2006
	(Unaudited)	(Unaudited)		(Predecessor)
		(Predecessor)

Cash paid for:
Income taxes	$1,641,222	$—	$—	$518,428
Investment tax credit refunds accrued	(88,469)	—	(66,792)	—
Interest	731,168	38,793	121,949	51,355
Non-cash investing activities:
Acquisition funded by non-cash sources	—	266,000	6,934,263	266,000
Change in non-cash working capital items:
Accounts receivable	$(1,285,708)	$(1,724,267)	$461,137	(420,887)
Unbilled revenue	83,699	(390,325)	(479,888)	415,604
Value-added and income taxes receivable	(756,267)	(87,100)	(245,571)	432,652
Prepaids and other	8,220	(97,512)	(103,433)	(570,054)
Accounts payable and accrued liabilities	(315,556)	129,931	(165,712)	1,378,769
Employee profit sharing	(1,181,086)	(793,210)	(233,914)	656,790
Deferred revenue	(708,187)	1,514,525	(87,883)	5,868,327
Income taxes payable	(1,074,080)	902,986	(5,920)	442,716

	$(5,228,965)	$(544,972)	$(861,184)	$8,203,917

15.	INTELLECTUAL PROPERTY:

	December 31,	June 30,
	2006	2006
	(Unaudited)

Cost	$7,044,938	$7,352,942
Accumulated amortization	615,000	90,000

	$6,429,938	$7,262,942

16.	SUBSEQUENT EVENT:

Subsequent to December 31, 2006, the Company’s shareholder entered into a definitive agreement under which Securus Technologies, Inc. will acquire all of the outstanding common shares of the Company.

$40,268,000

OFFER TO EXCHANGE

11% Second-priority Senior Secured Notes Due 2011

PROSPECTUS

August   , 2007

Dealer Prospectus Delivery Obligation

Until          ,     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, as amended, (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of Securus contains these limitations on the personal liability of directors. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Article VII of the articles of incorporation of Securus are substantially identical to the provisions of Section 145 of the Delaware General Corporation Law.

Article VII A of the Company’s articles of incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, agent or employee of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law.

Article VII B of the Company’s articles of incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, agent or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with such action, suit or proceeding to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

Article VII G of the Company’s articles of incorporation gives the Company the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Article VII or under Section 145 of the General Corporation Law or any other provision of law.

The Company has purchased and maintains insurance under which, subject to the limitations of such policies, coverage is provided to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

2.1		Stock Purchase Agreement, dated April 11, 2007, by and among Securus Technologies, Inc., Appaloosa Acquisition Company, 0787223 B.C. Ltd, and 0787223 B.C. Ltd’s sole stockholder, incorporated by reference from form 8-K filed April 16, 2007.
3.1		Amended and Restated Certificate of Incorporation of Securus Technologies, Inc., filed on August 6, 2004, incorporated by reference from Form S-4 filed May 16, 2005.
3	.1.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Securus Technologies, Inc., incorporated by reference from Form 10-k on March 30, 2007.
3.2		Amended and Restated Bylaws of Securus Technologies, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.3		Certificate of Incorporation of T-Netix, Inc., filed on September 7, 2001, as amended, incorporated by reference from Form S-4 filed May 16, 2005.
3.4		Bylaws of T-Netix, Inc, incorporated by reference from Form S-4 filed May 16, 2005.
3.5		Articles of Incorporation of Telequip Labs, Inc., filed on November 9, 1987, as amended, incorporated by reference from Form S-4 filed May 16, 2005.
3.6		Amended and Restated Bylaws of Telequip Labs, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.7		Articles of Incorporation of T-NETIX Telecommunications Services, Inc., filed on February 11, 1988, as amended, incorporated by reference from Form S-4 filed May 16, 2005.
3.8		Bylaws of T-NETIX Telecommunications Services, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.9		Certificate of Incorporation of Evercom Holdings, Inc., filed on November 25, 2002, as amended, incorporated by reference from Form S-4 filed May 16, 2005.
3.10		Bylaws of Evercom Holdings, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.11		Amended and Restated Certificate of Incorporation of Evercom, Inc., filed on February 19, 2003, incorporated by reference from Form S-4 filed May 16, 2005.
3.12		Bylaws of Evercom, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.13		Certificate of Incorporation of Evercom Systems, Inc., filed on August 22, 1997, as amended, incorporated by reference from Form S-4 filed May 16, 2005.

3.14		Bylaws of Evercom Systems, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
3.15		Certificate of Incorporation Syscon of Justice Systems Canada Ltd.*
3.16		Articles of Syscon of Justice Systems Canada Ltd.*
3.17		Certificate of Incorporation of Syscon Justice Systems International Limited*
3.18		Articles of Association of Syscon Justice Systems International Limited*
3.19		Memorandum of Incorporation of Syscon Justice Systems International Pty Limited*
3.20		Constitution of Syscon Justice Systems International Pty Limited*
3.21		Articles of Incorporation of Syscon Justice Systems, Inc.*
3.22		Bylaws of Syscon Justice Systems, Inc.*
3.23		Articles of Organization of Modeling Solutions LLC*
3.24		Operating Agreement of Modeling Solutions LLC*
3.25		Articles of Organization of Modeling Solutions, LLC*
3.26		Operating Agreement of Modeling Solutions, LLC*
4.1		Form of 11% Second-priority Senior Secured Notes due 2011, incorporated by reference from Form S-4 filed May 16, 2005.
4.2		Indenture, dated as of September 9, 2004, by and among Securus, T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, T-Netix Monitoring Corporation, a Colorado corporation, SpeakEZ, Inc., a Colorado corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., EverConnect, Inc., a Delaware corporation, Evercom Systems, Inc., a Delaware corporation, and The Bank of New York Trust Company, N.A., incorporated by reference from Form S-4 filed May 16, 2005.
4	.2.1	Supplemental Indenture, dated June 27, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, T-NETIX, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., a Delaware corporation, Evercom, Inc., a Delaware corporation, Evercom Systems, Inc., a Delaware corporation, as guarantors, and The Bank of New York, as trustee, incorporated by reference from Form 8-k filed July 2, 2007.
4	.2.2	Supplemental Indenture, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation, Syscon Justice Systems, Inc., a California corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, and The Bank of New York, as trustee.*
4.4		Amended and Restated Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems International Pty Limited, an Australia company, Syscon Justice Systems International Limited, a United Kingdom company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, as guarantors, and The Bank of New York Trust Company, N.A.*
4	.4.1	Supplement to Amended and Restated Security Agreement, dated June 29, 2007.*
4.5		Amended and Restated Patent Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.*
4.6		Amended and Restated Copyright Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.*

4.7		Amended and Restated Trademark Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.*
4.8		Amended and Restated Pledge Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, and T-Netix, Inc., Evercom Holdings, Inc., Evercom, Inc., each a Delaware corporation.*
4	.8.1	Supplement No. 1 to Amended and Restated Pledge Agreement, dated June 29, 2007.*
4.9		Credit Agreement, dated September 9, 2004, by and among Securus Technologies, Inc., as the Borrower, the Subsidiaries of the Borrower, as Guarantors, the Financial Institutions party thereto as the Lenders, and ING Capital LLC as the Issuing Lender and Administrative Agent, incorporated by reference from Form S-4 filed May 16, 2005.
4	.9.1	First Amendment to Credit Agreement, dated October 12, 2005 among Securus Technologies, Inc., the subsidiary guarantors, ING Capital LLC, as syndicated issuing lender, alternative issuing lender and administrative agent, and lenders from time to time parties thereto, incorporated by reference from the Company’s current report on Form 8-K filed as Exhibit 10.1 on October 13, 2005.
4	.9.2	Second Amendment to Credit Agreement, dated April 17, 2006 among Securus Technologies, Inc., the subsidiary guarantors, ING Capital LLC, as syndicated issuing lender, alternative issuing lender and administrative agent, and lenders from time to time parties thereto, incorporated by reference from Form 10-Q filed May 15, 2006.
4	.9.3	Third Amendment to Credit Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., as the Borrower, the Subsidiaries of the Borrower, as Guarantors, the Financial Institutions party thereto as the Lenders, and ING Capital LLC as the Issuing Lender and Administrative Agent incorporated by reference from Form 8-k filed July 2, 2007.
4.10		Subordination and Intercreditor Agreement, dated as of September 9, 2004, by and among Laminar Direct Capital, L.P., a Delaware limited partnership, Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, T-Netix Monitoring Corporation, a Colorado corporation, SpeakEZ, Inc., a Colorado corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., a Delaware corporation, Evercom, Inc., a Delaware corporation, EverConnect, Inc., a Delaware corporation, Evercom Systems, Inc., a Delaware corporation, and The Bank of New York Trust Company, N.A., incorporated by reference from Form S-4 filed May 16, 2005.
4	.10.1	First Amendment to Subordination and Intercreditor Agreement, dated as of June 29, 2007, by and among Laminar Direct Capital, L.P., a Delaware limited partnership, Securus, T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., a Delaware corporation, Evercom, Inc., a Delaware corporation, Evercom Systems, Inc., a Delaware corporation, Syscon Justice Systems, Inc., a California corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, and The Bank of New York Trust Company, N.A.*
4.11		Intercreditor Agreement, dated as of September 9, 2004, by and among ING Capital, LLC, as Intercreditor Agent, The Bank of New York Trust Company, N.A., as Trustee, Securus Technologies, Inc., and each subsidiary of Securus Technologies, Inc., incorporated by reference from Form S-4 filed May 16, 2005.
4.12		Note Purchase Agreement, dated as of September 9, 2004, by and among Securus Technologies, Inc., T-Netix, Inc., Telequip Labs, Inc., T-Netix Telecommunications Services, Inc., SpeakEZ, Inc., T-Netix Monitoring Corporation, Evercom Holding, Inc., Evercom, Inc., Evercom Systems, Inc., FortuneLinX, Inc., and Everconnect, Inc. and Laminar Direct Capital L.P., incorporated by reference from the Company’s Form 10-K/A filed September 13, 2006.

4	.12.1	June 2007 Amendment to Note Purchase Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., Telequip Labs, Inc., T-Netix Telecommunications Services, Inc., Evercom Holding, Inc., Evercom, Inc., Evercom Systems, Inc., Appaloosa Acquisition Company Ltd., a British Columbia company, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems International Pty Limited, an Australia company, Syscon Justice Systems International Limited, a United Kingdom company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, and Laminar Direct Capital L.P., incorporated by reference from the Company’s Form 8-K filed July 2, 2007.
4.13		Form of 11% Second-priority Senior Secured Notes due 2011.*
4.14		Registration Rights Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., Appaloosa Acquisition Company Ltd., a British Columbia company, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems International Pty Limited, an Australia company, Syscon Justice Systems International Limited, a United Kingdom company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, and UBS Securities LLC., incorporated by reference from Form 8-k filed July 2, 2007.
4.15		Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.*
4.16		Pledge Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, and Syscon Holdings Ltd., a British Columbia corporation, The Bank of New York, as trustee.*
4.17		Tradmark Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.*
4.18		Copyright Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.*
5.1		Opinion of White & Case LLP*
10.1		Stockholders Agreement, dated September 9, 2004, by and among Securus Technologies, Inc., H.I.G., T-Netix, Inc., a company organized under the laws of the Cayman Islands, American Capital Strategies, Ltd., a Delaware corporation, Laminar Direct Capital, L.P., a Delaware limited partnership, and each of the other investors then or thereafter set forth on the signature pages thereto, incorporated by reference from Form S-4 filed May 16, 2005.
10.2		Amended and Restated Consulting Services Agreement, dated as of September 9, 2004, by and between T-Netix, Inc., Evercom Systems, Inc. and H.I.G. Capital, LLC, incorporated by reference from Form S-4 filed May 16, 2005.
10.3		Amended and Restated Professional Services Agreement, dated as of September 9, 2004, by and between T-Netix, Inc., Evercom Systems, Inc., and H.I.G. Capital, LLC, incorporated by reference from Form S-4 filed May 16, 2005.
10.4		Office Lease Agreement, dated as of November 8, 2004, by and between T-Netix, Inc. and the Prudential Insurance Company of America, incorporated by reference from the Company’s Form 10-Q filed on August 15, 2005.
10.5		First Amendment to the Office Lease Agreement, dated as of November 19, 2004, by and between T-Netix, Inc. and the Prudential Insurance Company of America, incorporated by reference from the Company’s Form 10-Q as filed with the SEC on August 15, 2005.
10.6		Restricted Stock Purchase Agreement, dated as of September 9, 2004 between Securus Technologies, Inc. and Richard Falcone, incorporated by reference from Form S-4 filed May 16, 2005.
10.7		2004 Restricted Stock Purchase Plan, incorporated by reference from Form 10-Q filed November 14, 2006.
10	.7.1	First Amendment to 2004 Restricted Stock Purchase Plan and Stockholder Consent, increasing authorized shares under the plan, incorporated by reference from Form 10-K filed March 30, 2007.

10.8	Employment Agreement, dated November 13, 2006, by and between the Company and Richard Falcone, incorporated by reference from Form 10-K filed November 14, 2006.
10.9	Restricted Stock Purchase Agreement, dated September, 2006 between Securus Technologies, Inc. and Richard Falcone, incorporated by reference from Form 10-K filed November 14, 2006.
12	Computation of Ratio of Earnings to Fixed Charges*
21	Schedule of Subsidiaries of Securus*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Independent Registered Public Accounting Firm*
23.3	Consent of White & Case LLP (included in exhibit 5.1)*
24.1	Powers of Attorney (included on signature pages hereto)*
25	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Trust Company, N.A., as Trustee.*
99.1	Form of Letter of Transmittal*
99.2	Notice of Guaranteed Delivery*
99.3	Letter to Clients*
99.4	Letter to Registered Holders*
99.5	Form of Instructions to Registered Holder from Beneficial Owner*
99.6	Form of Exchange Agent Agreement.*

(b) Financial Statement Schedules.

None

*	Filed herewith.

Item 22.	Undertakings

(a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on August 1, 2007.

SECURUS TECHNOLOGIES, INC.
T-NETIX, INC.
TELEQUIP LABS, INC.
T-NETIX TELECOMMUNICATIONS, INC.
EVERCOM HOLDINGS, INC.
EVERCOM, INC.
EVERCOM SYSTEMS, INC.

/s/  Richard Falcone
Richard Falcone, Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Securus Technologies, Inc. and each of T-Netix, Inc., Telequip Labs, Inc., T-Netix Telecommunications, Inc., Evercom Holdings, Inc., Evercom, Inc., and Evercom Systems, Inc. hereby appoint each of Richard Falcone and Keith Kelson as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post - effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Richard Falcone Richard Falcone	President, Chief Executive Officer and Director	August 1, 2007

Principal Financial and Accounting Officer:

/s/ Keith S. Kelson Keith S. Kelson	Chief Financial Officer	August 1, 2007

/s/ Brian Schwartz Brian Schwartz	Director	August 1, 2007

/s/ Douglas Berman Douglas Berman	Director	August 1, 2007

Signature	Title	Date

/s/ Lewis Schoenwetter Lewis Schoenwetter	Director	August 1, 2007

/s/ James Neal Thomas James Neal Thomas	Director	August 1, 2007

/s/ Jack McCarthy Jack McCarthy	Director	August 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on August 1, 2007.

SYSCON JUSTICE SYSTEMS, INC.
MODELING SOLUTIONS LLC
MODELING SOLUTIONS, LLC
SYSCON JUSTICE SYSTEMS CANADA LTD.

/s/  Richard Falcone
Richard Falcone, Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Syscon Justice Systems, Inc., Modeling Solutions LLC, Modeling Solutions, LLC, AND Syscon Justice Systems Canada Ltd. hereby appoint each of Richard Falcone and Keith Kelson as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post — effective amendments) and exhibits to this registration statement on Form S-4 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Richard Falcone Richard Falcone	President, Chief Executive Officer and Director	August 1, 2007

Principal Financial and Accounting Officer:

/s/ Keith S. Kelson Keith S. Kelson	Chief Financial Officer	August 1, 2007

/s/ Brian Schwartz Brian Schwartz	Director	August 1, 2007

/s/ Douglas Berman Douglas Berman	Director	August 1, 2007

/s/ Lewis Schoenwetter Lewis Schoenwetter	Director	August 1, 2007

EXHIBIT INDEX

Exhibit
Number		Description

3.15		Certificate of Incorporation of Syscon Justice Systems Canada Ltd.
3.16		Articles of Syscon Justice Systems Canada Ltd.
3.17		Certificate of Incorporation of Syscon Justice Systems International Limited
3.18		Articles of Association of Syscon Justice Systems International Limited
3.19		Memorandum of Incorporation of Syscon Justice Systems International Pty Limited
3.20		Constitution of Syscon Justice Systems International Pty Limited
3.21		Articles of Incorporation of Syscon Justice Systems, Inc.
3.22		Bylaws of Syscon Justice Systems, Inc.
3.23		Articles of Organization of Modeling Solutions LLC
3.24		Operating Agreement of Modeling Solutions LLC
3.25		Articles of Organization of Modeling Solutions, LLC
3.26		Operating Agreement of Modeling Solutions, LLC
4	.2.2	Supplemental Indenture, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation, Syscon Justice Systems, Inc., a California corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, and The Bank of New York, as trustee.
4.4		Amended and Restated Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems International Pty Limited, an Australia company, Syscon Justice Systems International Limited, a United Kingdom company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, as guarantors, and The Bank of New York Trust Company, N.A.
4	.4.1	Supplement to Amended and Restated Security Agreement, dated June 29, 2007.
4.5		Amended and Restated Patent Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.
4.6		Amended and Restated Copyright Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.
4.7		Amended and Restated Trademark Security Agreement, dated June 29, 2007, by and among Securus Technologies, Inc., T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., Evercom, Inc., Evercom Systems, Inc., a Delaware corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, Syscon Justice Systems, Inc., a California corporation, and The Bank of New York Trust Company, N.A.
4.8		Amended and Restated Pledge Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems, Inc., a California corporation, and T-Netix, Inc., Evercom Holdings, Inc., Evercom, Inc., each a Delaware corporation.
4	.8.1	Supplement No. 1 to Amended and Restated Pledge Agreement, dated June 29, 2007.

Exhibit
Number		Description

4	.10.1	First Amendment to Subordination and Intercreditor Agreement, dated as of June 29, 2007, by and among Laminar Direct Capital, L.P., a Delaware limited partnership, Securus, T-Netix, Inc., a Delaware corporation, T-NETIX Telecommunications Services, Inc., a Texas corporation, Telequip Labs, Inc., a Nevada corporation, Evercom Holdings, Inc., a Delaware corporation, Evercom, Inc., a Delaware corporation, Evercom Systems, Inc., a Delaware corporation, Syscon Justice Systems, Inc., a California corporation, Modeling Solutions, LLC, a Wisconsin limited liability company, Modeling Solutions LLC, a Nevada limited liability company, and The Bank of New York Trust Company, N.A.
4.13		Form of 11% Second-priority Senior Secured Notes due 2011.
4.15		Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.
4.16		Pledge Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, and Syscon Holdings Ltd., a British Columbia corporation, The Bank of New York, as trustee.
4.17		Trademark Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.
4.18		Copyright Security Agreement, dated June 29, 2007, by and among Appaloosa Acquisition Company Ltd., a British Columbia company, Syscon Justice Systems Canada Ltd., a British Columbia company, Syscon Holdings Ltd., a British Columbia corporation and The Bank of New York, as trustee.
5.1		Opinion of White & Case LLP
12		Computation of Ratio of Earnings to Fixed Charges
21		Schedule of Subsidiaries of Securus
23.1		Consent of Independent Registered Public Accounting Firm
23.2		Consent of Independent Registered Public Accounting Firm
23.3		Consent of White & Case LLP (included in exhibit 5.1)
24.1		Powers of Attorney (included on signature pages hereto)
25		Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Trust Company, N.A., as Trustee.
99.1		Form of Letter of Transmittal
99.2		Notice of Guaranteed Delivery
99.3		Letter to Clients
99.4		Letter to Registered Holders
99.5		Form of Instructions to Registered Holder from Beneficial Owner
99.6		Form of Exchange Agent Agreement.